    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 18, 2005

                           Registration No. 333-______

                                  UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                            =========================

                                    FORM S-4

                             REGISTRATION STATEMENT

                        UNDER THE SECURITIES ACT OF 1933

                            =========================

                           CITGO PETROLEUM CORPORATION
             (Exact Name of Registrant as Specified in its Charter)

           DELAWARE                        2911                     73-1173881
(State or Other Jurisdiction of  (Primary Standard Industrial     (I.R.S. Employer
Incorporation or Organization)    Classification Code Number)  Identification Number)

                   1293 ELDRIDGE PARKWAY, HOUSTON, TEXAS 77077
                                 (832) 486-4000

(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                                DEAN M. HASSEMAN
                            ASSISTANT GENERAL COUNSEL
                           CITGO PETROLEUM CORPORATION
                              1293 ELDRIDGE PARKWAY
                              HOUSTON, TEXAS 77077
                                 (832) 486-4000

    (Name, address, including zip code, and telephone number, including area code, of agent for service)

                            -------------------------

                                 With a copy to:
                                Richard W. Astle
                         Sidley Austin Brown & Wood LLP
                                 Bank One Plaza
                            10 South Dearborn Street
                             Chicago, Illinois 60603
                            -------------------------

      APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

      If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________________

      If this form is post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

[ ]_______________

                         CALCULATION OF REGISTRATION FEE

                                                              PROPOSED MAXIMUM           PROPOSED MAXIMUM             AMOUNT OF
  TITLE OF EACH CLASS OF              AMOUNT TO BE             OFFERING PRICE               AGGREGATE               REGISTRATION
SECURITIES TO BE REGISTERED            REGISTERED                 PER NOTE                OFFERING PRICE                FEE(1)
---------------------------            ----------                 --------                --------------            ------------
 6% Senior Notes due 2011             $250,000,000                  100%                   $250,000,000              $29,425.00

(1) Calculated in compliance with Rule 457(f) under the Securities Act of 1933.

      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. We may not consummate the exchange offer until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell the exchange notes and it is not soliciting an offer to buy these exchange notes in any state where the offer or sale is not permitted.

                 SUBJECT TO COMPLETION, DATED __________, 2005

PRELIMINARY PROSPECTUS
[CITGO LOGO]

                                  $250,000,000

                           CITGO PETROLEUM CORPORATION
                         EXCHANGE OFFER FOR $250,000,000
                            6% SENIOR NOTES DUE 2011
                            ------------------------
      We are offering to exchange our 6% senior notes due 2011, or the "exchange notes," for our currently outstanding 6% senior notes due 2011, or the "outstanding notes." The exchange notes are substantially identical to the outstanding notes, except that the exchange notes have been registered under the federal securities laws, and will not bear any legend restricting their transfer. The exchange notes will represent the same debt as the outstanding notes, and we will issue the exchange notes under the same indenture.

      The principal features of the exchange offer are as follows:

      - The exchange offer expires at 5:00 p.m., New York City time, on , 200 , unless extended.

      - We will exchange all outstanding notes that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer.

      - You may withdraw tendered outstanding notes at any time prior to the expiration of the exchange offer.

      - We do not intend to apply for listing of the exchange notes on any securities exchange or to arrange for them to be quoted on any quotation system.

      - The exchange offer is subject to customary conditions, including the condition that the exchange offer not violate applicable law or any applicable interpretation of the staff of the Securities and Exchange Commission, or the "SEC."

      - The exchange of outstanding notes for exchange notes pursuant to the exchange offer will not be a taxable event for United States federal income tax purposes.

      -     We will not receive any proceeds from the exchange offer.

      Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal states that, by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date, as defined herein, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

       INVESTING IN THE EXCHANGE NOTES INVOLVES RISKS. SEE "RISK FACTORS"
                             BEGINNING ON PAGE 13.

    NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER FEDERAL OR STATE AGENCY HAS APPROVED OR DISAPPROVED OF THE SECURITIES TO BE DISTRIBUTED IN THE EXCHANGE OFFER, NOR HAVE ANY OF THESE ORGANIZATIONS DETERMINED THAT THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        THE DATE OF THIS PROSPECTUS IS          , 2005.

      You should rely only upon the information contained in this prospectus and the documents to which we refer you. Neither we nor the initial purchasers have authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor the initial purchasers are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

                                TABLE OF CONTENTS

                                                                      PAGE
Industry And Market Data..........................................     3
Forward-Looking Statements........................................     3
Prospectus Summary................................................     4
Risk Factors......................................................    13
Use Of Proceeds...................................................    21
Capitalization....................................................    21
Selected Consolidated Financial and Operating
 Data.............................................................    23
Management's Discussion And Analysis Of
  Financial Condition And Results Of Operations...................    25
Business..........................................................    45
Management........................................................    57
Related Party Transactions........................................    61
The Exchange Offer................................................    63
Description Of The Exchange Notes.................................    71
Summary Of U.S. Federal Income Tax
   Considerations.................................................   112
Plan Of Distribution..............................................   116
Legal Matters.....................................................   116
Experts...........................................................   116
Where You Can Find More Information...............................   117
Index To Consolidated Financial Statements.......................    F-1

      This exchange offer is not being made to, and we will not accept surrenders for exchange from, holders of outstanding notes in any jurisdiction in which the exchange offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of that jurisdiction.

                            INDUSTRY AND MARKET DATA

      We obtained the market and competitive position data used throughout this prospectus from our own research, surveys or studies conducted by third parties and industry or general publications. Industry publications and surveys generally state that they have obtained information from sources believed to be reliable, but do not guarantee the accuracy and completeness of that information. While we believe that each of these studies and publications is reliable, we have not independently verified that data, and we do not make any representations as to the accuracy of that information. Similarly, we believe our internal research is reliable, but it has not been verified by any independent sources.

                           FORWARD-LOOKING STATEMENTS

      Certain information included in this prospectus may be deemed to be "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. All statements, other than statements of historical facts, included in this prospectus are forward-looking statements. When used in this document, the words "anticipate," "estimate," "expect," "project," "believe" and similar expressions are intended to identify forward-looking statements.

      These statements are based on assumptions and assessments made by our management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Any forward-looking statements are not guarantees of our future performance and are subject to risks and uncertainties that could cause actual results, developments and business decisions to differ materially from those contemplated by these forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus. We disclaim any duty to update any forward-looking statements. Some of the factors that may cause actual results, developments and business decisions to differ materially from those contemplated by these forward-looking statements include the risk factors discussed under the heading "Risk Factors."

                               PROSPECTUS SUMMARY

      The following summary highlights selected information contained in this prospectus. You should read this summary together with the more detailed information that is contained in this prospectus. Unless otherwise indicated or the context requires otherwise, all references in this prospectus to "CITGO," "our company," "we," "us," "our," or similar references mean CITGO Petroleum Corporation and its consolidated subsidiaries and references to "notes" means the outstanding notes and the exchange notes.

                               THE EXCHANGE OFFER

      For a more complete description of the terms of the exchange offer, see "The Exchange Offer" below in this prospectus.

SECURITIES OFFERED........ $250 million aggregate principal amount of 6% senior notes due 2011.

EXCHANGE OFFER............ We are offering to exchange $1,000 principal amount of our 6% senior notes due October 15, 2011, which have been registered under the Securities Act, for each $1,000 principal amount of our currently outstanding 6% senior notes due October 15, 2011, which were issued in a private offering on October 22, 2004. You are entitled to exchange your outstanding notes for freely tradable exchange notes with substantially identical terms to the outstanding notes. The exchange offer is intended to satisfy your registration rights. After the exchange offer is complete, you will no longer be entitled to any exchange or registration rights with respect to your outstanding notes. Accordingly, if you do not exchange your outstanding notes, you will not be able to reoffer, resell or otherwise dispose of your outstanding notes unless you comply with the registration and prospectus delivery requirements of the Securities Act, or there is an exemption available.

                           We will accept any and all outstanding notes validly tendered and not withdrawn prior to 5:00 p.m., New
                           York City time, on    , 200 . Holders may tender some
                           or all of their outstanding notes pursuant to the exchange offer. However, notes may be tendered only in integral multiples of $1,000 in principal amount. The form and terms of the exchange notes are substantially identical to the form and terms of the outstanding notes except that:

                              - the exchange notes have been registered under the federal securities laws and will not bear any legend restricting their transfer;

                              - the exchange notes bear a different CUSIP number than the outstanding notes; and

                              - the holders of the exchange notes will not be entitled to certain rights under the registration rights agreement, including the provisions for an increase in the interest rate on the outstanding notes in some circumstances relating to the timing of the exchange offer.

                        See "The Exchange Offer."

TRANSFERABILITY OF EXCHANGE
NOTES....................  We believe you will be able to transfer freely the exchange notes without registration or any prospectus delivery requirement so long as you are able to make the representations listed under "The Exchange Offer-- Purpose and Effect of the Exchange Offer-- Transferability." If you are a broker-dealer that acquired outstanding notes as a result of market-making or other trading activities, you must deliver a prospectus in connection with any resale of the exchange notes. See "Plan of Distribution."

EXPIRATION DATE.........   The exchange offer will expire at 5:00 p.m., New York
                           City time, on    , 200 , which time and date we call
                           the expiration date, unless we decide to extend it.

CONDITIONS TO THE EXCHANGE
OFFER....................  The exchange offer is subject to several customary conditions, which may be waived by us. The exchange offer is not conditioned upon any minimum principal amount of outstanding notes being tendered.

PROCEDURES FOR TENDERING
OUTSTANDING NOTES........  If you wish to accept the exchange offer, you must complete, sign and date the letter of transmittal, or a facsimile of it, in accordance with the instructions contained in this prospectus and in the letter of transmittal. You should then mail or otherwise deliver the letter of transmittal, or facsimile, together with the outstanding notes to be exchanged and any other required documentation, to the exchange agent at the address set forth in this prospectus and in the letter of transmittal to arrive by 5:00 p.m., New York City time, on the expiration date.

                           By executing the letter of transmittal, you will represent to us that, among other things:

                              - you, or the person or entity receiving the related exchange notes, are acquiring the exchange notes in the ordinary course of business;

                              - neither you nor any person or entity receiving the related exchange notes is engaging in or intends to engage in a distribution of the exchange notes within the meaning of the federal securities laws;

                              - neither you nor any person or entity receiving the related exchange notes has an arrangement or understanding with any person or entity to participate in any distribution of the exchange notes;

                              -  you are not affiliated with us; and

                              - you are not acting on behalf of any person or entity that could not truthfully make these statements.

                           See "The Exchange Offer -- Procedures for Tendering Outstanding Notes" and "Plan of Distribution."

SPECIAL PROCEDURES FOR
BENEFICIAL HOLDERS.......  If you are the beneficial holder of outstanding notes that are registered in the name of your broker, dealer, commercial bank, trust company or other nominee, and you wish to tender in the exchange offer, you should contact the person in whose name your outstanding notes are registered promptly and instruct that person to tender on your behalf. See "The Exchange Offer-- Procedures for Tendering Outstanding Notes."

GUARANTEED DELIVERY
PROCEDURES...............  If you wish to tender your outstanding notes and you cannot deliver those outstanding notes, the letter of transmittal or any other required documents to the exchange agent before the expiration date, you may tender your outstanding notes according to the guaranteed delivery procedures set forth under "The Exchange Offer--Guaranteed Delivery Procedures."

ACCEPTANCE OF OUTSTANDING
NOTES AND DELIVERY OF
EXCHANGE NOTES............ Subject to certain conditions, we will accept for exchange any and all outstanding notes which are properly tendered in the exchange offer before 5:00 p.m., New York City time, on the expiration date. The exchange notes will be delivered promptly after the expiration date. See "The Exchange Offer -- Exchange Date."

EFFECT OF NOT TENDERING... Any outstanding notes that are not tendered or that are tendered but not accepted will remain subject to the restrictions on transfer. Because the outstanding notes have not been registered under the federal securities laws, they bear a legend restricting their transfer absent registration or the availability of a specific exemption from registration. Upon the completion of the exchange offer, we will have no further obligations, except under limited circumstances, to provide for registration of the outstanding notes under the federal securities laws. See "The

                           Exchange Offer-- Consequences of Failure to
                           Exchange."

INTEREST ON THE EXCHANGE
NOTES AND THE OUTSTANDING
NOTES...................   The exchange notes will bear interest from the most
                           recent interest payment date to which interest has been paid on the outstanding notes or, if no interest has been paid, from October 22, 2004. Interest on the outstanding notes accepted for exchange will cease to accrue upon the issuance of the exchange notes.

WITHDRAWAL RIGHTS........  You may withdraw tenders at any time prior to 5:00
                           p.m., New York City time, on the expiration date pursuant to the procedures described under "The Exchange Offer-- Withdrawal Rights."

SUMMARY OF FEDERAL INCOME
TAX CONSEQUENCES.......... The exchange of outstanding notes for exchange notes will not be a taxable event for United States federal income tax purposes. You will not recognize any taxable gain or loss as a result of exchanging outstanding notes for exchange notes and you will have the same tax basis and holding period in the exchange notes as you had in the outstanding notes immediately before the exchange. See "Summary of U.S. Federal Income Tax Considerations."

USE OF PROCEEDS.........   We will not receive any proceeds from the issuance of
                           exchange notes pursuant to the exchange offer.

EXCHANGE AGENT...........  J.P. Morgan Trust Company, National Association is
                           serving as exchange agent in connection with the exchange notes. The address, telephone number and facsimile number of the exchange agent is set forth under "The Exchange Offer-- Exchange Agent."

                               THE EXCHANGE NOTES

      The summary below describes the principal terms of the exchange notes. The financial terms and covenants of the exchange notes are the same as the outstanding notes. Some of the terms and conditions described below are subject to important limitations and exceptions. The "Description of the Exchange Notes" section of this prospectus contains a more detailed description of the terms and conditions of the exchange notes.

ISSUER...................  CITGO Petroleum Corporation

NOTES OFFERED............  $250 million in aggregate principal amount of 6%
                           senior notes due 2011.

MATURITY DATE............  October 15, 2011.

INTEREST PAYMENTS.......   April 15 and October 15 of each year, beginning     .

RANKING.................   The exchange notes will be our senior unsecured
                           obligations. They will rank equal in right of payment with our existing and future senior unsecured obligations, including the outstanding notes, and senior in right of payment to all of our future subordinated indebtedness. The exchange notes will be junior to any secured indebtedness we may incur to the extent of the collateral securing that indebtedness and to all existing and future liabilities, including trade payables, of our subsidiaries.

OPTIONAL REDEMPTION....... We may redeem all or a portion of the exchange notes on or after October 15, 2008, at the redemption prices set forth in the "Description of the Exchange Notes" section under the heading "-- Optional Redemption."

                           Prior to October 15, 2008, we may redeem all or a portion of the exchange notes at a redemption price equal to 100% of their principal amount plus the Applicable Premium specified in "Description of the Exchange Notes -- Optional Redemption" as of, and accrued and unpaid interest to, the redemption date. In addition, at any time prior to October 15, 2007, we may redeem at our option on one or more occasions up to 35% of the sum of the aggregate principal amount of the exchange notes with the net proceeds of certain equity offerings or cash capital contributions, as long as:

                              - we pay 106.000% of the principal amount of the exchange notes redeemed, plus accrued and unpaid interest to the redemption date;

                              - we redeem the exchange notes within 120 days after completing the related equity offering or cash capital contribution; and

                              - at least 65% of the aggregate principal amount of the exchange notes issued under the indenture remains outstanding after the redemption.

MANDATORY REDEMPTION...... The exchange notes will not be mandatorily redeemable prior to their maturity date.

CHANGE OF CONTROL........  Upon the occurrence of specified change of control triggering events, we will be required to make an offer to purchase the exchange notes at a purchase price equal to 101% of the principal amount thereof on the date of purchase, plus accrued and unpaid interest, if any, to the date of purchase. See "Description of the Exchange Notes -- Change of Control Triggering Event."

RESTRICTIVE COVENANTS..... We will issue the exchange notes under an indenture between us and the trustee. The terms of the exchange notes restrict our ability and certain of our subsidiaries' ability to, among other things:

                              -  incur additional indebtedness;

                              -  create liens;

                              - pay dividends or make distributions to our stockholder;

                              -  repurchase or redeem capital stock;

                              -  make investments or other restricted payments;

                              - enter into transactions with our stockholder and affiliates;

                              -  sell assets; and

                              -  merge, consolidate or transfer assets.

                              After an Investment Grade Rating Event, as defined under "Description of the Exchange Notes," has occurred, the foregoing covenants will cease to be in effect or will be modified. The terms of the exchange notes will then restrict our ability and certain of our subsidiaries' ability to, among other things:

                              - create liens or enter into sale-leaseback transactions with respect to specified assets; and

                              -  merge, consolidate or transfer assets.

                              The covenants both before and after an Investment Grade Rating Event are subject to a number of exceptions and qualifications. See "Description of the Exchange Notes -- Certain Covenants" and "Description of the Exchange Notes -- Certain Investment Grade Covenants."

                           CITGO PETROLEUM CORPORATION

      We are engaged in the refining, marketing and transportation of petroleum products including gasoline, diesel fuel, jet fuel, petrochemicals, lubricants, asphalt and refined waxes. We operate fuels refineries in Louisiana, Texas and Illinois and asphalt refineries in New Jersey and Georgia. We are also a 41% participant in LYONDELL-CITGO Refining LP, or LYONDELL-CITGO, a joint venture fuels refinery located in Houston, Texas. Our interests in these refineries result in a total current crude oil capacity of approximately 865,000 barrels per day. We are also one of the five largest branded gasoline suppliers within the United States serving approximately 14,000 branded, independently owned and operated locations and an approximate 7% market share of the branded gasoline market. Our marketing activities are focused primarily within the continental United States, east of the Rocky Mountains, with our refineries and supply distribution networks strategically located for the markets we serve. We employed approximately 4,000 employees and had total assets of approximately $8.0 billion at September 30, 2004. For the year ended December 31, 2003, we generated $25.2 billion of net sales, $439 million of net income and $1.1 billion of earnings before interest, taxes, depreciation and amortization, or EBITDA. For the nine months ended September 30, 2004, we generated $23.6 billion of net sales, $430.3 million of net income and $1,026.9 million of EBITDA. For a reconciliation of EBITDA to our net income, see "Summary Consolidated Financial and Operating Data."

      Our transportation fuel customers include branded wholesale marketers, convenience stores and airlines located mainly east of the Rocky Mountains. We generally market our asphalt to independent paving contractors on the East and Gulf Coasts and in the Midwest of the United States. We sell lubricants principally in the United States to independent marketers, mass marketers and industrial customers. We sell lubricants, gasoline and distillates in various Latin American markets. We sell petrochemical feedstocks and industrial products to various manufacturers and industrial companies throughout the United States. We sell petroleum coke primarily in international markets.

      We own and operate a crude oil pipeline and three products pipeline systems. We also have equity interests in three crude oil pipeline companies and six refined product pipeline companies. One of these refined product pipelines, Colonial Pipeline, is the largest refined product pipeline in the United States.

      We were incorporated in Delaware in 1983. We are a direct, wholly-owned subsidiary of PDV America, Inc., or PDV America, which itself is a wholly-owned subsidiary of PDV Holding, Inc., or PDV Holding. Our ultimate parent is Petroleos de Venezuela, S.A., or PDVSA, which term may also be used herein to refer to one or more of its subsidiaries. PDVSA is the national oil company of the Bolivarian Republic of Venezuela.

                             OUR CORPORATE STRUCTURE

                           [OUR CORPORATE STRUCTURE]

      For more information, you can contact us at 1293 Eldridge Parkway, Houston, Texas 77077, telephone (832) 486-4000, www.citgo.com. The information on our website is not a part of this prospectus.

                                  RISK FACTORS

      Investing in the exchange notes involves substantial risks. See "Risk Factors" for a discussion of certain factors that should be considered by prospective purchasers before participating in the exchange offer.

              SUMMARY OF CONSOLIDATED FINANCIAL AND OPERATING DATA

      The following summary financial data for the years ended December 31, 2001, 2002 and 2003 and as of December 31, 2002 and 2003 are derived from our audited consolidated financial statements, including the notes thereto, appearing elsewhere in this prospectus. The following summary financial data for the years ended December 31, 1999 and 2000 and as of December 31, 1999, 2000 and 2001 are derived from audited consolidated financial statements, including the notes thereto, not included in this prospectus. The data for the years ended and as of December 31, 1999 and 2000 have been restated to give retroactive effect to the contribution by PDV America of the VPHI Midwest, Inc. ("VPHI") common stock to us. The primary asset of VPHI is a fuels refinery in Lemont, Illinois. The following summary financial data for the nine months ended and as of September 30, 2003 and 2004 are derived from our unaudited condensed consolidated financial statements, including the notes thereto, filed on Form 10-Q and appearing elsewhere in this prospectus. This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements, including the notes thereto, appearing elsewhere in this prospectus.

                                                        YEAR ENDED DECEMBER 31,                               NINE MONTHS ENDED
                                           -------------------------------------------------------------    ----------------------
                                                                                                                  SEPTEMBER 30,
                                                                                                            ----------------------
                                             1999         2000          2001         2002         2003        2003          2004
                                           ---------    ---------    ---------    ---------    ---------    ---------    ---------
                                              (AS RESTATED)(1)
                                           ----------------------
                                                                       (IN MILLIONS, EXCEPT AS NOTED)
STATEMENT OF INCOME DATA:
  Net sales and sales to affiliates .....  $13,334.4    $22,157.2    $19,601.2    $19,358.3    $25,216.4    $18,899.1    $23,599.7
  Equity in earnings of affiliates ......       22.2         58.7        108.9        101.3        118.3         80.0        166.2
  Other income (expense) (including
    insurance recoveries) ...............      (29.0)       (26.0)        (5.2)       386.9        161.1        163.1          2.1
  Cost of sales and operating expenses ..   12,804.2     21,370.3     18,734.7     19,211.3     24,390.9     18,284.0     22,792.6
  Selling, general and administrative
    expenses ............................      239.1        226.6        292.1        284.9        295.7        218.1        218.8
  Interest expense ......................       94.6         85.6         69.2         67.4        119.7         87.1         98.7
  Capital lease interest charge .........       12.7         11.0          9.1          7.0          5.3          3.8          2.5
  Minority interest .....................        0.2          1.8          2.0           --           --           --           --
  Income taxes ..........................       54.2        182.6        206.2         95.9        245.4        197.7        225.1
  Cumulative effect of accounting change          --           --         13.6           --           --           --           --
                                           ---------    ---------    ---------    ---------    ---------    ---------    ---------
  Net income ............................  $   122.6    $   312.0    $   405.2    $   180.0    $   438.8    $   351.4    $   430.3
                                           ---------    ---------    ---------    ---------    ---------    ---------    ---------

CASH FLOW DATA:
  Operating activities ..................  $   196.2    $   803.3    $   584.4    $   818.3    $   995.0    $   846.4    $   697.0
  Investing activities ..................     (249.0)      (153.7)      (292.8)      (788.9)      (418.1)      (332.0)      (242.5)
  Financing activities ..................      116.7       (727.6)      (206.3)      (100.7)      (407.9)      (416.3)      (186.5)
                                           ---------    ---------    ---------    ---------    ---------    ---------    ---------
  Increase (decrease) during the period .  $    63.9    $   (78.0)   $    85.3    $   (71.3)   $   169.0    $    98.1    $   267.9
                                           ---------    ---------    ---------    ---------    ---------    ---------    ---------

SELECTED OPERATING DATA:(2)
  Refining capacity (000s of barrels per
    day) ................................        858          865          865          865          865          865          865
  Crude oil throughput (000s of barrels
    per day) ............................        753          791          737          674          801          797          792
  Total throughput (000s of barrels per
    day) ................................        898          948          887          805          953          951          942

  Utilization (%) .......................         88%          91%          85%          78%          93%          92%          91%

BALANCE SHEET DATA (AT PERIOD END):
  Current assets ........................  $ 2,247.6    $ 2,597.8    $ 2,287.0    $ 2,187.5    $ 2,379.3    $ 2,379.3    $ 3,069.8
  Current liabilities ...................    1,578.3      2,147.0      1,530.8      1,999.1      1,716.0      1,716.0      2,115.1
                                           ---------    ---------    ---------    ---------    ---------    ---------    ---------
  Working capital .......................  $   669.3    $   450.8    $   756.2    $   188.4    $   663.3    $   663.3    $   954.7
  Net property, plant and equipment .....    3,417.7      3,287.2      3,292.5      3,750.2      3,907.2      3,907.2      3,960.8
  Total assets ..........................    6,642.0      6,805.7      6,509.1      6,986.9      7,273.5      7,273.5      7,970.6
  Total debt including capital lease
    obligations .........................    1,694.1      1,198.6      1,478.9      1,347.5      1,501.8      1,488.0      1,340.3
  Total shareholder's equity ............    2,385.1      2,476.2      2,401.3      2,559.2      2,501.5      2,501.5      2,933.2

OTHER FINANCIAL DATA:
  Capital expenditures(3) ...............  $   248.0    $   122.0    $   253.5    $   711.8    $   413.7    $   315.1    $   226.5
  Depreciation and amortization .........      274.0        290.5        288.9        298.7        333.6        245.4        270.2
  EBITDA(4) .............................      558.1        881.7        978.6        649.0      1,142.8        885.4      1,026.9
  Ratio of total debt to EBITDA(4) ......       3.0x         1.4x         1.5x         2.1x         1.3x           --           --
  Ratio of EBITDA to interest expense(4)        5.2x         9.1x        12.5x         8.7x         9.1x         9.7x        10.1x
  Total debt to book capitalization .....       41.5%        32.6%        38.1%        34.5%        37.5%        37.3%        31.4%
  Ratio of earnings to fixed charges(5) .      2.89x        5.62x        7.08x        3.66x        5.53x        6.13x        6.34x

----------
(1) Amounts shown for the years ended December 31, 1999 and 2000 have been restated to give effect to the contribution to our capital of the common stock of VPHI, which indirectly owns the Lemont, Illinois refinery, as if it took place on January 1, 1999. The combination actually occurred on January 1, 2002.

(2) Refining data for Lake Charles, Corpus Christi, Lemont, Paulsboro and Savannah refineries and 41.25% of the LYONDELL-CITGO refinery.

(3) 2002 capital expenditures include $220 million in spending to rebuild the crude unit at our Lemont refinery due to a fire in 2001.

(4) EBITDA is defined as net income plus interest expense, income taxes, depreciation and amortization. EBITDA is used as a measure of performance by our management and is not a measure of performance under generally accepted accounting principles, or GAAP. While EBITDA should not be considered as a substitute for net income, cash flows from operating activities and other income or cash flow statement data prepared in accordance with GAAP, or as a measure of profitability or liquidity, we disclose it because our management understands that EBITDA is customarily used by certain investors as one measure of a company's ability to service debt. Because EBITDA is not calculated identically by all companies, our presentation may not be comparable to similarly titled measures presented by other companies.

      Shown below is a reconciliation between EBITDA for each of the periods presented in the table and our net income for those periods, as reflected earlier in the table and in our financial statements:

                                                     YEAR ENDED DECEMBER 31,                 NINE MONTHS ENDED
                                        ------------------------------------------------    ------------------
                                                                                               SEPTEMBER 30,
                                                                                            ------------------
(IN MILLIONS)                             1999      2000      2001      2002      2003        2003      2004
                                        --------  --------  --------  --------  --------    --------  --------
EBITDA .............................    $  558.1  $  881.7  $  978.6  $  649.0  $1,142.8    $  885.4  $1,026.9
  less Interest expense ............        94.6      85.6      69.2      67.4     119.7        87.1      98.7
  less Capital lease interest charge        12.7      11.0       9.1       7.0       5.3         3.8       2.5
  less Income taxes ................        54.2     182.6     206.2      95.9     245.4       197.7     225.1
  less Depreciation and amortization       274.0     290.5     288.9     298.7     333.6       245.4     270.2
                                        --------  --------  --------  --------  --------    --------  --------
Net income .........................    $  122.6  $  312.0  $  405.2  $  180.0  $  438.8    $  351.4  $  430.3
                                        ========  ========  ========  ========  ========    ========  ========

      EBITDA for the year ended December 31, 2002 includes the effect of $314 million of business interruption insurance recoveries and $78 million of property damage insurance recoveries that exceeded the net book value of the property destroyed and related expenses. These insurance recoveries were related to a fire that occurred at our Lemont refinery in August 2001 and the resulting shutdown of such refinery until May 2002 for cleanup and rebuild.

      Included in net income and EBITDA shown above are pre-tax insurance recoveries of $52.9 million, $406.6 million, $146.2 million, $146.2 million and $0 for the years ended December 31, 2001, 2002 and 2003 and the nine months ended September 30, 2003 and 2004, respectively.

(5) For the purposes of calculating the ratio of earnings to fixed charges, "earnings" consist of income before income taxes and cumulative effect of accounting changes plus fixed charges (excluding capitalized interest), amortization of previously capitalized interest and certain adjustments to equity in income of affiliates. "Fixed charges" include interest expense, capitalized interest, amortization of debt issuance costs and a portion of operating lease rent expense deemed to be representative of interest.

QUARTERLY RESULTS OF OPERATIONS

      The following is a summary of the quarterly results of operations for the nine months ended September 30, 2004 and the years ended December 31, 2003 and 2002:

                           1ST QTR.       2ND QTR.       3RD QTR.
                        (000S OMITTED) (000S OMITTED) (000S OMITTED)
2004                                   (AS RESTATED)(1)
                          ----------------------------------------
Sales                     $6,655,229     $8,065,182     $8,879,290
                          ==========     ==========     ==========
Cost of sales and
   operating expenses     $6,533,317     $7,727,276     $8,532,015
                          ==========     ==========     ==========
Gross margin              $  121,912     $  337,906     $  347,275
                          ==========     ==========     ==========
Net income                $   42,171     $  183,129     $  205,010
                          ==========     ==========     ==========

                                 1ST QTR.       2ND QTR.       3RD QTR.       4TH QTR.
                                                     (000S OMITTED)
2003
Sales                           $6,375,681     $6,021,068     $6,502,331     $6,317,280
                                ==========     ==========     ==========     ==========
Cost of sales and operating
   expenses                     $6,205,790     $5,811,233     $6,267,004     $6,106,916
                                ==========     ==========     ==========     ==========
Gross margin                    $  169,891     $  209,835     $  235,327     $  210,364
                                ==========     ==========     ==========     ==========
Net (loss) income               $  139,811     $  108,709     $  102,869     $   87,385
                                ==========     ==========     ==========     ==========

                                  1ST QTR.        2ND QTR.       3RD QTR.       4TH QTR.
                                                     (000S OMITTED)
2002
Sales                           $ 3,671,422      $4,793,441     $5,410,571     $ 5,482,888
                                ===========      ==========     ==========     ===========
Cost of sales and operating
   expenses                     $ 3,708,903      $4,686,882     $5,298,606     $ 5,516,925
                                ===========      ==========     ==========     ===========
Gross margin                    $   (37,481)     $  106,559     $  111,965     $   (34,037)
                                ===========      ==========     ==========     ===========
Net (loss) income               $   (15,581)     $   96,284     $   56,920     $    42,389
                                ===========      ==========     ==========     ===========

----------
(1) Results of operations for the first and second quarter of 2004 have been restated to reflect the effect of the Medicare Prescription Drug, Improvement and Modernization Act of 2003 on our expenses retrospectively to January 1, 2004. For additional information, see our condensed consolidated financial statements (unaudited) for the quarter ended September 30, 2004 -- note 10, appearing elsewhere in this prospectus.

                                  RISK FACTORS

      An investment in the exchange notes is subject to various risks, including the risks discussed below. These risks should be considered carefully with the information provided elsewhere in this prospectus before participating in the exchange offer.

RISKS RELATED TO THE EXCHANGE OFFER

   THERE HAS BEEN NO PRIOR MARKET FOR THE EXCHANGE NOTES AND THEREFORE YOUR ABILITY TO SELL THE EXCHANGE NOTES MAY BE LIMITED.

      Following the completion of this exchange offer, the exchange notes will be freely tradable by most holders. See "The Exchange Offer." We do not intend to list the exchange notes on any United States or foreign securities exchange. We can give no assurances concerning the liquidity of any market that may develop for the exchange notes, the ability of any investor to sell the exchange notes, or the price at which investors would be able to sell their exchange notes. If a market for the exchange notes does not develop, investors may be unable to resell the exchange notes for an extended period of time, if at all. Consequently, investors may not be able to liquidate their investment readily, and lenders may not readily accept the exchange notes as collateral for loans.

      We also cannot assure you that you will be able to sell your exchange notes at a particular time or that the prices that you receive when you sell will be favorable. We also cannot assure you as to the level of liquidity of the trading market for the exchange notes or, in the case of any holders of outstanding notes that do not exchange them, the trading market for those notes following the offer to exchange those notes for exchange notes. Future trading prices of the outstanding notes and exchange notes will depend on many factors, including:

      -     our operating performance and financial condition;

      - our ability to complete the offer to exchange the outstanding notes for the exchange notes;

      - the interest of securities dealers in making a market for the outstanding notes and the exchange notes; and

      -     the market for similar securities.

      Historically, the market for non-investment grade debt has been subject to disruptions that have caused volatility in the prices of these securities. There can be no assurance that the market for the outstanding notes or the exchange notes will not be subject to similar disruptions. Any disruptions may have a negative effect on the holders of the notes, regardless of our prospects and financial performance.

   FAILURE TO EXCHANGE YOUR OUTSTANDING NOTES WILL LEAVE THEM SUBJECT TO TRANSFER RESTRICTIONS.

      Any outstanding notes that remain outstanding after this exchange offer will continue to be subject to restrictions on their transfer. After this exchange offer, holders of outstanding notes will not have any further rights under the registration rights agreement, with limited exceptions. In general, outstanding notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We currently do not anticipate registering the outstanding notes under the Securities Act. As outstanding notes are tendered and accepted in the exchange offer, the aggregate principal amount of outstanding notes will decrease, which decrease will decrease their liquidity. Any market for outstanding notes that are not exchanged could be adversely affected by the conclusion of this exchange offer.

   LATE DELIVERIES OF THE OUTSTANDING NOTES AND OTHER REQUIRED DOCUMENTS COULD PREVENT A HOLDER FROM EXCHANGING ITS NOTES.

      Holders are responsible for complying with all exchange offer procedures. Issuance of exchange notes in exchange for outstanding notes will only occur upon completion of the procedures described in this prospectus under the heading "The Exchange Offer -- Procedures for Tendering Outstanding Notes." Therefore, holders of outstanding notes who wish to exchange them for exchange notes should allow sufficient time for completion of the exchange procedures. We are not obligated to notify you of any failure to follow the proper procedures.

   IF YOU ARE A BROKER-DEALER, YOUR ABILITY TO TRANSFER THE NOTES MAY BE RESTRICTED.

A broker-dealer that purchased outstanding notes for its own account as part of market-making or trading activities must deliver a prospectus when it sells the exchange notes. Our obligation to make this prospectus available to broker-dealers is limited. Consequently, we cannot guarantee that a proper prospectus will be available to broker-dealers wishing to resell their exchange notes.

RISKS RELATED TO OUR BUSINESS AND THE PETROLEUM INDUSTRY

VOLATILE MARGINS IN THE REFINING INDUSTRY MAY NEGATIVELY AFFECT OUR FUTURE OPERATING RESULTS AND DECREASE OUR CASH FLOW.

      Our financial results are primarily affected by the relationship, or margin, between refined product prices and the prices for crude oil and other feedstocks. The cost to acquire our feedstocks and the price at which we can ultimately sell refined products depend on a variety of factors beyond our control. Historically, refining margins have been volatile and they are likely to continue to be volatile in the future. Although an increase or decrease in prices for crude oil, feedstocks and blending components generally will result in a corresponding increase or decrease in prices for refined products, there is generally a lag in the realization of the corresponding increase or decrease in prices for refined products.

      Our supply agreements with PDVSA are designed to provide a measure of stability to our refining margins through the pricing formula employed under those contracts. If we are unable to continue to rely on these supply agreements, our exposure to volatility would increase. Future volatility may negatively affect our results of operations, since the margin between refined products prices and feedstock prices may decrease below the amount needed for us to generate net cash flow sufficient to meet our needs.

      Specific factors that may affect our refining margins include:

      - disruptions in our crude oil supply under our supply agreements with PDVSA;

      - accidents, interruptions in transportation, inclement weather, the impact of energy conservation efforts, or other events that cause unscheduled shutdowns or otherwise adversely affect our plants, machinery, pipelines or equipment, or those of our suppliers or customers;

      - changes in the cost or availability to us of transportation for crude oil, feedstocks and refined products;

      - failure to successfully implement our planned capital projects or to realize the benefits expected for those projects;

      - changes in fuel specifications required by environmental and other laws, particularly with respect to oxygenates and sulfur content;

      - rulings, judgments or settlements in litigation or other legal matters, including unexpected environmental remediation or compliance costs at our facilities in excess of any reserves, and claims of product liability or personal injury; and

      - aggregate refinery capacity in our industry to convert heavy sour crude oil into refined products.

      Other factors that may affect our margins, as well as the margins in our industry in general, include, in no particular order:

      -     domestic and worldwide refinery overcapacity or undercapacity;

      - aggregate demand for crude oil and refined products, which is influenced by factors such as weather patterns, including seasonal fluctuations, and demand for specific products such as jet fuel, which may themselves be influenced by acts of God, nature, war and acts of terrorism;

      - domestic and foreign supplies of crude oil and other feedstocks and domestic supply of refined products, including from imports;

      - the ability of the members of the Organization of the Petroleum Exporting Countries, otherwise known as "OPEC," to maintain oil price and production controls;

      - political conditions in oil producing regions, including the Middle East, Africa and Latin America;

      -     refining industry utilization rates;

      - pricing and other actions taken by competitors that impact the market;

      -     price, availability and acceptance of alternative fuels;

      - adoption of or modifications to federal, state or foreign environmental, taxation and other laws and regulations;

      -     price fluctuations in natural gas; and

      -     general economic conditions.

A SIGNIFICANT INTERRUPTION OR CASUALTY LOSS AT ONE OF OUR REFINERIES COULD REDUCE OUR PRODUCTION, PARTICULARLY IF NOT FULLY COVERED BY OUR INSURANCE.

      Our business includes owning and operating refineries. As a result, our operations could be subject to significant interruption if one of our refineries were to experience a major accident, be damaged by severe weather or other natural disaster, or otherwise be forced to shut down. Any such shutdown would reduce the production from the refinery. For example, on August 14, 2001, a fire occurred at the crude oil distillation unit of the Lemont refinery. The crude unit was destroyed and the refinery's other processing units were temporarily taken out of production. A new crude unit did not become operational until May 2002. We have also experienced other accidents at our facilities that have required us to shut down operations for significant periods of time. We also face risks of mechanical failure and equipment shutdowns. In any of these situations, undamaged refinery processing units may be dependent on or interact with damaged sections of our refineries and, accordingly, are also subject to being shut down. In the event any of our refining facilities is forced to shut down for a significant period of time, it would have a material adverse effect on our earnings, our other results of operations and our financial condition as a whole.

   OUR INSURANCE COVERAGE MAY BE INADEQUATE TO COVER ALL LOSSES.

      We maintain insurance in accordance with industry standards with respect to our assets and operations. However, not all operating risks are insurable, and there can be no assurance that the insurance will be available in the future or that insurance will cover all unanticipated losses in the event of a loss. As a result of factors affecting the insurance market, insurance premiums with respect to renewed insurance policies may increase significantly compared to what we are currently paying. In addition, the level of coverage provided by renewed policies may decrease, while deductibles and/or waiting periods may increase, compared to our existing insurance policies.

   ENVIRONMENTAL STATUTES AND REGULATIONS IMPOSE SIGNIFICANT COSTS AND LIABILITIES.

      Our operations are subject to extensive federal, state and local environmental, health and safety laws and regulations, including those governing discharges to the air and water, the handling and disposal of solid and hazardous wastes and the remediation of contamination. The failure to comply with those laws and regulations can lead, among other things, to civil and criminal penalties and, in some circumstances, the temporary or permanent curtailment or shutdown of all or part of our operations in one or more of our refineries or terminals. The nature of our refining business exposes us to risks of liability due to the production, processing and refining, storage, transportation, and disposal of materials that can cause contamination or personal injury if released into the environment.

      Consistent with the experience of all U.S. refineries, environmental laws and regulations have raised operating costs and necessitated significant capital investments at our refineries. We believe that existing physical facilities at our refineries are substantially adequate to maintain compliance with existing applicable laws and regulatory requirements, other than:

      - upgrades to or closure of surface impoundments or other solid waste management units, which are required by the Resource Conservation and Recovery Act, permit;

      - upgrades to sulfur removal capabilities, which are required to comply with mandates adopted by the U.S. Environmental Protection Agency, or U.S. EPA, to reduce the sulfur content of diesel fuel and gasoline;

      - changes that are required to address a ban on methyl tertiary butyl ether, or MTBE, and other ether-based gasoline additives; and

      - changes that will be required to comply with the terms of the settlement agreement with the U.S. EPA of alleged violations of the New Source Review provisions of the federal Clean Air Act of 1990, or Clean Air Act.

      Our refineries produce gasolines that meet the current requirements for conventional and reformulated gasolines under the Clean Air Act and its implementing regulations. Our refineries also produce low-sulfur diesel fuel meeting federal standards. In February 2000, the U.S. EPA published the Tier 2 Motor Vehicle Emission Standards and Gasoline Sulfur Control Requirements for all passenger vehicles, establishing standards for reduced sulfur content in gasoline. The ruling mandates that the average sulfur content of gasoline at any refinery not exceed 30 parts per million, or ppm, during any calendar year by January 1, 2006. Starting in 2004, the U.S. EPA has begun a program to phase in new low sulfur gasoline. In addition, in January 2001, the U.S. EPA issued its rule to reduce the sulfur content of diesel fuel sold to highway consumers by 97%, from 500 ppm to 15 ppm, beginning June 1, 2006. Lawsuits by refining industry groups have been filed that may delay implementation of the diesel rule beyond 2006. Compliance with the new Tier 2 specifications for the reduction of sulfur in both gasoline and distillates is expected to cost the refining industry over $8 billion.

      Several states in our marketing areas have banned or limited the use of oxygenated ethers, such as MTBE, in gasoline. For example, New York has banned gasoline containing MTBE effective January 1, 2004. Other states and the U.S. EPA are also considering use restrictions on those ethers. Our refineries currently produce and use the oxygenated ether MTBE in reformulated gasoline to comply with requirements in federal law for 2% oxygen content. If use of this ether is further banned or limited, we will have to make significant changes to be able to sell reformulated gasoline into markets affected by these restrictions. The nature, extent and costs of these changes depend on the nature and extent of the restrictions on oxygenated ethers, whether the federal oxygenate mandate remains in place and other laws and regulations relating to fuels. In addition, the cost to produce diesel and gasoline fuels will increase as a result of sulfur or aromatics reductions or a ban of oxygenated ethers. We cannot assure you that we will be able to recover the increased cost of production through increases in the price of our refined products.

      Several states in our market areas have adopted regional or statewide restrictions on the properties of gasoline distributed in those areas, and other standards have been proposed. We may not be able to make gasoline for such local markets depending on the standards imposed without additional capital investment. Investments we may make to meet either local or federal fuel standards are made subject to market conditions and economic justification.

      Several bills are pending before the U.S. Congress which would mandate that the gasoline pool be made up of a specified percentage of "renewable fuels," which would likely be ethanol. We cannot predict the extent and requirements of any renewable fuels program or the potential effects of such a program on our operations. Any requirement that we use ethanol or achieve a specific level of renewable fuels in our gasoline pool could impose significant costs on us.

      We expect that the nature of the refining business will continue to make it subject to increasingly stringent environmental and other laws and regulations that may increase the costs of operating our refineries above currently projected levels and require future capital expenditures, including increased costs associated with more stringent standards for air emissions, wastewater discharges and the remediation of contamination. It is difficult to predict the effect of future laws and regulations on our financial condition or results of operations. We cannot assure that environmental or health and safety liabilities and expenses will not have a material adverse effect on our financial condition or results of operations.

   PERMITTING AND REGULATORY MATTERS MAY IMPACT THE OPERATION OF OUR REFINERIES.

      We are required to obtain certain permits and to comply with changing provisions of numerous statutes and regulations relating to, among other things:

      -     business operations;

      -     the safety and health of employees and the public;

      -     the environment;

      -     employment;

      -     hiring and anti-discrimination; and

      -     limitations on noise.

      New statutes and regulations or new permit provisions may become applicable to our refineries, resulting in the imposition of significant additional costs. Failure to comply with any of these permits, statutes and regulatory requirements may result in significant civil or criminal liability and, in certain circumstances, the temporary or permanent curtailment or shutdown of all or part of our operations or the inability to produce marketable products. We cannot assure that we will at all times be in compliance with all applicable statutes and regulations or have all necessary permits. Furthermore, our failure to be in compliance at all times with applicable regulations also could adversely affect our financial condition or results of operations.

   COMPETITORS WHO PRODUCE THEIR OWN SUPPLY OF FEEDSTOCKS, MAKE ALTERNATIVE FUELS OR HAVE GREATER FINANCIAL RESOURCES MAY HAVE A COMPETITIVE ADVANTAGE OVER US.

      The refining industry is highly competitive with respect to both feedstock supply and refined product markets. We compete with numerous other companies for available supplies of crude oil and other feedstocks and for outlets for our refined products. We are not engaged in the petroleum exploration and production business and therefore do not produce any of our crude oil feedstocks. Competitors that have their own production are at times able to offset losses from refining operations with profits from production operations, and may be better positioned to withstand periods of depressed refining margins or feedstock shortages. A number of our competitors have greater financial and other resources than we do. These competitors have a greater ability to bear the economic risks inherent in all phases of the refining industry. Some of our competitors have more efficient refineries and may have lower per barrel crude oil refinery processing costs. In addition, we compete with other industries that provide alternative means to satisfy the energy and fuel requirements of our industrial, commercial and individual consumers. If we are unable to compete effectively with these competitors, our financial condition, results of operations, and business prospects could be materially adversely affected.

   OUR OPERATIONS ARE INHERENTLY SUBJECT TO DISCHARGES OR OTHER RELEASES OF PETROLEUM OR HAZARDOUS SUBSTANCES FOR WHICH WE MAY FACE SIGNIFICANT LIABILITIES.

      Our operations, as with others in the businesses in which we operate, are inherently subject to spills, discharges or other releases of petroleum or hazardous substances that may give rise to liability to governmental entities or private parties under federal, state or local environmental laws, as well as under common law. We could incur substantial costs in connection with these liabilities, including clean-up costs, fines and civil or criminal sanctions, and personal injury or property damage claims. Spills, discharges or other releases of contaminants have occurred from time to time during the normal course of our operations, including releases associated with our refineries and pipeline operations, as well as releases at gasoline service stations and other petroleum product distribution facilities we have operated and are operating. We cannot assure you that additional spills, discharges and other releases will not occur in the future, that governmental agencies will not assess clean up costs or obligations or penalties against us in connection with any past or future discharges or incidents, or that third parties will not assert claims against us for damages allegedly arising out of any such past or future discharges or incidents.

   TERRORIST ATTACKS AND THREATS OR ACTUAL WAR MAY NEGATIVELY IMPACT OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

      Our business is affected by general economic conditions and fluctuations in consumer confidence and spending, which can decline as a result of numerous factors outside of our control. Terrorist attacks in the United States, as well as events occurring in response to or in connection with them, rumors or threats of war, actual conflicts involving the United States or its allies, or military or trade disruptions impacting our suppliers or our customers may adversely impact our operations. As a result, there could be delays or losses in the delivery of supplies and raw materials to us, decreased sales of our products and extension of time for payment of accounts receivable from our customers. Strategic targets such as energy-related assets (which could include refineries such as ours) may be at greater risk of future terrorist attacks than other targets in the United States. These occurrences could have an adverse impact on energy prices, including prices for our products, and an adverse impact on the margins from our refining and marketing operations. In addition, disruption or significant increases in energy prices could result in government-imposed price controls. Any or a combination of these occurrences could have a material adverse effect on our business, financial condition and results of operations.

RISKS RELATED TO OUR RELATIONSHIP WITH PDVSA

   WE RELY HEAVILY UPON SUPPLY CONTRACTS WITH OUR ULTIMATE PARENT THAT COULD BE MODIFIED OR TERMINATED.

      We have historically purchased a significant portion of our crude oil requirements from PDVSA, our parent, under supply agreements that expire in 2006 through 2013 that we believe contain terms that could not be replicated with other suppliers. PDVSA supplied under the supply agreements approximately 50% of the crude oil we refined in 2003.

      PDVSA could cause the termination of the supply agreements or a modification of the terms of the supply agreements for certain specified reasons. By their terms, the supply agreements give either party a right to terminate the agreements upon six months notice if PDVSA no longer retains an ownership interest in us as indicated in the agreements. Certain covenants in our other debt instruments restrict, for so long as that debt is outstanding, our ability to terminate or modify the supply agreements. However, those covenants do not prevent PDVSA from taking actions to cause a termination or modification of those agreements. Although we expect that as long as PDVSA retains ownership of us the supply agreements will be replaced as they expire, we cannot assure you that we will be able to replace them and, if replaced, we are not able to predict the terms of any replacement supply agreements, including provisions for pricing crude oil.

      The supply agreements contain force majeure provisions which permit PDVSA to decrease or stop providing us crude oil. PDVSA has invoked these force majeure provisions on several occasions over the past few years.

      If the supply agreements are modified or terminated or this source of crude oil is interrupted due to any reason, we might not be able to find other sources of heavy crude oil for our refineries on terms comparable to those contained in the current supply agreements. As a result we could experience greater volatility in our operating results than we historically have experienced.

   PRICING PROVISIONS OF OUR SUPPLY AGREEMENTS WITH PDVSA MAY AFFECT OUR
   EARNINGS.

      Our crude oil supply agreements with PDVSA are designed to provide a measure of stability to our refining margins on crude oil supplied by PDVSA. The supply agreements incorporate formula prices based on the market value of a slate of refined products deemed to be produced from each particular grade of crude oil or feedstock, less:

      -     specified deemed refining costs;

      - specified actual costs, including transportation charges, natural gas and electricity and import duties and taxes; and

      - a deemed margin, which varies according to the grade of crude oil or feedstock delivered.

      Deemed margins and deemed costs are adjusted periodically by a formula primarily based on the rate of inflation. Because deemed operating costs and the slate of refined products deemed to be produced for a given barrel of crude oil or other feedstock do not necessarily reflect the actual costs and yields in any period, the actual refining margin we earn under the various supply agreements will vary depending on, among other things, the efficiency with which we conduct our operations during that period. Although we believe that these supply agreements reduce the volatility of our earnings and cash flows, these supply agreements also limit our ability to enjoy higher margins during periods when the market price of crude oil is low relative to the then current market prices for refined products.

   DISRUPTION OF OUR CRUDE OIL SUPPLY COULD AFFECT OUR EARNINGS, CASH FLOWS AND LIQUIDITY.

      Purchases of crude oil on the spot market may involve pricing and credit terms that are less favorable than we obtain under our supply contracts with PDVSA. The price terms of those supply contracts are designed to provide a measure of stability to our refining margins. When we are required to purchase crude oil on the spot market instead of under those contracts we lose this protection. In addition, spot market trading companies require us to pay for delivered crude oil on 10-day or prompt-pay terms instead of the 30-day terms under which we would pay PDVSA pursuant to the supply contracts. If we experience disruption to our purchases of crude oil under our PDVSA supply agreements, we could experience additional volatility in our earnings, cash flow and liquidity.

   WE ARE INDIRECTLY OWNED BY PDVSA, WHICH IS WHOLLY-OWNED BY THE BOLIVARIAN REPUBLIC OF VENEZUELA.

      PDVSA, a Venezuelan corporation 100% owned by the Bolivarian Republic of Venezuela, owns, indirectly, 100% of our capital stock. The members of the board of directors of PDVSA are appointed by the Venezuelan Ministry of Energy and Mines, and Venezuelan Energy Minister Rafael Ramirez is the president of PDVSA. Any major corporate action of PDVSA may be subject to the approval of the Venezuelan Government, as its sole shareholder. However, the Bolivarian Republic of Venezuela is not legally liable for the obligations of PDVSA or the obligations of its subsidiaries. We cannot assure you that PDVSA or the Bolivarian Republic of Venezuela will not exercise their indirect control of us in a manner detrimental to your interests.

      As our ultimate shareholder, PDVSA has the power to change the members of our board of directors. So long as PDVSA retains a majority of our voting stock, PDVSA's exercise of its power to replace some or all of our directors, or to appoint additional directors to our board, will not constitute a "Change of Control" under the indenture governing the notes.

      No assurance can be given that the Venezuelan Government's policy as PDVSA's sole shareholder and, ultimately, our shareholder, will not change in the future or that the Venezuelan Government will not make decisions that could impact the commercial affairs or management of PDVSA and us. The Venezuelan operations of PDVSA and its subsidiaries are subject to close regulation and supervision by various levels and agencies of the Venezuelan Government, and there can be no assurance that the current legal or regulatory framework will not be revised.

   OUR PRIMARY SUPPLY OF CRUDE OIL COULD BE CONTROLLED BY THE GOVERNMENT OF VENEZUELA.

      Historically, members of OPEC have entered into agreements to regulate their production of crude oil. The Bolivarian Republic of Venezuela is a member of OPEC. PDVSA does not control the Venezuelan Government's international affairs and the Government could enter into an agreement with OPEC or other oil exporting countries that when implemented could require PDVSA to reduce its crude oil production and export activities. Such a curtailment could be an event of force majeure under our crude oil supply agreements, giving PDVSA the right to reduce crude oil deliveries under those supply agreements for so long as such curtailment is in effect. We are unable to predict if curtailments will be imposed.

   RECOURSE AGAINST OUR DIRECTORS FOR SECURITIES LAWS CLAIMS MAY BE LIMITED.

      Certain members of our board of directors are residents of Venezuela, and all or a substantial portion of the assets of those directors are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon those directors or to enforce, in U.S. courts, judgments obtained in such courts and predicated upon the civil liability provisions of the U.S. federal securities laws. In addition, PDVSA may replace members of our board of directors at any time, as it did several times during 2003 and most recently in November 2004. This could make it even more difficult to effect service of process on our directors. We have been advised that liabilities predicated solely upon the civil liability provisions of the U.S. federal securities laws in actions brought in Venezuela, in original actions or in actions for enforcement of judgments of U.S. courts, may not be enforceable in Venezuela.

RISKS RELATED TO THE EXCHANGE NOTES AND OUR OTHER INDEBTEDNESS

   WE AND OUR SUBSIDIARIES HAVE A SUBSTANTIAL AMOUNT OF INDEBTEDNESS OUTSTANDING AND MAY INCUR SUBSTANTIALLY MORE DEBT, WHICH COULD ADVERSELY AFFECT OUR FINANCIAL HEALTH AND PREVENT US FROM FULFILLING OUR OBLIGATIONS UNDER THE EXCHANGE NOTES.

      As of September 30, 2004, on an as adjusted basis after giving effect to this offering, our total indebtedness would have been $1,047.9 million. In addition, we and our subsidiaries may incur substantial additional indebtedness in the future. Although the indenture governing the notes, as well as the agreements relating to our existing indebtedness, contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of significant qualifications and exceptions, which would allow us to incur a substantial amount of additional indebtedness. Our substantial indebtedness could:

      - require us to dedicate a substantial portion of our cash flow from operations to payments in respect of our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, potential acquisition opportunities and other general corporate purposes;

      - increase the amount of interest expense that we have to pay, because some of our borrowings are at variable rates of interest, which, if interest rates increase, will result in higher interest expense;

      - increase our vulnerability to adverse general economic or industry conditions;

      - limit our flexibility in planning for, or reacting to, changes in our business or the industry in which we operate;

      -     limit our ability to borrow additional funds;

      - restrict us from making strategic acquisitions, introducing new technologies or exploiting business opportunities;

      - make it more difficult for us to satisfy our obligations with respect to the exchange notes; and

      - place us at a competitive disadvantage compared to our competitors that have less debt.

      Any additional indebtedness we incur will exacerbate the risks described above. Also, the restrictions contained in the indenture governing the notes do not prevent us from incurring obligations unless those obligations constitute Indebtedness as defined in the indenture.

      OUR SUBSIDIARIES ARE NOT GUARANTEEING THE EXCHANGE NOTES, AND AS A RESULT THE EXCHANGE NOTES ARE STRUCTURALLY SUBORDINATED TO THE CLAIMS OF CREDITORS OF OUR SUBSIDIARIES.

      We conduct a portion of our operations through subsidiaries and joint ventures with other companies. Accordingly, we rely in part on dividends from our subsidiaries and joint ventures, as well as payment of principal and interest on advances made to our affiliates, to provide funds necessary to meet our obligations, including the payment of principal and interest on the notes. The ability of any subsidiary or joint venture to pay dividends or make cash distributions to us is subject to applicable laws, contractual restrictions and applicable joint venture rights and obligations. None of our subsidiaries is an obligor or guarantor in respect of the exchange notes. At September 30, 2004, on an as adjusted basis after giving effect to this offering, our subsidiaries would have had approximately $946 million of liabilities outstanding, including trade payables but excluding intercompany liabilities. They may also incur significant liabilities in the future which would structurally be senior to the exchange notes.

      In addition, one of our significant assets is a joint venture interest in a Houston refinery. This joint venture, LYONDELL-CITGO Refining LP, is not a subsidiary of ours and will not be subject to the restrictions imposed on our restricted subsidiaries by the indenture governing the notes.

      In the event of any liquidation, dissolution, reorganization, bankruptcy or other similar proceeding regarding our or our subsidiaries' assets, whether voluntary or involuntary, the holders of our and our subsidiaries' secured debt will be entitled to receive payment before we can make any payment with respect to the exchange notes. In addition, our rights and our creditors' rights and the rights of holders of the notes to realize upon the assets of any of our subsidiaries would rank behind the claims of creditors (including trade creditors and tort claimants) of those subsidiaries, except to the extent that we may be a creditor with recognized claims against that subsidiary and any preferred shareholders of that subsidiary. If any of the foregoing events occurs, we cannot assure that we will have sufficient assets to pay amounts due on our and our subsidiaries' debt and the notes. As a result, you may receive less than you are entitled to receive or recover nothing if any liquidation, dissolution, reorganizations, bankruptcy or other similar proceeding occurs.

   WE WILL BE SUBSTANTIALLY RESTRICTED BY THE TERMS OF THE NOTES AND OUR OTHER DEBT, WHICH COULD ADVERSELY AFFECT US AND INCREASE YOUR CREDIT RISK.

      The indenture governing the notes and agreements governing our other indebtedness contain various covenants and restrictions that limit our ability and certain of our subsidiaries' ability to, among other things:

      -     incur additional indebtedness;

      -     create liens and enter into sale-leaseback transactions;

      -     pay dividends or make distributions to our stockholder;

      -     repurchase or redeem capital stock;

      -     make investments or other restricted payments;

      -     enter into transactions with our stockholder and affiliates;

      -     sell assets; and

      -     merge, consolidate or transfer assets.

      In addition, our revolving credit agreement and letter of credit reimbursement agreements contain covenants that require us to maintain specified financial ratios and satisfy financial tests. As a result of these covenants and restrictions, we are limited in how we conduct our business, and we may be unable to raise additional debt or equity financing, to compete effectively or to take advantage of new business opportunities.

      We cannot assure you that we will be able to remain in compliance with these covenants in the future and, if we fail to do so, that we will be able to obtain waivers from the lenders and/or amend the covenants.

   OUR FAILURE TO COMPLY WITH RESTRICTIVE COVENANTS UNDER THE INDENTURE AND OUR AGREEMENTS GOVERNING OUR OTHER INDEBTEDNESS COULD TRIGGER PREPAYMENT OBLIGATIONS.

      Our failure to comply with the restrictive covenants described above as well as others in the agreements governing our indebtedness could result in an event of default, which, if not cured or waived, could result in us being required to repay these borrowings before their due date. If we are forced to refinance these borrowings on less favorable terms, our results of operations and financial condition could be adversely affected by increased costs and rates. See "Description of Other Indebtedness."

   WE MAY NOT BE ABLE TO FULFILL OUR OBLIGATION TO PURCHASE THE NOTES UPON A CHANGE OF CONTROL AND THIS OBLIGATION MAY DISCOURAGE A SALE OR TAKEOVER OF US.

      Upon the occurrence of a Change of Control Triggering Event (as defined under "Description of the Exchange Notes"), we will be required to offer to repurchase the notes at a purchase price equal to 101% of the outstanding principal amount thereof, together with accrued and unpaid interest. A change of control is also a default under our revolving credit agreement and letter of credit reimbursement agreements. These change of control features may make a sale or takeover more difficult for us. There can be no assurance that we would have sufficient assets or be able to obtain sufficient third party financing on favorable terms to satisfy all our obligations upon a change of control. If an offer to repurchase the notes is required to be made and we do not have available sufficient funds to pay for the notes or such a payment were to constitute an event of default under our then existing credit or other agreements, an event of default would occur under the indenture. The occurrence of an event of default could result in acceleration of the maturity of the notes. See "Description of the Exchange Notes." Furthermore, these provisions would not necessarily afford protection to holders of the notes in the event of a highly leveraged transaction that does not result in a Change of Control Triggering Event. See "Description of the Exchange Notes -- Change of Control Triggering Event."

   THE NOTES ARE NOT SECURED.

      The notes are not secured by any of our assets or those of our subsidiaries. We do not have any secured debt other than capital lease obligations, but we are able to incur additional secured debt to the extent permitted by the indenture governing the notes. If we become insolvent or liquidated, or if payment under any of our secured senior indebtedness is accelerated, the holders of that secured senior indebtedness will be entitled to exercise the remedies available to a secured lender under applicable law, in addition to any remedies that may be available under documents pertaining to that secured senior indebtedness. To the extent that the value of the collateral securing any of our senior indebtedness is equal to or exceeds the amount of that senior indebtedness, holders of the notes will be effectively subordinated to the claims of the holders of that senior indebtedness.

                                 USE OF PROCEEDS

      On October 22, 2004, we issued and sold the outstanding notes. We will not receive any proceeds from the issuance of the exchange notes in the exchange offer. We will cancel all of the outstanding notes tendered in the exchange offer. The net proceeds from the sale of the outstanding notes, after deducting the discount paid to the initial purchasers and offering expenses, were approximately $240.6 million. We used the net proceeds, together with cash on hand, to repurchase and retire a portion of our outstanding 11-3/8% senior notes due 2011 through a tender offer and pay associated tender premiums and to pay related fees and expenses.

                                 CAPITALIZATION

      The following table sets forth our cash and cash equivalents and capitalization as of September 30, 2004:

      -     on an actual basis; and

      -     on a pro forma, as adjusted basis to reflect this offering.

      The calculations under the "Adjustments" and "Pro Forma, As Adjusted" columns of the table are based on the successful repurchase of 98.8% of our outstanding 11-3/8% senior notes due 2011 in the tender offer. We may seek to acquire the notes that remain outstanding through open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise.

      This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources," our consolidated financial statements and related notes, and other financial information included elsewhere in this prospectus.

                                                                AS OF SEPTEMBER 30, 2004,
                                                        -----------------------------------------
                                                                                       PRO FORMA,
                                                         ACTUAL        ADJUSTMENTS    AS ADJUSTED
                                                        --------       -----------    -----------
Cash and cash equivalents ......................        $  470.0        $ (425.4)      $   44.6
Debt, including current portion:
  Revolving bank loan(1) .......................              --              --             --
  11-3/8% senior notes due 2011 ................           547.2          (540.7)           6.5
  7-7/8% senior notes due 2006 .................           150.0              --          150.0
  9.30% senior notes due 2004 to 2006 ..........            34.1              --           34.1
  7.17-8.94% master shelf notes due 2006 to 2009           165.0              --          165.0
  6% senior notes due 2011 offered hereby(2) ...              --           248.3          248.3
  Tax-exempt bonds due 2007 to 2033 ............           394.3              --          394.3
  Total capital lease obligations ..............            49.7              --           49.7
    Total debt, including current portion ......        $1,340.3        $ (292.4)      $1,047.9
Shareholder's equity(3) ........................        $2,933.2        $  (87.0)      $2,846.2
    Total capitalization .......................        $4,273.5        $ (379.4)      $3,894.1

----------
(1) As of September 30, 2004, $4 million of letters of credit were issued and outstanding and additional borrowings of up to approximately $256 million were available for general corporate purposes under our revolving credit agreement. In addition, we have a $275 million, non-recourse facility with a financial institution to sell trade accounts receivable to independent third parties. At September 30, 2004, zero receivables had been sold under this facility. The facility currently expires in February 2005, unless extended.

(2) The amount shown includes a discount of approximately $1.7 million. The face amount is $250 million.

(3) Reflects the projected net decrease in shareholder's equity resulting from the payment of prepayment premiums of $122.6 million, the write-off of $13.4 million of debt issuance costs and unamortized debt discounts related to the early extinguishment of debt and the $49.0 million increase in income tax benefits realized.

               SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

      The following selected financial data for the years ended December 31, 2001, 2002 and 2003 and as of December 31, 2002 and 2003 are derived from our audited consolidated financial statements, including the notes thereto, appearing elsewhere in this prospectus. The following selected financial data for the years ended December 31, 1999 and 2000 and as of December 31, 1999, 2000 and 2001 are derived from audited consolidated financial statements, including the notes thereto, not included in this prospectus. The data for the years ended and as of December 31, 1999 and 2000 have been restated to give retroactive effect to the contribution by PDV America of the VPHI Midwest, Inc. ("VPHI") common stock to us. The primary asset of VPHI is a fuels refinery in Lemont, Illinois. The following selected financial data for the nine months ended and as of September 30, 2003 and 2004 are derived from our unaudited condensed consolidated financial statements, including the notes thereto, filed on Form 10-Q and appearing elsewhere in this prospectus. This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements, including the notes thereto, appearing elsewhere in this prospectus.

                                                                YEAR ENDED DECEMBER 31,                        NINE MONTHS ENDED
                                            -------------------------------------------------------------  ------------------------
                                                                                                                 SEPTEMBER 30,
                                                                                                           ------------------------
                                               1999        2000         2001        2002         2003         2003          2004
                                            ---------  -----------  -----------  -----------  -----------  -----------  -----------
                                               (AS RESTATED)(1)
                                            ----------------------
                                                                           (IN MILLIONS, EXCEPT AS NOTED)
STATEMENT OF INCOME DATA:
  Net sales and sales to affiliates ......  $13,334.4  $  22,157.2  $  19,601.2  $  19,358.3  $  25,216.4  $  18,899.1  $  23,599.7
  Equity in earnings of affiliates .......       22.2         58.7        108.9        101.3        118.3         80.0        166.2
  Other income (expense) (including
    insurance recoveries) ................      (29.0)       (26.0)        (5.2)       386.9        161.1        163.1          2.1
  Cost of sales and operating expenses ...   12,804.2     21,370.3     18,734.7     19,211.3     24,390.9     18,284.0     22,792.6
  Selling, general and administrative
    expenses .............................      239.1        226.6        292.1        284.9        295.7        218.1        218.8
  Interest expense .......................       94.6         85.6         69.2         67.4        119.7         87.1         98.7
  Capital lease interest charge ..........       12.7         11.0          9.1          7.0          5.3          3.8          2.5
  Minority interest ......................        0.2          1.8          2.0           --           --           --           --
  Income taxes ...........................       54.2        182.6        206.2         95.9        245.4        197.7        225.1
  Cumulative effect of accounting change .         --           --         13.6           --           --           --           --
                                            ---------  -----------  -----------  -----------  -----------  -----------  -----------
  Net income .............................  $   122.6  $     312.0  $     405.2  $     180.0  $     438.8  $     351.4  $     430.3
                                            ---------  -----------  -----------  -----------  -----------  -----------  -----------

CASH FLOW DATA:
  Operating activities ...................  $   196.2  $     803.3  $     584.4  $     818.3  $     995.0  $     846.4  $     697.0
  Investing activities ...................     (249.0)      (153.7)      (292.8)      (788.9)      (418.1)      (332.0)      (242.5)
  Financing activities ...................      116.7       (727.6)      (206.3)      (100.7)      (407.9)      (416.3)      (186.5)
                                            ---------  -----------  -----------  -----------  -----------  -----------  -----------
  Increase (decrease) during the period ..  $    63.9  $     (78.0) $      85.3  $     (71.3) $     169.0  $      98.1  $     267.9
                                            ---------  -----------  -----------  -----------  -----------  -----------  -----------

SELECTED OPERATING DATA:(2)
  Refining capacity (000s of barrels per
    day) .................................        858          865          865          865          865          865          865
  Crude oil throughput (000s of barrels
    per day) .............................        753          791          737          674          801          797          792
  Total throughput (000s of barrels per
    day) .................................        898          948          887          805          953          951          942

  Utilization (%) ........................         88%          91%          85%          78%          93%          92%          91%

BALANCE SHEET DATA (AT PERIOD END):
  Current assets .........................  $ 2,247.6  $   2,597.8  $   2,287.0  $   2,187.5  $   2,379.3  $   2,379.3  $   3,069.8
  Current liabilities ....................    1,578.3      2,147.0      1,530.8      1,999.1      1,716.0      1,716.0      2,115.1
                                            ---------    ---------    ---------    ---------    ---------    ---------    ---------
  Working capital ........................  $   669.3  $     450.8  $     756.2  $     188.4  $     663.3  $     663.3  $     954.7
  Net property, plant and equipment ......    3,417.7      3,287.2      3,292.5      3,750.2      3,907.2      3,907.2      3,960.8
  Total assets ...........................    6,642.0      6,805.7      6,509.1      6,986.9      7,273.5      7,273.5      7,970.6
  Total debt including capital lease
    obligations ..........................    1,694.1      1,198.6      1,478.9      1,347.5      1,501.8      1,488.0      1,340.3
  Total shareholder's equity .............    2,385.1      2,476.2      2,401.3      2,559.2      2,501.5      2,501.5      2,933.2

OTHER FINANCIAL DATA:
  Capital expenditures(3) ................  $   248.0  $     122.0  $     253.5  $     711.8  $     413.7  $     315.1  $     226.5
  Depreciation and amortization ..........      274.0        290.5        288.9        298.7        333.6        245.4        270.2
  EBITDA(4) ..............................      558.1        881.7        978.6        649.0      1,142.8        885.4      1,026.9
  Ratio of total debt to EBITDA(4) .......       3.0x         1.4x         1.5x         2.1x         1.3x           --           --
  Ratio of EBITDA to interest expense(4) .       5.2x         9.1x        12.5x         8.7x         9.1x         9.7x         10.1x
  Total debt to book capitalization ......       41.5%        32.6%        38.1%        34.5%        37.5%        37.3%        31.4%
  Ratio of earnings to fixed charges(5) ..      2.89x        5.62x        7.08x        3.66x        5.53x        6.13x        6.34x

----------
(1) Amounts shown for the years ended December 31, 1999 and 2000 have been restated to give effect to the contribution to our capital of the common stock of VPHI, which indirectly owns the Lemont, Illinois refinery, as if it took place on January 1, 1999. The combination actually occurred on January 1, 2002.

(2) Refining data for Lake Charles, Corpus Christi, Lemont, Paulsboro and Savannah refineries and 41.25% of the LYONDELL-CITGO refinery.

(3) 2002 capital expenditures include $220 million in spending to rebuild the crude unit at our Lemont refinery due to a fire in 2001.

(4) EBITDA is defined as net income plus interest expense, income taxes, depreciation and amortization. EBITDA is used as a measure of performance by our management and is not a measure of performance under generally accepted accounting principles, or GAAP. While EBITDA should not be considered as a substitute for net income, cash flows from operating activities and other income or cash flow statement data prepared in accordance with GAAP, or as a measure of profitability or liquidity, we disclose it because our management understands that EBITDA is customarily used by certain investors as one measure of a company's ability to service debt. Because EBITDA is not calculated identically by all companies, our presentation may not be comparable to similarly titled measures presented by other companies.

      Shown below is a reconciliation between EBITDA for each of the periods presented in the table and our net income for those periods, as reflected earlier in the table and in our financial statements:

                                                      YEAR ENDED DECEMBER 31,               NINE MONTHS ENDED
                                        ------------------------------------------------    ------------------
                                                                                               SEPTEMBER 30,
                                                                                            ------------------
(IN MILLIONS)                             1999      2000      2001      2002      2003        2003      2004
                                        --------  --------  --------  --------  --------    --------  --------
EBITDA                                  $  558.1  $  881.7  $  978.6  $  649.0  $1,142.8    $  885.4  $1,026.9
  less Interest expense                     94.6      85.6      69.2      67.4     119.7        87.1      98.7
  less Capital lease interest charge        12.7      11.0       9.1       7.0       5.3         3.8       2.5
  less Income taxes                         54.2     182.6     206.2      95.9     245.4       197.7     225.1
  less Depreciation and amortization       274.0     290.5     288.9     298.7     333.6       245.4     270.2
                                        --------  --------  --------  --------  --------    --------  --------
Net income                              $  122.6  $  312.0  $  405.2  $  180.0  $  438.8    $  351.4  $  430.3
                                        ========  ========  ========  ========  ========    ========  ========

      EBITDA for the year ended December 31, 2002 includes the effect of $314 million of business interruption insurance recoveries and $78 million of property damage insurance recoveries that exceeded the net book value of the property destroyed and related expenses. These insurance recoveries were related to a fire that occurred at our Lemont refinery in August 2001 and the resulting shutdown of such refinery until May 2002 for cleanup and rebuild.

      Included in net income and EBITDA shown above are pre-tax insurance recoveries of $52.9 million, $406.6 million, $146.2 million, $146.2 million and $0 for the years ended December 31, 2001, 2002 and 2003 and the nine months ended September 30, 2003 and 2004, respectively.

(5) For the purposes of calculating the ratio of earnings to fixed charges, "earnings" consist of income before income taxes and cumulative effect of accounting changes plus fixed charges (excluding capitalized interest), amortization of previously capitalized interest and certain adjustments to equity in income of affiliates. "Fixed charges" include interest expense, capitalized interest, amortization of debt issuance costs and a portion of operating lease rent expense deemed to be representative of interest.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements attached as an appendix to this prospectus.

EXECUTIVE SUMMARY

      We are in the refining and marketing business. We refine crude oil and other feedstocks into a variety of products which include gasoline, diesel, fuel oil, and jet fuel, petrochemicals and industrial products, lubricants and waxes, and asphalt. Products are transported from our refineries primarily by pipeline and barge and then through terminals to our customers. These products are sold to wholesale marketers, convenience stores, airlines and to other manufacturers as feedstock. We sell more of these products than we refine and as a result, we supplement our own production with purchases from others.

      We evaluate our operating performance by attention to the utilization rates of the refinery equipment, the yield of products from the crude oil input and the cost of other key components such as natural gas and electricity. We evaluate our financial performance by focusing on gross margin, i.e., the sales price of the products above the cost of crude, on products sold. We evaluate the performance of our specialty products such as petrochemicals and lubricants against the alternate use value of the hydrocarbons used to produce these products. In most cases, this alternate use value relates to the price of gasoline.

      Our financial results are a function of making full use of our refining capacity, maintaining margins on the products we sell, operating our facilities in a safe manner and maintaining strong cost control wherever possible. We assess our financial condition by various liquidity measures including interest coverage, debt coverage, debt-to-capitalization, return on capital employed and available, but unused borrowing capacity.

      Our primary opportunities currently are based on enhancing our revenues through increasing our crude oil refining capacity, expanding the processing capacity of other refinery equipment and increasing the sales volume of fuels and asphalt and through reduction of expenses.

      Changes in product quality specifications present the most difficult challenge to our management for the intermediate term. Tier 2 Gasoline, Ultra Low Sulfur Diesel, Group II and III Lube base oils and high performance asphalts are all being required by the market place over the next four to six years. Some of these products are being directly mandated by regulatory agencies, others are the indirect result of regulations, but ultimately our customers will require all these products plus possibly others not currently defined.

      The challenges to being able to supply this new generation of products include: planning and executing multi-million dollar capital projects; financing these projects; and adjusting operating practices and procedures to assure reliable, high quality supplies to our customers. All this must be done without impacting our profit and efficiency improvement initiatives.

      We have taken a systems approach to addressing the need for new quality products. Capital projects at our refineries have been scheduled over several years, taking advantage of flexibility written into the regulations, to avoid extreme capital spending spikes which could create financing difficulties.

      We continue to evaluate technology improvements and believe that by staggering our implementation of new quality fuels production capabilities, we will benefit from technology improvements over time. We have estimated we will spend $971 million dollars in regulatory capital between 2004 and 2008, mostly to produce new quality products. This estimate is based on the cost of current technology. We believe our systems approach to this challenge increases the likelihood that we may reduce this cost.

      The refined products business is inherently volatile, and the primary business risk for any company engaged in the business is a sudden and radical movement in market prices. Another major risk in the refined products business is operational risk, that is the risk of mechanical failure at any operating asset used to serve customers. A final area of risk is political risk. In the short term, geopolitical actions could upset the availability or price of crude oil or products creating market upsets. Over the longer term, changes in laws or regulations could radically increase the cost of being in the refined products business.

      We operate to minimize our exposure to volatility in the refined products market place by avoiding significant inventory positions or forward price commitments.

      We address operating risk first by sound and stringent operating practices and procedures. However, in addition to striving for operational excellence, we carry significant levels of property damage and business interruption insurance. Our success in mitigating the impact of a severe fire at the Lemont, Illinois refinery in 2001 illustrates the value of insurance coverage.

      Political risk is almost impossible to totally avoid. However, our large and diverse refining and distribution system provides the flexibility to react to crude and product shortages should they occur. Our Gulf Coast refineries are complex and flexible enough to process almost any type of crude oil traded on the world market. We can compete for supply with any Gulf Coast refiner. Lemont currently processes primarily Canadian crude, but can be supplied from the U.S. mid-continent or the Gulf Coast if necessary. We also operate product terminals with import capability in New York Harbor, Miami-Fort Lauderdale, Tampa, Boston and a number of other locations if it becomes necessary to further supplement refinery production with increased product imports.

      Political risk associated with increased regulation can only be addressed on an issue specific basis. We are active in several industry and state specific associations to monitor statutory and regulatory trends which might affect the business.

      The refined products business continues to be very competitive. Industry analysts predict demand growth at 1% to 2% per year in the United States for the next five to ten years, creating expansion opportunities for U.S. refineries which are currently operating at near capacity throughput. While this growth trend would appear to be positive for refining and marketing companies, the industry has always exhibited strong competitive tendencies, and recent corporate consolidations have resulted in cost reduction synergies and economies of scale that have at times translated to competitive pricing in the market place.

      As noted above, the production of lower sulfur content fuels and higher quality lubricant base stocks and asphalts appears to be a trend for the future. The high capital requirements associated with facilities equipped to produce these products may lead to further consolidation of refining capacity into the hands of financially strong companies. We will continue to monitor these trends and will take advantage of economic opportunities as they occur.

      Major uncertainties for us generally coincide with market and political risks. While we can only make educated guesses about the future of the refined products market and political actions which might affect us, we can prepare for potential contingencies. By maintaining an adequate level of financial liquidity, by assuring that our refineries and distribution assets are flexible and have multiple sources of supply and by monitoring and analyzing the market on a continuous basis, we believe we are prepared to adjust to most market contingencies in ways that will not have a significant negative impact on our performance or future.

      In February 2003, we issued $550 million of 11-3/8% unsecured senior notes due in 2011, and we closed on a three-year, $200 million senior secured term loan. In July 2003, we made a dividend payment of $500 million to our parent, PDV America. This dividend enabled PDV America to make the principal payment on its $500 million, 7-7/8% senior notes that were due August 1, 2003.

      We have sufficient liquidity (defined as cash, available borrowing capacity and access to an accounts receivable sales facility) to maintain our current operations and to complete capital projects that are underway. Liquidity at September 30, 2004 was approximately $1,001 million.

OVERVIEW

      Petroleum refining industry operations and profitability are influenced by a large number of factors, some of which individual petroleum refining and marketing companies cannot control. Governmental regulations and policies, particularly in the areas of taxation, energy and the environment (see "Business -- Environment and Safety"), have a significant impact on petroleum activities, regulating how companies conduct their operations and formulate their products. Demand for crude oil and refined products is largely driven by the condition of local and worldwide economies, although weather patterns and taxation relative to other energy sources also play a significant part. Our consolidated operating results are affected by these industry-specific factors and by company-specific factors, such as the success of marketing programs and refinery operations.

      The earnings and cash flows of companies engaged in the refining and marketing business in the United States are primarily dependent upon producing and selling quantities of refined products at margins sufficient to cover fixed and variable costs. The refining and marketing business is characterized by high fixed costs resulting from the significant capital outlays associated with refineries, terminals and related facilities. This business is also characterized by substantial fluctuations in variable costs, particularly costs of crude oil, feedstocks and blending components, and in the prices realized for refined products. Crude oil and refined products are commodities whose price levels are determined by market forces beyond our control.

      In general, prices for refined products are influenced by the price of crude oil, feedstocks and blending components, inventory levels and consumer demand. Although an increase or decrease in the price for crude oil, feedstocks and blending components generally results in a corresponding increase or decrease in prices for refined products, inventory levels and consumer demand can create a lag in the realization of the corresponding increase or decrease in prices for refined products. The effect of changes in crude oil prices on our consolidated operating results therefore depends in part on how quickly refined product prices adjust to reflect these changes. Although the pricing formulas under our crude supply agreements with PDVSA are designed to provide a measure of stability to our refining margins, we receive only approximately 50% of our crude oil requirements under these agreements. Therefore, a substantial or prolonged increase in crude oil prices without a corresponding increase in refined product prices, or a substantial or prolonged decrease in refined product prices without a corresponding decrease in crude oil prices, or a substantial or prolonged decrease in demand for refined products could have a significant negative effect on our earnings and cash flows.

      We also purchase significant volumes of refined products to supplement the production from our refineries to meet marketing demands and to optimize distribution. Our earnings and cash flows are also affected by the cyclical nature of petrochemical prices. As a result of the factors described above, our earnings and cash flows may experience substantial fluctuations. Inflation was not a significant factor in our operations during the three years ended December 31, 2003, and we have not observed any significant change in the nine months ended September 30, 2004.

      The cost and available coverage level of property damage and business interruption insurance to us is driven, in part, by company specific and industry factors. It is also affected by national and international events. Our present environment is one characterized by increased cost of coverage, higher deductibles, and some restrictions in coverage terms. This has the potential effect of lower profitability in the near term.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires that management apply accounting policies and make estimates and assumptions that affect results of operations and the reported amounts of assets and liabilities. The following areas are those that management believes are important to the financial statements and which require significant judgment and estimation because of inherent uncertainty.

      Environmental Expenditures. The costs to comply with environmental regulations are significant. Environmental expenditures incurred currently that relate to present or future revenues are expensed or capitalized as appropriate. Expenditures that relate to an existing condition caused by past operations and that do not contribute to current or future revenue generation are expensed. We constantly monitor our compliance with environmental regulations and respond promptly to issues raised by regulatory agencies. Liabilities are recorded when environmental assessments and/or cleanups are probable and the costs can be reasonably estimated. Environmental liabilities are not discounted to their present value and are recorded without consideration of potential recoveries from third parties. Subsequent adjustments to estimates, to the extent required, may be made as more refined information becomes available.

      Litigation and Injury Claims. Various lawsuits and claims arising in the ordinary course of business are pending against us. The status of these lawsuits and claims are continually reviewed by external and internal legal counsel. These reviews provide the basis for which we determine whether or not to record accruals for potential losses. Accruals for losses are recorded when, in management's opinion, such losses are probable and reasonably estimable. If known lawsuits and claims were to be determined in a manner adverse to us, and in amounts greater than our accruals, then such determinations could have a material adverse effect on our results of operations in a given reporting period.

      Health Care Costs. The cost of providing health care to current employees and retired employees continues to increase at a significant rate. Historically, we have absorbed the majority of these cost increases which reduce profitability and increase our liability. There is no indication that the trend of increasing health care costs will be reversed in future periods. Recent federal legislation introduced a prescription drug benefit under Medicare as well as a federal subsidy to sponsors of certain retiree health care benefit plans. The net expenditure and the liability for postretirement healthcare benefits will be reduced as a result of this legislation. Our liability for such health care costs is based on actuarial calculations that could be subject to significant revision as the underlying assumptions regarding future health care costs and interest rates change.

      Pensions. Our pension cost and liability are based on actuarial calculations, which are dependent on assumptions concerning discount rates, expected rates of return on plan assets, employee turnover, estimated retirement dates, salary levels at retirement and mortality rates. In addition, differences between actual experience and the assumptions also affect the actuarial calculations. While management believes that the assumptions used are appropriate, differences in actual experience or changes in assumptions may significantly affect our future pension cost and liability.

RESULTS OF OPERATIONS

   FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2004 AND 2003

                                                                                     INCREASE
                                                                                     (DECREASE)         INCREASE
                                                   NINE MONTHS ENDED SEPT. 30,         OVER            (DECREASE)
                                                   2004                2003            2003           OVER 2003 (%)
                                                   ----                ----            ----           -------------
                                                                 ($ IN MILLIONS)
Net sales ..................................       $ 23,292.9       $ 18,595.5       $  4,697.4
Sales to affiliates ........................            306.8            303.6              3.2
                                                   ----------       ----------       ----------
                                                     23,599.7         18,899.1          4,700.6                 25%
                                                   ----------       ----------       ----------
Equity in earnings of affiliates ...........            166.2             80.0             86.2
Insurance recoveries .......................               --            146.2           (146.2)
Other income (expense), net ................              2.1             16.9           (14.80)
                                                   ----------       ----------       ----------
                                                     23,768.1         19,142.1          4,626.0                 24%
                                                   ----------       ----------       ----------
Cost of sales and operating expenses .......         22,792.6         18,284.0          4,508.6
Selling, general and administrative expenses            218.8            218.1               .7
Interest expense, excluding capital lease ..             98.7             87.1            11.60
Capital lease interest charge ..............              2.5              3.8             (1.3)
                                                   ----------       ----------       ----------
                                                     23,112.6         18,593.1          4,519.5                 24%
                                                   ----------       ----------       ----------
Income before income taxes .................            655.4            549.0            106.4
Income taxes ...............................            225.1            197.7             27.4
                                                   ----------       ----------       ----------
Net income .................................       $    430.3       $    351.4       $     78.9                 23%
                                                   ==========       ==========       ==========
Gulf Coast 3/2/1 crack spread ($ per bbl)(1)       $     7.12       $     4.75       $     2.37                 50%
Average price per gallon of gasoline(2) ....       $     1.22       $     0.95       $     0.27                 28%
Average cost per barrel of crude oil(3) ....       $    34.45       $    27.15       $     7.30                 27%

----------

(1) The Gulf Coast 3/2/1 crack spread is the value of two-thirds barrel of gasoline plus one-third barrel of distillate minus one barrel of crude (West Texas Intermediate, or WTI). Heavy crude refiners also evaluate the light/heavy crude spread (WTI versus Maya). The sum of these benchmarks is the heavy crack spread. During the third quarter of 2004, the heavy crack spread was $17.91 per barrel versus $11.00 per barrel during the third quarter of 2003. The values used to calculate the Gulf Coast 3/2/1 crack spread and the heavy crack spread are obtained from Platts using an average of daily prices for the nine month period ended September 30, 2004 (excluding weekends and holidays).

(2) The average price per gallon of gasoline is based on our gasoline sales revenues divided by our gasoline sales volume. See the "Sales Revenue and Volumes" table that follows.

(3) The average cost per barrel of crude oil is based on our crude oil cost divided by our refinery crude inputs. See the "Cost of Sales and Operating Expenses" table that follows.

      Sales revenues and volumes. Sales increased $4.7 billion, or approximately 25%, in the ninth-month period ended September 30, 2004 as compared to the same period in 2003. This increase was primarily due to an increase in average sales price of 26%. The following table summarizes the sources of our sales revenues and sales volumes for the ninth-month periods ended September 30, 2004 and 2003:

                           SALES REVENUES AND VOLUMES

                                          NINE MONTHS ENDED     NINE MONTHS ENDED
                                            SEPTEMBER 30,         SEPTEMBER 30,
                                         ------------------     -----------------
                                          2004       2003        2004       2003
                                         -------    -------     ------     ------
                                                                   (GALLONS IN
                                          ($ IN MILLIONS)           MILLIONS)
Gasoline .............................   $13,303    $10,727     10,889     11,272
Jet fuel .............................     1,882      1,451      1,736      1,734
Diesel/#2 fuel .......................     4,594      4,043      4,396      4,762
Asphalt ..............................       723        514        983        689
Petrochemicals and industrial products     2,503      1,653      2,214      1,915
Lubricants and waxes .................       517        448        214        194
                                         -------    -------     ------     ------
  Total refined product sales ........    23,522     18,836     20,432     20,566
Other sales ..........................        78         63         --         --
                                         -------    -------     ------     ------
  Total sales ........................   $23,600    $18,899     20,432     20,566
                                         =======    =======     ======     ======

      Equity in earnings of affiliates. The table below shows the changes during the ninth months ended September 30, 2004 compared to the same period in 2003 in the equity in earnings of affiliates. The increase in LYONDELL-CITGO's earnings in the first nine months of 2004 as compared to the same period in 2003 was due primarily to higher margins on crude oil refining and aromatics. LYONDELL-CITGO also benefited from higher crude processing rates in the first nine months of 2004 as compared to the same period in 2003.

                         NINE MONTHS
                            ENDED
                         SEPTEMBER 30,     INCREASE
                       ----------------    (DECREASE)
                        2004      2003     OVER 2003
                       ------    ------    ---------
                             ($ IN MILLIONS)
LYONDELL-CITGO .....   $  134    $   57      $   77
Pipeline investments       29        26           3
Other ..............        3        (3)          6
                       ------    ------      ------
  Total ............   $  166    $   80      $   86
                       ======    ======      ======

      Cost of sales and operating expenses. The following table summarizes our cost of sales and operating expenses for the nine-month periods ended September 30, 2004 and 2003:

                      COST OF SALES AND OPERATING EXPENSES

                                                              NINE MONTHS ENDED
                                                                SEPTEMBER 30,
                                                              -----------------
                                                               2004      2003
                                                              -------   -------
                                                               ($ IN MILLIONS)
Crude oil .................................................   $ 6,417   $ 5,110
Refined products ..........................................    12,830    10,409
Intermediate feedstocks ...................................     1,991     1,420
Refining and manufacturing costs ..........................     1,123       963
Other operating costs and expenses and inventory changes...       432       382
                                                              -------   -------
      Total cost of sales and operating expenses ..........   $22,793   $18,284
                                                              =======   =======

      We purchase refined products to supplement the production from our refineries in order to meet marketing demands and to optimize distribution. Refined product purchases represented 56% and 57% of total cost of sales for the nine month periods ended September 30, 2004 and 2003, respectively. Margins on purchased products, on average, are lower than margins on refinery produced products because refinery produced products benefit from the whole supply chain upgrade and purchased refined products do not. However, purchased products are not segregated from our produced products and margins may vary due to market conditions and other factors beyond our control. In the near term, other than normal refinery turnaround maintenance, we do not anticipate operational actions or market conditions which might cause a material change in anticipated purchased product requirements; however, there could be events beyond our control which impact the volume of refined products purchased. See also "Forward-Looking Statements."

      Gross margin. Gross margin increased approximately one cent per gallon in the nine months ended September 30, 2004 compared to the same period in 2003. Gross margin for the nine months ended September 30, 2004 was approximately 4.0 cents per gallon compared to the gross margin of approximately 3.0 cents per gallon for the same period in 2003.

      Revenue per gallon increased approximately 26% for the first nine months of 2004 compared to the first nine months of 2003. Cost of sales and operating expenses per gallon for the nine months ended September 30, 2004 increased approximately 25% compared to the same period in 2003.

      A change in the price of crude oil, feedstocks and blending products generally results in a corresponding change in the sales price of refined products. The impact of changes in crude oil and feedstock prices on our consolidated income before taxes depends, in part, on how quickly refined product prices are adjusted to reflect these changes in feedstock costs.

      Gross margin for the nine months ended September 30, 2004 increased 33% over the same period for 2003. Although industry heavy crack spreads during the first nine months of 2004 were 47% higher than 2003, we did not capture the full benefit of improved industry margins in the nine months ended September 30, 2004 due to the heavy turnaround activities at our fuels refineries during the first quarter of 2004.

      Selling, general and administrative expenses. Selling, general and administrative expenses increased $1 million, from $218 million in the first nine months of 2003 to $219 million in the first nine months of 2004.

      Interest expense. Interest expense, including capital lease interest charge, increased $10 million in the nine-month period ended September 30, 2004 as compared to the same period in 2003. The increase in the nine month period ended September 30, 2004 was primarily due to the net increase in the average outstanding debt balance and higher overall interest rates resulting from the issuance in February 2003 of the $550 million 11-3/8% senior notes and the closing of the $200 million secured term loan which was based on a floating rate. In addition, a $4 million prepayment penalty included in interest expense, was paid in the second quarter of 2004 in connection with the early retirement of the senior secured term loan.

 FOR THE THREE YEARS ENDED DECEMBER 31, 2003

      The following table summarizes our sales revenues and volumes.

                           SALES REVENUES AND VOLUMES

                                       YEAR ENDED DECEMBER 31,       YEAR ENDED DECEMBER 31,
                                     ---------------------------   ---------------------------
                                      2003      2002      2001      2003      2002      2001
                                     -------   -------   -------   -------   -------   -------
                                           ($ IN MILLIONS)            (GALLONS IN MILLIONS)
Gasoline .........................   $14,320   $11,758   $11,316    15,257    15,026    13,585
Jet fuel .........................     1,951     1,402     1,660     2,315     2,003     2,190
Diesel/#2 fuel ...................     5,287     3,462     3,984     6,238     5,031     5,429
Asphalt ..........................       711       597       502       990       902       946
Petrochemicals and industrial
  products .......................     2,272     1,485     1,490     2,643     2,190     2,297
Lubricants and waxes .............       598       561       536       261       261       240
                                     -------   -------   -------   -------   -------   -------

  Total refined product sales ....    25,139    19,265    19,488    27,704    25,413    24,687

Other sales ......................        77        93       113        --        --        --
                                     -------   -------   -------   -------   -------   -------
  Total sales ....................   $25,216   $19,358   $19,601    27,704    25,413    24,687
                                     =======   =======   =======   =======   =======   =======

The following table summarizes our cost of sales and operating expenses.

                      COST OF SALES AND OPERATING EXPENSES

                                                                  YEAR ENDED DECEMBER 31,
                                                               ---------------------------
                                                                2003      2002      2001
                                                               -------   -------   -------
                                                                     ($ IN MILLIONS)
Crude oil ..................................................   $ 6,807   $ 5,098   $ 4,898
Refined products ...........................................    14,075    11,077    10,686
Intermediate feedstocks ....................................     1,657     1,489     1,496
Refining and manufacturing costs ...........................     1,307     1,233     1,113
Other operating costs and expenses and inventory changes ...       545       314       542
                                                               -------   -------   -------
  Total cost of sales and operating expenses ...............   $24,391   $19,211   $18,735
                                                               =======   =======   =======

 RESULTS OF OPERATIONS -- 2003 COMPARED TO 2002

      Sales revenues and volumes. Sales increased $5.9 billion, representing a 30% increase from 2002 to 2003. This was due to an increase in average sales price of 19% and an increase in sales volume of 9%. The primary volume increase was in diesel/#2 fuel sales. We had an increase in refinery production of diesel/#2 fuel sales due primarily to the recovery of the Lemont, Illinois refinery, as well as increased availability of product from our related parties' refineries. See "Related Party Transactions." This along with an increase in marketing demand led to an increase in sales of diesel/#2 fuel. See Sales Revenues and Volumes table above.

      Equity in earnings of affiliates. Equity in earnings of affiliates increased by approximately $17 million, or 17%, from $101 million in 2002 to $118 million in 2003. The increase was primarily attributable to an increase of $7 million from our investment in pipelines, an increase of $6 million from our investment in LYONDELL-CITGO and other earnings from affiliates of $4 million.

      Insurance recoveries. We recorded insurance recoveries of $146 million in 2003 compared to $407 million in 2002. The recoveries related primarily to a fire which occurred on August 14, 2001 at the Lemont refinery. These recoveries are, in part, reimbursements for expenses incurred in 2002 and 2001 to mitigate the effect of the fire on our earnings. We do not expect any additional insurance recoveries related to the Lemont fire.

      Other income (expense) net. Other income (expense) increased $35 million from $(20) million in 2002 to $15 million in 2003. The change relates primarily to miscellaneous income recorded during 2003 for the sale of use tax credits and a gain on the early retirement of debt. In contrast, during 2002, miscellaneous expenses were recorded primarily relating to the loss on the sale and retirement of assets.

      Cost of sales and operating expenses. Cost of sales and operating expenses increased by $5.2 billion, or 27%, from 2002 to 2003. The increase is due primarily to a 34% increase in crude oil purchases and a 27% increase in refined product purchases. The increase in crude oil purchases is due to an increase in crude oil prices and an increase in volumes purchased, which is due to the Lemont refinery's increased utilization during 2003. The increase in refined product purchases is due largely to the increase in refined product prices during 2003. See Cost of Sales and Operating Expenses table above.

      We purchase refined products to supplement the production from our refineries in order to meet marketing demands and resolve logistical issues. Refined product purchases represented 58% of cost of sales for both 2003 and 2002. These refined product purchases included purchases from LYONDELL-CITGO and HOVENSA, L.L.C. ("HOVENSA"). Margins on purchased products, on average, are lower than margins on refinery produced products because refinery produced products benefit from the whole supply chain upgrade and purchased refined products do not. However, purchased products are not segregated from our produced products and margins may vary due to market conditions and other factors beyond our control. In the near term, other than normal refinery turnaround maintenance, we do not anticipate operational actions or market conditions which might cause a material change in anticipated purchased product requirements; however, there could be events beyond our control which impact the volume of refined products purchased. See also "Forward-Looking Statements."

      Gross margin. The gross margin for 2003 was $825 million, or 3.3% of net sales, compared to $147 million or 0.8% of net sales, for 2002. The gross margin increased from 0.6 cents per gallon in 2002 to 3.0 cents per gallon in 2003 as a result of general market conditions and a high utilization rate of refining capacity.

      Selling, general and administrative expenses. Selling, general and administrative expenses increased $11 million, or 4% in 2003. The increase is primarily related to an increase in benefit costs, incentive compensation, and expenses related to an early retirement program.

      Interest expense. Interest expense increased by $52 million or 78% in 2003. This was due primarily to the net increase in the outstanding debt balance and higher overall interest rates resulting from the issuance of the $550 million senior notes and the closing of the $200 million secured term loan in February 2003.

      Income taxes. Our provision for income taxes in 2003 was $245 million, representing an effective tax rate of 36%. In 2002, our provision for income taxes was $96 million, representing an effective tax rate of 35%.

 RESULTS OF OPERATIONS -- 2002 COMPARED TO 2001

      Sales revenues and volumes. Sales decreased $243 million, representing a 1% decrease from 2001 to 2002. This was due to a decrease in average sales price of 4% offset by an increase in sales volume of 3%. See Sales Revenues and Volumes table above.

      Equity in earnings of affiliates. Equity in earnings of affiliates decreased by approximately $8 million, or 7% from $109 million in 2001 to $101 million in 2002. An increase in earnings of $4 million attributable to LYONDELL-CITGO was more than offset by a $12 million reduction in earnings from our other investments. For the year ended December 31, 2002, LYONDELL-CITGO constituted a significant investment for us in a 50-percent-or-less-owned person under SEC regulations.

      Insurance recoveries. The insurance recoveries of $407 million and $53 million included in the years ended December 31, 2002 and 2001, respectively, relate primarily to a fire which occurred on August 14, 2001 at the Lemont refinery. These recoveries are, in part, reimbursements for expenses incurred in 2002 and 2001 to mitigate the effect of the fire on our earnings. We expect to recover additional amounts related to this event subject to final settlement negotiations.

      Other income (expense), net. Other income (expense) increased $38 million, or 66% from $(58) million in 2001 to $(20) million in 2002. The increase is due primarily to the fact that during 2001 we recorded property losses and related expenses totaling $54 million in other income (expense) related to fires at the Lemont refinery and the Lake Charles refinery.

      Cost of sales and operating expenses. Cost of sales and operating expenses increased by $476 million, or 3%, from 2001 to 2002. See Cost of Sales and Operating Expenses table above.

      We purchase refined products to supplement the production from our refineries in order to meet marketing demands and resolve logistical issues. Refined product purchases represented 58% of cost of sales for 2002 and 57% for 2001. These refined product purchases included purchases from LYONDELL-CITGO and HOVENSA. Margins on purchased products, on average, are lower than margins on refinery produced products because refinery produced products benefit from the whole supply chain upgrade and purchased refined products do not. However, purchased products are not segregated from our produced products and margins may vary due to market conditions and other factors beyond our control. In the near term, other than normal refinery turnaround maintenance, we do not anticipate operational actions or market conditions which might cause a material change in anticipated purchased product requirements; however, there could be events beyond our control which impact the volume of refined products purchased. See also "Forward-Looking Statements."

      Gross margin. The gross margin for 2002 was $147 million, or 0.8% of net sales, compared to $867 million, or 4.4% of net sales, for 2001. The gross margin decreased from 3.5 cents per gallon in 2001 to 0.6 cents per gallon in 2002 as a result of general market conditions and factors relating specifically to us including operating problems, weather related shut downs and force majeure under crude oil supply contracts with PDVSA.

      Selling, general and administrative expenses. Selling, general and administrative expenses decreased $7 million, or 2% in 2002, primarily as a result of a decrease in compensation offset in part by increases in marketing expenses.

      Interest expense. Interest expense decreased $2 million, or 3% in 2002, primarily due to the decline in interest rates on our variable rate debt.

      Income taxes. Our provision for income taxes in 2002 was $96 million, representing an effective tax rate of 35%. In 2001, our provision for income taxes was $206 million, representing an effective tax rate of 35%.

LIQUIDITY AND CAPITAL RESOURCES

      The following summarizes cash flows during the nine-month periods ended September 30, 2004 and 2003 and the years ended December 31, 2003 and 2002:

                                      NINE MONTHS ENDED      YEAR ENDED
                                        SEPTEMBER 30,        DECEMBER 31,
                                      -----------------   ----------------
                                       2004      2003      2003      2002
                                      ------    ------    ------    ------
                                                 ($ IN MILLIONS)
Net cash provided by/(used in):

 Operating activities .............   $  697    $  846    $  995    $  818
 Investing activities .............     (242)     (332)     (418)     (789)
 Financing activities .............     (187)     (416)     (408)     (101)

 CASH PROVIDED BY OPERATING ACTIVITIES

      Consolidated net cash provided by operating activities totaled approximately $697 million for the nine-month period ended September 30, 2004. Operating cash flows were derived primarily from net income of $430 million, depreciation and amortization of $270 million, distributions in excess of equity in earnings of affiliates of $76 million, decrease in deferred taxes of $4 million, and changes in operating assets and liabilities of $(92) million. The more significant changes in operating assets and liabilities include an increase in notes and accounts receivable and an increase in noncurrent assets offset, in part, by an increase in current liabilities and an increase in income taxes payable.

      Consolidated net cash provided by operating activities totaled approximately $995 million in 2003. Operating cash flows were derived primarily from net income of $439 million, depreciation and amortization of $334 million, deferred income taxes of $160 million, distributions in excess of equity in earnings of affiliates of $100 million and changes in working capital of $(71) million. The change in working capital is primarily the result of increases in accounts receivable and due from affiliates and decreases in accounts payable offset, in part, by decreases in inventory. The change in deferred income taxes is due primarily to changes in the alternative minimum tax credit carryforward and net operating loss carryforwards as well as recent legislation that allows increased depreciation to be taken for tax purposes. The change in distributions in excess of equity in earnings of affiliates is primarily due to the cash distributions received in 2003 from LYONDELL-CITGO, of which approximately $75 million related to distributions which were payable to us at December 31, 2002. Accounts receivable increased primarily due to the fact that zero accounts receivable had been sold under our accounts receivable sales facility at December 31, 2003 while $125 million had been sold under this facility at December 31, 2002. The decrease in accounts payable was primarily attributable to payables outstanding at the end of 2002 relating to both capital and turnaround projects at the Lemont, Illinois refinery. Inventories decreased as a result of management's decision to reduce inventory volume to more closely meet current operating requirements.

 CASH USED IN INVESTING ACTIVITIES

      Net cash used in investing activities in the nine month period ended September 30, 2004 totaled $243 million consisting primarily of capital expenditures of $227 million. Net cash used in investing activities in 2003 totaled $418 million consisting primarily of capital expenditures of $414 million. These capital expenditures consisted of:

                                      FOR THE NINE MONTHS
                                      ENDED SEPTEMBER 30,   FOR THE YEAR ENDED
                                             2004           DECEMBER 31, 2003
                                      -------------------   ------------------
                                                  ($ IN MILLIONS)
Regulatory requirements ...........           $ 76                  $253
Maintenance capital projects ......             64                    55
Strategic capital expenditures ....             87                   106
                                              ----                  ----
Total capital expenditures ........           $227                  $414
                                              ====                  ====

      See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" in our Form 10-K for the year ended December 31, 2003 for additional information concerning projected capital expenditures.

 CASH USED IN FINANCING ACTIVITIES

      Net cash used in financing activities totaled $187 million for the nine-month period ended September 30, 2004, consisting primarily of the early retirement of the senior secured term loan of $200 million, the payment of $20 million on master shelf agreement notes and $25 million on taxable bonds. These payments were offset by proceeds of approximately $62 million from the issuance of tax-exempt bonds.

      Net cash used by financing activities in 2003 totaled $408 million, consisting primarily of dividend payments of $501 million to PDV America; the repayments of $279 million on revolving bank loans; the repurchase of $93 million of tax-exempt bonds; the repurchase of $90 million of taxable bonds; the repurchase of $50 million of our 7-7/8% senior notes due 2006 for a cash payment of $47.5 million; the payment of $50 million on master shelf agreement notes; the repayment of loans from affiliates of $39 million; $20 million in debt issuance costs associated with the 11-3/8% senior notes due 2011, the senior secured loan, and the repurchase of taxable and tax-exempt bonds; capital lease payments of $24 million; and $11 million repayments on private placement senior notes. These payments were offset by proceeds from our senior secured term loan of $200 million and the proceeds from our 11-3/8% senior notes due in 2011 of $547 million. We intend to use the net proceeds of this offering, together with cash on hand, to repay the senior secured term loan and to repurchase and retire our outstanding 11-3/8% senior notes due 2011 through a tender offer.

 CAPITAL RESOURCES AND EXPENDITURES

      As of September 30, 2004, capital resources available to us included cash on hand totaling $470 million generated by operations and other sources, and available borrowing capacity under our revolving credit agreement of $256 million.

      On October 22, 2004, we issued $250 million aggregate principal amount of our 6% unsecured senior notes due October 15, 2011. On that date, we used the net proceeds from that note issue, together with cash on hand, to repurchase approximately $540 million aggregate principal amount of our 11-3/8% senior notes due 2011 that had been tendered to us in accordance with a tender offer we made for those notes. We also received the necessary consents of the holders of those notes to amend the indenture governing those notes to remove substantially all of the restrictive covenants and specified events of default. We will record, as charges to interest expense in the fourth quarter of 2004, a $121.9 million tender premium, $10.6 million unamortized fees and $2.7 million unamortized discounts. However, this transaction will reduce annual interest expense by approximately $50 million and our weighted average cost of fixed rates borrowing was reduced from 8.8% to 6.7%. In addition, this transaction removes the restrictive covenants provided for in the $550 million 11-3/8% senior notes.

      Our various debt instruments require maintenance of a specified minimum net worth and impose restrictions on our ability to:

      - incur additional debt unless we meet specified interest coverage and debt to capitalization ratios;

      -     place liens on our property, subject to specified exceptions;

      -     sell assets, subject to specified exceptions;

      - make restricted payments, including dividends, repurchases of capital stock and specified investments; and

      -     merge, consolidate or transfer assets.

      We are in compliance with our covenants under our debt financing arrangements at September 30, 2004.

      Upon the occurrence of a change of control of our company, as defined in the indenture governing our 6% senior notes due 2011, coupled with a rating decline on these notes, the holders of those notes have the right to require us to repurchase them at a price equal to 101% of the principal amount plus accrued interest. See "Description of the Notes -- Change of Control Triggering Event." In addition, our bank credit agreements and the reimbursement agreements governing various of the letters of credit issued to provide liquidity support for our tax-exempt bonds provide that, unless lenders holding two-thirds of the commitments thereunder otherwise agree, a change in control of our Company, as defined in those agreements, will constitute a default under those credit agreements.

      Capital expenditure projected amounts for 2004 and 2005 through 2008 are as follows:

                  CAPITAL EXPENDITURES -- 2004 THROUGH 2008(1)

                                 2004      2005-2008
                               PROJECTED   PROJECTED    TOTAL
                               ---------   ---------   --------
                                      ($ IN MILLIONS)
Strategic ..................   $     145   $     694   $    839
Maintenance ................         114         388        502
Regulatory/environmental ...         105         866        971
                               ---------   ---------   --------
    Total ..................   $     364   $   1,948   $  2,312
                               =========   =========   ========

------------

(1) These estimates may change as future regulatory events unfold. See "Forward-Looking Statements."

Estimated capital expenditures necessary to comply with the Clean Air Act and other environmental laws and regulations are summarized below. See "Forward-Looking Statements."

                                     2004   2005   2006   2007   2008   TOTAL
                                     ----   ----   ----   ----   ----   -----
                                                 ($ IN MILLIONS)
Tier 2 gasoline(1) ...............   $ 39   $ 60   $ 54   $ --   $ --   $153
Ultra low sulfur diesel(2) .......      9     47    121     45    120    342
Other environmental(3) ...........     57    154    146     42     77    476
                                     ----   ----   ----   ----   ----   ----
Total regulatory/environmental ...   $105   $261   $321   $ 87   $197   $971
                                     ====   ====   ====   ====   ====   ====

--------------

(1) In February 2000, the EPA promulgated the Tier 2 Motor Vehicle Emission Standards Final Rule for all passenger vehicles, establishing standards for sulfur content in gasoline. These regulations mandate that the average sulfur content of gasoline for highway use produced at any refinery not exceed 30 parts per million during any calendar year by January 1, 2006, with a phase-in beginning January 1, 2004. In order to comply with these regulations, we are installing additional hydroprocessing facilities at our refineries. (Hydroprocessing facilities remove sulfur from oil by means of a chemical reaction which occurs when the oil is mixed with hydrogen, heated and processed over a catalyst.)

(2) Spending on Ultra Low Sulfur Diesel ("ULSD") assumes ULSD for on-road diesel in 2006 and ULSD for off-road diesel use in 2008. The ULSD program will require us to make additional capital investments at our refineries. The estimates shown here are based on the installation of traditional hydroprocessing facilities. We continue to evaluate new technological innovations which may reduce the required investment.

(3) Other environmental spending assumes approximately $308 million in spending during the period shown in the table to comply with New Source Review standards under the Clean Air Act. Aggregate spending to comply with these standards is estimated to be $320 million.

      We believe that we will have sufficient resources to carry out planned capital spending programs, including regulatory and environmental projects in the near term, and to meet currently anticipated future obligations and other planned expenditures as they arise. We periodically evaluate other sources of capital in the marketplace and anticipate that long-term capital requirements will be satisfied with current capital resources and future financing arrangements, including the issuance of debt securities. Our ability to obtain such financing will depend on numerous factors, including market conditions, compliance with existing debt covenants and our perceived creditworthiness at that time. See also "Forward-Looking Statements."

      We are a member of the PDV Holding consolidated Federal income tax return. We have a tax allocation agreement with PDV Holding, which is designed to provide PDV Holding with sufficient cash to pay its consolidated income tax liabilities. See our audited consolidated financial statements -- notes 1 and 4, which are included in this prospectus.

      Three of our affiliates entered into agreements to advance excess cash to us from time to time under demand notes. These notes provide for maximum amounts of $10 million from PDV Texas, $30 million from PDV America and $10 million from PDV Holding. At September 30, 2004 and December 31, 2003, there was no outstanding balance on these notes.

      We have outstanding letters of credit that support taxable and tax-exempt bonds that were issued previously for our benefit. During 2003, we repurchased $90 million of taxable bonds and $165 million of tax-exempt bonds due to the non-renewal of these letters of credit. We have not repurchased any bonds in 2004. We will seek to reissue these bonds, with replacement letters of credit in support or, alternatively, we will seek to replace these bonds with new bonds that will not require letter of credit support. As of September 30, 2004, we have reissued approximately $110 million of the bonds that were repurchased during 2003. As of September 30, 2004, we have an additional $93 million of letters of credit outstanding that back or support other bond issues that we have issued through governmental entities, which are subject to renewal during the period ending December 31, 2004.

      As of September 30, 2004, we had an effective shelf registration with the SEC under which we could have publicly offered up to $400 million principal amount of debt securities. Due to our current credit ratings, the shelf registration statement is not presently available.

      Our senior unsecured debt ratings, which we expect will apply to the notes, as currently assessed by the three major debt rating agencies, are as follows:

                                                             RATINGS
                                            UNSECURED     OUTLOOK/WATCH
                                            ---------     -------------
Moody's Investor's Services..............      Ba2           Positive
Standard & Poor's Ratings Group..........      BB             Stable
Fitch Investors Services, Inc............      BB             Stable

      On February 28, 2003, an accounts receivable sales facility was established. This facility allows for the non-recourse sale of certain accounts receivable to independent third parties. A maximum of $275 million in accounts receivable may be sold at any one time. As of September 30, 2004, zero receivables had been sold under this facility.

      Our debt instruments do not contain any covenants that trigger increased costs or burdens as a result of an adverse change in our securities ratings. However, certain of our guarantee agreements, which support approximately $33 million of letters of credit of PDV Texas, an affiliate, require us to cash collateralize the applicable letters of credit upon a reduction of our credit rating below a stated level.

      As of September 30, 2004, on an as adjusted basis after giving effect to this offering, our liquidity would have been approximately $576 million, consisting of $45 in cash, $256 million available borrowing capacity under our revolving credit agreement and $275 million in accounts receivable which could be sold to third parties under our accounts receivable sales facility. We believe that we have adequate liquidity from existing sources to support our operations for the foreseeable future.

 CONTRACTUAL OBLIGATIONS AND COMMERCIAL COMMITMENTS

      The following table summarizes future payments for our contractual obligations at December 31, 2003.

                             CONTRACTUAL OBLIGATIONS
                              AT DECEMBER 31, 2003

                                                 2004     2005     2006     2007     2008    THEREAFTER
                                                ------   ------   ------   ------   ------   ----------
                                                                   ($ IN MILLIONS)
Long-term debt(1) ...........................   $   31   $   11   $  401   $   50   $   45     $  935
Capital lease obligations(2) ................        6        6        6        6        6         11
Operating leases(3) .........................      105       61       42       21       15         16
Estimated crude purchase obligations(4) .....    2,669    2,663    2,384    1,558    1,561      4,933
Estimated product purchase obligations(5) ...    5,517    4,734    4,543    4,485    4,595          *
Estimated capital project spending
    commitments .............................      126        -        -        -        -          -
Other commitments(6) ........................      310      309      257      190      190      1,211
                                                ------   ------   ------   ------   ------     ------
Total contractual cash obligations ..........   $8,764   $7,784   $7,633   $6,310   $6,412     $7,106
                                                ======   ======   ======   ======   ======     ======

--------------

(1) Includes maturities of principal, but excludes interest payments. On an as adjusted basis after giving effect to this offering and the repayment of our $200 million senior secured term loan, our long-term debt obligations would have been $31 million, $11 million, $201 million, $50 million, $45 million and $642 million in 2004, 2005, 2006, 2007, 2008 and thereafter, respectively.

(2)   Includes amounts classified as interest.

(3) Represents future minimum lease payments for noncancelable operating leases.

(4) Represents an estimate of contractual crude oil purchase commitments which assure a portion of our supply requirements. These supply contracts specify minimum volumes to be purchased. Prices were estimated using actual prices paid in December 2003.

(5) Represents an estimate of contractual refined product purchase commitments which assure a portion of our supply requirements. These supply contracts specify minimum volumes to be purchased. Prices were estimated using actual prices paid in December 2003 or December 2003 market prices, as appropriate.

(6) Represents an estimate of contractual commitments to purchase various commodities and services including hydrogen, electricity, steam, fuel gas and vessel freight service.

* We intend to continue purchasing a portion of our refined product supply from related parties. Such purchases currently amount to approximately $5 billion annually.

      See our audited consolidated financial statements -- notes 4, 10 and 14, which are included in this prospectus.

      The following table summarizes our contingent commitments at December 31, 2003.

                          OTHER COMMERCIAL COMMITMENTS
                              AT DECEMBER 31, 2003

                                      2004   2005   2006   2007   2008   THEREAFTER
                                      ----   ----   ----   ----   ----   ----------
                                                   ($ IN MILLIONS)
Letters of credit(1) ..............   $  4   $ --   $ --   $ --   $ --   $    --
Guarantees ........................     39      1      2     --     11        --
Surety bonds ......................     68      2      2     --     --        --
                                      ----   ----   ----   ----   ----   -------
Total commercial commitments ......   $111   $  3   $  4    $--   $ 11   $    --
                                      ====   ====   ====   ====   ====   =======

-----------

(1) We have outstanding letters of credit totaling approximately $225 million, which includes $221 million related to our tax-exempt and taxable revenue bonds included in long-term debt in the table of contractual obligations above.

      See our audited consolidated financial statements -- note 13, which are included in this prospectus.

NEW ACCOUNTING STANDARDS

      In January 2003, the Financial Accounting Standards Board ("FASB") issued Interpretation No. 46, "Consolidation of Variable Interest Entities" ("FIN 46"), which clarifies the application of Accounting Research Bulletin No. 51, "Consolidated Financial Statements." FIN 46 defines variable interest entities and how an enterprise should assess its interests in a variable interest entity to decide whether to consolidate that entity. In December 2003, the FASB issued a revision of FIN 46 (FIN 46R), primarily to clarify the required accounting for investments in variable interest entities. This standard replaces FIN 46. For CITGO, which meets the definition of a nonpublic enterprise for purposes of applying FIN 46R, application is required immediately for variable interest entities created after December 31, 2003 and for variable interest entities in which an interest is acquired after that date, and to all entities that are subject to FIN 46R by January 1, 2005. The interpretation requires certain minimum disclosures with respect to variable interest entities in which an enterprise holds significant variable interest but which it does not consolidate. FIN 46R may be applied prospectively with a cumulative-effect adjustment as of the date on which it is first applied or by restating previously issued financial statements for one or more years with a cumulative-effect adjustment as of the beginning of the first year restated. The applicable provisions of FIN 46R had no impact on financial position or results of operations for the nine-month period ended September 30, 2004 and we expect that the application of FIN 46R will not have a material impact on our financial position or results of operations in the future.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

      Introduction. We have exposure to price fluctuations of crude oil and refined products as well as fluctuations in interest rates. To manage these exposures, management has defined certain benchmarks consistent with its preferred risk profile for the environment in which we operate and finance our assets. We do not attempt to manage the price risk related to all of our inventories of crude oil and refined products. As a result, at September 30, 2004 and December 31, 2003, we were exposed to the risk of broad market price declines with respect to a substantial portion of our crude oil and refined product inventories. As of September 30, 2004, our total crude and refined products inventory was 46 million barrels. Aggregate commodity derivative positions entered into for price risk management purposes at that date totaled
1.5 million barrels. The following disclosures do not attempt to quantify the price risk associated with such commodity inventories.

      Commodity Instruments. We balance our crude oil and petroleum product supply/demand and manage a portion of our price risk by entering into petroleum commodity derivatives. Generally, our risk management strategies qualified as hedges through December 31, 2000. Effective January 1, 2001, our policy is to elect hedge accounting only under limited circumstances involving derivatives with initial terms of 90 days or greater and notional amounts of $25 million or greater. At December 31, 2003 and September 30, 2004, none of our commodity derivatives were accounted for as hedges.

                        NON TRADING COMMODITY DERIVATIVES
                      OPEN POSITIONS AT SEPTEMBER 30, 2004

                                                                  MATURITY    NUMBER OF     CONTRACT     MARKET
COMMODITY                                    DERIVATIVE             DATE      CONTRACTS       VALUE      VALUE(3)
---------                                    ----------           --------  ------------   ----------   ---------
                                                                            LONG/(SHORT)       ASSET/LIABILITY)
                                                                            ------------       ($ IN MILLIONS)
No Lead Gasoline(1).............   Listed Put Options Purchased     2004          225       $      --   $      --
                                   Listed Put Options Sold          2004         (450)      $      --   $      --
                                   Listed Call Options Purchased    2004          200       $      --   $      --
                                   Forward Purchase Contracts       2004        3,967       $   216.3   $   216.8
                                   Forward Sale Contracts           2004       (2,365)      $  (131.7)  $  (132.2)
Distillates(1)..................   Futures Purchased                2004          938       $    45.0   $    54.6
                                   Futures Purchased                2005        1,159       $    52.7   $    63.5
                                   Futures Sold                     2004         (150)      $    (8.0)  $    (8.7)
                                   Forward Purchase Contracts       2004        1,352       $    78.2   $    80.2
                                   Forward Sale Contracts           2004       (2,521)      $  (133.3)  $  (143.5)
                                   Forward Sale Contracts           2005       (1,153)      $   (54.9)  $   (64.4)
Crude Oil(1)....................   Listed Put Options Purchased     2004          600       $      --   $     0.3
                                   Listed Put Options Sold          2004         (400)      $      --   $      --
                                   Forward Purchase Contracts       2004          336       $    13.4   $    14.1
                                   Forward Sale Contracts           2004         (270)      $   (12.5)  $   (13.4)
Natural Gas(2)..................   Futures Purchased                2004           24       $     1.5   $     1.7
                                   Listed Call Options Purchased    2004          100       $      --   $      --
                                   Listed Put Options Sold          2004         (100)      $      --   $      --

----------------

 (1)   Thousands of barrels per contract.

 (2)   Ten-thousands of mmbtu per contract.

 (3)   Based on actively quoted prices.

                        NON TRADING COMMODITY DERIVATIVES
                      OPEN POSITIONS AT SEPTEMBER 30, 2003

                                                                  MATURITY    NUMBER OF     CONTRACT     MARKET
COMMODITY                                   DERIVATIVE              DATE      CONTRACTS       VALUE      VALUE(4)
---------                          --------------------------     --------  ------------   ----------   ---------
                                                                            LONG/(SHORT)       ASSET/LIABILITY)
                                                                            ------------       ($ IN MILLIONS)
No Lead Gasoline(1).............   Futures.Purchased                2003         452       $     14.8   $    15.3
                                   Futures Sold                     2003        (450)      $    (14.7)  $   (15.2)
                                   Forward Purchase Contracts       2003       6,745       $    223.8   $   223.1
                                   Forward Sales Contracts          2003      (5,203)      $   (174.3)  $  (171.1)
Distillates(1)..................   Futures.Purchased                2003       1,551       $     49.9   $    51.8
                                   Futures Purchased                2004       1,457       $     45.5   $    47.3
                                   Futures Sold                     2003         (75)      $     (2.5)  $    (2.5)
                                   OTC Call Options Purchased       2003          12       $       --   $      --
                                   OTC Put Options Purchased        2003          12       $       --   $     0.1
                                   OTC Call Options Sold            2003         (12)      $       --   $    (0.1)
                                   OTC Put Options Sold             2003         (12)      $       --   $      --
                                   OTC Swaps (Pay Fixed/Receive     2003           3       $       --   $      --
                                   Float)(3)
                                   Forward Purchase Contracts       2003         675       $     21.2   $    21.8
                                   Forward Sale Contracts           2003        (965)      $    (31.4)  $   (31.9)
Crude Oil(1)....................   OTC.Swaps.(Pay.Fixed/Receive     2003         900       $       --   $     0.1
                                   Float)(3)
                                   OTC Swaps (Pay Float/Receive     2003      (1,100)      $       --   $     0.2
                                   Fixed)(3)
                                   Forward Purchase Contracts       2003       1,550       $     40.2   $    43.0
                                   Forward Sale Contracts           2003      (1,032)      $    (28.3)  $   (29.9)
Natural Gas(2)..................   Listed Call Options Purchased    2003         100       $       --   $      --
                                   Listed Call Options Sold         2003        (100)      $       --   $      --

----------------

 (1)   Thousands of barrels per contract.

 (2)   Ten-thousands of mmbtu per contract.

 (2) Floating price based on market index designated in contract; fixed price agreed upon at date of contract.

 (4)   Based on actively quoted prices.

                        NON TRADING COMMODITY DERIVATIVES
                       OPEN POSITIONS AT DECEMBER 31, 2003

                                                                  MATURITY    NUMBER OF     CONTRACT     MARKET
COMMODITY                                    DERIVATIVE             DATE      CONTRACTS       VALUE      VALUE(2)
---------                                    ----------           --------  ------------   ----------   ---------
                                                                            LONG/(SHORT)       ASSET/LIABILITY)
                                                                            ------------       ($ IN MILLIONS)
No Lead Gasoline(1).............   Futures Purchased                2004          315      $     12.2   $    12.4
                                   Futures Sold                     2004         (396)     $    (15.6)  $   (15.6)
                                   Listed Call Options Purchased    2004          750      $       --   $     1.8
                                   Listed Call Options Sold         2004         (750)     $       --   $    (1.2)
                                   Forward Purchase Contracts       2004        2,117      $     80.2   $    83.0
                                   Forward Sale Contracts           2004       (1,842)     $    (71.2)  $   (73.3)
Distillates(1)..................   Futures Purchased                2004        2,211      $     73.6   $    82.7
                                   Futures Purchased                2005            4      $      0.1   $     0.1
                                   Futures Sold                     2004         (400)     $    (15.3)  $   (15.4)
                                   OTC Call Options Purchased       2004            6      $       --   $      --
                                   OTC Put Options Purchased        2004            6      $       --   $      --
                                   OTC Call Options Sold            2004           (6)     $       --   $      --
                                   OTC Put Options Sold             2004           (6)     $       --   $      --
                                   Forward Purchase Contracts       2004        1,643      $     60.5   $    60.7
                                   Forward Sale Contracts           2004       (1,273)     $    (46.2)  $   (46.8)
Crude Oil(1)....................   Futures Purchased                2004          100      $      3.3   $     3.3
                                   Futures Sold                     2004         (100)     $     (3.3)  $    (3.3)
                                   Forward Purchase Contracts       2004        1,287      $     39.0   $    39.4
                                   Forward Sale Contracts           2004         (822)     $    (27.0)  $   (26.7)

----------------

 (1)   Thousands of barrels per contract.

 (2)   Based on actively quoted prices.

                        NON TRADING COMMODITY DERIVATIVES
                       OPEN POSITIONS AT DECEMBER 31, 2002

                                                                  MATURITY    NUMBER OF     CONTRACT     MARKET
COMMODITY                                    DERIVATIVE             DATE      CONTRACTS       VALUE      VALUE(4)
---------                                    ----------           --------  ------------   ----------   ---------
                                                                            LONG/(SHORT)       ASSET/LIABILITY)
                                                                            ------------       ($ IN MILLIONS)
No Lead Gasoline(1).............   Futures Purchased                2003          564      $     19.9   $    20.6
                                   Futures Sold                     2003       (1,023)     $    (35.3)  $   (37.6)
                                   Listed Options Purchased         2003        1,225      $       --   $     4.2
                                   Listed Options Sold              2003       (2,225)     $       --   $    (5.5)
                                   Forward Purchase Contracts       2003        2,577      $     89.2   $    92.5
                                   Forward Sales Contracts          2003       (2,364)     $    (81.3)  $   (86.2)
Distillates(1)..................   Futures Purchased                2003        2,227      $     73.4   $    78.7
                                   Futures Purchased                2004           31      $      0.8   $     0.9
                                   Futures Sold                     2003       (2,953)     $    (93.2)  $   (96.7)
                                   OTC Options Purchased            2003           66      $       --   $     0.1
                                   OTC Options Sold                 2003          (66)     $       --   $    (0.1)
                                   OTC Swaps (Pay Fixed/Receive     2003           12      $       --   $      --
                                   Float)(3)
                                   OTC Swaps (Pay Float/Receive     2003          (75)     $       --   $      --
                                   Fixed)(3)
                                   Forward Purchase Contracts       2003        3,134      $    106.5   $   111.0
                                   Forward Sale Contracts           2003       (2,944)     $    (98.1)  $  (104.7)
Crude Oil(1)....................   Futures Purchased                2003        1,986      $     51.2   $    54.5
                                   Futures Sold                     2003       (1,476)     $    (41.8)  $   (45.3)
                                   Listed Options Purchased         2003        2,250      $       --   $     2.3
                                   Listed Options Sold              2003       (3,150)     $       --   $    (3.1)
                                   OTC Swaps (Pay Float/Receive     2003       (3,500)     $       --   $    (3.0)
                                   Fixed)(3)
                                   Forward Purchase Contracts       2003        5,721      $    160.8   $   174.4
                                   Forward Sale Contracts           2003       (4,412)     $   (129.8)  $  (137.2)
Natural Gas(2)..................   Listed Options Purchased         2003           85      $       --   $     0.1
                                   Listed Options Sold              2003          (40)     $       --   $    (0.1)
Propane(1)......................   OTC Swaps (Pay Fixed/Receive     2003           75      $       --   $     0.5
                                   Float)(3)
                                   OTC Swaps (Pay Float/Receive     2003         (300)     $       --   $    (1.5)
                                   Fixed)(3)

----------------

 (1)   Thousands of barrels per contract.

 (2)   Ten-thousands of mmbtu per contract.

 (3) Floating price based on market index designated in contract; fixed price agreed upon at date of contract.

 (4)   Based on actively quoted prices.

      Debt Related Instruments. We have fixed and floating U.S. currency denominated debt. We use interest rate swaps to manage our debt portfolio toward a benchmark of 40 to 70 percent fixed rate debt to total fixed and floating rate debt. These instruments have the effect of changing the interest rate with the objective of minimizing our long-term costs. At September 30, 2004 and 2003 and December 31, 2003 and 2002, our primary exposures were to LIBOR and floating rates on tax exempt bonds.

      For interest rate swaps, the table below presents notional amounts and interest rates by expected (contractual) maturity dates. Notional amounts are used to calculate the contractual payments to be exchanged under the contracts.

                      NON TRADING INTEREST RATE DERIVATIVES
  OPEN POSITIONS AT SEPTEMBER 30, 2004 AND 2003 AND DECEMBER 31, 2003 AND 2002

                                                                                NOTIONAL
                                                           FIXED RATE          PRINCIPAL
VARIABLE RATE INDEX                  EXPIRATION DATE          PAID               AMOUNT
-------------------                  ---------------          ----               ------
                                                                            ($ IN MILLIONS)
J. J. Kenny.......................   February 2005            5.30%               $12
J. J. Kenny.......................   February 2005            5.27%               $15
J. J. Kenny.......................   February 2005            5.49%               $15
                                                                                  ---
                                                                                  $42
                                                                                  ===

      Changes in the fair value of these agreements are recorded in other income (expense). The fair value of the interest rate swap agreements in place at September 30, 2004 and December 31, 2003, based on the estimated amount that we would receive or pay to terminate the agreements as of that date and taking into account current interest rates, was a loss of $1 million, the offset of which is recorded in the balance sheet caption other current liabilities.

      For debt obligations, the tables below present principal cash flows and related weighted average interest rates by expected maturity dates. Weighted average variable rates are based on implied forward rates in the yield curve at the reporting date.

                                DEBT OBLIGATIONS
                              AT SEPTEMBER 30, 2004

                                       AVERAGE                           EXPECTED
                       FIXED RATE   FIXED INTEREST   VARIABLE RATE   AVERAGE VARIABLE
EXPECTED MATURITIES       DEBT           RATE            DEBT         INTEREST RATE
-------------------    ----------   --------------   -------------   ----------------
                       ($ IN MILLIONS)               ($ IN MILLIONS)
2004 ...............     $   11          9.30%          $    --               --
2005 ...............         11          9.30%               --               --
2006 ...............        201          8.10%               --               --
2007 ...............         50          8.94%               12             5.58%
2008 ...............         25          7.17%               20             5.86%
Thereafter .........        745         10.40%              215             7.08%
                         ------       -------           -------          -------
Total ..............     $1,043          9.79%          $   247             6.91%
                         ======       =======           =======          =======
Fair Value .........     $1,229                         $   247
                         ======                         =======

                                DEBT OBLIGATIONS
                              AT SEPTEMBER 30, 2003

                                       AVERAGE                           EXPECTED
                       FIXED RATE   FIXED INTEREST   VARIABLE RATE   AVERAGE VARIABLE
EXPECTED MATURITIES       DEBT           RATE            DEBT         INTEREST RATE
-------------------    ----------   --------------   -------------   ----------------
                       ($ IN MILLIONS)               ($ IN MILLIONS)
2003............         $   11          9.30%          $    --               --
2004............             31          8.02%               --               --
2005............             11          9.30%               --               --
2006............            201          8.10%              200             7.41%
2007............             50          8.94%               --               --
Thereafter......            770         10.30%              178             9.39%
                         ------         -----           -------             ----
Total...........         $1,074          9.74%          $   378             8.34%
                         ======         =====           =======             ====
Fair Value....           $1,166                         $   378
                         ======                         =======

                                DEBT OBLIGATIONS
                              AT DECEMBER 31, 2003

                                       AVERAGE                           EXPECTED
                       FIXED RATE   FIXED INTEREST   VARIABLE RATE   AVERAGE VARIABLE
EXPECTED MATURITIES       DEBT           RATE            DEBT         INTEREST RATE
-------------------    ----------   --------------   -------------   ----------------
                       ($ IN MILLIONS)               ($ IN MILLIONS)
2004...............      $   31          8.02%          $    --               --
2005...............          11          9.30%               --               --
2006...............         201          8.10%              200             7.17%
2007...............          50          8.94%               --               --
2008...............          25          7.17%               20             7.67%
Thereafter.........         745         10.40%              190             8.04%
                         ------          ----           -------             ----
Total..............      $1,063          9.74%          $   410             7.60%
                         ======          ====           =======             ====
Fair Value.........      $1,195                         $   410
                         ======                         =======

                                DEBT OBLIGATIONS
                              AT DECEMBER 31, 2002

                                       AVERAGE                           EXPECTED
                       FIXED RATE   FIXED INTEREST   VARIABLE RATE   AVERAGE VARIABLE
EXPECTED MATURITIES       DEBT           RATE            DEBT         INTEREST RATE
-------------------    ----------   --------------   -------------   ----------------
                     ($ IN MILLIONS)                ($ IN MILLIONS)
2003...............      $   61          8.79%          $   129             2.60%
2004...............          31          8.02%               16             3.78%
2005...............          11          9.30%              150             5.77%
2006...............         252          8.06%               --               --
2007...............          50          8.94%               12             8.76%
Thereafter.........         183          7.50%              405            10.22%
                         ------          ----           -------            -----
Total..............      $  558          8.06%          $   712             7.73%
                         ======          ====           =======            =====
Fair Value.........      $  567                         $   712
                         ======                         =======

                                    BUSINESS

OVERVIEW

      We are a direct wholly-owned operating subsidiary of PDV America, a wholly-owned subsidiary of PDV Holding. Our ultimate parent is Petroleos de Venezuela, S.A., the national oil company of the Bolivarian Republic of Venezuela. We are engaged in the refining, marketing and transportation of petroleum products including gasoline, diesel fuel, jet fuel, petrochemicals, lubricants, asphalt and refined waxes, mainly within the continental United States east of the Rocky Mountains. We operate as a single segment.

      Our transportation fuel customers include CITGO branded wholesale marketers, convenience stores and airlines located mainly east of the Rocky Mountains. Asphalt is generally marketed to independent paving contractors on the East and Gulf Coasts and in the Midwest of the United States. Lubricants are sold principally in the United States to independent marketers, mass marketers and industrial customers. Petrochemical feedstocks and industrial products are sold to various manufacturers and industrial companies throughout the United States. Petroleum coke is sold primarily in international markets. We also sell lubricants, gasoline and distillates in various Latin American markets including Puerto Rico, Brazil, Ecuador and Mexico.

COMPETITIVE NATURE OF THE PETROLEUM REFINING BUSINESS

      The petroleum refining industry is cyclical and highly volatile, reflecting capital intensity with high fixed and low variable costs. Petroleum industry operations and profitability are influenced by a large number of factors, over some of which individual petroleum refining and marketing companies have little control. Governmental regulations and policies, particularly in the areas of taxation, energy and the environment, have a significant impact on how companies conduct their operations and formulate their products. Demand for crude oil and its products is largely driven by the condition of local and worldwide economies, although weather patterns and taxation relative to other energy sources also play significant parts. Generally, U.S. refiners compete for sales on the basis of price, brand image and, in some areas, product quality.

REFINING

      Our aggregate net interest in rated crude oil refining capacity is 865 thousand barrels per day ("MBPD"). The following table shows the capacity of each refinery in which we hold an interest and our share of such capacity as of September 30, 2004.

                                REFINING CAPACITY

                                                                               TOTAL           NET
                                                                               RATED          CITGO          SOLOMON
                                                                               CRUDE        OWNERSHIP        PROCESS
                                                                   CITGO     REFINING      IN REFINING     COMPLEXITY
LOCATION                                        OWNER            INTEREST    CAPACITY       CAPACITY        RATING**
--------                                        -----            --------    --------       --------        --------
                                                                    (%)       (MBPD)         (MBPD)
Lake Charles, LA....................            CITGO               100           320*          320*          18.2
Corpus Christi, TX..................            CITGO               100           157           157           16.5
Lemont, IL .........................            CITGO               100           167           167           11.7
Paulsboro, NJ.......................            CITGO               100            84            84             --
Savannah, GA........................            CITGO               100            28            28             --
Houston, TX.........................       LYONDELL-CITGO            41           265           109           15.5
                                                                                -----
  Total rated crude oil
    refining capacity...............                                            1,021           865
                                                                                =====           ===

------------

* A project to increase the crude oil distillation capacity of the Lake Charles refinery by 105 MBPD is currently underway. This project is expected to be completed in 2005.

** The Solomon Process Complexity Rating, which is produced by Solomon Associates Inc., is an industry measure of a refinery's ability to produce higher value products. A higher rating indicates a greater capability to produce these products. The average for all U.S. refineries in the most recently available survey was 14.0.

      Our Lake Charles, Corpus Christi and Lemont refineries and the Houston refinery each have the capability to process large volumes of heavy crude oil into a flexible slate of refined products.

      The following table shows our aggregate interest in refining capacity, refinery input, and product yield for the three years ended December 31, 2003 and the nine months ended September 30, 2004.

                             REFINERY PRODUCTION(1)

                                                                                          NINE MONTHS ENDED
                                                                                          -----------------
                                                YEAR ENDED DECEMBER 31,                      SEPTEMBER 30,
                                      --------------------------------------------           -------------
                                          2003            2002            2001            2004           2003
                                      ------------    ------------    ------------    -----------    -----------
                                                          (MBPD, EXCEPT AS OTHERWISE INDICATED)
Rated refining crude
capacity at year/period end .......    865             865             865             865            865
Refinery input
  Crude oil .......................    801      84%    674      84%    737      83%    792     84%    797     84%
  Other feedstocks ................    152      16%    131      16%    150      17%    150     16%    154     16%
                                      ----    ----    ----    ----    ----    ----    ----   ----    ----   ----
    Total .........................    953     100%    805     100%    887     100%    942    100%    951    100%
                                      ====    ====    ====    ====    ====    ====    ====   ====    ====   ====
Product yield
  Light fuels
    Gasoline ......................    414      43%    379      46%    375      42%    399     42%    416     43%
    Jet fuel ......................     75       8%     76       9%     76       8%     70      7%     74      8%
    Diesel/#2 fuel ................    193      20%    153      19%    172      19%    186     19%    180     19%
Asphalt ...........................     43       4%     16       2%     44       6%     54      6%     43      4%
Petrochemicals and
industrial products ...............    241      25%    194      24%    228      25%    248     26%    254     26%
                                      ----    ----    ----    ----    ----    ----    ----   ----    ----   ----
    Total .........................    966     100%    818     100%    895     100%    957    100%    967    100%
                                      ====    ====    ====    ====    ====    ====    ====   ====    ====   ====
Utilization of rated
refining capacity .................             93%             78%             85%            91%            92%

----------

(1)   Includes 41.25% of the Houston refinery production.

      We produce our light fuels and petrochemicals primarily through our Lake Charles, Corpus Christi and Lemont refineries. Asphalt refining operations are carried out through our Paulsboro and Savannah refineries. We purchase refined products from LYONDELL-CITGO, our joint venture refinery in Houston.

      Lake Charles, Louisiana Refinery. This refinery has a rated refining capacity of 320 MBPD and is capable of processing large volumes of heavy crude oil into a flexible slate of refined products, including significant quantities of high-octane unleaded gasoline and reformulated gasoline.

     The following table shows the rated refining capacity, refinery input and product yield at the Lake Charles refinery for the three years ended December 31, 2003 and the nine months ended September 30, 2004.

                        LAKE CHARLES REFINERY PRODUCTION

                                                                                          NINE MONTHS ENDED
                                                YEAR ENDED DECEMBER 31,                      SEPTEMBER 30,
                                                -----------------------                      -------------
                                          2003            2002            2001            2004           2003
                                      ------------    ------------    ------------    -----------    -----------
                                                          (MBPD, EXCEPT AS OTHERWISE INDICATED)
Rated refining crude
capacity at year/period end .......    320             320             320             320            320
Refinery input
  Crude oil .......................    313      85%    320      92%    317      90%    311     90%    312     84%
  Other feedstocks ................     56      15%     28       8%     37      10%     36     10%     58     16%
                                      ----    ----    ----    ----    ----    ----    ----   ----    ----   ----
    Total .........................    369     100%    348     100%    354     100%    347    100%    370    100%
                                      ====    ====    ====    ====    ====    ====    ====   ====    ====   ====
Product yield
  Light fuels
    Gasoline ......................    179      47%    184      51%    175      48%    178     50%    183     48%
    Jet fuel ......................     67      18%     68      19%     67      19%     63     18%     66     17%
    Diesel/#2 fuel ................     55      15%     45      13%     62      17%     51     14%     44     12%
Petrochemicals and
industrial products ...............     77      20%     60      17%     57      16%     64     18%     89     23%
                                      ----    ----    ----    ----    ----    ----    ----   ----    ----   ----
    Total .........................    378     100%    357     100%    361     100%    356    100%    382    100%
                                      ====    ====    ====    ====    ====    ====    ====   ====    ====   ====
Utilization of rated
refining capacity .................             98%            100%             99%            97%            98%

      A project to increase the crude oil distillation capacity of the Lake Charles refinery by 105 MBPD is currently underway. This project is expected to be completed in 2005.

      The Lake Charles refinery's Gulf Coast location provides it with access to crude oil deliveries from multiple sources; imported crude oil and feedstock supplies are delivered by ship directly to the Lake Charles refinery, while domestic crude oil supplies are delivered by pipeline and barge. In addition, the refinery is connected by pipelines to the Louisiana Offshore Oil Port and to terminal facilities in the Houston area through which it can receive crude oil deliveries. For delivery of refined products, the refinery is connected through the Lake Charles Pipeline directly to the Colonial and Explorer Pipelines, which are the major refined product pipelines supplying the northeast and midwest regions of the United States, respectively. The refinery also uses adjacent terminals and docks, which provide access for ocean tankers and barges to load refined products for shipment.

      The Lake Charles refinery's main petrochemical products are propylene, benzene and mixed xylenes. Industrial products include sulfur, residual fuels and petroleum coke.

      Corpus Christi, Texas Refinery. The Corpus Christi refinery processes heavy crude oil into a flexible slate of refined products. This refinery complex consists of the East and West Plants, located within five miles of each other.

      The following table shows rated refining capacity, refinery input and product yield at the Corpus Christi refinery for the three years ended December 31, 2003 and the nine months ended September 30, 2004.

                       CORPUS CHRISTI REFINERY PRODUCTION

                                                                                          NINE MONTHS ENDED
                                                YEAR ENDED DECEMBER 31,                      SEPTEMBER 30,
                                      --------------------------------------------           -------------
                                          2003            2002            2001            2004           2003
                                      ------------    ------------    ------------    -----------    -----------
                                                          (MBPD, EXCEPT AS OTHERWISE INDICATED)
Rated refining crude
capacity at year/period end .......    157             157             157             157            157
Refinery input
  Crude oil .......................    154      71%    154      73%    154      71%    130     64%    154     71%
  Other feedstocks ................     62      29%     57      27%     64      29%     73     36%     63     29%
                                      ----    ----    ----    ----    ----    ----    ----   ----    ----   ----
    Total .........................    216     100%    211     100%    218     100%    203    100%    217    100%
                                      ====    ====    ====    ====    ====    ====    ====   ====    ====   ====
Product yield
  Light fuels
    Gasoline ......................     95      44%     93      44%     90      42%     81     40%     94     44%
    Diesel/#2 fuel ................     60      28%     59      28%     57      26%     55     27%     59     27%
Petrochemicals and
industrial products ...............     60      28%     58      28%     69      32%     66     33%     63     29%
                                      ----    ----    ----    ----    ----    ----    ----   ----    ----   ----
    Total .........................    215     100%    210     100%    216     100%    202    100%    216    100%
                                      ====    ====    ====    ====    ====    ====    ====   ====    ====   ====
Utilization of rated
refining capacity .................             98%             98%             98%            83%            98%

      We operate the West Plant under a sublease agreement from Anadarko Petroleum Corporation. The basic term of the sublease ended on January 1, 2004, but we renewed the sublease for a two-year term, and we may continue to renew the sublease for successive renewal terms through January 31, 2011. We have the right to purchase the West Plant from Anadarko Petroleum Corporation at the end of the basic term, the end of any renewal term, or on January 31, 2011 at a nominal price. See our audited consolidated financial statements -- note 14, which are included in this prospectus.

      The Corpus Christi refinery's main petrochemical products include cumene, cyclohexane, and aromatics (including benzene, toluene and xylene). These products are used in the manufacture of plastic and building materials.

      Lemont, Illinois Refinery. The Lemont refinery produces a flexible slate of refined products from a crude slate which includes approximately 50% heavy Canadian crude oil.

      The following table shows the rated refining capacity, refinery input and product yield at the Lemont refinery for the three years ended December 31, 2003 and the nine months ended September 30, 2004.

                           LEMONT REFINERY PRODUCTION

                                                                                          NINE MONTHS ENDED
                                                YEAR ENDED DECEMBER 31,                      SEPTEMBER 30,
                                                -----------------------                      -------------
                                          2003            2002            2001            2004           2003
                                      ------------    ------------    ------------    -----------    -----------
                                                          (MBPD, EXCEPT AS OTHERWISE INDICATED)
Rated refining crude
capacity at year/period end .......    167             167             167             167            167
Refinery input
  Crude oil .......................    162      92%     69      73%     98      78%    159     89%    161     92%
  Other feedstocks ................     15       8%     25      27%     28      22%     20     11%     14      8%
                                      ----    ----    ----    ----    ----    ----    ----   ----    ----   ----
    Total .........................    177     100%     94     100%    126     100%    179    100%    175    100%
                                      ====    ====    ====    ====    ====    ====    ====   ====    ====   ====
Product yield
  Light fuels
    Gasoline ......................     92      52%     54      59%     68      56%     93     52%     91     52%
    Diesel/#2 fuel ................     43      25%     16      17%     24      20%     41     23%     43     25%
Petrochemicals and
industrial products ...............     41      23%     22      24%     30      24%     45     25%     41     23%
                                      ----    ----    ----    ----    ----    ----    ----   ----    ----   ----
    Total .........................    176     100%     92     100%    122     100%    179    100%    175    100%
                                      ====    ====    ====    ====    ====    ====    ====   ====    ====   ====
Utilization of rated
refining capacity .................             97%             41%             59%            95%            96%

      Petrochemical products at the Lemont refinery include benzene, toluene and xylene, plus a range of ten different aliphatic solvents.

      In August 2001, a fire occurred at the crude oil distillation unit of the Lemont refinery. A new crude distillation unit was operational in May 2002. See our audited consolidated financial statements -- note 16, which are included in this prospectus.

      LYONDELL-CITGO Refining LP. Subsidiaries of CITGO and Lyondell Chemical Company ("Lyondell") are partners in LYONDELL-CITGO Refining LP ("LYONDELL-CITGO"), which owns and operates a 265 MBPD refinery previously owned by Lyondell and located on the ship channel in Houston, Texas. At September 30, 2004, our investment in LYONDELL-CITGO was $393 million. In addition, at September 30, 2004, we held a note receivable from LYONDELL-CITGO in the approximate amount of $35 million. See our audited consolidated financial statements -- note 3, which are included in this prospectus. A substantial amount of the crude oil processed by this refinery is supplied by PDVSA under a long-term crude oil supply agreement that expires in the year 2017. For the year ended December 31, 2002, LYONDELL-CITGO constituted a significant investment for us in a 50-percent-or-less-owned person under SEC regulations.

CRUDE OIL AND REFINED PRODUCT PURCHASES

      We do not own any crude oil reserves or production facilities, and must therefore rely on purchases of crude oil and feedstocks for our refinery operations. Crude oil is our primary raw material. We buy and sell crude oil to facilitate procurement and delivery of a desired type or grade of crude oil to a desired location to supply our refineries, not as an independent business activity to generate profit. We believe that reflecting the net result of this activity in cost of sales is an appropriate reflection of the nature of these transactions as efforts undertaken to acquire raw material. In addition, because our refinery operations do not produce sufficient refined products to meet the demands of our marketers, we purchase refined products, primarily gasoline, from other refiners, including a number of affiliated companies.

      Crude Oil Purchases. The following chart shows our net purchases of crude oil for the three years ended December 31, 2003:

                              CRUDE OIL PURCHASES

                 LAKE CHARLES, LA    CORPUS CHRISTI, TX       LEMONT, IL         PAULSBORO, NJ         SAVANNAH, GA
                ------------------   ------------------   ------------------   ------------------   ------------------
                2003   2002   2001   2003   2002   2001   2003   2002   2001   2003   2002   2001   2003   2002   2001
                ----   ----   ----   ----   ----   ----   ----   ----   ----   ----   ----   ----   ----   ----   ----
                      (MBPD)               (MBPD)               (MBPD)               (MBPD)               (MBPD)
SUPPLIERS
PDVSA            139    125    136    134    126    138      3     11     13     39     36     39     21     22     22
Other sources    178    190    185     20     29     10    158     62     78      2      7      3     --     --     --
                 ---    ---    ---    ---    ---    ---    ---     --     --     --     --     --     --     --     --
  Total(1)(2)    317    315    321    154    155    148    161     73     91     41     43     42     21     22     22
                 ===    ===    ===    ===    ===    ===    ===     ==     ==     ==     ==     ==     ==     ==     ==

----------

(1) Total crude oil purchases do not equal crude oil refinery inputs because of changes in inventory.

(2) Includes total of contract volume and volume purchased on a spot basis. Contract volumes for each refinery are shown in the Crude Oil Supply Contracts with PDVSA table below. PDVSA works very closely with us to assure total volume commitments are met.

      Our largest single supplier of crude oil is PDVSA. We have entered into long-term crude oil supply agreements with PDVSA with respect to the crude oil requirements for each of our Lake Charles, Corpus Christi, Paulsboro and Savannah refineries. The following table shows the base and incremental volumes of crude oil contracted for delivery and the volumes of crude oil actually delivered under these contracts in the three years ended December 31, 2003.

                      CRUDE OIL SUPPLY CONTRACTS WITH PDVSA

                                                       VOLUMES OF
                                                   CRUDE OIL PURCHASED
                               CONTRACT CRUDE     FOR THE YEAR ENDED    CONTRACT
                                 OIL VOLUME          DECEMBER 31,      EXPIRATION
                            --------------------  ------------------   ----------
                            BASE  INCREMENTAL(1)  2003  2002    2001      DATE
                            ----  --------------  ----  ----    ----   ----------
                                   (MBPD)              (MBPD)            (YEAR)
LOCATION
Lake Charles, LA(2) .....    120        70        123    109    117       2006
Corpus Christi, TX(2) ...    130        --        134    114    126       2012
Paulsboro, NJ ...........     30        --         29     27     26       2010
Savannah, GA ............     12        --         12     12     12       2013

----------

(1) The supply agreement for the Lake Charles refinery gives PDVSA the right to sell to us incremental volumes up to the maximum amount specified in the table, subject to certain restrictions relating to the type of crude oil to be supplied, refining capacity and other operational considerations at the refinery.

(2) Volumes purchased as shown on this table do not equal purchases from PDVSA (shown in the previous table) as a result of transfers between refineries of contract crude purchases included here and spot purchases from PDVSA which are included in the previous table.

      These crude oil supply agreements require PDVSA to supply minimum quantities of crude oil and other feedstocks to us for a fixed period. The supply agreements differ somewhat for each refinery but generally incorporate formula prices based on the market value of a slate of refined products deemed to be produced from each particular grade of crude oil or feedstock, less:

      -     specified deemed refining costs;

      - specified actual costs, including transportation charges, actual cost of natural gas and electricity, import duties and taxes; and

      - a deemed margin, which varies according to the grade of crude oil or feedstock delivered.

Under each supply agreement, deemed margins and deemed costs are adjusted periodically by a formula primarily based on the rate of inflation. Because deemed operating costs and the slate of refined products deemed to be produced for a given barrel of crude oil or other feedstock do not necessarily reflect the actual costs and yields in any period, the actual refining margin we earn under the various supply agreements will vary depending on, among other things, the efficiency with which we conduct our operations during such period. These crude supply agreements contain force majeure provisions which excuse the performance by either party of its obligations under the agreement under specified circumstances.

      The price we pay for crude oil purchased under these crude oil supply agreements is not directly related to the market price of any other crude oil. However, the intention of the pricing mechanism in the crude supply agreements was to reflect market pricing over long periods of time, but there may be periods in which the price paid for crude oil purchased under those agreements may be higher or lower than the price that might have been paid in the spot market. Internal estimates indicate that the pricing mechanism is working as intended to reflect market prices over long periods of time.

      PDVSA and we have been evaluating possible changes to certain terms and conditions of these supply agreements, including the pricing mechanisms, volumes and term. If PDVSA and we determine to pursue those changes and are able to successfully negotiate any related amendments to the supply agreements, the effectiveness of those amendments may require the consent of some of the holders of our outstanding debt. In addition, the notes offered hereby contain a covenant requiring that transactions between us and our affiliates be on an arm's-length basis and, in the case of transactions involving more than $20 million, that we obtain a written opinion from an independent qualified party to the effect that either the transaction is fair, from a financial standpoint, to us or is not less favorable to us than could reasonably be expected to be obtained at the time in an arm's-length transaction with a person who is not our affiliate. There is an exception for transactions between us and PDVSA or its affiliates involving the purchase or sale of hydrocarbons, or refined products therefrom, in the ordinary course of business, so long as the transactions are priced based upon industry accepted benchmark prices and the pricing of such transactions is no worse to us than the pricing of comparable transactions with unrelated third parties. See "Description of the Notes -- Certain Covenants -- Limitation on Affiliate Transactions."

      Refined product purchases. The marketing and sale of refined petroleum products represents our revenue generating activity. The demand for those products in our market areas exceeds the capacity of our refineries to produce them so we purchase significant quantities of refined products from affiliated and non-affiliated suppliers. We must have the right refined products in the right locations and in the right quantities in order to satisfy customer supply arrangements and market requirements. Thus, we purchase and sell refined products of various grades in various locations acquired from other suppliers. Sales of refined products are reported as revenue upon transfer of title to the buyer. Purchases of refined product are treated as acquisitions, a component of cost of sales, upon transfer of title to us.

      The following table shows our purchases of refined products for the three years ended December 31, 2003.

                         CITGO REFINED PRODUCT PURCHASES

                             YEAR ENDED
                             DECEMBER 31,
                         ------------------
                         2003   2002   2001
                         ----   ----   ----
                               (MBPD)
LIGHT FUELS
    Gasoline .........    636    689    640
    Jet fuel .........     83     61     74
    Diesel/#2 fuel ...    246    239    264
                         ----   ----   ----
      Total ..........    965    989    978
                         ====   ====   ====

      As of December 31, 2003, we purchased substantially all of the gasoline, diesel/#2 fuel, and jet fuel produced at the LYONDELL-CITGO refinery under a contract which extends through the year 2017. LYONDELL-CITGO was a major supplier in 2003 providing us with 118 MBPD of gasoline, 85 MBPD of diesel/#2 fuel, and 19 MBPD of jet fuel. See " -- Refining -- LYONDELL-CITGO Refining LP."

      In October 1998, PDVSA V.I., Inc., an affiliate of PDVSA, acquired a 50% equity interest in HOVENSA, a joint venture that owns and operates a refinery in St. Croix, U.S. Virgin Islands. Under the related product sales agreement, we acquired approximately 149 MBPD of refined products from the refinery during 2003, approximately one-half of which was gasoline.

MARKETING

      Our major products are light fuels (including gasoline, jet fuel, and diesel fuel), industrial products and petrochemicals, asphalt, lubricants and waxes. The following table shows revenues and volumes of each of these product categories for the three years ended December 31, 2003.

                   REFINED PRODUCT SALES REVENUES AND VOLUMES

                                    YEAR ENDED DECEMBER 31,          YEAR ENDED DECEMBER 31,
                                ------------------------------   ------------------------------
                                  2003       2002       2001       2003       2002       2001
                                --------   --------   --------   --------   --------   --------
                                        ($ IN MILLIONS)              (GALLONS IN MILLIONS)
LIGHT FUELS
  Gasoline ..................   $ 14,320   $ 11,758   $ 11,316     15,257     15,026     13,585
  Jet fuel ..................      1,951      1,402      1,660      2,315      2,003      2,190
  Diesel/#2 fuel ............      5,287      3,462      3,984      6,238      5,031      5,429
ASPHALT .....................        711        597        502        990        902        946
PETROCHEMICALS AND INDUSTRIAL
  PRODUCTS ..................      2,272      1,485      1,490      2,643      2,190      2,297
LUBRICANTS AND WAXES ........        598        561        536        261        261        240
                                --------   --------   --------   --------   --------   --------
     Total ..................   $ 25,139   $ 19,265   $ 19,488     27,704     25,413     24,867
                                ========   ========   ========   ========   ========   ========

      Light Fuels. Gasoline sales accounted for 57% of our refined product sales in 2003, 61% in 2002 and 58% in 2001. We supply CITGO branded gasoline to approximately 14,000 independently owned and operated CITGO branded retail outlets located throughout the United States, primarily east of the Rocky Mountains. We purchase gasoline to supply our marketing network, as the gasoline production from the Lake Charles, Corpus Christi and Lemont refineries was only equivalent to approximately 57%, 54% and 55% of the volume of our branded gasoline sold in 2003, 2002 and 2001, respectively. See " -- Crude Oil and Refined Product Purchases -- Refined Product Purchases."

      Our strategy is to enhance the value of the CITGO brand by delivering quality products and services to the consumer through a large network of independently owned and operated CITGO branded retail locations. This enhancement is accomplished through a commitment to quality, dependability and excellent customer service to our independent marketers, which constitute our primary distribution channel.

      Sales to independent branded marketers typically are made under contracts that range from three to seven years. Sales to 7-Eleven((TM)) convenience stores are made under a contract that extends through the year 2006. Under this contract, we arrange all transportation and delivery of motor fuels and handle all product ordering. We also act as processing agent for the purpose of facilitating and implementing orders and purchases from third-party suppliers. We receive a processing fee for such services.

      We market jet fuel directly to airline customers at 25 airports, including such major hub cities as Atlanta, Chicago, Dallas/Fort Worth and Miami.

      Our delivery of light fuels to our customers is accomplished in part through 52 refined product terminals located throughout our primary market territory. Of these terminals, 42 are wholly-owned by us and 10 are jointly owned. Eleven of our product terminals have waterborne docking facilities, which greatly enhance the flexibility of our logistical system. Refined product terminals owned or operated by us provide a total storage capacity of approximately 21 million barrels. Also, we have active exchange relationships with over 300 other refined product terminals, providing flexibility and timely response capability to meet distribution needs.

      Petrochemicals and Industrial Products. We sell benzene, cumene, cyclohexane, propylene, toluene and xylene to a variety of U.S. manufacturers as raw material for the production of plastic and building materials. Sulfur is sold to the U.S. and international fertilizer industries; cycle oils are sold for feedstock processing and blending; natural gas liquids are sold to the U.S. fuel and petrochemical industry; petroleum coke is sold primarily in international markets for use as kiln and boiler fuel; and residual fuel blendstocks are sold to a variety of fuel oil blenders.

      Asphalt. Our asphalt is generally marketed to independent paving contractors on the East and Gulf Coasts and in the Midwest of the United States for use in the construction and resurfacing of roadways. We deliver asphalt through three wholly-owned terminals and twenty-three leased terminals. Demand for asphalt is seasonal and peaks in the summer months.

      Lubricants and Waxes. We market many different types, grades and container sizes of lubricants and wax products, with the bulk of sales consisting of automotive oil and lubricants and industrial lubricants. Other major lubricant products include 2-cycle engine oil and automatic transmission fluid.

INTERNATIONAL OPERATIONS

      We sell lubricants, gasoline and distillates in various Latin American markets, including Puerto Rico, Brazil, Ecuador and Mexico.

PIPELINE OPERATIONS

      We own and operate a crude oil pipeline and three products pipeline systems. We also have equity interests in three crude oil pipeline companies and six refined product pipeline companies. Our pipeline interests provide us with access to substantial refinery feedstocks and reliable transportation to refined product markets, as well as cash flows from dividends. One of the refined product pipelines in which we have an interest, Colonial Pipeline, is the largest refined product pipeline in the United States, transporting refined products from the Gulf Coast to the mid-Atlantic and eastern seaboard states. We have a 15.8 percent ownership interest in Colonial Pipeline.

EMPLOYEES

      We and our subsidiaries have a total of approximately 4,000 employees, approximately 1,500 of whom are covered by union contracts. Most of the union employees are employed in refining operations. The remaining union employees are located primarily at a lubricant plant and various refined product terminals. All of our union contracts will expire by July 1, 2006.

ENVIRONMENT AND SAFETY

 ENVIRONMENT

      We are subject to the federal Clean Air Act ("CAA"), which includes the New Source Review ("NSR") program as well as the Title V air permitting program; the federal Clean Water Act, which includes the National Pollution Discharge Elimination System program; the Toxic Substances Control Act; and the federal Resource Conservation and Recovery Act and their equivalent state programs. We are required to obtain permits under all of these programs and believe we are in material compliance with the terms of these permits. We do not have any material Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") liability because the former owners of many of our assets have by explicit contractual language assumed all or the material portion of CERCLA obligations related to those assets. This includes the Lake Charles refinery and the Lemont refinery.

      The U.S. refining industry is required to comply with increasingly stringent product specifications under the 1990 Clean Air Act Amendments for reformulated gasoline and low sulfur gasoline and diesel fuel that require additional capital and operating expenditures, and alter significantly the U.S. refining industry and the return realized on refinery investments.

      In addition, we are subject to various other federal, state and local environmental laws and regulations that may require us to take additional compliance actions and also actions to remediate the effects on the environment of prior disposal or release of petroleum, hazardous substances and other waste and/or pay for natural resource damages. Maintaining compliance with environmental laws and regulations could require significant capital expenditures and additional operating costs. Also, numerous other factors affect our plans with respect to environmental compliance and related expenditures.

      Our accounting policy establishes environmental reserves as probable site restoration and remediation obligations become reasonably capable of estimation. Environmental liabilities are not discounted to their present value and are recorded without consideration of potential recoveries from third parties. Subsequent adjustments to estimates, to the extent required, may be made as more refined information becomes available. We believe the amounts provided in our consolidated financial statements, as prescribed by generally accepted accounting principles, are adequate in light of probable and estimable liabilities and obligations. However, there can be no assurance that the actual amounts required to discharge alleged liabilities and obligations and to comply with applicable laws and regulations will not exceed amounts provided for or will not have a material adverse affect on our consolidated results of operations, financial condition and cash flows.

      In 1992, we reached an agreement with the Louisiana Department of Environmental Quality ("LDEQ") to cease usage of certain surface impoundments at the Lake Charles refinery by 1994. The remediation commenced in December 1993. We are complying with a June 2002 LDEQ administrative order about the development and implementation of a corrective action or closure plan. Based on currently available information and proposed remedial approach, we currently anticipate closure and post-closure costs related to these surface impoundments and related solid waste management units to range from $32 million to $37 million in addition to the approximately $49 million already expended. We and the former owner of the refinery are participating in the closure and sharing the related costs based on estimated contributions of waste and ownership periods.

      Our Corpus Christi, Texas refinery is being investigated by state and federal agencies for alleged criminal violations of federal environmental statutes and regulations, including the CAA and the Migratory Bird Act. We are cooperating with the investigation. We believe that we have defenses to any such charges. At this time, we cannot predict the outcome of or the amount or range of any potential loss that would ensue from any such charges.

      In June 1999, we and numerous other industrial companies received notice from the U.S. EPA that the U.S. EPA believes these companies have contributed to contamination in the Calcasieu Estuary, near Lake Charles, Louisiana and are potentially responsible parties ("PRPs") under the CERCLA. The U.S. EPA made a demand for payment of its past investigation costs from us and other PRPs and since 1999 has been conducting a remedial investigation/feasibility study ("RI/FS") under its CERCLA authority. While we disagreed with many of the U.S. EPA's earlier allegations and conclusions, we and other industrial companies signed in December 2003, a Cooperative Agreement with the LDEQ on issues relative to the Bayou D'Inde tributary section of the Calcasieu Estuary, and the companies are proceeding with a Feasibility Study Work Plan. We will continue to deal separately with the LDEQ on issues relative to our refinery operations on another section of the Calcasieu Estuary. We still intend to contest this matter if necessary.

      In January and July 2001, we received notices of violation ("NOVs") from the United States Environmental Protection Agency ("U.S. EPA") alleging violations of the CAA. The NOVs were an outgrowth of an industry -- wide and multi-industry U.S. EPA enforcement initiative alleging that many refineries, electric utilities and other industrial sources modified air emission sources. Without admitting any violations, we reached a settlement with the United States and the states of Louisiana, Illinois, New Jersey and Georgia. The settlement has been memorialized in a Consent Decree lodged in the U.S. District Court for the Southern District of Texas on October 6, 2004. The Consent Decree requires implementation of control equipment at our refineries, and a supplemental environmental project at the Corpus Christi, Texas refinery. We estimate that the cost of the settlement could range up to $325 million, which includes a civil penalty of $3.6 million, split between the U.S. EPA and the states. We accrued for the civil penalty during 2003. The capital costs will be incurred over a period of time, primarily between 2004 and 2009.

      In June 1999, an NOV was issued by the U.S. EPA alleging violations of the National Emission Standards for Hazardous Air Pollutants regulations covering benzene emissions from wastewater treatment operations at our Lemont, Illinois refinery. We are in settlement discussions with the U.S. EPA. This matter has been consolidated with the matters described in the previous paragraph.

      In June 2002, a Consolidated Compliance Order and Notice of Potential Penalty was issued by the LDEQ alleging violations of the Louisiana air quality regulations at the Lake Charles, Louisiana refinery during 2001. The majority of the alleged violations related to the leak detection and repair program. We are in settlement discussions with the LDEQ. This matter has been consolidated with the matters described in the previous paragraph related to the U.S. EPA's enforcement initiative.

      In September 2004, a NOV was issued by the Texas Commission on Environmental Quality alleging violations of the Clean Water Act pertaining to the wastewater treatment operations at the East Plant of our Corpus Christi, Texas refinery. We intend to appeal the issuance of the NOV.

      In October 2004, the New Jersey Land Trust voted to reject the donation by us of a conservation easement covering the 365 acre Petty's Island, which is located in the Delaware River in Pennsauken, New Jersey and owned by us. Petty's Island contains a CITGO closed petroleum terminal and other industrial facilities, but it is also the habitat for endangered species like the bald eagle. The City of Pennsauken through a private developer wants to condemn Petty's Island through eminent domain and to redevelop Petty's Island into residential and commercial uses. The granting of the conservation easement would have mitigated the amount of remediation that we would have to perform on Petty's Island. The ultimate outcome cannot be determined at this time.

      At September 30, 2004, our balance sheet included an environmental accrual of $65 million compared with $63 million at December 31, 2003. Results of operations reflect an increase in the accrual during 2004 due primarily to a revision of our estimated share of costs related to two sites indicating higher costs offset in part, by spending on environmental projects. We estimate that an additional loss of $36 million is reasonably possible in connection with environmental matters.

      Various regulatory authorities have the right to conduct, and from time to time do conduct, environmental compliance audits or inspections of our and our subsidiaries' facilities and operations. Those compliance audits or inspections have the potential to reveal matters that those authorities believe represent non- compliance in one or more respects with regulatory requirements and for which those authorities may seek corrective actions and/or penalties in an administrative or judicial proceeding. Based upon current information, we do not believe that any such prior compliance audit or inspection or any resulting proceeding will have a material adverse effect on our future business and operating results, other than matters described above.

      Conditions which require additional expenditures may exist with respect to our various sites including, but not limited to, our operating refinery complexes, former refinery sites, service stations and crude oil and petroleum product storage terminals. Based on currently available information, we cannot determine the amount of any such future expenditures.

      Increasingly stringent environmental regulatory provisions and obligations periodically require additional capital expenditures. During 2003, we spent approximately $253 million for environmental and regulatory capital improvements in our operations. Management currently estimates that we will spend approximately $971 million for environmental and regulatory capital projects over the five-year period 2004-2008 as follows:

                                       2004   2005   2006   2007   2008   TOTAL
                                       ----   ----   ----   ----   ----   -----
                                                    ($ IN MILLIONS)
Tier 2 gasoline(1) .................   $ 39   $ 60   $ 54   $ --   $ --   $ 153
Ultra low sulfur diesel(2) .........      9     47    121     45    120     342
Other environmental(3) .............     57    154    146     42     77     476
                                       ----   ----   ----   ----   ----   -----
Total regulatory/environmental .....   $105   $261   $321   $ 87   $197   $ 971
                                       ====   ====   ====   ====   ====   =====

----------

(1) In February 2000, the EPA promulgated the Tier 2 Motor Vehicle Emission Standards Final Rule for all passenger vehicles, establishing standards for sulfur content in gasoline. These regulations mandate that the average sulfur content of gasoline for highway use produced at any refinery not exceed 30 parts per million during any calendar year by January 1, 2006, with a phase-in beginning January 1, 2004. In order to comply with these regulations, we are installing additional hydroprocessing facilities at our refineries. (Hydroprocessing facilities remove sulfur from oil by means of a chemical reaction which occurs when the oil is mixed with hydrogen, heated and processed over a catalyst.)

(2) Spending on ULSD assumes ULSD for on-road diesel in 2006 and ULSD for off-road diesel use in 2008. The ULSD program will require us to make additional capital investments at our refineries. The estimates shown here are based on the installation of traditional hydroprocessing facilities. We continue to evaluate new technological innovations which may reduce the required investment.

(3) Other environmental spending assumes approximately $308 million in spending during the period shown in the table to comply with New Source Review standards under the Clean Air Act. Aggregate spending to comply with these standards is estimated to be $320 million.

These estimates may vary due to a variety of factors. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Forward-Looking Statements."

 SAFETY

      Due to the nature of petroleum refining and distribution, we are subject to stringent federal and state occupational health and safety laws and regulations. We strive to achieve excellent safety and health performance. We believe that safety is tied directly to productivity in our facilities and financial results. We maintain comprehensive safety management systems including policies, procedures, recordkeeping, internal reviews, training, incident reviews and corrective actions. We track not only accidents, but also "near miss" events and conditions, equipment malfunctions, first aid events and medical treatments. Each employee in our facilities has a role in maintaining safe work conditions and has the authority to stop unsafe acts or unsafe conditions.

LEGAL PROCEEDINGS

      Various lawsuits and claims arising in the ordinary course of business are pending against us. We record accruals for potential losses when, in management's opinion, such losses are probable and reasonably estimable. If known lawsuits and claims were to be determined in a manner adverse to us, and in amounts greater than our accruals, then such determinations could have a material adverse effect on our results of operations in a given reporting period. The most significant lawsuits and claims are discussed below.

      In September 2002, a Texas court ordered us to pay property owners and their attorneys approximately $6 million based on an alleged settlement of class action property damage claims as a result of alleged air, soil and groundwater contamination from emissions released from our Corpus Christi, Texas refinery. We have appealed the ruling to the Texas Court of Appeals.

      We, along with most of the other major oil companies, are a defendant in a number of federal and state lawsuits alleging contamination of private and public water supplies by methyl tertiary butyl ether ("MTBE"), a gasoline additive. In general, the plaintiffs claim that MTBE renders the water not potable. In addition to compensatory and punitive damages, plaintiffs seek injunctive relief to abate the contamination. We intend to defend all of the MTBE lawsuits vigorously. Our MTBE litigation can be divided into two categories -- pre and post-September 30, 2003 litigation. In the six pre-September 30, 2003 cases, we were defending ourselves in Madison County, Illinois state court and in two New York county state courts. In several of the New York cases, the judge on March 26, 2004, granted our Motion for Summary Judgment. As of early October 2004, settlements in principle had been reached in both Madison County, Illinois cases. There will be no effect on results of operations because the accrual for these cases was adequate. The post-September 30, 2003 cases were filed after new federal legislation was proposed that would have precluded plaintiffs from filing lawsuits based on the theory that gasoline with MTBE is a defective product. These approximately 60 cases, the majority of which were filed by municipal authorities, were removed to federal court and at the defendants' request consolidated in Multi-District Litigation ("MDL") 1358. On March 16, 2004, the judge in MDL 1358 denied the plaintiffs' motion to remand the cases to state court. The remaining New York state case has been removed to federal court and consolidated with the MDL 1358 cases and the judge has denied plaintiffs' motion to remand that case. It is not possible to estimate the loss or range of loss, if any, related to these cases.

      We have been named as a defendant in approximately 150 asbestos lawsuits pending in state and federal courts. These cases, most of which involve multiple defendants, are brought by former employees or contractor employees seeking damages for asbestos related illnesses allegedly caused, at least in part, from exposure at refineries owned or operated by us in Lake Charles, Louisiana, Corpus Christi, Texas and Lemont, Illinois. In many of these cases, the plaintiffs' alleged exposure occurred over a period of years extending back to a time before we owned or operated the premises at issue. We do not believe that the resolution of these cases will have a material adverse effect on our financial condition or results of operations.

      At September 30, 2004, our balance sheet included an accrual for lawsuits and claims of $24 million compared with $27 million at December 31, 2003. Unrelated to the reduction in the accrual, we estimate that an additional loss of $17 million is reasonably possible in connection with such lawsuits and claims.

      See also " -- Environment and Safety" above for information regarding various enforcement actions.

                                   MANAGEMENT

      The following table sets forth the names, ages (as of September 30, 2004) and titles of our board of directors and executive officers:

NAME                                  AGE                    POSITION
----                                  ---                    --------
Luis E. Marin...................       46    President, Chief Executive Officer and Director
Antonio J. Rivero...............       41    Executive Vice President
Jerry E. Thompson...............       54    Senior Vice President and Chief Operating Officer
Larry Krieg.....................       54    Vice President Finance
Hector Bivero...................       58    Vice President Legal Affairs and General Counsel
Frank Gygax.....................       55    Vice President, Refining
Robert J. Kostelnik.............       52    Vice President, Health, Safety, Security of Assets
                                             and Environmental Protection
Paul Largess....................       54    Controller
Fernando J. Garay...............       42    Corporate Secretary
Ivan Hernandez..................       64    Chairman of the Board of Directors
Asdrubal Chavez.................       50    Director
Jesus Luongo....................       44    Director
Nelson Martinez.................       53    Director
Luis Vierma.....................       51    Director

OUR EXECUTIVE OFFICERS

LUIS E. MARIN
PRESIDENT AND CHIEF EXECUTIVE OFFICER AND DIRECTOR

      Luis Marin has served as our director since May 2003, and he is also a member of the PDVSA board of directors. In August 2003, he became our President and Chief Executive Officer. Mr. Marin graduated as a natural gas engineer from the University of Oklahoma in 1980. He completed postgraduate studies in oil management at Oxford Petroleum College in England in 1987, and in management at the Massachusetts Institute of Technology (MIT) in 1997. He joined PDVSA in 1980 and has held several positions in Natural Gas Planning; General Engineering; Gas Operations; Petroleum Engineering; Production, Trade and Supply Operations; and Technical Management. He has been an advisor to the General Manager of Production and a Coordinator of Exploration Projects.

      In 2000, he became Manager of Drilling in Eastern Venezuela. Later, he became Manager of the Ceuta-Tomoporo Development Project and in 2002 was appointed Manager of Corporate Production Planning. Subsequently, he was appointed Deputy Production Manager of the Eastern Venezuela Division.

ANTONIO J. RIVERO
EXECUTIVE VICE PRESIDENT

      Antonio Rivero was named our Executive Vice President in August 2003. In February 2003, he was named General Manager of PDVSA Services, Inc., located in Houston, Texas. Prior to that time, he held several positions at our headquarters, including Senior Derivatives Trader and Senior Financial Consultant. He was also assigned by executive management to special projects, including the PDVSA Commission for the International Investment Assessment and the PDVSA Internationalization Study. Mr. Rivero graduated from the Military Academy of Venezuela in 1983 with a bachelors degree in military sciences. He served as a Venezuelan Army Officer until 1994. From 1994 to 1998, he was President and CEO of R&C Electronic Corporation, a Venezuelan information, technology and telecommunications company.

JERRY E. THOMPSON
SENIOR VICE PRESIDENT AND CHIEF OPERATING OFFICER

      Jerry Thompson joined us in 1971. He became our Vice President of Refining in 1987, Vice President of Corporate Planning & Economics in 1994, Vice President Supply and Logistics in 1995, Vice President, Development & Technological Excellence in 1998, and in 1999 was named a Senior Vice President. From January 2002 through March 2002 he served as Senior Vice President of Supply and Distribution and in April 2003 he was named Chief Operating Officer. He assumed the duties as our Chief Financial Officer on an interim basis in May 2004 through September 2004. He is responsible for the supply, refining, trading and distribution of all crude, intermediate feedstocks and refined products for the Asphalt, Light Oils, Lubes and Petrochemicals business units. In addition, Mr. Thompson is responsible for our Centers of Excellence. He also chairs the Short Term Operating Committee. He is a graduate of Colorado School of Mines with a degree in chemical and petroleum refining engineering. He began his career at the Lake Charles, Louisiana, refinery as a process engineer and advanced through several technical and operations supervisory and management positions.

LARRY KRIEG
VICE PRESIDENT FINANCE (CHIEF FINANCIAL OFFICER)

      Larry Krieg joined us in 1984. He became Vice President Finance and our chief financial officer in September 2004. Prior thereto, he had served as our Controller and Chief Accounting Officer, a position he held since June 2001. In that position, he was responsible for all corporate accounting functions including business unit accounting support as well as internal and external financial reporting. Mr. Krieg previously served as manager of accounting functions in supply and logistics, Lake Charles refinery operations and lubricant operations. He has also served as Manager, Internal Audit. Mr. Krieg received his bachelor's degree in accounting from Oklahoma State University. He is a Certified Public Accountant and Certified Internal Auditor.

HECTOR BIVERO
VICE PRESIDENT LEGAL AFFAIRS AND GENERAL COUNSEL

      Hector Bivero joined us in March 2004. He has over 29 years of legal experience in the oil industry, including extensive experience in international law and commercial arbitration. Prior to joining us, he served as International Legal Counsel for PDVSA. He began his PDVSA career at its Maraven affiliate, where he provided legal advice for international, supply, transportation and trade issues and served as Manager of Legal Affairs for the refinery and domestic market divisions, Legal Manager for Negotiation and Projects, and International Legal Manager for Projects and Special Negotiation. His responsibilities have also included service as Head Legal Counsel for PDVSA affiliates Bitor, PDV Marina and Interven, and service as PDVSA's Legal Manager for International Affairs. He has earned a juris doctorate from the Catholic University Andres Bello in Caracas, Venezuela, a doctorate in law from the University of Paris in Paris, France, and has completed advanced studies in international law, economics and finance, comparative law, comparative jurisprudence, and international commercial arbitration. He is also a tenured professor at the Central University of Venezuela, teaching both private and public international law.

FRANK GYGAX
VICE PRESIDENT, REFINING

      Frank Gygax joined us in January 2004. As Vice President of Refining, he is responsible for integrating and optimizing PDVSA's and our refining systems. He has over 30 years of experience in the refining industry. He began his career in the oil and gas industry at Mobil Oil's El Palito refinery in Venezuela, where he started as a Process Engineer and held various other positions, including Engineering Manager, Refining and Distillation Operations Supervisor, and Process Engineering Supervisor. He also served as General Manager of PDVSA's Puerto La Cruz and El Palito refineries and has held positions in refining administration, supply, and international marketing. He served as General Manager of PDVSA's Paraguana refining complex. Prior to joining us, he served as President of SINCOR, a joint venture between PDVSA, TotalFinaElf, and Statoil. He holds a bachelor's degree in chemical engineering from Universidad del Zulia in Maracaibo, Venezuela.

ROBERT J. KOSTELNIK
VICE PRESIDENT, HEALTH, SAFETY, SECURITY OF ASSETS AND ENVIRONMENTAL PROTECTION

      Bob Kostelnik, joined us in 1992. Since October 2002, he has served as our Vice President, Health, Safety, Security of Assets and Environmental Protection. He is responsible for overseeing our health and safety activities as well as asset security and environmental protection. Prior to being named to his current position, Mr. Kostelnik was Vice President and General Manager of our Corpus Christi refinery. He is a graduate of the University of Missouri at Rolla with a bachelor of science degree in mechanical engineering.

      He has served as General Manager Operations at the Lake Charles Manufacturing Complex, with operations and maintenance responsibility for the Lake Charles refinery and the lubricants and wax plant. He has ten years of service with us and almost 30 years in the refining industry.

PAUL LARGESS
CONTROLLER

      Paul Largess joined us in 1985. Prior to his appointment as Controller in January 2005, he served as our Assistant Controller Financial Reporting. Prior to August 2001, he served in various capacities in the Corporate Finance and Corporate Audit departments. He is a graduate of Tulsa University and holds a bachelor's degree in accounting. He is a Certified Public Accountant.

FERNANDO J. GARAY
CORPORATE SECRETARY

      Fernando Garay came to us in February 2002 as the International Strategic Communications Developer within Government & Public Affairs. Prior to joining us, Mr. Garay served 8 years at the Secretariat of OPEC in Vienna, Austria, where he was Editor of the OPEC News Agency and a spokesman for the organization. While at OPEC, he also served as Press Director of the II Summit of OPEC Heads of State and Government, held in Caracas in September 2000.

      His experience includes a variety of positions with Reuters News Agency and several Caracas-based publications, including El Nacional and The Daily Journal newspapers. Mr. Garay graduated from the Central University of Venezuela in 1987 with a bachelor's degree in communications. He also holds a master of arts degree in law and diplomacy from Tufts University in Massachusetts.

OUR BOARD OF DIRECTORS

      In addition to Mr. Marin, who is our President and Chief Executive Officer, the following people serve on our board of directors:

IVAN HERNANDEZ

      Ivan Hernandez has served as our director since November 2004 and is the Chairman of our board of directors. He joined the Venezuelan oil industry in 1957 with Creole Petroleum Corporation, where he held several supervisory and technical positions in areas such as Specialty Products, Fuels and Oil Movement at the Amuay Refining-Pattern Upgrading Project, Venezuela. In 1986, he was appointed Crude Conversion Superintendent, and later held the positions of Process Manager and Supply Manager. In 1987, he was appointed Conversion Manager at our Corpus Christi refinery. In 1989, he returned to Venezuela as General Maintenance Manager. Later he held the positions of Operations Manager, Assistant Manager and General Manager at the Amuay refinery. After the Cardon-Amuay refineries integration in 1997, he was appointed Manager of the Paraguana Refining Complex, a position he held until 1999 when he retired. In December 2002, he was re-appointed General Manager of the Paraguana Refining Complex, a position he held until March 2004 when he was appointed Vice-President of PDVSA.

ASDRUBAL CHAVEZ

      Asdrubal Chavez has served as our director since November 2004. He graduated from Venezuela's Universidad de Los Andes in 1979 with a degree in chemical engineering. He joined the oil industry in 1979 at PDVSA's El Palito refinery as a startup Engineer for PAEX, the refinery's major expansion project. He held various positions in areas such as Industrial Services, Distillation and Specialties, Conversion and Treatment, Crude and Products Movement, Programming and Economics, and Process Engineering. In 1989, he was assigned to UOP in the United States for specialty training in Processes, and in 1990 he was named leader of the project to expand El Palito's Crude and Vacuum Distillation units. In 1993, he was appointed Process Engineering Superintendent, and in 1994 he led the team responsible for the study of El Palito's organization. From 1995 to 1999, he held various supervisory and managerial positions, and in 2000, PDVSA's Presidency seconded him on a temporary basis to the Ministry of Production and Commerce to assist it in restructuring the Ministry and then in the economic constituent process. In 2001, he was assigned to PDVSA's Bitumenes del Orinoco (BITOR) subsidiary as Human Resources Manager, where he led the team that worked on the restructuring part of the company's expansion project. In 2002, he was named Assistant to the BITOR Board of Directors, and in January 2003, he was appointed Manager of the El Palito Refinery. In August 2003, he was named Executive Director for Human Resources at PDVSA, and in March of 2004, he was appointed Executive Director for Trading and Supply.

JESUS LUONGO

      Jesus Luongo has served as our director since November 2004. He is an engineer and graduated from the Central University of Venezuela. In 1984, he joined the Venezuelan oil industry as a Processes Engineer at the Amuay refinery, one of the units comprising what is now the Paraguana Refining Center in the State of Falcon, Venezuela. In 1987, he obtained a master's degree in refining from the French Petroleum Institute in Paris. Upon his return to Amuay, he rejoined the Processes department, working in the refining complex's various units. He was also in charge of technical studies for a project aimed at optimizing the refinery's heavy crudes processing, and took part in a project designed to replace the vacuum systems equipment in the three main distillation towers. From 1998 to 1999, he was Supply Manager and Intermediate Conversion Manager and, in 2000, he was appointed Process Engineering Manager. Mr. Luongo supervised key functions in the recovery of the refining business after December 2002, and his contribution to the coordination of key tasks in the safe startup of this manufacturing complex won him promotion to Operations Manager. In January 2004, he was named Assistant Manager of the refining center, and was appointed General Manager in March 2004.

NELSON MARTINEZ

      Nelson Martinez currently serves as a member of the PDVSA board of directors and he became our director in August 2003. He is an award-winning chemist with more than 20 international patents. He holds a bachelor's degree in chemistry and a master's degree in physical chemistry from the University of Poitiers in France. Mr. Martinez also received a master's degree in technology management from the Massachusetts Institute of Technology and a doctorate in chemistry from the University of Reading (United Kingdom). In 1994, he was elected as a member of the New York Academy of Sciences for his contributions to the study of catalysts in hydro treatment and catalytic cracking.

      Mr. Martinez joined Intevep, PDVSA's research and development subsidiary, in 1980. At Intevep, he gained significant experience in the development of catalytic supports and process technology, including managing the processes development department. In 1987, he was appointed head of the catalysis section for Intevep. In 1995, Mr. Martinez was named leader of the technology management corporate group and manager of the PDVSA-Intevep planning function. From March 2000 to December 2002, he held the position of Deputy Manager of the refining and petrochemicals general division. During this time, he also served as team manager of new business developments. Prior to his appointment as a PDVSA director, Mr. Martinez served as Refining Managing Director of PDVSA Oriente.

LUIS VIERMA

      Luis Vierma is a member of the PDVSA board of directors and has served as Vice-Minister of Hydrocarbons at the Energy and Mines Ministry since 2002. He holds a bachelor's degree in chemistry from the Central University of Venezuela
(1978) and a master's degree in geology from Indiana University (1984). He joined PDVSA as an exploration chemist in 1978 and held that position until 1981, when he started his graduate studies at Indiana University. Upon his return to Venezuela, he was named Director of the Geochemistry Laboratory of PDVSA's Exploration Center, and Leader of Hydrocarbon Exploration Projects. Subsequently, he was appointed director of the Inorganic Geochemistry Unit.

      In 1993, he became Assistant Manager under an agreement between the Venezuelan Energy and Mines Ministry and the U.S. Department of Energy for the improved recovery of micro-organic crude. In 1995, he was appointed head of the Geochemistry Section of the PDVSA Exploration Center. Two years later, he was named head of the Geology Section, and the following year, he became Exploration Business Manager. In 2000, he was appointed Director of the Policy and Planning Office for Hydrocarbons at the Energy and Mines Ministry. He has been a member of our board since May 2003 and served as Chairman during 2004.

                           RELATED PARTY TRANSACTIONS

      We have entered into several transactions with PDVSA or affiliates of PDVSA, including crude oil and feedstock supply agreements, agreements for the purchase of refined products and transportation agreements. Under these agreements, we purchased approximately $4.2 billion and $4.2 billion of crude oil, feedstocks and refined products at market related prices from PDVSA in 2003 and the first nine months of 2004, respectively. At September 30, 2004, $532 million was included in our current payable to affiliates as a result of our transactions with PDVSA.

      Most of the crude oil and feedstocks purchased by us from PDVSA are delivered on tankers owned by PDV Marina, S.A., a wholly-owned subsidiary of PDVSA. In 2003 and the first nine months of 2004, 73% and 74%, respectively, of the PDVSA contract crude oil delivered to the Lake Charles and Corpus Christi refineries was delivered on tankers operated by this PDVSA subsidiary.

      LYONDELL-CITGO owns and operates a 265 MBPD refinery in Houston, Texas. LYONDELL-CITGO was formed in 1993 by subsidiaries of us and Lyondell (the "Owners"). The heavy crude oil processed by the Houston refinery is supplied by PDVSA under a long-term crude oil supply agreement through the year 2017. Under this agreement, LYONDELL-CITGO purchased approximately $1.7 billion and $1.9 billion of crude oil and feedstocks at market related prices from PDVSA in 2003 and the first nine months of 2004, respectively. We purchase substantially all of the gasoline, diesel and jet fuel produced at the Houston refinery under a long-term contract. See our audited consolidated financial statements -- notes 3 and 4, which are included in this prospectus. Various disputes exist between LYONDELL-CITGO and the partners and their affiliates concerning the interpretation of these and other agreements between the Owners relating to the operation of the refinery.

      Our participation interest in LYONDELL-CITGO was approximately 41% at September 30, 2004, in accordance with agreements between the Owners concerning such interest. We held a note receivable from LYONDELL-CITGO of $35 million at September 30, 2004. The note bears interest at market rates which were approximately 1.8% at September 30, 2004. Principal and interest are due in January 1, 2008. In addition, during 2003, we converted approximately $7 million of accrued interest related to this note to investments in LYONDELL-CITGO.

      We account for our investment in LYONDELL-CITGO using the equity method of accounting and record our share of the net earnings of LYONDELL-CITGO based on allocations of income agreed to by the Owners. Cash distributions are allocated to the Owners based on participation interest.

      In October 1998, PDVSA V.I., Inc., an affiliate of PDVSA, acquired a 50% equity interest in HOVENSA and has the right under a product sales agreement to assign periodically to us, or other related parties, its option to purchase 50% of the refined products produced by HOVENSA (less a certain portion of such products that HOVENSA will market directly in the local and Caribbean markets). In addition, under the product sales agreement, the PDVSA affiliate has appointed us as its agent in designating which of its affiliates shall from time to time take deliveries of the refined products available to it. The product sales agreement will be in effect for the life of the joint venture, subject to termination events based on default or mutual agreement See our audited consolidated financial statements -- notes 2 and 4, which are included in this prospectus. Pursuant to the above arrangement, we acquired approximately 149 MBPD and 167 MBPD of refined products from the refinery during 2003 and the first nine months of 2004, respectively, approximately one-half of which was gasoline.

      The refined product purchase agreements with LYONDELL-CITGO and HOVENSA incorporate various formula prices based on published market prices and other factors. Such purchases totaled $4.9 billion and $4.9 billion for 2003 and the first nine months of 2004, respectively. At September 30, 2004, $180 million was included in payables to affiliates as a result of these transactions.

      We had refined product, feedstock, crude oil and other product sales of $387 million and $307 million to affiliates, including LYONDELL-CITGO and Mount Vernon Phenol Plant Partnership, in 2003 and the first nine months of 2004, respectively. At September 30, 2004, $73 million was included in due from affiliates as a result of these and related transactions.

      We have guaranteed approximately $49 million of debt of certain affiliates, including $11 million related to NISCO and $33 million related to PDV Texas, Inc. See our audited consolidated financial statements -- note 13, which are included in this prospectus.

      Under a separate guarantee of rent agreement, PDVSA has guaranteed payment of rent, stipulated loss value and termination value due under the lease of the Corpus Christi Refinery West Plant facilities. See our audited consolidated financial statements -- note 4, which are included in this prospectus.

      In August 2002, three affiliates entered into agreements to advance excess cash to us from time to time under demand notes for amounts of up to a maximum of $10 million with PDV Texas, Inc., $30 million with PDV America and $10 million with PDV Holding. The notes bear interest at rates equivalent to 30-day LIBOR plus 0.875% payable quarterly. There were zero amounts outstanding on these notes at September 30, 2004.

      We and PDV Holding are parties to a tax allocation agreement that is designed to provide PDV Holding with sufficient cash to pay its consolidated income tax liabilities. PDV Holding appointed us as its agent to handle the payment of such liabilities on its behalf. As such, we calculate the taxes due, allocate the payment among the members according to the agreement and bill each member accordingly. Each member records its amounts due or payable to us in a related party payable account. At September 30, 2004, we had net related party receivables related to federal income taxes of $57 million.

                               THE EXCHANGE OFFER

      The following is a summary of the exchange offer relating to the outstanding notes. As a summary, it does not contain all of the information you might find useful. For further information, you should read the registration rights agreement and the form of letter of transmittal, copies of which have been filed as exhibits to the registration statement. The exchange offer is intended to satisfy certain of our obligations under the registration rights agreement.

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

      EXCHANGE OFFER REGISTRATION STATEMENT. We sold the outstanding notes to Lehman Brothers Inc., BNP Paribas Securities Corp., BNY Capital Markets, Inc., Citigroup Global Markets Inc., SG Americas Securities, LLC and WestLB AG, London Branch, or the "initial purchasers," on October 22, 2004. The initial purchasers have advised us that they subsequently resold the outstanding notes to "qualified institutional buyers" in reliance on Rule 144A under the Securities Act and to no-U.S. persons in reliance on Regulation S under the Securities Act. As a condition to the offerings of the outstanding notes, we entered into a registration rights agreement dated October 22, 2004, pursuant to which we agreed, for the benefit of all holders of the outstanding notes, at our own expense, to use our reasonable best efforts to consummate the exchange offer within 330 days after the initial issue date of the outstanding notes.

      Further, we agreed to keep the exchange offer open for acceptance for not less than 30 nor more than 40 business days, such 40th day being the "Consummation Deadline." For each outstanding note validly tendered pursuant to the exchange offer and not withdrawn, the holder of that note will receive an exchange note having a principal amount equal to that of the tendered outstanding note. Interest on each exchange note will accrue from the last date on which interest was paid on the tendered outstanding note in exchange therefor or, if no interest was paid on that outstanding note, from the issue date.

      TRANSFERABILITY. We issued the outstanding notes on October 22, 2004 in a transaction exempt from the registration requirements of the Securities Act and applicable state securities laws. Accordingly, the outstanding notes may not be offered or sold in the United States unless registered or pursuant to an applicable exemption under the Securities Act and applicable state securities laws. Based on no-action letters issued by the staff of the SEC with respect to similar transactions, we believe that the exchange notes issued pursuant to the exchange offer in exchange for outstanding notes may be offered for resale, resold and otherwise transferred by holders of notes who are not our affiliates without further compliance with the registration and prospectus delivery requirements of the Securities Act, provided that:

      - any exchange notes to be received by the holder were acquired in the ordinary course of the holder's business;

      - at the time of the commencement of the exchange offer, the holder has no arrangement or understanding with any person to participate in the distribution, within the meaning of the Securities Act, of the exchange notes;

      - the holder is not an "affiliate" of ours, as defined in Rule 405 under the Securities Act; and

      - the holder did not purchase the outstanding notes directly from us to resell pursuant to 144A or another available exemption.

      However, we have not sought a no-action letter with respect to the exchange offer and we cannot assure you that the staff of the SEC would make a similar determination with respect to the exchange offer. Any holder who tenders its outstanding notes in the exchange offer with any intention of participating in a distribution of exchange notes (1) cannot rely on the interpretation by the staff of the SEC, (2) will not be able to validly tender outstanding notes in the exchange offer and (3) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transactions.

      Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where those notes were acquired by such broker dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of those exchange notes. See "Plan of Distribution."

      SHELF REGISTRATION STATEMENT. In the event that:

      (1) applicable interpretations of the staff of the SEC do not permit us to effect the exchange offer;

      (2) for any other reason we do not consummate the exchange offer within 360 days after the date of original issue of the outstanding notes;

      (3) an initial purchaser shall notify us following consummation of the exchange offer that outstanding notes held by it are not eligible to be exchanged for exchange notes in the exchange offer; or

      (4) certain holders are prohibited by law or SEC policy from participating in the exchange offer or may not resell the exchange notes acquired by them in the exchange offer to the public without delivering a prospectus, then, we will, subject to certain exceptions,

      (1) promptly file a shelf registration statement with the SEC covering resales of the outstanding notes or the exchange notes, as the case may be;

      (2) (A) in the case of clause (1) above, use our reasonable best efforts to cause the shelf registration statement to be declared effective under the Securities Act on or prior to the 330th day after the date of original issue of the outstanding notes and (B) in the case of clause (2), (3) or (4) above, use our reasonable best efforts to cause the shelf registration statement to be declared effective under the Securities Act on or prior to the 90th day after the date on which the shelf registration statement is required to be filed; and

      (3) use our reasonable best efforts to keep the shelf registration statement effective until the earliest of (A) the time when the notes covered by the shelf registration statement can be sold pursuant to Rule 144 without any limitations under clauses (c), (e), (f) and (h) of Rule 144, (B) two years from the date of original issue of the outstanding notes and (C) the date on which all outstanding notes registered thereunder are disposed of in accordance therewith.

      We will, in the event a shelf registration statement is filed, among other things, provide to each holder for whom the shelf registration statement was filed copies of the prospectus that is a part of the shelf registration statement, notify each such holder when the shelf registration statement has become effective and take other actions as are required to permit unrestricted resales of the outstanding notes or the exchange notes, as the case may be. A holder selling outstanding notes or exchange notes pursuant to the shelf registration statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to applicable civil liability provisions under the Securities Act in connection with sales of that kind and will be bound by the provisions of the registration rights agreement that are applicable to that holder, including specified indemnification obligations. A holder will not be permitted to sell notes pursuant to the shelf registration statement unless the holder has returned to us a completed and signed notice electing to be included and furnishing the holder's name and other information required to be included in the related prospectus.

      SPECIAL INTEREST.

      We will pay additional cash interest on the outstanding notes and exchange notes, subject to certain exceptions,

      (1) if we fail to file an exchange offer registration statement with the SEC on or prior to the 90th day after the date of original issue of the outstanding notes,

      (2) if the exchange offer registration statement is not declared effective by the SEC on or prior to the 330th day after the date of original issue of the outstanding notes or, if obligated to file a shelf registration statement pursuant to clause 2(A) above, a shelf registration statement is not declared effective by the SEC on or prior to the 180th day after the date of original issue of the outstanding notes,

      (3) if the exchange offer is not consummated on or before the 40th day after the exchange offer registration statement is declared effective,

      (4) if obligated to file the shelf registration statement pursuant to clause 2(B) above, we fail to file the shelf registration statement with the SEC on or prior to the 30th day, or the "shelf filing date," after the date on which the obligation to file a shelf registration statement arises,

      (5) if obligated to file a shelf registration statement pursuant to clause 2(B) above, the shelf registration statement is not declared effective on or prior to the 90th day after the shelf filing date, or

      (6) after the exchange offer registration statement or the shelf registration statement, as the case may be, is declared effective, such registration statement thereafter ceases to be effective or usable, subject to certain exceptions.

The rate of additional interest will accrue on the principal amount of the outstanding notes and the exchange notes, in addition to the stated interest on the outstanding notes and the exchange notes, from and including the date on which an event referred to in clauses (1) through (6) above shall occur, each event being a "registration default," to but excluding the date on which all such events have been cured or if earlier, the date on which the outstanding notes may first be resold in reliance on Rule 144(k). The additional interest will accrue at a rate of 0.25% per annum for the first 90 day period immediately following the occurrence of such registration default and shall increase by an additional 0.25% per annum with respect to each subsequent 90-day period until all registration defaults have been cured up to a maximum additional interest rate of 1.0%.

TERMS OF THE EXCHANGE OFFER

      Upon satisfaction or waiver of all the conditions of the exchange offer, we will accept any and all outstanding notes properly tendered and not validly withdrawn prior to the expiration date and will promptly issue the exchange notes. See " -- Conditions to the Exchange Offer" and " -- Procedures for Tendering Outstanding Notes." We will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding notes accepted in the exchange offer. As of the date of this prospectus, there are $250,000,000 aggregate principal amount of outstanding notes. Holders may tender some or all of their outstanding notes pursuant to the exchange offer. However, outstanding notes may be tendered only in integral multiples of $1,000.

      The exchange notes are identical to the outstanding notes except for the elimination of certain transfer restrictions and registration rights pertaining to the outstanding notes. The exchange notes will evidence the same debt as the outstanding notes and will be issued pursuant to, and entitled to the benefits of, the indenture pursuant to which the outstanding notes were issued and will be deemed one issue of notes, together with the outstanding notes.

      This prospectus, together with the letter of transmittal, is being sent to all registered holders and to others believed to have beneficial interests in the outstanding notes. Holders of outstanding notes do not have any appraisal or dissenters' rights under the indenture in connection with the exchange offer. We intend to conduct the exchange offer in accordance with the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations of the SEC promulgated thereunder.

      For purposes of the exchange offer, we will be deemed to have accepted validly tendered outstanding notes when, and if, we have given oral or written notice thereof to the exchange agent. The exchange agent will act as our agent for the purpose of distributing the appropriate exchange notes from us to the tendering holders. If we do not accept any tendered outstanding notes because of an invalid tender, the occurrence of certain other events set forth in this prospectus or otherwise, we will return the unaccepted outstanding notes, without expense, to the tendering holder thereof promptly after the expiration date.

      Holders who tender outstanding notes in the exchange offer will not be required to pay brokerage commissions or fees or, except as set forth below under " -- Transfer Taxes," transfer taxes with respect to the exchange of outstanding notes pursuant to the exchange offer. We will pay all charges and expenses, other than certain applicable taxes, in connection with the exchange offer. See " -- Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

      The term "expiration date" shall mean 5:00 p.m., New York City time, on ____________, 200__, for the exchange offer unless we, in our sole discretion, extend the exchange offer, in which case the term "expiration date" shall mean the latest date and time to which the exchange offer is extended. In order to extend the exchange offer, we will notify the exchange agent by oral or written notice and each appropriate registered holder by means of press release or other public announcement of any extension, in each case, prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. We reserve the right, in our sole discretion,

      -     to delay accepting any outstanding notes,

      -     to extend the exchange offer,

      - to terminate the exchange offer and not accept any outstanding notes if each condition set forth below under "-- Conditions to the Exchange Offer" shall not have been satisfied or waived by us, or

      -     to amend the terms of the exchange offer in any manner.

      We will notify the exchange agent of any delay, extension, termination or amendment by oral or written notice. We will also notify each registered holder of any amendment. We will give to the exchange agent written confirmation of any oral notice.

EXCHANGE DATE

      As soon as practicable after the close of the exchange offer, we will accept for exchange all outstanding notes properly tendered and not validly withdrawn prior to 5:00 p.m., New York City time, on the expiration date in accordance with the terms of this prospectus and the letter of transmittal.

CONDITIONS TO THE EXCHANGE OFFER

      Notwithstanding any other provisions of the exchange offer or any extension of the exchange offer, and subject to our obligations under the registration rights agreement, we

      -     shall not be required to accept any outstanding notes for exchange,

      - shall not be required to issue exchange notes in exchange for any outstanding notes and

      -     may terminate or amend the exchange offer

if, at any time before the acceptance of outstanding notes for exchange, any of the following events shall occur:

      - any injunction, order or decree shall have been issued by any court or any governmental agency that would prohibit, prevent or otherwise materially impair our ability to proceed with the exchange offer;

      - any law, statute, rule or regulation is proposed, adopted or enacted which, in our sole judgment, might materially impair our ability to proceed with the exchange offer or materially impair the contemplated benefits of the exchange offer to us;

      - any governmental approval has not been obtained, which approval we shall, in our sole discretion, deem necessary for the consummation of the exchange offer as contemplated hereby; or

      - the exchange offer will violate any applicable law or any applicable interpretation of the staff of the SEC.

      The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any of those conditions or may be waived by us in whole or in part at any time and from time to time in our sole discretion. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any of those rights, and those rights shall be deemed ongoing rights that may be asserted at any time and from time to time.

      In addition, we will not accept for exchange any outstanding notes tendered, and no exchange notes will be issued in exchange for any tendered outstanding notes, if at such time any stop order shall be threatened by the SEC or be in effect with respect to the registration statement of which this prospectus is a part or the qualification of the indenture for the notes under the Trust Indenture Act of 1939, as amended.

      The exchange offer is not conditioned on any minimum aggregate principal amount of outstanding notes being tendered for exchange.

CONSEQUENCES OF FAILURE TO EXCHANGE

      Any outstanding notes not tendered pursuant to the exchange offer will remain outstanding and will continue to be entitled to the benefits of the indenture and continue to accrue interest. The outstanding notes will remain "restricted securities" within the meaning of the Securities Act. Accordingly, prior to the date that is one year after the later of the issue date and the last date on which we or any of our affiliates was the owner of the outstanding notes, the outstanding notes may be resold only:

      -     to us;

      - to a person who the seller reasonably believes is a "qualified institutional buyer" purchasing for its own account or for the account of another "qualified institutional buyer" in compliance with the resale limitations of Rule 144A;

      - pursuant to the limitations on resale provided by Rule 144 under the Securities Act;

      - pursuant to the resale provisions of Rule 904 of Regulation S under the Securities Act;

      - pursuant to an effective registration statement under the Securities Act; or

      - pursuant to any other available exemption from the registration requirements of the Securities Act,

subject, in each of the foregoing cases, to compliance with applicable state securities laws. As a result, the liquidity of the market for non-tendered outstanding notes could be adversely affected upon completion of the exchange offer.

FEES AND EXPENSES

      We will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. The principal solicitation is being made by mail; however, additional solicitations may be made in person or by telephone by our officers and employees.

      Expenses incurred in connection with the exchange offer will be paid by us. Such expenses include, among others, the fees and expenses of the trustee and the exchange agent, accounting and legal fees, printing costs and other miscellaneous fees and expenses.

ACCOUNTING TREATMENT

      We will not recognize any gain or loss for accounting purposes upon the consummation of the exchange offer. We will amortize the expenses of the exchange offer as additional interest expense over the term of the exchange notes.

PROCEDURES FOR TENDERING OUTSTANDING NOTES

      The tender of outstanding notes pursuant to any of the procedures set forth in this prospectus and in the letter of transmittal will constitute a binding agreement between the tendering holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal. The tender of outstanding notes will constitute an agreement to deliver good and marketable title to all tendered outstanding notes prior to the expiration date free and clear of all liens, charges, claims, encumbrances, interests and restrictions of any kind.

      Except as provided in "-- Guaranteed Delivery Procedures," unless the outstanding notes being tendered are deposited by you with the exchange agent prior to the expiration date and are accompanied by a properly completed and duly executed letter of transmittal, we may, at our option, reject the tender. Issuance of exchange notes will be made only against deposit of tendered outstanding notes and delivery of all other required documents. Notwithstanding the foregoing, The Depository Trust Company, or "DTC," participants tendering through its Automated Tender Offer Program, or "ATOP," will be deemed to have made valid delivery where the exchange agent receives an agent's message, as defined below, prior to the expiration date.

      Accordingly, to properly tender outstanding notes, the following procedures must be followed:

      NOTES HELD THROUGH A CUSTODIAN. Each beneficial owner holding outstanding notes through a DTC participant must instruct the DTC participant to cause its outstanding notes to be tendered in accordance with the procedures set forth in this prospectus.

      NOTES HELD THROUGH DTC. Pursuant to an authorization given by DTC to the DTC participants, each DTC participant holding outstanding notes through DTC must

      - electronically transmit its acceptance through ATOP, and DTC will then edit and verify the acceptance, execute a book-entry delivery to the exchange agent's account at DTC and send an agent's message to the exchange agent for its acceptance, or

      - comply with the guaranteed delivery procedures set forth below and in a notice of guaranteed delivery. See "-- Guaranteed Delivery Procedures."

      Promptly after the date of this prospectus, the exchange agent will establish an account at DTC for purposes of the exchange offer with respect to outstanding notes held through DTC. Any financial institution that is a DTC participant may make book-entry delivery of interests in outstanding notes into the exchange agent's account through ATOP. However, although delivery of interests in the outstanding notes may be effected through book-entry transfer into the exchange agent's account through ATOP, an agent's message in connection with such book-entry transfer, and any other required documents, must be, in any case, transmitted to and received by the exchange agent at its address set forth under "-- Exchange Agent," or the guaranteed delivery procedures set forth below must be complied with, in each case, prior to the expiration date. DELIVERY OF DOCUMENTS TO DTC DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT. The confirmation of a book-entry transfer into the exchange agent's account at DTC as described above is referred to herein as a "Book-Entry Confirmation."

      The term "agent's message" means a message transmitted by DTC to, and received by, the exchange agent and forming a part of the book-entry confirmation, which states that DTC has received an express acknowledgment from each DTC participant tendering through ATOP that that DTC participant has received a letter of transmittal and agrees to be bound by the terms of the letter of transmittal and that we may enforce such agreement against such DTC participants.

      Cede & Co., as the holder of the global note, will tender a portion of the global note equal to the aggregate principal amount due at the stated maturity for which instructions to tender are given by DTC participants.

      By tendering, each holder and each DTC participant will represent to us that, among other things:

      -     it is not our affiliate;

      - it is not a broker-dealer tendering outstanding notes acquired directly from us for its own account;

      - it is acquiring the exchange notes in its ordinary course of business; and

      - it is not engaged in, and does not intend to engage in, and has no arrangement or understanding with any person to participate in, a distribution of the exchange notes.

      Unless waived by us, we will not accept any alternative, conditional, irregular or contingent tenders. By transmitting an acceptance through ATOP, each tendering holder waives any right to receive any notice of the acceptance for purchase of its outstanding notes.

      We will resolve all questions as to the validity, form, eligibility (including time of receipt) and acceptance of tendered outstanding notes, and that determination will be final and binding. We reserve the absolute right to reject any or all tenders that are not in proper form or the acceptance of which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any condition to the exchange offer and any irregularities or conditions of tender as to particular outstanding notes. Our interpretation of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will be final and binding. Unless waived, any irregularities in connection with tenders must be cured within such time as we shall determine. We, along with the exchange agent, shall be under no duty to give notification of defects in such tenders and shall not incur liabilities for failure to give such notification. Tenders of outstanding notes will not be deemed to have been made until those irregularities have been cured or waived. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the irregularities have not been cured or waived will be returned by the exchange agent to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

LETTERS OF TRANSMITTAL AND OUTSTANDING NOTES MUST BE SENT ONLY TO THE EXCHANGE AGENT. DO NOT SEND LETTERS OF TRANSMITTAL OR OUTSTANDING NOTES TO US OR DTC.

      The method of delivery of outstanding notes, letters of transmittal, any required signature guarantees and all other required documents, including delivery through DTC and any acceptance through ATOP, is at the election and risk of the persons tendering and delivering acceptances or letters of transmittal and, except as otherwise provided in the letter of transmittal, delivery will be deemed made only when actually received by the exchange agent. If delivery is by mail, it is suggested that the holder use properly insured, registered mail with return receipt requested, and that the mailing be made sufficiently in advance of the expiration date to permit delivery to the exchange agent prior to the expiration date.

GUARANTEED DELIVERY PROCEDURES

      DTC participants holding outstanding notes through DTC who wish to cause their outstanding notes to be tendered, but who cannot transmit their acceptances through ATOP prior to the expiration date, may cause a tender to be effected if:

      - guaranteed delivery is made by or through a firm or other entity identified in Rule 17Ad-15 under the Exchange Act, including the following, which we call "eligible institutions":

            -     a bank;

            - a broker, dealer, municipal securities dealer, municipal securities broker, government securities dealer or government securities broker;

            -     a credit union;

            - a national securities exchange, registered securities association or clearing agency; or

            - a savings institution that is a participant in a Securities Transfer Association recognized program;

      - prior to the expiration date, the exchange agent receives from any of the above institutions a properly completed and duly executed notice of guaranteed delivery, by mail, hand delivery, facsimile transmission or overnight courier, substantially in the form provided with this prospectus; and

      - book-entry confirmation and an agent's message in connection therewith are received by the exchange agent within three New York Stock Exchange trading days after the date of the execution of the notice of guaranteed delivery.

WITHDRAWAL RIGHTS

      You may withdraw tenders of outstanding notes, or any portion of your outstanding notes, in integral multiples of $1,000 principal amount due at the stated maturity, at any time prior to 5:00 p.m., New York City time, on the expiration date. Any outstanding notes properly withdrawn will be deemed to be not validly tendered for purposes of the exchange offer.

      DTC participants holding outstanding notes who have transmitted their acceptances through ATOP may, prior to 5:00 p.m., New York City time, on the expiration date, withdraw the instruction given thereby by delivering to the exchange agent, at its address set forth under "-- Exchange Agent," a written, telegraphic or facsimile notice of withdrawal of such instruction. Such notice of withdrawal must contain the name and number of the DTC participant, the principal amount of outstanding notes to which such withdrawal relates and the signature of the DTC participant. Receipt of such written notice of withdrawal by the exchange agent effectuates a withdrawal.

      A withdrawal of a tender of outstanding notes by a DTC participant or a holder, as the case may be, may be rescinded only by a new transmission of an acceptance through ATOP or execution and delivery of a new letter of transmittal, as the case may be, in accordance with the procedures described herein.

      A withdrawal of an instruction must be executed by a DTC participant in the same manner as the person's name appears on its transmission through ATOP to which such withdrawal relates. If a notice of withdrawal is signed by a trustee, partner, executor, administrator, guardian, attorney-in-fact, agent, officer of a corporation or other person acting in a fiduciary or representative capacity, that person must so indicate when signing and must submit with the revocation appropriate evidence of authority to execute the notice of withdrawal. A DTC participant may withdraw an instruction only if that withdrawal complies with the provisions of this prospectus.

EXCHANGE AGENT

      J.P. Morgan Trust Company, National Association will act as exchange agent for the exchange offer.

      You should direct all executed letters of transmittal to the exchange agent at one of the addresses set forth below. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for copies of the notice of guaranteed delivery to the exchange agent, addressed as follows:

      By registered or certified mail:

            J.P. Morgan Trust Company, National Association
            2001 Bryan Street, Floor 10
            Dallas, TX 75201
            Attn: Frank Ivins

      By hand/overnight courier:

            J.P. Morgan Trust Company, National Association
            2001 Bryan Street, Floor 10
            Dallas, TX 75201
            Attn: Frank Ivins

      By facsimile (eligible institutions only):

            (214) 468-6494

      By telephone inquiries:

            (214) 468-6464

      DELIVERY TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY.

TRANSFER TAXES

      Holders of outstanding notes who tender their outstanding notes for exchange notes will not be obligated to pay any transfer taxes in connection therewith, except that holders who instruct us to register exchange notes in the name of, or request that outstanding notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon.

OTHER

      Participation in the exchange offer is voluntary. You should carefully consider whether to accept the exchange offer. You should consult your financial and tax advisors in making your own decision on what action to take.

      We may in the future seek to acquire untendered outstanding notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any outstanding notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered outstanding notes.

                   DESCRIPTION OF THE EXCHANGE NOTES

      The Outstanding Notes were issued and the exchange notes, the "Exchange Notes," will be issued under an Indenture (the "Indenture") dated as of October 22, 2004 between us and J.P. Morgan Trust Company, National Association, as Trustee. We refer to the Outstanding Notes, the Exchange Notes and any other notes issued under the Indenture as the "Notes." The terms of the Exchange Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act.

      Certain terms used in this description are defined below under the subheading "-- Certain Definitions." In this description, the terms "Company," "we" and "our" refer only to CITGO Petroleum Corporation and not to any of its subsidiaries.

      The following description is only a summary of the material provisions of the Exchange Notes and the Indenture. We urge you to read the Indenture because it, not this description, defines your rights as holders of the Exchange Notes. You may request a copy of the Indenture at our address set forth under the heading "Where You Can Find More Information."

      The terms of the Exchange Notes are identical in all material respects to the terms of the Outstanding Notes, except that the transfer restrictions and registration rights relating to the Outstanding Notes do not apply to the Exchange Notes. If we do not complete the exchange offer by __________, 200__, holders of Outstanding Notes that have complied with their obligations under the registration rights agreement will be entitled to additional interest in an amount equal to a rate of 0.25% per annum for the first 90-day period immediately following the occurrence of a registration default, and such rate will increase by an additional 0.25% per annum with respect to each subsequent 90-day period until all registration defaults have been cured, up to a maximum additional interest rate of 1.0% per annum. We will pay such additional interest on regular interest payment dates. Such additional interest will be in addition to any other interest payable from time to time with respect to the Outstanding Notes.

BRIEF DESCRIPTION OF THE EXCHANGE NOTES

      The Exchange Notes:

      -     will be our general unsecured senior obligations;

      - will be equal in right of payment with our existing and future senior unsecured Indebtedness;

      - will be senior in right of payment to any of our Subordinated Obligations; and

      - will be effectively subordinated to our existing and future secured Indebtedness and to all existing and future indebtedness and other liabilities, including trade payables, of our Subsidiaries.

PRINCIPAL, MATURITY AND INTEREST

      We will issue the Exchange Notes initially with a maximum aggregate principal amount of $250 million. Subject to the covenant described below under the caption "-- Certain Covenants -- Limitation on Indebtedness," we are entitled to, without the consent of the Holders, issue additional Notes under the Indenture on the same terms and conditions and with the same CUSIP numbers as the Notes in an unlimited aggregate principal amount (the "Additional Notes"). The Notes and the Additional Notes, if any, will be treated as a single class for all purposes of the Indenture, including waivers, amendments and offers to purchase. Unless the context otherwise requires, for all purposes of the Indenture and this "Description of the Exchange Notes," references to the Notes include any Additional Notes actually issued. We will issue the Exchange Notes in denominations of $1,000 principal amount and any integral multiple of $1,000.

      The Exchange Notes will mature on October 15, 2011. Interest on the Exchange Notes will accrue at a rate of 6% per annum and will be payable semi-annually in arrears (to the Holders of record of the Exchange Notes on the April 1 or October 1 immediately preceding the applicable interest payment date) on each April 15 and October 15, of each year, beginning on April 15, 2005.

      Interest on the Exchange Notes will accrue from most recent interest payment date to which interest has been paid on the Outstanding Notes or, if no interest has been paid, October 22, 2004. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

OPTIONAL REDEMPTION

      Except as set forth below, we will not be entitled to redeem the Exchange Notes prior to their stated maturity.

      On and after October 15, 2008, we may, at our option, redeem all or a portion of the Exchange Notes upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest to the redemption date (subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on October 15 of the following years:

                                                                                                REDEMPTION
YEAR                                                                                               PRICE
----                                                                                            ----------
2008.....................................................................................        103.000%
2009.....................................................................................        101.500%
2010 and thereafter......................................................................        100.000%

      Prior to October 15, 2007, we may, at our option, on one or more occasions redeem the Notes (which includes Additional Notes, if any) in an aggregate principal amount not to exceed 35% of the aggregate principal amount of the Notes (which includes Additional Notes, if any) issued under the Indenture at a redemption price (expressed as a percentage of principal amount) of 106.000% plus accrued and unpaid interest to the redemption date with the net cash proceeds from one or more Equity Offerings subsequent to the Issue Date; provided, however, that

            (1) at least 65% of such aggregate principal amount of the Notes (which includes Additional Notes, if any) remains outstanding immediately after the occurrence of each such redemption (other than Notes held, directly or indirectly, by us or our Affiliates); and

            (2) each such redemption occurs within 120 days after the date of the related Equity Offering.

      Notice of any redemption upon an Equity Offering may be given prior to the completion of the related Equity Offering, and any such redemption or notice may at our discretion, be subject to one or more conditions precedent, including, but not limited to completion of the related Equity Offering.

      Prior to October 15, 2008, we may redeem, at our option, all or a portion of the Notes at a redemption price equal to 100% of the principal amount of the Notes plus the Applicable Premium as of, and accrued and unpaid interest to, the redemption date (subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date). Notice of such redemption must be mailed by first- class mail to each Holder's registered address, not less than 30 nor more than 60 days prior to the redemption date.

      "Adjusted Treasury Rate" means, with respect to any redemption date, (i) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15(519)" or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the Comparable Treasury Issue with respect to a Note, if no maturity is within three months before or after October 15, 2008, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (ii) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date, in each case calculated on the third Business Day immediately preceding the redemption date, plus in the case of each of clause (i) and (ii), 0.50%.

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      "Applicable Premium" means at any redemption date, the excess of (A) the present value at such redemption date of (1) the redemption price of such Note on October 15, 2008 (such redemption price being described in the second paragraph of this "-- Optional Redemption") plus (2) all required remaining scheduled interest payments due on such Note through October 15, 2008 (excluding accrued and unpaid interest), computed using a discount rate equal to the Adjusted Treasury Rate, over (B) the principal amount of such Note on such redemption date.

      "Comparable Treasury Issue" means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term from the redemption date to October 15, 2008, that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a maturity most nearly equal to October 15, 2008.

      "Comparable Treasury Price" means, with respect to any redemption date of such Note, if clause (ii) of the Adjusted Treasury Rate is applicable, the average of three, or such lesser number as is obtained by the Trustee, Reference Treasury Dealer Quotations for such redemption date.

      "Quotation Agent" means the Reference Treasury Dealer selected by the Trustee after consultation with us.

      "Reference Treasury Dealer" means Lehman Brothers Inc. and its successors and assigns, and two other nationally recognized investment banking firms selected by the Company that are primary U.S. Government securities dealers.

      "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m., New York City Time, on the third Business Day immediately preceding such redemption date.

   SELECTION AND NOTICE OF REDEMPTION

      If we are redeeming less than all of the Notes at any time, then, in each such case, the Trustee will select Notes on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate.

      We will redeem Notes of $1,000 principal amount or less in whole and not in part. We will cause notices of redemption to be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. Any redemption and notice thereof pursuant to the Indenture may, in our discretion, be subject to the satisfaction of one or more conditions precedent.

      If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount thereof to be redeemed. We will issue a new Note in a principal amount equal to the unredeemed portion of the original Note in the name of the Holder upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

MANDATORY REDEMPTION; OFFERS TO PURCHASE; OPEN MARKET PURCHASES

      We are not required to make any mandatory redemption or sinking fund payments with respect to the Exchange Notes. However, under certain circumstances, we may be required to offer to purchase the Exchange Notes as described under the captions "-- Change of Control Triggering Event" and "-- Certain Covenants -- Limitation on Sales of Assets and Subsidiary Stock." We may at any time and from time to time purchase the Exchange Notes in the open market or otherwise.

RANKING

   SENIOR INDEBTEDNESS VERSUS EXCHANGE NOTES

      The indebtedness evidenced by these Exchange Notes will be unsecured and will rank equally in right of payment to our Senior Indebtedness. As of September 30, 2004, on a pro forma, as adjusted basis giving effect to

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this offering and the use of the net proceeds therefrom for the repurchase of our 11-3/8% notes, we would have had $1,047.9 million of Senior Indebtedness outstanding, including $49.7 million of secured indebtedness outstanding, all of which are capital lease obligations. Our secured debt and other secured obligations will be effectively senior to the Notes to the extent of the value of the assets securing such debt or other obligations. See "Description of Other Indebtedness." The Company will also be able to incur additional secured debt to the extent permitted by the Indenture. See "-- Certain Covenants -- Limitation on Liens" and "-- Certain Investment Grade Covenants -- Restrictions on Secured Indebtedness."

   LIABILITIES OF SUBSIDIARIES VERSUS EXCHANGE NOTES

      A substantial portion of our operations are conducted through our subsidiaries. Claims of creditors of such subsidiaries, including trade creditors and creditors holding indebtedness or guarantees issued by such subsidiaries, and claims of preferred stockholders of such subsidiaries generally will have priority with respect to the assets and earnings of such subsidiaries over the claims of our creditors, including Holders of the Exchange Notes. Accordingly, the Exchange Notes will be effectively subordinated to creditors (including trade creditors) and preferred stockholders, if any, of our subsidiaries.

      At September 30, 2004, the total liabilities of our subsidiaries, including trade payables but excluding intercompany liabilities, were approximately $946 million. Although the Indenture limits the incurrence of Indebtedness and the issuance of preferred stock by certain of our subsidiaries, such limitations are subject to a number of significant qualifications. Moreover, the Indenture does not impose any limitation on the incurrence by such subsidiaries of liabilities that are not considered Indebtedness under the Indenture. See "-- Certain Covenants -- Limitation on Indebtedness."

      All of our subsidiaries on the Issue Date will be Restricted Subsidiaries on the Issue Date.

BOOK-ENTRY, DELIVERY AND FORM

      The Exchange Notes will be represented by one or more global notes in registered form without interest coupons, or the "Global Exchange Notes." The Global Exchange Notes will be deposited upon issuance with the Trustee as custodian for DTC in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below. So long as DTC or its nominee is the registered owner of a Global Exchange Note, DTC or such nominee will be considered the sole record owner or "Holder" of the Notes represented by the Global Exchange Note for all purposes under the Indenture and the Notes.

      Each person owning a beneficial interest in a Global Exchange Note must rely on the procedures of DTC and on the procedures of the DTC participants to exercise any rights of a Holder of Notes.

      Under current industry practice, in the event that we request any action of Holders of Notes, or in the event that an owner of a beneficial interest in a Global Exchange Note desires to take any action that DTC, as Holder of such Global Exchange Note, is entitled to take, DTC would authorize the DTC participants to take such action and the DTC participants would authorize persons owning through such DTC participants to take that action or would otherwise act upon the instruction of those persons. Neither we nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of Notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those Notes.

      Except as set forth below, the Global Exchange Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Exchange Notes may not be exchanged for Exchange Notes in certificated form except in the limited circumstances described below. See "-- Exchange of Global Exchange Notes for Certificated Exchange Notes". Except in the limited circumstances described below, owners of beneficial interests in the Global Exchange Notes will not be entitled to receive physical delivery of Exchange Notes in certificated form.

      Transfers of beneficial interests in the Global Exchange Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of the Euroclear System, or "Euroclear," and Clearstream Banking, S.A., or "Clearstream," which may change from time to time.

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DEPOSITORY PROCEDURES

      The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

      DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

      DTC has also advised us that, pursuant to procedures established by it:

            (1) upon deposit of the Global Exchange Notes, DTC will credit the accounts of Participants designated by the Participants depositing the Global Exchange Notes with portions of the principal amount of the Global Exchange Notes; and

            (2) ownership of these interests in the Global Exchange Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Exchange Notes).

      Investors in the Global Exchange Notes who are Participants in DTC's system may hold their interests therein directly through DTC. Investors in the Global Exchange Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) that are Participants in such system. All interests in a Global Exchange Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Exchange Note to those Persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interests in a Global Exchange Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

      EXCEPT AS DESCRIBED BELOW, OWNERS OF AN INTEREST IN THE GLOBAL EXCHANGE NOTES WILL NOT HAVE EXCHANGE NOTES REGISTERED IN THEIR NAMES, WILL NOT RECEIVE PHYSICAL DELIVERY OF THE EXCHANGE NOTES IN CERTIFICATED FORM AND WILL NOT BE CONSIDERED THE REGISTERED OWNERS OR "HOLDERS" THEREOF UNDER THE INDENTURE FOR ANY PURPOSE.

      Payments in respect of the principal of, and interest and premium and additional interest, if any, on a Global Exchange Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, we and the Trustee will treat the Persons in whose names the Notes, including the Global Exchange Notes, are registered as the owners of the Exchange Notes for the purpose of receiving payments and for all other purposes. Consequently, neither we nor the Trustee or any agent of us or the Trustee has or will have any responsibility or liability for:

            (1) any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interests in the Global Exchange Notes or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Exchange Notes; or

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            (2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

      DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the Exchange Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of Exchange Notes will be governed by standing instructions and customary practices, will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or us. Neither we nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the Exchange Notes, and we and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

      Transfers between Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

      Cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counter-party in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf of delivering or receiving interests in the relevant Global Exchange Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

      DTC has advised us that it will take any action permitted to be taken by a Holder of Exchange Notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Exchange Notes and only in respect of such portion of the aggregate principal amount of the Exchange Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the Exchange Notes, DTC reserves the right to exchange the Global Exchange Notes for legended Exchange Notes in certificated form, and to distribute such Exchange Notes to its Participants.

      Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Exchange Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither we nor the Trustee or any of our or their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

EXCHANGE OF GLOBAL EXCHANGE NOTES FOR CERTIFICATED EXCHANGE NOTES

      A Global Exchange Note is exchangeable for Certificated Exchange Notes if:

            (1) DTC (a) notifies us that it is unwilling or unable to continue as depositary for the Global Exchange Notes and DTC fails to appoint a successor depositary or (b) has ceased to be a clearing agency registered under the Exchange Act;

            (2) we, at our option, notify the Trustee in writing that we elect to cause the issuance of the Certificated Exchange Notes; or

            (3) there has occurred and is continuing an Event of Default with respect to the Exchange Notes.

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      In addition, beneficial interests in a Global Exchange Note may be exchanged for Certificated Exchange Notes under prior written notice given to the Trustee by or on behalf of DTC in accordance with the Indenture. In all cases, Certificated Exchange Notes delivered in exchange for any Global Exchange Note or beneficial interests in Global Exchange Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

SAME DAY SETTLEMENT AND PAYMENT

      We will make payments in respect of the Exchange Notes represented by the Global Exchange Notes (including principal, premium, if any, interest and additional interest, if any) by wire transfer of immediately available funds to the accounts specified by the Global Exchange Note Holder. We will make all payments of principal, interest and premium and additional interest, if any, with respect to Certificated Exchange Notes by wire transfer of immediately available funds to the accounts specified by the Holders of the Certificated Exchange Notes or, if no such account is specified, by mailing a check to each such Holder's registered address. The Exchange Notes represented by the Global Exchange Notes are expected to be eligible to trade in the PORTAL(SM) Market and to trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in those Exchange Notes will, therefore, be required by DTC to be settled in immediately available funds. We expect that secondary trading in any Certificated Exchange Notes will also be settled in immediately available funds.

      Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Exchange Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised us that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Exchange Note by or through a Euroclear or Clearstream participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC's settlement date.

CHANGE OF CONTROL TRIGGERING EVENT

      Upon the occurrence of a Change of Control Triggering Event, each Holder shall have the right to require that we repurchase such Holder's Notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).

      "Change of Control" means any of the following events:

            (1) prior to the first public offering of common stock of the Company, the Permitted Holder ceases to be the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of a majority in the aggregate of the total voting power of the Voting Stock of the Company, whether as a result of issuance of securities of the Company, any merger, consolidation, liquidation or dissolution of the Company, or any direct or indirect transfer of securities or otherwise (for purposes of this clause (1) and clause (2) below, the Permitted Holder shall be deemed to beneficially own any Voting Stock of a Person (the "specified person") held by any other Person (the "parent entity") so long as the Permitted Holder beneficially owns (as so defined), directly or indirectly, in the aggregate a majority of the voting power of the Voting Stock of the parent entity);

            (2) after the first public offering of common stock of the Company, any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than the Permitted Holder, is or becomes the beneficial owner (as defined in clause (1) above, except that for purposes of this clause (2) such person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company; provided, however, that the Permitted Holder beneficially owns (as defined in clause (1) above), directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of the Company than such other person and does not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of the Company (for the purposes of this clause (2), such other person shall be deemed to beneficially own any

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      Voting Stock of a specified person held by a parent entity, if such other person is the beneficial owner (as defined in this clause (2)), directly or indirectly, of more than 35% of the voting power of the Voting Stock of such parent entity and the Permitted Holder beneficially owns (as defined in clause (1) above), directly or indirectly, in the aggregate a lesser percentage of the voting power of the Voting Stock of such parent entity and does not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of such parent entity);

            (3) individuals who on the Issue Date constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors of the Company or whose nomination for election by the shareholders of the Company, was (A) approved by a vote of a majority of the directors of the Company then still in office who were either directors on the Issue Date or whose election or nomination for election was previously so approved or (B) approved by the Permitted Holder at a time when the Permitted Holder held, directly or indirectly, a majority in the aggregate of the total voting power of the Voting Stock of the Company) cease for any reason to constitute a majority of the Board of Directors of the Company then in office;

            (4) the adoption of a plan relating to the liquidation or dissolution of the Company; or

            (5) the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, or the sale of all or substantially all the assets of the Company (determined on a consolidated basis) to another Person other than (i) a transaction in which the survivor or transferee is a Person that is controlled by the Permitted Holder or (ii) a transaction following which (A) in the case of a merger or consolidation transaction, holders of securities that represented 100% of the Voting Stock of the Company immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the voting power of the Voting Stock of the surviving Person in such merger or consolidation transaction immediately after such transaction and in substantially the same proportion as before the transaction and (B) in the case of a sale of assets transaction, each transferee becomes an obligor in respect of the Exchange Notes and a Subsidiary of the transferor of such assets.

      "Change of Control Triggering Event" means the occurrence of both a Change of Control and a Rating Decline with respect to the Exchange Notes.

      Within 30 days following any Change of Control Triggering Event, the Company will mail a notice to each Holder with a copy to the Trustee (the "Change of Control Offer") stating:

            (1) that a Change of Control Triggering Event has occurred and that such Holder has the right to require the Company to purchase such Holder's Notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date);

            (2) the circumstances and relevant facts regarding such Change of Control Triggering Event;

            (3) the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

            (4) the instructions, as determined by the Company, consistent with the covenant described hereunder, that a Holder must follow in order to have its Notes purchased.

      We will not be required to make a Change of Control Offer following a Change of Control Triggering Event if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by us and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

      A Change of Control Offer may be made in advance of a Change of Control Triggering Event and conditioned upon the occurrence of such Change of Control Triggering Event, if a definitive agreement is in place at the time of making the Change of Control Offer.

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      We will comply, to the extent applicable, with the requirements of Section
14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, the Company will comply with the applicable securities laws and regulations and shall not be deemed to have breached our obligations under the covenant described hereunder by virtue of our compliance with such securities laws or regulations.

      The Change of Control Triggering Event purchase feature of the Notes may in certain circumstances make more difficult or discourage a sale or takeover of us and, thus, the removal of incumbent management. The Change of Control Triggering Event purchase feature is a result of negotiations between the Company and the Initial Purchasers. We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to Incur additional Indebtedness are contained in the covenants described under "-- Certain Covenants -- Limitation on Indebtedness," and "-- Certain Covenants -- Limitation on Liens," each of which is applicable only prior to an Investment Grade Rating Event, and in the covenants described under "-- Certain Investment Grade Covenants --
Restrictions on Secured Indebtedness" and "-- Certain Investment Grade
Covenants -- Restrictions on Sale/Leaseback Transactions," each of which is applicable following an Investment Grade Rating Event. Such restrictions can only be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford Holders of the Notes protection in the event of a highly leveraged transaction.

      Our credit agreements provide that the occurrence of certain change of control events with respect to us would constitute a default thereunder, which in turn could constitute an Event of Default under the Indenture. In the event a Change of Control Triggering Event occurs at a time when we are prohibited by our credit agreements or other agreements from purchasing Notes, we may seek the consent of our lenders to the purchase of Notes or may attempt to refinance the borrowings that contain such prohibition. If we do not obtain such a consent or repay such borrowings, we will remain prohibited from purchasing Notes. In such case, our failure to offer to purchase Notes would constitute an Event of Default under the Indenture, which would, in turn, constitute a default under our credit agreements.

      Future indebtedness that we may incur may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require the repurchase of such indebtedness upon a Change of Control. Moreover, the exercise by the Holders of their right to require us to repurchase the Notes could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on us. Finally, our ability to pay cash to the Holders of Notes following the occurrence of a Change of Control Triggering Event may be limited by our then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

      The definition of "Change of Control" includes a disposition of all or substantially all of our the assets to any Person. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of "all or substantially all" of our assets. As a result, it may be unclear as to whether a Change of Control has occurred and whether a Holder of Notes may require us to make an offer to repurchase the Notes as described above.

      The provisions under the Indenture relative to our obligation to make an offer to repurchase the Notes as a result of a Change of Control Triggering Event may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes.

CERTAIN COVENANTS

      The Indenture contains covenants including, among others, those summarized below. Upon the occurrence of an Investment Grade Rating Event, each of the covenants (except for clause (1) of "-- Merger and Consolidation" and "-- SEC Reports") described below, as well as the provisions of "-- Change of Control Triggering Event" above,

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will cease to apply to us and our Restricted Subsidiaries. Instead, each of the covenants described under "-- Certain Investment Grade Covenants" will apply to the Company after the occurrence of an Investment Grade Rating Event.

   LIMITATION ON INDEBTEDNESS

      (a) The Company will not, and will not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Indebtedness; provided, however, that the Company and the Subsidiary Guarantors, if any, will be entitled to Incur Indebtedness if, on the date of such Incurrence and after giving effect thereto on a pro forma basis, no Default has occurred and is continuing and the Consolidated Coverage Ratio exceeds 2.0 to 1. The Company will cause each Restricted Subsidiary that Incurs any Indebtedness pursuant to this paragraph
(a) or paragraphs (b) (10) or (b) (14) of this covenant, to execute and deliver to the Trustee, no later than the date of such Incurrence, a supplemental indenture to the Indenture pursuant to which such Restricted Subsidiary will guarantee payment of the Exchange Notes on the same terms and conditions as those set forth in the Indenture.

      (b) Notwithstanding the foregoing paragraph (a), the Company and the Restricted Subsidiaries will be entitled to Incur any or all of the following
Indebtedness:

            (1) Indebtedness Incurred by the Company or a Restricted Subsidiary pursuant to the Credit Facilities; provided, however, that, immediately after giving effect to any such Incurrence, the aggregate principal amount of all Indebtedness Incurred under this clause (1) and then outstanding does not exceed the greater of (A) $950 million and (B) 50% of the book value of the inventory of the Company and its Restricted Subsidiaries;

            (2) Indebtedness owed to and held by the Company or a Restricted Subsidiary; provided, however, that (A) any subsequent issuance or transfer of any Capital Stock which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to the Company or a Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the obligor thereon and (B) if the Company is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the Notes;

            (3) the Notes and the Exchange Notes (other than any Additional Notes);

            (4) Indebtedness outstanding on the Issue Date;

            (5) Indebtedness of a Restricted Subsidiary Incurred and outstanding on or prior to the date on which such Subsidiary was acquired by the Company; provided, however, that on the date of such acquisition and after giving pro forma effect thereto, the Company would have been able to Incur at least $1.00 of additional Indebtedness pursuant to paragraph (a) of this covenant;

            (6) Refinancing Indebtedness in respect of Indebtedness Incurred pursuant to paragraph (a) or pursuant to clause (3), (4) or (5) or this clause (6); provided, however, that to the extent such Refinancing Indebtedness directly or indirectly Refinances Indebtedness of a Subsidiary Incurred pursuant to clause (5), such Refinancing Indebtedness shall be Incurred only by such Subsidiary or the Company;

            (7) Hedging Obligations entered into in the ordinary course of business to purchase any raw material, hydrocarbon, refined product or other commodity or to hedge risks with respect to the Company's or a Restricted Subsidiary's interest rate, currency, hydrocarbon or refined products therefrom or commodity exposure and not for speculative purposes;

            (8) obligations in respect of tender, performance, government contract, bid and surety or appeal bonds, standby letters of credit, warranty or contractual services and completion guarantees provided by the Company or any Restricted Subsidiary in the ordinary course of business;

            (9) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of its Incurrence;

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            (10) Guarantees by Subsidiary Guarantors of Indebtedness of the
      Company or any Restricted Subsidiary permitted to be Incurred under the Indenture and Liens created by Subsidiary Guarantors that constitute Indebtedness securing Indebtedness of the Company or any Restricted Subsidiary permitted to be Incurred under the Indenture;

            (11) Indebtedness of a Receivables Subsidiary Incurred pursuant to a Qualified Receivables Transaction;

            (12) Indebtedness of Restricted Subsidiaries in an aggregate principal amount which, when taken together with all other Indebtedness of Restricted Subsidiaries outstanding on the date of such Incurrence (other than Indebtedness permitted by any other clause of this paragraph (b)), does not exceed the greater of (A) $125 million and (B) 5% of Consolidated Net Worth;

            (13) Guarantees by the Company of Indebtedness of Restricted Subsidiaries Incurred pursuant to clause (12) above; and

            (14) Indebtedness of the Company or any Subsidiary Guarantor, if any, (in addition to Indebtedness permitted by any other clause of this paragraph) in an aggregate principal amount at any time outstanding not to exceed $100 million.

      (c) Notwithstanding the foregoing, the Company will not, and will not permit any Subsidiary Guarantor, if any, to, Incur any Indebtedness pursuant to the foregoing paragraph (b) if the proceeds thereof are used, directly or indirectly, to Refinance any Subordinated Obligations of the Company or such Subsidiary Guarantor unless such Indebtedness shall be subordinated to the Exchange Notes or the Subsidiary Guaranty of such Subsidiary Guarantor, as the case may be, to at least the same extent as such Subordinated Obligations.

      (d) For purposes of determining compliance with this covenant, in the event that an item of proposed Indebtedness (or any portion thereof) meets the criteria of more than one of the categories of Indebtedness described above as of the date of incurrence thereof or is entitled to be incurred pursuant to the first paragraph of this covenant as of the date of incurrence thereof, the Company may, in its sole discretion, divide and classify such item of Indebtedness on the date of incurrence, or later classify, reclassify or divide all or a portion of such item of Indebtedness in any manner that complies with this covenant. Any Indebtedness outstanding under the Credit Agreements on the Issue Date shall be deemed to have been incurred under paragraph (a) of this covenant.

   LIMITATION ON RESTRICTED PAYMENTS

      (a) The Company will not, and will not permit any Restricted Subsidiary, directly or indirectly, to make a Restricted Payment if at the time the Company or such Restricted Subsidiary makes such Restricted Payment:

            (1) a Default shall have occurred and be continuing (or would result therefrom);

            (2) the Company is not entitled to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under "-- Limitation on Indebtedness;" and

            (3) the aggregate amount of such Restricted Payment and all other Restricted Payments since the Issue Date would exceed the sum of (without duplication):

                  (A) 50% of the Consolidated Net Income accrued during the
            period (treated as one accounting period) from the beginning of the fiscal quarter immediately following the fiscal quarter ending on December 31, 2002, to the end of the most recent fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit); plus

                  (B) 100% of the aggregate net proceeds, including cash and the fair market value of property other than cash (as determined in good faith by the Board of Directors of the Company and evidenced by a board resolution) received by the Company from the issuance or sale of, or as a capital contribution in respect of, its Capital Stock (other than Disqualified Stock) subsequent to the Issue Date (other than an issuance or sale to, or contribution by, a Subsidiary of the Company and other than an issuance or sale to, or

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            contribution by, an employee stock ownership plan or a trust established by the Company or any of its Subsidiaries for the benefit of their employees); plus

                  (C) the amount by which Indebtedness of the Company is reduced on the Company's balance sheet upon the conversion or exchange subsequent to the Issue Date of any Indebtedness of the Company convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash, or the fair value of any other property, distributed by the Company upon such conversion or exchange); provided, however, that the foregoing amount shall not exceed the Net Cash Proceeds received by the Company or any Restricted Subsidiary from the sale of such Indebtedness (excluding Net Cash Proceeds from sales to a Subsidiary of the Company or to an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees); plus

                  (D) an amount equal to the sum of (x) the net reduction in the
            Investments (other than Permitted Investments) made by the Company or any Restricted Subsidiary in any Person resulting from repurchases, repayments or redemptions of such Investments by such Person, proceeds realized on the sale of such Investment and proceeds representing the return of capital (excluding dividends and distributions), in each case received by the Company or any Restricted Subsidiary, and (y) to the extent such Person is an Unrestricted Subsidiary, the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of such Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that the foregoing sum shall not exceed, in the case of any such Person or Unrestricted Subsidiary, the amount of Investments (excluding Permitted Investments) previously made (and treated as a Restricted Payment) by the Company or any Restricted Subsidiary in such Person or Unrestricted Subsidiary.

      (b) The preceding provisions will not prohibit:

            (1) any Restricted Payment made out of the Net Cash Proceeds of the substantially concurrent sale of, or made by exchange for, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Company or an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees) or a substantially concurrent cash capital contribution received by the Company from or on behalf of one or more of its shareholders; provided, however, that (A) such Restricted Payment shall be excluded in the calculation of the amount of Restricted Payments and (B) the Net Cash Proceeds from such sale or such cash capital contribution (to the extent so used for such Restricted Payment) shall be excluded from the calculation of amounts under clause
      (3)(B) of paragraph (a) above;

            (2) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations of the Company or any Restricted Subsidiary made by exchange for, or out of the proceeds of the substantially concurrent sale of, Subordinated Obligations of such Person which is permitted to be Incurred pursuant to the covenant described under "-- Limitation on Indebtedness"; provided, however, that such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value shall be excluded from the calculation of the amount of Restricted Payments;

            (3) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with this covenant; provided, however, that such dividend shall be included in the calculation of the amount of Restricted Payments;

            (4) so long as no Default has occurred and is continuing, the repurchase or other acquisition of shares of Capital Stock of the Company or any of its Subsidiaries from employees, former employees, directors or former directors of the Company or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of the agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors of the Company under which such individuals purchase or sell or are granted the option to purchase or sell, shares of such Capital Stock; provided, however, that the aggregate amount of such repurchases and other acquisitions shall not exceed $5 million in any calendar year; provided further, however, that such repurchases and other acquisitions shall be excluded from the calculation of the amount of Restricted Payments;

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            (5) the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Company issued on or after the Issue Date in accordance with paragraph (a) under the covenant "-- Limitation on Indebtedness" above; or

            (6) other Restricted Payments in an aggregate amount not to exceed $50 million; provided, however, that such Restricted Payments shall be excluded from the calculation of the amount of Restricted Payments.

   LIMITATION ON RESTRICTIONS ON DISTRIBUTIONS FROM RESTRICTED SUBSIDIARIES

      The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (a) pay dividends or make any other distributions on its Capital Stock to the Company or a Restricted Subsidiary or pay any Indebtedness owed to the Company,
(b) make any loans or advances to the Company or (c) transfer any of its property or assets to the Company, except:

            (1) with respect to clauses (a), (b) and (c),

                  (i) any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Issue Date, including the Three-Year Credit Agreement;

                  (ii) any encumbrance or restriction with respect to a
            Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary was acquired by the Company (other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company) and outstanding on such date;

                  (iii) any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (i) or (ii) of clause (1) of this covenant or this clause (iii) or contained in any amendment to an agreement referred to in clause (i) or (ii) of clause (1) of this covenant or this clause (iii); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such refinancing agreement or amendment are no less favorable to the Exchange Noteholders than encumbrances and restrictions with respect to such Restricted Subsidiary contained in such predecessor agreements;

                  (iv) any encumbrance or restriction with respect to a
            Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition;

                  (v) any encumbrance or restriction arising under any
            applicable law, rule, regulation or order;

                  (vi) any encumbrance or restriction pursuant to any merger agreement, stock purchase agreement, asset sale agreement or similar agreement limiting the transfer of properties and assets subject to such agreement or distributions of assets subject to such agreement pending consummation of the transactions contemplated thereby;

                  (vii) any encumbrance or restriction applicable to a
            Receivables Subsidiary;

                  (viii) any agreement or other instrument of a Person acquired by the Company or any Restricted Subsidiary in existence at the time of such acquisition, but not created in contemplation thereof, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, so long as the agreement containing the restriction does not violate any other provision of the Indenture;

                  (ix) any encumbrance or restriction related to Hedging
            Obligations permitted under the Indenture from time to time;

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                  (x) restrictions on cash or other deposits or net worth
            imposed by customers under contracts entered into in the ordinary course of business; and

                  (xi) any agreement governing Indebtedness permitted to be
            incurred pursuant to the covenant described under "-- Limitation on Indebtedness;" provided that (a) the provisions relating to such Indebtedness, taken as a whole, are not materially more restrictive as determined by the board of directors of the Company than the provisions contained in the Three-Year Credit Agreement or in the Indenture as in effect on the Issue Date and (b) such encumbrance or restriction is not reasonably expected to result in the Company being unable to make principal or interest payments on the Exchange Notes, as determined in good faith by the board of directors of the Company.

            (2) with respect to clause (c) only,

                  (A) any encumbrance or restriction consisting of customary nonassignment provisions in leases governing leasehold interests to the extent such provisions restrict the transfer of the lease or the property leased thereunder; and

                  (B) any encumbrance or restriction contained in security
            agreements or mortgages securing Indebtedness of a Restricted Subsidiary to the extent such encumbrance or restriction restricts the transfer of the property subject to such security agreements or mortgages.

   LIMITATION ON SALES OF ASSETS AND SUBSIDIARY STOCK

      (a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Disposition unless:

            (1) the Company or such Restricted Subsidiary receives consideration at the time of such Asset Disposition at least equal to the fair market value (including as to the value of all non-cash consideration which shall include without limitation any Person assuming responsibility for any liabilities, other than contingent liabilities), as determined in good faith by the Board of Directors of the Company, of the shares and assets subject to such Asset Disposition;

            (2) other than with respect to any assets contributed by the Company or a Restricted Subsidiary to a joint venture formed by the Company or such Restricted Subsidiary, respectively, at least 75% of the consideration thereof received by the Company or such Restricted Subsidiary is in the form of cash or cash equivalents; provided, however, that the 75% limitation also will not apply to any disposition of assets in exchange for assets used in a Related Business, or a combination of such assets and cash or cash equivalents, in each case having a fair market value comparable to the fair market value of the assets disposed of by the Company or a Restricted Subsidiary; and

            (3) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company (or such Restricted Subsidiary, as the case may be)

                  (A) first, to the extent the Company elects (or is required by the terms of any Indebtedness), to prepay, repay, redeem or purchase Senior Indebtedness of the Company or Indebtedness (other than any Disqualified Stock) of a Restricted Subsidiary (in each case other than Indebtedness owed to the Company or an Affiliate of the Company) within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash;

                  (B) second, to the extent of the balance of such Net Available
            Cash after application in accordance with clause (A), to the extent the Company elects, to acquire Additional Assets within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash; and

                  (C) third, to the extent of the balance of such Net Available
            Cash after application in accordance with clauses (A) and (B), to make an offer to the Holders of the Exchange Notes (and to holders of other Senior Indebtedness of the Company designated by the Company) to purchase Exchange Notes (and such other Senior Indebtedness of the Company) pursuant to and subject to the conditions contained in the Indenture.

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      Notwithstanding the foregoing provisions of this covenant, the Company and the Restricted Subsidiaries will not be required to apply any Net Available Cash in accordance with this covenant except to the extent that the aggregate Net Available Cash from all Asset Dispositions which is not applied in accordance with this covenant exceeds $20 million. Pending application of Net Available
Cash pursuant to this covenant, such Net Available Cash shall be invested in Temporary Cash Investments or applied to temporarily reduce revolving credit indebtedness.

      For the purposes of this covenant, the following are deemed to be cash or cash equivalents:

            (1) the assumption of Indebtedness of the Company (other than obligations in respect of Disqualified Stock of the Company) or any Restricted Subsidiary and the release of the Company or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition; and

            (2) securities received by the Company or any Restricted Subsidiary from the transferee that are promptly converted by the Company or such Restricted Subsidiary into cash, to the extent of cash received in that conversion.

      (b) In the event of an Asset Disposition that requires the purchase of Exchange Notes (and other Senior Indebtedness of the Company) pursuant to clause
(a)(3)(C) above, the Company will purchase Exchange Notes tendered pursuant to an offer by the Company for the Exchange Notes (and such other Senior Indebtedness) at a purchase price of 100% of their principal amount (or, in the event such other Senior Indebtedness of the Company was issued with significant original issue discount, 100% of the accreted value thereof) without premium, plus accrued but unpaid interest (or, in respect of such other Senior Indebtedness of the Company, such lesser price, if any, as may be provided for by the terms of such Senior Indebtedness) in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indenture. If the aggregate purchase price of the securities tendered exceeds the Net Available Cash allotted to their purchase, the Company will select the securities to be purchased on a pro rata basis but in round denominations, which in the case of the Exchange Notes will be denominations of $1,000 principal amount or multiples thereof. The Company shall not be required to make such an offer to purchase Exchange Notes (and other Senior Indebtedness of the Company) pursuant to this covenant if the Net Available Cash available therefor is less than $20 million (which lesser amount shall be carried forward for purposes of determining whether such an offer is required with respect to the Net Available Cash from any subsequent Asset Disposition). Upon completion of such an offer to purchase, Net Available Cash will be deemed to be reduced by the aggregate amount of such offer.

      (c) The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Exchange Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue of its compliance with such securities laws or regulations.

   LIMITATION ON AFFILIATE TRANSACTIONS

      (a) The Company will not, and will not permit any Restricted Subsidiary to, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property, employee compensation arrangements or the rendering of any service) with, or for the benefit of, any Affiliate of the Company (an "Affiliate Transaction") unless:

            (1) the terms of the Affiliate Transaction are no less favorable to the Company or such Restricted Subsidiary than those that could be obtained at the time of the Affiliate Transaction in arm's-length dealings with a Person who is not an Affiliate;

            (2) if such Affiliate Transaction involves an amount in excess of $20 million, the terms of the Affiliate Transaction are set forth in writing and a majority of the directors of the Company disinterested with respect to such Affiliate Transaction have determined in good faith that the criteria set forth in clause (1) are satisfied and have approved the relevant Affiliate Transaction as evidenced by a resolution of the Board of Directors; provided, however, that in the event that at the time such Affiliate Transaction is entered into or permitted to exist no director of the Company is disinterested with respect to such Affiliate Transaction, the Board of

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      Directors of the Company shall have received with respect to such
      Affiliate Transaction the opinion referred to in paragraph (3) below; and

            (3) if such Affiliate Transaction involves an amount in excess of $30 million, the Board of Directors of the Company shall also have received a written opinion from an Independent Qualified Party to the effect that such Affiliate Transaction is fair, from a financial standpoint, to the Company and its Restricted Subsidiaries or is not less favorable to the Company and its Restricted Subsidiaries than could reasonably be expected to be obtained at the time in an arm's-length transaction with a Person who was not an Affiliate.

      (b) The provisions of the preceding paragraph (a) will not prohibit:

            (1) any Investment (other than a Permitted Investment) or other Restricted Payment, in each case permitted to be made pursuant to the covenant described under "-- Limitation on Restricted Payments";

            (2) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors of the Company;

            (3) loans or advances (other than advances described in clause (12) below) to employees in the ordinary course of business in accordance with the past practices of the Company or its Restricted Subsidiaries, but in any event not to exceed $5 million in the aggregate outstanding at any one time;

            (4) the payment of reasonable fees to directors of the Company and its Restricted Subsidiaries who are not employees of the Company or its Restricted Subsidiaries;

            (5) any transaction with a Restricted Subsidiary or joint venture or similar entity which would constitute an Affiliate Transaction solely because the Company or a Restricted Subsidiary owns an equity interest in or otherwise controls such Restricted Subsidiary, joint venture or similar entity;

            (6) the issuance or sale of any Capital Stock (other than Disqualified Stock) of the Company;

            (7) any agreement in effect on the Issue Date and described in the offering memorandum under which the Outstanding Notes were issued or in any of the SEC filings of the Company incorporated by reference in the offering memorandum under which the Outstanding Notes were issued or any amendments, renewals, extensions or substitutions of any such agreement (so long as such amendments, renewals, extensions or substitutions are not less favorable to the Company or the Restricted Subsidiaries) and the transactions evidenced thereby;

            (8) any transactions with the Permitted Holder or any of its Affiliates involving the purchase, sale or transportation of hydrocarbons, or refined products therefrom, in the ordinary course of business, so long as such transactions are priced based on industry accepted benchmark prices and the pricing of such transactions is no worse to the Company or any Restricted Subsidiary, as applicable, than the pricing of comparable transactions with unrelated third parties;

            (9) any Intercompany Trade Arrangements;

            (10) any reasonable and customary directors' fees, indemnification and similar arrangements, consulting fees, employee salaries, bonuses or employment agreements, compensation or employee benefit arrangements and incentive arrangements with any officer, director or employee of the Company or a Restricted Subsidiary entered into in the ordinary course of business;

            (11) any transactions between the Company and any Person, a director of which is also a director of the Company; provided, however, that such director abstains from voting as a director of the Company on the transactions involving such other Person; and

            (12) advances to employees for moving, relocation, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business.

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   LIMITATION ON LIENS

      The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, Incur or permit to exist any Lien (the "Initial Lien") of any nature whatsoever on any of its properties (including Capital Stock of a Restricted Subsidiary), whether owned at the Issue Date or thereafter acquired, securing any Indebtedness, other than Permitted Liens, without effectively providing that the Exchange Notes shall be secured equally and ratably with (or prior to) the obligations so secured for so long as such obligations are so secured; provided, however, that the Company or any Restricted Subsidiary will be entitled to Incur other Liens to secure Indebtedness as long as the amount of outstanding Indebtedness secured by Liens Incurred pursuant to this proviso does not exceed 5% of Consolidated Net Tangible Assets, as determined based on the consolidated balance sheet of the Company as of the end of the most recent fiscal quarter for which internal financial statements are available provided, further, however, that the aggregate amount of outstanding Indebtedness secured by Liens on assets of Restricted Subsidiaries pursuant to the foregoing proviso shall in no event exceed the greater of (A) $125 million and (B) 5% of Consolidated Net Worth. Any Lien created for the benefit of the Holders of the Notes pursuant to the preceding sentence shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Initial Lien.

   MERGER AND CONSOLIDATION

      The Company will not consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, directly or indirectly, all or substantially all its assets to, any Person, unless:

            (1) the resulting, surviving or transferee Person (the "Successor Company") shall be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company) shall expressly assume, by an indenture supplemental thereto, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the Exchange Notes and the Indenture;

            (2) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Subsidiary as a result of such transaction as having been Incurred by such Successor Company or such Subsidiary at the time of such transaction), no Default shall have occurred and be continuing; and

            (3) immediately after giving pro forma effect to such transaction or series of transactions as if the transaction or series of transactions occurred on the first day of the four-quarter period immediately prior to the consummation of such transaction or series of transactions with the appropriate adjustments with respect to the transaction or series of transactions being included in such pro forma calculation, (a) the Successor Company shall be able to incur at least $1.00 of additional Indebtedness, pursuant to paragraph (a) of the covenant described under "-- Limitation on Indebtedness", (b) the Consolidated Coverage Ratio of the Successor Company shall not be less than the Consolidated Coverage Ratio of the Company and its Restricted Subsidiaries immediately prior to such transaction or series of transactions or (c) the Successor Company shall have a Consolidated Net Worth in an amount that is not less than the Consolidated Net Worth of the Company immediately prior to such transaction or series of transactions;

provided, however, that clause (3) will not be applicable to (A) a Restricted Subsidiary consolidating with, merging into or transferring all or part of its properties and assets to the Company or (B) the Company merging with an Affiliate of the Company solely for the purpose and with the sole effect of reincorporating the Company in another jurisdiction.

      For purposes of this covenant, the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, which properties and assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

      The Successor Company will be the successor to the Company and shall succeed to, and be substituted for, and may exercise every right and power of the Company under the Indenture, and the predecessor Company, except in the case of a lease, shall be released from the obligation to pay the principal of and interest on the Notes.

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   LIMITATION ON ISSUANCE OF GUARANTEES OF INDEBTEDNESS

      The Company will not permit any of its Restricted Subsidiaries, directly or indirectly, to Guarantee or create any Lien to secure the payment of any Indebtedness of the Company or any other Restricted Subsidiary unless such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for the Guarantee or security of the payment of the Exchange Notes by such Restricted Subsidiary; provided, however, that any Lien created by any Restricted Subsidiary to secure Indebtedness Incurred pursuant to any Credit Facilities will not require a Restricted Subsidiary to execute and deliver such a supplemental indenture. If the Indebtedness to be Guaranteed or secured is subordinated to the Notes, the Guarantee or security of such Indebtedness will be subordinated to the Guarantee or security of the Notes to the same extent as the Indebtedness to be Guaranteed or secured is subordinated to the Notes. Notwithstanding the foregoing, any such Guarantee or security by a Restricted Subsidiary of the Notes will provide by its terms that it will be automatically and unconditionally released and discharged upon either:

            (1) the release or discharge of such Guarantee or security of payment of such other Indebtedness, except a discharge by or as a result of payment under such Guarantee or security,

            (2) any sale (including by way of merger or consolidation), exchange or transfer, to any Person not an Affiliate of ours, of all of the Capital Stock owned by the Company and its Restricted Subsidiaries of, or all or substantially all the assets of, such Restricted Subsidiary, which sale, exchange or transfer is made in compliance with the applicable provisions of the Indenture, or

            (3) the designation by the Company of such Restricted Subsidiary as an Unrestricted Subsidiary in accordance with the terms of the Indenture.

   SEC REPORTS

      Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will file with the SEC (to the extent the SEC will accept such filings) and provide the Trustee and Exchange Noteholders with such annual reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such information, documents and other reports to be so filed and provided at the times specified for the filings of such information, documents and reports under such Sections.

      At any time that any of the Company's Subsidiaries are Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in "Management's Discussion and Analysis of Financial Condition and Results of Operations," of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

CERTAIN INVESTMENT GRADE COVENANTS

      If an Investment Grade Rating Event occurs, each of the covenants (except for clause (1) of "-- Merger and Consolidation" and "-- SEC Reports") described above under "-- Certain Covenants," as well as the provisions of "-- Change of Control Triggering Event" above, will cease to apply to the Company and the Restricted Subsidiaries. Instead, the Indenture contains the following covenants, each of which will apply to the Company only upon and after the occurrence of an Investment Grade Rating Event.

   RESTRICTIONS ON SECURED INDEBTEDNESS

      If the Company or any Restricted Subsidiary Incurs any Indebtedness secured by a Lien (other than a Permitted Lien) on any Principal Property or on any share of stock or Indebtedness of a Restricted Subsidiary, the Company or such Restricted Subsidiary will secure the Exchange Notes equally and ratably with (or, at the Company's option, prior to) such secured Indebtedness so long as such Indebtedness is so secured, unless the aggregate amount of all such secured Indebtedness, together with all Attributable Debt of the Company and the Restricted Subsidiaries with respect to any Sale/Leaseback Transactions involving Principal Properties (with the exception of such transactions

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which are excluded as described in clauses (1) through (5) under "--
Restrictions on Sale/Leaseback Transactions" below), would not exceed 15% of Consolidated Net Tangible Assets.

   RESTRICTIONS ON SALE/LEASEBACK TRANSACTIONS

      The Company will not, and will not permit any Restricted Subsidiary to, enter into any Sale/Leaseback Transaction involving any Principal Property, unless the aggregate amount of all Attributable Debt with respect to such transaction plus all secured Indebtedness of the Company and the Restricted Subsidiaries (with the exception of Indebtedness secured by Permitted Liens) would not exceed 15% of Consolidated Net Tangible Assets. This restriction shall not apply to, and there shall be excluded from Attributable Debt in any computation under such restriction, any Sale/Leaseback Transaction if:

            (1) the lease is for a period, including renewal rights, not in excess of three years;

            (2) the sale of the Principal Property is made within 270 days after its acquisition, construction or improvements;

            (3) the lease secures or relates to industrial revenue or pollution control bonds;

            (4) the transaction is between the Company and a Restricted Subsidiary; or

            (5) the Company, within 270 days after the sale is completed, applies to the retirement of its Indebtedness or that of a Restricted Subsidiary, or to the purchase of other property which will constitute a Principal Property, an amount not less than the greater of:

                  (A) the net proceeds of the sale of the Principal Property leased or

                  (B) the fair market value (as determined by the Company in good faith) of the Principal Property leased.

      The amount to be applied to the retirement of Indebtedness shall be reduced by:

            (i) the principal amount of any of the Company's debentures or notes (including the Exchange Notes) or those of a Restricted Subsidiary surrendered within 270 days after such sale to the applicable trustee for retirement and cancellation;

            (ii) the principal amount of Indebtedness, other than the items referred to in the preceding clause (i), voluntarily retired by the Company or a Restricted Subsidiary within 270 days after such sale; and

            (iii) associated transaction expenses.

EVENTS OF DEFAULT

      Each of the following is an Event of Default:

            (1) a default in the payment of interest on the Notes when due, continued for 30 days;

            (2) a default in the payment of principal of any Note when due at its Stated Maturity, upon optional redemption, upon required purchase, upon declaration of acceleration or otherwise;

            (3) the failure by the Company to comply with its obligations under "-- Certain Covenants -- Merger and Consolidation" above;

            (4) the failure by the Company to comply for 30 days after notice with any of its obligations, if then applicable, in the covenants described above under "-- Change of Control Triggering Event" (other than a failure to purchase Exchange Notes) or under "-- Certain Covenants" under "-- Limitation on Indebtedness," "-- Limitation on Restricted Payments," "-- Limitation on Restrictions on Distributions from Restricted Subsidiaries," "-- Limitation on Sales of Assets and Subsidiary Stock" (other than a failure to purchase Exchange Notes), "-- Limitation on Affiliate Transactions," "-- Limitation on Liens," "-- Limitation on

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      Issuances of Guarantees of Indebtedness," or "-- SEC Reports" or under
      "-- Certain Investment Grade Covenants";

            (5) the failure by the Company or any Subsidiary Guarantor to comply for 60 days after notice with its other agreements contained in the Indenture;

            (6) Indebtedness of the Company or any Significant Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds $35 million (the "cross acceleration provision");

            (7) certain events of bankruptcy, insolvency or reorganization of the Company or any Significant Subsidiary (the "bankruptcy provisions");

            (8) any judgment or decree for the payment of money in excess of $35 million is entered against the Company or any Significant Subsidiary, remains outstanding for a period of 60 consecutive days following such judgment and is not discharged, waived or stayed (the "judgment default provision"); or

            (9) any Subsidiary Guaranty ceases to be in full force and effect (other than in accordance with the terms of the Indenture or such Subsidiary Guaranty) or any Subsidiary Guarantor denies or disaffirms its obligations under its Subsidiary Guaranty.

      However, a default under clauses (4) and (5) will not constitute an Event of Default until the Trustee or the Holders of 25% in principal amount of the outstanding Notes notify the Company in writing of the default and the Company does not cure such default within the time specified after receipt of such notice.

      If an Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the outstanding Notes may declare the principal of and accrued but unpaid interest on all the Notes to be due and payable. Upon such a declaration, such principal and interest shall be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs and is continuing, the principal, of and interest on all the Notes will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders of the Notes. Under certain circumstances, the Holders of a majority in principal amount of the Notes may rescind any such acceleration with respect to the Notes and its consequences.

      Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders of the Notes unless such Holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder of a Note may pursue any remedy with respect to the Indenture or the Notes unless:

            (1) such Holder has previously given the Trustee notice that an Event of Default is continuing;

            (2) Holders of at least 25% in principal amount of the Notes have made written requests to the Trustee to pursue the remedy;

            (3) such Holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

            (4) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

            (5) Holders of a majority in principal amount of the Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

      Subject to certain restrictions, the Holders of a majority in principal amount of the Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction

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that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder of a Note or that would involve the Trustee in personal liability.

      In the event an Event of Default described in clause (6) above has occurred and is continuing, such Event of Default shall be automatically annulled if the payment default triggering such Event of Default pursuant to clause (6) above shall be remedied or cured by the Company or a Significant Subsidiary or waived by the holders of the relevant Indebtedness within 60 days of its occurrence and all other Events of Default, if any, under the Indenture have been cured and waived.

      If a Default occurs, is continuing and is known to the Trustee, the Trustee must mail to each Holder of the Notes notice of the Default within 90 days after it occurs, provided, however, that, if such Default constitutes a failure to comply with the covenant described under "-- Certain Covenants -- Limitation on Restricted Payments," the Trustee must mail to each Holder of the Notes notice of such Default within 40 days after it occurs. Except in the case of a Default in the payment of principal of or interest on any Note, the Trustee may withhold notice if and so long as a committee of its Trust Officers determines that withholding notice is not opposed to the interest of the Holders of the Notes. In addition, the Company is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Company is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action the Company is taking or propose to take in respect thereof.

AMENDMENTS AND WAIVERS

      Subject to certain exceptions, the Indenture may be amended with the consent of the Holders of a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange for the Notes) and any past default or compliance with any provisions may also be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding. However, without the consent of each Holder of an outstanding Note affected thereby, an amendment or waiver may not, among other things:

            (1) reduce the amount of Notes whose Holders must consent to an amendment;

            (2) reduce the rate of or extend the time for payment of interest on any Note;

            (3) reduce the principal of or change the Stated Maturity of any Note;

            (4) change the provisions applicable to the redemption of any Note as described under "-- Optional Redemption" above;

            (5) make any Note payable in money other than that stated in the Note;

            (6) impair the right of any Holder of the Notes to receive payment of principal of and interest on such Holder's Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder's Exchange Notes;

            (7) make any change in the amendment provisions which require each Holder's consent or in the waiver provisions;

            (8) make any change in the ranking or priority of any Note that would adversely affect the Noteholders; or

            (9) make any change in any Subsidiary Guaranty that would adversely affect the Noteholders.

      Notwithstanding the preceding, without the consent of any Holder of the Notes, the Company, the Subsidiary Guarantors, if any, and the Trustee may amend the Indenture:

            (1) to cure any ambiguity, omission, defect or inconsistency;

            (2) to provide for the assumption by a successor Person of the obligations of the Company;

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            (3) to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code);

            (4) to add Guarantees with respect to the Notes, including Subsidiary Guaranties, or to secure the Notes;

            (5) to add to the covenants of the Company or any Subsidiary Guarantor for the benefit of the Holders of the Notes or to surrender any right or power conferred upon the Company or any Subsidiary Guarantor;

            (6) to make any change that does not adversely affect the rights of any Holder of the Notes; or

            (7) to comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act.

      The consent of the Holders of the Notes is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

      After an amendment under the Indenture becomes effective, the Company is required to mail to Holders of the Notes a notice briefly describing such amendment. However, the failure to give such notice to all Holders of the Notes, or any defect therein, will not impair or affect the validity of the amendment.

TRANSFER

      The Exchange Notes will be issued in registered form and will be transferable only upon the surrender of the Exchange Notes being transferred for registration of transfer. The Company may require payment of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection with certain transfers and exchanges.

DEFEASANCE

      At any time, the Company may terminate all of its obligations under the Exchange Notes and the Indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Exchange Notes, to replace mutilated, destroyed, lost or stolen Exchange Notes and to maintain a registrar and paying agent in respect of the Exchange Notes.

      In addition, at any time the Company may terminate its obligations under "-- Change of Control Triggering Event" and under the covenants described under "-- Certain Covenants" (other than the covenant described under "-- Merger and Consolidation") and "-- Certain Investment Grade Covenants," the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries and the judgment default provision described under "-- Events of Default" above and the limitations contained in clause (3) under "-- Certain Covenants -- Merger and Consolidation" above ("covenant defeasance").

      The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the Exchange Notes may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant defeasance option, payment of the Exchange Notes may not be accelerated because of an Event of Default specified in clause (4), (6), (7) (with respect only to Significant Subsidiaries) or (8) under "-- Defaults" above or because of the failure of the Company to comply with clause (3) under "-- Certain Covenants -- Merger and Consolidation" above.

      In order to exercise either of its defeasance options, the Company must irrevocably deposit in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the Exchange Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that Holders of the Exchange Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law).

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CONCERNING THE TRUSTEE

      J.P. Morgan Trust Company, National Association is to be the Trustee under the Indenture. The Company has appointed J.P. Morgan Trust Company, National Association as Registrar and Paying Agent with regard to the Exchange Notes.

      The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; provided, however, if it acquires any conflicting interest it must either eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

      The Holders of a majority in principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. If an Event of Default occurs (and is not cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense and then only to the extent required by the terms of the Indenture.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

      No director, officer, employee, incorporator or stockholder of the Company will have any liability for any obligations of the Company under the Exchange Notes or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder of the Exchange Notes by accepting an Exchange Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Exchange Notes. Such waiver and release may not be effective to waive liabilities under the U.S. Federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

GOVERNING LAW

      The Indenture and the Exchange Notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

CERTAIN DEFINITIONS

      "Additional Assets" means:

            (1) any property, plant or equipment used in a Related Business;

            (2) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary; or

            (3) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary;

provided, however, that any such Restricted Subsidiary described in clause (2) or (3) above is primarily engaged in a Related Business.

      "Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

      "Asset Disposition" means any sale, lease, transfer or other disposition by the Company or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a "disposition"), of:

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            (1) any shares of Capital Stock, or other ownership interests, of a
      Restricted Subsidiary (other than directors' qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary);

            (2) substantially all the assets of any division or line of business of the Company or any Restricted Subsidiary; or

            (3) any other assets of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary other than, in the case of clauses (1), (2) and (3) above,

                  (A) a disposition by a Restricted Subsidiary to the Company or by the Company to a Restricted Subsidiary;

                  (B) for purposes of the covenant described under "-- Certain
            Covenants -- Limitation on Sales of Assets and Subsidiary Stock" only, (x) a disposition that constitutes a Restricted Payment (or would constitute a Restricted Payment but for the exclusions from the definition thereof) and that is not prohibited by the covenant described under "-- Certain Covenants -- Limitation on Restricted Payments" and (y) a disposition of all or substantially all the assets of the Company in accordance with the covenant described under "-- Certain Covenants -- Merger and Consolidation";

                  (C) a disposition, whether in a single transaction or a series of related transactions, of assets with a fair market value of less than $10 million;

                  (D) sales pursuant to a Qualified Receivables Transaction of accounts receivable and related assets of the type specified in the definition of "Qualified Receivables Transaction" to a Receivables Subsidiary (in the case of a sale by the Company or any of its Restricted Subsidiaries) or any other Person (in the case of a sale by a Receivables Subsidiary), in each case, for the fair market value thereof, including cash in an amount at least equal to 90% of the fair market value thereof as determined in accordance with GAAP;

                  (E) sales by the Company or any Restricted Subsidiary of
            hydrocarbons or refined products therefrom that the Company or any Restricted Subsidiary had previously acquired from the Permitted Holder or any of its Subsidiaries pursuant to an arrangement between the Company and the Permitted Holder providing for the resale by the Company or any Restricted Subsidiary of the Permitted Holder's products for a customary fee;

                  (F) sales by the Company or any Restricted Subsidiary of
            inventory at fair market value for cash consideration to the extent such cash consideration is applied by the Company or such Restricted Subsidiary within 20 days of such sale to acquire hydrocarbons or refined products;

                  (G) the surrender or waiver of contractual rights or the
            settlement, release or surrender of contract, tort or other claims of any kind;

                  (H) the exchange of assets held by the Company or a Restricted
            Subsidiary for assets held by any Person or entity; provided that
            (i) the assets received by the Company or such Restricted Subsidiary in any such exchange will immediately constitute, be part of, or be used by the Company or such Restricted Subsidiary; and (ii) any such assets received are of comparable fair market value to the assets exchanged as determined in good faith by the Company; and

                  (I) a disposition of cash or Temporary Cash Investments.

      "Attributable Debt" in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the Exchange Notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended); provided, however, that if such Sale/Leaseback Transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby with be determined in accordance with the definition of "Capital Lease Obligation."

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      "Average Life" means, as of the date of determination, with respect to any
Indebtedness, the quotient obtained by dividing:

            (1) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Indebtedness multiplied by the amount of such payment by

            (2) the sum of all such payments.

      "Board of Directors" with respect to a Person means the Board of Directors of such Person or any committee thereof duly authorized to act on behalf of such Board.

      "Business Day" means each day which is not a Legal Holiday.

      "Capital Lease Obligation" means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. For purposes of the covenant described under "-- Certain Covenants -- Limitations on Liens," a Capital Lease Obligation will be deemed to be secured by a Lien on the property being leased.

      "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

      "Chalmette Refining" means Chalmette Refining LLC, a Delaware limited liability company.

      "Code" means the Internal Revenue Code of 1986, as amended.

      "Commodity Agreement" means any commodity or raw material futures contract, commodity or raw materials option, or any other agreement designed to protect against or manage exposure to fluctuations in commodity or raw materials prices, other than hydrocarbons.

      "Consolidated Coverage Ratio" as of any date of determination means the ratio of (x) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters prior to the date of such determination for which internal financial statements are available to (y) Consolidated Interest Expense for such four fiscal quarters; provided, however, that:

            (1) if the Company or any Restricted Subsidiary has Incurred any Indebtedness since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, or both, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period;

            (2) if the Company or any Restricted Subsidiary has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of such period or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) on the date of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio, EBITDA and Consolidated Interest Expense for such period shall be calculated on a pro forma basis as if such discharge had occurred on the first day of such period and as if the Company or such Restricted Subsidiary had not earned the interest income actually earned during such period in respect of cash or Temporary Cash Investments used to repay, repurchase, defease or otherwise discharge such Indebtedness;

            (3) if since the beginning of such period the Company or any Restricted Subsidiary shall have made any Asset Disposition, EBITDA for such period shall be reduced by an amount equal to EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period, or increased

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      by an amount equal to EBITDA (if negative), directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

            (4) if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) shall have made a Material Investment in any Restricted Subsidiary (or any person which becomes a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction requiring a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness and any pro forma expense and cost reductions that have occurred or are reasonably expected to occur, in the reasonable judgment of the chief financial officer of the Company (regardless of whether those cost savings or operating improvements could then be reflected in pro forma financial statements in accordance with Regulation S-X promulgated under the Securities Act or any regulation or policy of the SEC related thereto) as if such Material Investment or acquisition occurred on the first day of such period; and

            (5) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Disposition, any Investment or acquisition of assets that would have required an adjustment pursuant to clause (3) or
      (4) above if made by the Company or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition occurred on the first day of such period.

      For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Company. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months).

      "Consolidated Interest Expense" means, for any period, the total interest expense of the Company and its consolidated Restricted Subsidiaries, plus, to the extent not included in such total interest expense, and to the extent incurred by the Company or its Restricted Subsidiaries, without duplication:

            (1) interest component of Capital Lease Obligations;

            (2) amortization of debt discount;

            (3) capitalized interest;

            (4) non-cash interest expense;

            (5) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing;

            (6) net payments pursuant to Hedging Obligations arising from Interest Rate Agreements or Currency Agreements;

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            (7) dividends accrued in respect of all Preferred Stock held by
      Persons other than the Company or a Restricted Subsidiary (other than dividends payable solely in Capital Stock (other than Disqualified Stock) of the Company); and

            (8) interest accruing on any Indebtedness of any other Person to the extent such Indebtedness is Guaranteed by (or secured by the assets of) the Company or any Restricted Subsidiary, other than pursuant to Ordinary Course Guarantees.

      "Consolidated Net Income" means, for any period, the net income of the Company and its consolidated Subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income:

            (1) any net income of any Person (other than the Company) if such Person is not a Restricted Subsidiary, except that:

                  (A) subject to the exclusion contained in clause (3) below, the Company's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to a Restricted Subsidiary, to the limitations contained in clause (2) below) less, for purposes of the covenant described under "-- Certain Covenants -- Limitation on Restricted Payments" only, the aggregate amount of Investments in LCR made pursuant to clause (13) of the definition of "Permitted Investments"; and

                  (B) the Company's equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income;

            (2) any net income of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that:

                  (A) subject to the exclusion contained in clause (3) below, the Company's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to another Restricted Subsidiary, to the limitation contained in this clause); and

                  (B) the Company's equity in a net loss of any such Restricted
            Subsidiary for such period shall be included in determining such Consolidated Net Income;

            (3) any gain (or loss) realized upon the sale or other disposition of any assets of the Company, its consolidated Subsidiaries or any other Person (including pursuant to any sale-and-leaseback arrangement) which is not sold or otherwise disposed of in the ordinary course of business and any gain (or loss) realized upon the sale or other disposition of any Capital Stock of any Person;

            (4) extraordinary gains or losses; and

            (5) the cumulative effect of a change in accounting principles;

in each case, for such period. Notwithstanding the foregoing, for the purposes of the covenant described under "-- Certain Covenants -- Limitation on Restricted Payments" only, there shall be excluded from Consolidated Net Income any repurchases, repayments or redemptions of Investments, proceeds realized on the sale of Investments or return of capital to the Company or a Restricted Subsidiary to the extent such repurchases, repayments, redemptions, proceeds or returns increase the amount of Restricted Payments permitted under such covenant pursuant to clause (a)(3)(D) thereof. In addition, notwithstanding the foregoing, for the purposes of the covenant described under "-- Certain Covenants -- Limitations on Restricted Payments" only, there shall be excluded from Consolidated Net Income any nonrecurring charges relating to any premium or penalty paid, write off of deferred finance costs or other charges in connection with redeeming or retiring any Indebtedness prior to its stated maturity.

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      "Consolidated Net Tangible Assets" as of any date of determination, means the consolidated total assets of the Company and its Restricted Subsidiaries determined in accordance with GAAP, less the sum of

            (1) all current liabilities and current liability items; and

            (2) all goodwill, trade names, trademarks, patents, organization expense, unamortized debt discount and expense and other similar intangibles properly classified as intangibles in accordance with GAAP.

      "Consolidated Net Worth" means the total of the amounts shown on the balance sheet of the Company and its consolidated Subsidiaries, determined on a consolidated basis in accordance with GAAP, as of the end of the most recent fiscal quarter of the Company for which internal financial statements are available prior to the taking of any action for the purpose of which the determination is being made, as the sum of:

            (1) the par or stated value of all outstanding Capital Stock of the Company plus

            (2) paid-in capital or capital surplus relating to such Capital Stock plus

            (3) any retained earnings or earned surplus less (A) any accumulated deficit and (B) any amounts attributable to Disqualified Stock.

      "Credit Facilities" means one or more debt facilities (including, without limitation, the Three-Year Credit Agreement), commercial paper facilities or Debt Issuances, in each case with banks, investment banks, insurance companies, mutual funds and/or other institutional lenders or institutional investors providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from (or sell receivables to) such lenders against such receivables), letters of credit or Debt Issuances, in each case, as amended, extended, renewed, restated, Refinanced (including, Refinancing with Debt Issuances), supplemented or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time.

      "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement designed to protect against or manage exposure to fluctuations in currency values.

      "Debt Issuances" means, with respect to the Company or any Guarantor, one or more issuances after the Issue Date of Indebtedness evidenced by notes, debentures, bonds or other similar securities or instruments.

      "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

      "Disqualified Stock" means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder) or upon the happening of any event:

            (1) matures or is mandatorily redeemable (other than redeemable only for Capital Stock of such Person which is not itself Disqualified Stock) pursuant to a sinking fund obligation or otherwise;

            (2) is convertible or exchangeable at the option of the holder for Indebtedness or Disqualified Stock; or

            (3) is mandatorily redeemable or must be purchased upon the occurrence of certain events or otherwise, in whole or in part;

on or prior to the Stated Maturity of the Exchange Notes; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to purchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the Stated Maturity of the Exchange Notes shall not constitute Disqualified Stock if:

            (1) the "asset sale" or "change of control" provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the terms applicable to the Exchange Notes and described under "-- Certain Covenants -- Limitation on Sales of Assets and Subsidiary Stock" and "-- Change of Control Triggering Event"; and

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            (2) any such requirement only becomes operative after compliance with such terms applicable to the Exchange Notes, including the purchase of any Exchange Notes tendered pursuant thereto.

      The amount of any Disqualified Stock that does not have a fixed redemption, repayment or repurchase price will be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were redeemed, repaid or repurchased on any date on which the amount of such Disqualified Stock is to be determined pursuant to the Indenture; provided, however, that if such Disqualified Stock could not be required to be redeemed, repaid or repurchased at the time of such determination, the redemption, repayment or repurchase price will be the book value of such Disqualified Stock as reflected in the most recent financial statements of such Person.

      "EBITDA" for any period means the sum of Consolidated Net Income, plus the following to the extent deducted in calculating such Consolidated Net Income:

            (1) all income tax expense of the Company and its consolidated Restricted Subsidiaries;

            (2) Consolidated Interest Expense;

            (3) depreciation and amortization expense of the Company and its consolidated Restricted Subsidiaries (excluding amortization expense attributable to a prepaid operating activity item that was paid in cash in a prior period but including amortization of prepaid turnaround costs); and

            (4) all other non-cash charges of the Company and its consolidated Restricted Subsidiaries (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash expenditures in any future period);

in each case for such period. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and non-cash charges of, a Restricted Subsidiary shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion, including by reason of minority interests) that the net income or loss of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders.

      "Equity Offering" means (i) any primary public offering or private placement to any Person of Capital Stock (other than Disqualified Stock) of the Company or (ii) any cash capital contribution received by the Company from any holder of Capital Stock of the Company and which is accounted for as additional Capital Stock equity (other than Disqualified Stock).

      "Exchange Act" means the U.S. Securities Exchange Act of 1934, as amended.

      "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including those set forth in:

            (1) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants;

            (2) statements and pronouncements of the Financial Accounting Standards Board; and

            (3) such other statements by such other entity as approved by a significant segment of the accounting profession.

      "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

            (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

            (2) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business or any subordination of claims. The term "Guarantee" used as a verb has a corresponding meaning. The term "Guarantor" shall mean any Person Guaranteeing any obligation.

      "Hedging Obligations" of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement, Hydrocarbon Agreement or Commodity Agreement.

      "Holder" or "Noteholder" means the Person in whose name a Note is registered on the Registrar's books.

      "Hydrocarbon Agreement" means any purchase or hedging agreement of hydrocarbons or refined products therefrom, future contract or option, or any other agreement designed to protect against or manage exposure to fluctuations in the price of hydrocarbons or refined products therefrom.

      "Incur" means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Restricted Subsidiary. The term "Incurrence" when used as a noun has a corresponding meaning. Solely for purposes of determining compliance with " -- Certain Covenants -- Limitation on Indebtedness":

            (1) amortization of debt discount or the accretion of principal with respect to a non-interest bearing or other discount security;

            (2) the payment of regularly scheduled interest in the form of additional Indebtedness of the same instrument or the payment of regularly scheduled dividends on Capital Stock in the form of additional Capital Stock of the same class and with the same terms; and

            (3) the obligation to pay a premium in respect of Indebtedness arising in connection with the issuance of a notice of redemption or making of a mandatory offer to purchase such Indebtedness will not be deemed to be the Incurrence of Indebtedness.

      "Indebtedness" means, with respect to any Person on any date of determination (without duplication):

            (1) the principal in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, including, in each case, any premium on such indebtedness to the extent such premium has become due and payable;

            (2) all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale/Leaseback Transactions entered into by such Person;

            (3) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

            (4) all obligations of such Person for the reimbursement of any obligor on any letter of credit, bankers' acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations covered in clauses (1) through (3) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following payment on the letter of credit);

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            (5) the amount of all obligations of such Person that arise prior to the first anniversary of the Stated Maturity of the Exchange Notes with respect to the redemption, repayment or other repurchase of any Capital Stock of such Person or any Subsidiary of such Person or that are determined by the value of such Capital Stock, the amount of such obligations to be determined in accordance with the Indenture (but excluding, in each case, any accrued dividends);

            (6) all obligations of the type referred to in clauses (1) through
      (5) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee;

            (7) all obligations of the type referred to in clauses (1) through
      (6) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets and the amount of the obligation so secured; and

            (8) to the extent not otherwise included in this definition, Hedging Obligations of such Person.

      Notwithstanding the foregoing, in connection with the purchase by the Company or any Restricted Subsidiary of any business, the term "Indebtedness" will exclude post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 30 days thereafter.

      The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date (but excluding penalties, indemnities and costs); provided, however, that in the case of Indebtedness sold at a discount, the amount of such Indebtedness at any time will be the accreted value thereof at such time.

      "Independent Qualified Party" means an investment banking firm, accounting firm or appraisal firm of national standing in the United States of the Company's choice; provided, however, that in each case such firm is not an Affiliate of the Company.

      "Intercompany Trade Arrangements" means transactions between the Company and the Permitted Holder pursuant to which the Permitted Holder sells hydrocarbons to the Company in the ordinary course of business and the Company thereafter transfers the related trade payable to one or more of its shareholders pending payment thereof and subsequently dividends or otherwise transfers funds to such shareholder in an amount equal to such trade payable, which amount is used by such shareholder to discharge such trade payable.

      "Interest Rate Agreement" means any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement (including caps, swaps, floors, collars and similar arrangements) designed to protect against or manage exposure to fluctuations in interest rates.

      "Investment" in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender) or other extensions of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person. Except as otherwise provided for herein, the amount of an Investment shall be its fair value at the time the Investment is made and without giving effect to subsequent changes in value.

      For purposes of the definition of "Unrestricted Subsidiary," the definition of "Restricted Payment" and the covenant described under "-- Certain Covenants -- Limitation on Restricted Payments":

            (1) "Investment" shall include the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary of the Company at the time that such

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      Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary in an amount (if positive) equal to (A) the Company's "Investment" in such Subsidiary at the time of such redesignation less (B) the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

            (2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Company.

      "Investment Grade Rating" means:

            (1) a Moody's rating of Baa3 or higher and an S&P rating of at least BB+ or

            (2) a Moody's rating of Ba1 or higher and an S&P rating of at least BBB--;

provided, however, that if (i) either Moody's or S&P changes its rating system, such ratings will be the equivalent ratings after such changes or (ii) if S&P or Moody's or both shall not make a rating of the Exchange Notes publicly available, the references above to S&P or Moody's or both, as the case may be, shall be to a nationally recognized U.S. rating agency or agencies, as the case may be, selected by the Company and the references to the ratings categories above shall be to the corresponding rating categories of such rating agency or rating agencies, as the case may be.

      "Investment Grade Rating Event" means the first day on which the Exchange Notes are assigned an Investment Grade Rating.

      "Issue Date" means the date on which the Notes are originally issued.

      "LCR" means Lyondell-CITGO Refining LP, a Delaware limited partnership.

      "Legal Holiday" means a Saturday, a Sunday or a day on which banking institutions are not required to be open in the State of New York.

      "Lenders" has the meaning specified in the Three-Year Credit Agreement.

      "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

      "Material Investment" means an Investment which has, at the time such Investment is made and without giving effect to subsequent changes in value, a fair value in excess of $5 million.

      "Merey Sweeny" means Merey Sweeny LP, a Delaware limited partnership.

      "Moody's" means Moody's Investors Service, Inc. and its successors.

      "Net Available Cash" from an Asset Disposition means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to such properties or assets or received in any other non-cash form), in each case net of:

           (1) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Disposition;

           (2) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect

                                      102
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      to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition;

            (3) all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries as a result of such Asset Disposition; and

            (4) the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition.

      "Net Cash Proceeds" with respect to any issuance or sale of Capital Stock or Indebtedness, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually Incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

      "Obligations" means, with respect to any Indebtedness, all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, and other amounts payable pursuant to the documentation governing such Indebtedness.

      "Officer" means the Chairman of the Board, the President, any Vice President, the Treasurer or the Secretary of the Company.

      "Officers' Certificate" means a certificate signed by two Officers.

      "Opinion of Counsel" means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

      "Ordinary Course Guarantees" means Guarantees issued by the Company or any Restricted Subsidiary in the ordinary course of business with respect to Indebtedness of any distributor or customer of the Company's or any Restricted Subsidiary's products in an amount which, when taken together with the amount of all other outstanding Ordinary Course Guarantees, does not exceed $35 million.

      "Outstanding Notes" means our 6% senior notes due 2011 issued on October 22, 2004.

      "PDV America" means PDV America, Inc., a Delaware corporation.

      "PDV Chalmette" means PDV Chalmette, Inc., a Delaware corporation.

      "PDV Entity" means PDV America, PDV Chalmette, PDV Holding, PDV Sweeny, PDV Texas, PDV USA and any other Subsidiary of PDV Holding that is not the Company or a Subsidiary of the Company that is a party to a tax sharing or tax allocation agreement or other similar tax sharing or tax allocation arrangement that includes PDV Holding and the Company.

      "PDV Holding" means PDV Holding, Inc., a Delaware corporation.

      "PDV Sweeny" means PDV Sweeny, Inc., a Delaware corporation.

      "PDV Texas" means PDV Texas, Inc., a Delaware corporation.

      "PDV USA" means PDV USA, Inc., a Delaware corporation.

      "Permitted Holder" means Petroleos de Venezuela, SA, a corporation organized in Venezuela and its wholly owned Subsidiaries.

      "Permitted Investment" means an Investment by the Company or any Restricted Subsidiary in:

            (1) (w) the Company, (x) a Restricted Subsidiary, (y) a government or any agency or political subdivision thereof holding Indebtedness of the Company or a Restricted Subsidiary in a principal amount equal to, and

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      Incurred by the Company or such Restricted Subsidiary to provide credit support for, such Person's issuance of industrial revenue or similar tax-exempt or taxable bonds for the benefit of the Company or such Restricted Subsidiary or (z) a Person that will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that the primary business of such Restricted Subsidiary is a Related Business;

            (2) another Person if, as a result of such Investment, such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary; provided, however, that such Person's primary business is a Related Business;

            (3) cash and Temporary Cash Investments;

            (4) receivables owing to the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

            (5) payroll, travel, entertainment, relocation and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

            (6) loans or advances to employees made in the ordinary course of business consistent with past practices of the Company or such Restricted Subsidiary;

            (7) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments;

            (8) any Person to the extent such Investment represents the non-cash portion of the consideration received for an Asset Disposition as permitted pursuant to the covenant described under "-- Certain Covenants -- Limitation on Sales of Assets and Subsidiary Stock;"

            (9) any Person where such Investment was acquired by the Company or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (b) as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

            (10) any Person to the extent such Investments consist of prepaid expenses, negotiable instruments held for collection and lease, utility and workers' compensation, performance and other similar deposits made in the ordinary course of business by the Company or any Restricted Subsidiary;

            (11) any Person to the extent such Investments consist of Hedging Obligations otherwise not prohibited under the covenant described under "-- Certain Covenants -- Limitation on Indebtedness;"

            (12) any Person to the extent such Investments are in existence on the Issue Date;

            (13) LCR to the extent such Investments do not exceed, in the aggregate, the aggregate amount of cash dividends distributed after the Issue Date by LCR to the Company; provided, however, that such cash dividends have not previously served as the basis for a Restricted Payment made pursuant to the covenant described under "-- Certain Covenants -- Limitation on Restricted Payments;"

            (14) LCR to the extent such Investments do not exceed $25 million in the aggregate outstanding at any time;

            (15) any Specified Refinery Joint Venture to the extent such Investments do not exceed, in the aggregate, the aggregate amount of cash dividends distributed after the Issue Date by such Specified Refinery Joint Venture to the Company and/or the applicable Restricted Subsidiary or Restricted Subsidiaries; provided,

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      however, that such cash dividends have not previously served as the basis for a Restricted Payment made pursuant to the covenant described under "-- Certain Covenants -- Limitation on Restricted Payments;"

            (16) any Specified Refinery Joint Venture to the extent such Investment, when taken together with all other Investments made in Specified Refinery Joint Ventures pursuant to this clause (16) and then outstanding, do not exceed $25 million;

            (17) any obligation of a PDV Entity that results from the payment by the Company on behalf of such PDV Entity of income taxes owed by such PDV Entity pursuant to a tax sharing or tax allocation agreement or other similar tax sharing or tax allocation arrangement; provided, however, that such PDV Entity is obligated, by law or contract, to repay such obligation within 24 months of the date of the incurrence of such obligation; and provided further, however, that any such obligation that is not repaid within 24 months of the date such obligation is first incurred shall be considered a Restricted Payment and shall be included in the calculation of the amount of Restricted Payments described under "-- Certain
      Covenants -- Limitation on Restricted Payments;"

            (18) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

            (19) advances to employees for moving, relocation, travel and entertainment, payroll advances and other similar advances to cover matters that are expected at the time of such advances to be treated as expenses for accounting purposes and that are made in the ordinary course of business; and

            (20) Persons to the extent such Investments, when taken together with all other Investments made pursuant to this clause (20) and then outstanding, do not exceed the greater of (x $100 million and (y) 1.8% of Consolidated Net Tangible Assets (determined as of the end of the most recent fiscal quarter of the Company for which internal financial statements are available).

      "Permitted Liens" means, with respect to any Person:

            (1) pledges or deposits by such Person under worker's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

            (2) Liens imposed by law, such as carriers', warehousemen's, materialmen's and mechanics' Liens, in each case for sums which are not overdue by a period of more than 45 days or which are being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review and Liens arising solely by virtue of any statutory or common law provision relating to banker's Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided, however, that (A) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company in excess of those set forth by regulations promulgated by the Federal Reserve Board and (B) such deposit account is not intended by the Company or any Restricted Subsidiary to provide collateral to the depository institution;

            (3) Liens for property taxes not yet subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings;

            (4) Liens in favor of issuers of surety bonds or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such letters of credit do not constitute Indebtedness;

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            (5) Liens incidental to the normal conduct of the business of such
      Person or any of its Subsidiaries or the ownership of its properties or the conduct of the ordinary course of its business, including (A) zoning restrictions, easements, rights of way, reservations, restrictions on the use of real property and other minor irregularities of title, (B) rights of lessees under leases, (C) rights of collecting banks having rights of setoff, revocation, refund or chargeback with respect to money or instruments of such Person or any of its Subsidiaries on deposit with or in the possession of such banks, (D) Liens to secure the performance of statutory obligations, tenders, bids, leases, progress payments, performance or return-of-money bonds, performance or other similar bonds or other obligations of a similar nature incurred in the ordinary course of business; (E) Liens required by any contract or statute in order to permit such Person or any of its Subsidiaries to perform any contract or subcontract made by it with or pursuant to the requirements of a governmental entity, and (F) "first purchaser" Liens on crude oil, in each case which are not incurred in connection with the Incurrence of Indebtedness and which do not in the aggregate impair the use and operation of the assets to which they relate in the conduct of the business of such Person and its Subsidiaries taken as a whole;

            (6) Liens securing Indebtedness Incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, property, plant or equipment of such Person; provided, however, that the Lien may not extend to any other property owned by such Person or any of its Restricted Subsidiaries at the time the Lien is Incurred (other than assets and property affixed or appurtenant thereto), and the Indebtedness (other than any interest thereon) secured by the Lien may not be Incurred more than 180 days after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of the property subject to the Lien;

            (7) Liens to secure Indebtedness Incurred under the Credit Facilities pursuant to the covenant described under "-- Certain Covenants -- Limitation on Indebtedness";

            (8) Liens incurred on deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security;

            (9) Liens existing on the Issue Date;

            (10) Liens on property or shares of Capital Stock of another Person at the time such other Person becomes a Subsidiary of such Person; provided, however, that the Liens may not extend to any other property owned by such Person or any of its Restricted Subsidiaries (other than assets and property affixed or appurtenant thereto);

            (11) Liens on property at the time such Person or any of its Subsidiaries acquires the property, including any acquisition by means of a merger or consolidation with or into such Person or a Subsidiary of such Person; provided, however, that the Liens may not extend to any other property owned by such Person or any of its Restricted Subsidiaries (other than assets and property affixed or appurtenant thereto);

            (12) Liens securing Indebtedness or other obligations of a Subsidiary of such Person owing to such Person or a Restricted Subsidiary;

            (13) Liens securing Hedging Obligations permitted to be Incurred under the Indenture;

            (14) customary Liens incurred by the Company or any Restricted Subsidiary and resulting from a Qualified Receivables Transaction;

            (15) Liens on properties securing all or part of the costs incurred in the ordinary course of business of exploration, drilling, development or operation thereof;

            (16) Liens on pipeline or pipeline facilities which arise out of operation of law;

            (17) Liens reserved in oil and gas mineral leases for bonus or rental payments and for compliance with the terms of such leases;

            (18) Liens arising under partnership agreements, oil and gas leases, farm-out agreements, division orders, contracts for the sale, purchase, exchange, transportation or processing of oil, gas or other hydrocarbons,

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      unitization and pooling declarations and agreements, development agreements, operating agreements, area of mutual interest agreements, and other agreements which are customary in a Related Business; and

            (19) Liens to secure any Refinancing (or successive Refinancings) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clause (6), (9) or (11); provided, however, that:

                  (A) such new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

                  (B) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (x) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clause (6), (9) or (11), at the time the original Lien became a Permitted Lien and (y) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement.

      Notwithstanding the foregoing, "Permitted Liens" will not include any Lien described in clause (6), (9) or (11) above to the extent such Lien applies to any Additional Assets acquired directly or indirectly from Net Available Cash pursuant to the covenant described under " -- Certain Covenants -- Limitation on Sales of Assets and Subsidiary Stock," For purposes of this definition, the term "Indebtedness" shall be deemed to include interest on such Indebtedness.

      "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

      "Preferred Stock," as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

      "principal" of an Exchange Note means the principal of the Exchange Note plus the premium, if any, payable on the Exchange Note which is due or overdue or is to become due at the relevant time.

      "Principal Property" means:

            (1) any refinery and related pipelines, terminalling and processing equipment or

            (2) any other real property or marketing assets or related group of the Company's assets having a fair market value in excess of $20 million.

      "Qualified Receivables Transaction" means any transaction or series of transactions entered into by the Company or any of its Restricted Subsidiaries pursuant to which the Company or any of its Restricted Subsidiaries sells, conveys or otherwise transfers to (i) a Receivables Subsidiary (in the case of a transfer by the Company or any of its Restricted Subsidiaries) and (ii) any other Person (in the case of a transfer by a Receivables Subsidiary), or grants a security interest in, any accounts receivable (whether now existing or arising in the future) of the Company or any of its Restricted Subsidiaries, and any assets related thereto, including all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable; provided, however, that the accounts receivable of the Company or any of its Restricted Subsidiaries subject to all Qualified Receivables Transactions and outstanding on the date any such accounts receivable are transferred by the Company or a Restricted Subsidiary have, together with the accounts receivable transferred on such date, a balance that does not exceed in the aggregate the greater of (A) $400 million and (B) 5% of net sales of the Company and its Restricted Subsidiaries during the four fiscal quarter period ending on the last day of the most recent fiscal quarter for which the Company has issued consolidated financial statements.

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      "Rating Decline" means the occurrence of a decrease in the rating of the
Notes by one or more gradations by either Moody's or S&P (including gradations within the rating categories, as well as between categories), within 90 days before or after the earlier of (x) a Change of Control, (y) the date of public notice of the occurrence of a Change of Control or (z) public notice of the intention of the Company to effect a Change of Control (which 90-day period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by either Moody's or S&P).

      "Receivables Subsidiary" means a Subsidiary of the Company which engages in no activities other than in connection with the financing of accounts receivable and which is designated by the Board of Directors of the Company (as provided below) as a Receivables Subsidiary (a) no portion of the Indebtedness or any other Obligations (contingent or otherwise) of which (i) is Guaranteed by the Company or any of its Restricted Subsidiaries (but excluding customary representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction), (ii) is recourse to or obligates the Company or any of its Restricted Subsidiaries in any way other than pursuant to customary representations, warranties, covenants and indemnities entered into in connection with a Qualified Receivables Transaction or (iii) subjects any property or asset of the Company or any of its Restricted Subsidiaries (other than accounts receivable and interests therein and related assets as provided in the definition of "Qualified Receivables Transaction"), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to customary representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction, (b) with which neither the Company nor any of its Restricted Subsidiaries has any material contract, agreement, arrangement or understanding other than on terms no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company, other than fees payable in the ordinary course of business in connection with servicing accounts receivable and (c) with which neither the Company nor any of its Restricted Subsidiaries has any obligation to maintain or preserve such Subsidiary's financial condition or cause such Subsidiary to achieve certain levels of operating results. Any such designation by the Board of Directors of the Company will be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the Company giving effect to such designation and an Officer's Certificate certifying that such designation complied with the foregoing conditions.

      "Refinance" means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness. "Refinanced" and "Refinancing" shall have correlative meanings.

      "Refinancing Indebtedness" means Indebtedness that Refinances any Indebtedness of the Company or any Restricted Subsidiary existing on the Issue Date or Incurred in compliance with the Indenture, including Indebtedness that Refinances Refinancing Indebtedness; provided, however, that:

            (1) such Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced;

            (2) such Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced;

            (3) such Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding or committed (plus fees and expenses, including any premium and defeasance costs) under the Indebtedness being Refinanced; and

            (4) if the Indebtedness being Refinanced is subordinated in right of payment to the Exchange Notes, such Refinancing Indebtedness is subordinated in right of payment to the Exchange Notes at least to the same extent as the Indebtedness being Refinanced;

provided further, however, that Refinancing Indebtedness shall not include (A) Indebtedness of a Subsidiary that Refinances Indebtedness of the Company or (B) Indebtedness of the Company or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.

      "Related Business" means any business in which the Company was engaged on the Issue Date and any business related, ancillary or complementary to any business of the Company in which the Company was engaged on the Issue Date.

      "Restricted Payment" with respect to any Person means:

            (1) the declaration or payment of any dividends or any other distributions of any sort in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving such Person) or similar payment to the direct or indirect holders of its Capital Stock (other than dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock) and dividends or distributions payable solely to the Company or a Restricted Subsidiary, and other than pro rata dividends or other distributions made by a Subsidiary that is not a Restricted Subsidiary to minority stockholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation));

            (2) the purchase, redemption or other acquisition or retirement for value of any Capital Stock of the Company held by any Person or of any Capital Stock of a Restricted Subsidiary held by any Affiliate of the Company (other than a Restricted Subsidiary), including in connection with any merger or consolidation and including the exercise of any option to exchange any Capital Stock (other than into Capital Stock of the Company that is not Disqualified Stock);

            (3) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Subordinated Obligations of such Person (other than the purchase, repurchase or other acquisition of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase or other acquisition); or

            (4) the making of any Investment (other than a Permitted Investment) in any Person.

      Notwithstanding the foregoing, Intercompany Trade Arrangements shall not be included in the definition of "Restricted Payment."

      "Restricted Subsidiary" means any Subsidiary of the Company that is not an Unrestricted Subsidiary. All of the Subsidiaries of the Company on the Issue Date will be Restricted Subsidiaries on the Issue Date.

      "Sale/Leaseback Transaction" means an arrangement relating to property owned by the Company or a Restricted Subsidiary on the Issue Date or thereafter acquired by the Company or a Restricted Subsidiary whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or a Restricted Subsidiary leases it from such Person.

      "S&P" means Standard & Poor's Ratings Group, a division of The McGraw-Hill Companies, Inc., and its successors.

      "SEC" means the U.S. Securities and Exchange Commission.

      "Securities Act" means the U.S. Securities Act of 1933, as amended.

      "Senior Indebtedness" means with respect to any Person:

            (1) Indebtedness of such Person, whether outstanding on the Issue Date or thereafter Incurred; and

            (2) all other Obligations of such Person (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such Person whether or not post-filing interest is allowed in such proceeding) in respect of Indebtedness described in clause (1) above, unless, in the case of clauses (1) and (2), in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such Indebtedness or other obligations are subordinate in right of payment to the Exchange Notes; provided, however, that Senior Indebtedness shall not include:

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            (1) any obligation of such Person to the Company or any Subsidiary of the Company;

            (2) any liability for Federal, state, local or other taxes owed or owing by such Person;

            (3) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities);

            (4) any Indebtedness or other Obligation of such Person which is subordinate or junior in any respect to any other Indebtedness or other Obligation of such Person; or

            (5) that portion of any Indebtedness which at the time of Incurrence is Incurred in violation of the Indenture.

      "Significant Subsidiary" means any Restricted Subsidiary that would be a "Significant Subsidiary" of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

      "Specified Refinery Joint Venture" means Chalmette Refining, Merey Sweeny or Sweeny Coker, all of the partnership, membership or other equity interests of which in each such case are owned (x) 50% by the Company and/or one or more Restricted Subsidiaries and (y) 50% by a Person or Persons that are not Affiliates of the Company.

      "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the Holder thereof upon the happening of any contingency unless such contingency has occurred).

      "Subordinated Obligation" means, with respect to any Person, any Indebtedness of such Person (whether outstanding on the Issue Date or thereafter incurred) which is subordinate or junior in right of payment to the Exchange Notes or a Subsidiary Guaranty of such person, as the case may be, pursuant to a written agreement to that effect.

      "Subsidiary" means, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Voting Stock is at the time owned or controlled, directly or indirectly, by:

            (1) such Person;

            (2) such Person and one or more Subsidiaries of such Person; or

            (3) one or more Subsidiaries of such Person.

      "Subsidiary Guarantor" means any Restricted Subsidiary of the Company if and so long as such Restricted Subsidiary guarantees payment of the Exchange Notes on the terms and conditions set forth in the Indenture. As of the Issue Date there will be no Subsidiary Guarantors.

      "Subsidiary Guaranty" means a Guarantee by a Subsidiary Guarantor of the Company's obligations with respect to the Exchange Notes.

      "Sweeney Coker" means Sweeny Coker LLC, a Delaware limited liability company.

      "Temporary Cash Investments" means any of the following:

            (1) any investment in direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof;

            (2) investments in demand and time deposit accounts, certificates of deposit, eurodollar time deposits and money market deposits maturing within 360 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any State thereof or any foreign country recognized by the United States of America, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor;

            (3) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause (2) above;

            (4) investments in commercial paper, maturing not more than 360 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-2" (or higher) according to Moody's or "A-2" (or higher) according to S&P; and

            (5) investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by S&P or "A2" by Moody's;

provided, however, that if S&P or Moody's or both shall not make ratings of commercial paper of the type referred to in clause (4) above or securities of the type referred to in clause (5) above publicly available, the references in clause (4) or (5) or both, as the case may be, to S&P or Moody's or both, as the case may be, shall be to a nationally recognized U.S. rating agency or agencies, as the case may be, selected by the Company and the references to the ratings categories in clause (4) or (5) or both, as the case may be, shall be to the corresponding rating categories of such rating agency or rating agencies, as the case may be.

      "Three-Year Credit Agreement" means the three-year credit agreement entered into as of December 11, 2002, among the Company, the Lenders and Bank of America, N.A. as Administrative Agent, together with the related documents thereto (including the revolving loan facility, note purchase or placement facility, letter of credit facility or other arrangement for the extension of credit thereunder, any guarantees and security documents), as amended, extended, renewed, restated, supplemented or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and any Debt Issuances or agreement (and related document) governing Indebtedness incurred to Refinance, in whole or in part, the borrowings and commitments then outstanding or permitted to be outstanding under such credit agreement or a successor credit agreement, whether by the same or any other lender or group of lenders.

      "Trustee" means J.P. Morgan Trust Company, National Association until a successor replaces it and, thereafter, means the successor.

      "Trust Indenture Act" means the Trust Indenture Act of 1939 (15 U.S.C. Section-77aaa-77bbbb) as in effect on the Issue Date.

      "Trust Officer" means the Chairman of the Board, the President or any other officer or assistant officer of the Trustee assigned by the Trustee to administer its corporate trust matters.

      "Unrestricted Subsidiary" means:

            (1) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Company in the manner provided below; and

            (2) any Subsidiary of an Unrestricted Subsidiary.

      The Board of Directors of the Company may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated or an Unrestricted Subsidiary; provided, however, that either (A) the Subsidiary to be so designated has total assets of $1,000 or less or

(B) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the covenant described under "-- Certain Covenants --
Limitation on Restricted Payments."

      The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation (A) the Company could Incur $1.00 of additional Indebtedness under paragraph (a) of the covenant described under "-- Certain Covenants -- Limitation on Indebtedness" and (B) no Default shall have occurred and be continuing.

      Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors of the Company giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

      "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer's option.

      "Voting Stock" of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

                SUMMARY OF U.S. FEDERAL INCOME TAX CONSIDERATIONS

      The following is a summary of the material U.S. federal income tax consequences of the acquisition, ownership and disposition of the notes. It deals only with purchasers that acquire and hold the notes as capital assets and does not deal with special situations, such as those of dealers in securities or currencies, real estate investment trusts, regulated investment companies, tax exempt entities, financial institutions, insurance companies, persons holding the notes as a part of a hedging or conversion transaction or a straddle, or investors whose "functional currency" is not the U.S. dollar. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), administrative pronouncements, judicial decisions and Treasury Regulations, changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein, possibly with retroactive effect. Persons considering the purchase of notes should consult their own tax advisors concerning the federal income tax consequences of holding the notes in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction. The tax consequences of any Additional Notes may differ from the tax consequences described herein.

      As used herein, the term "U.S. Holder" means a beneficial owner of a note who or which is, for U.S. federal income tax purposes, a citizen or resident of the United States, a corporation created or organized in or under the laws of the United States or any state thereof (including the District of Columbia), or an estate or trust treated as a U.S. person under section 7701(a)(30) of the Code. The term "Non-U.S. Holder" means any beneficial owner of a note that is not a U.S. Holder. If an entity treated as a partnership for U.S. federal income tax purposes holds notes, the tax treatment of such entity and each partner will generally depend upon the status of the partner and the activities of the partnership. Such entities and partners in such entities should consult their tax advisors.

TREATMENT OF EXCHANGES UNDER EXCHANGE OFFER

      The exchange of the outstanding notes for exchange notes will not be a taxable event for United States federal income tax purposes. An exchange noteholder will not recognize any taxable gain or loss as a result of exchanging outstanding notes for exchange notes, and the holder will have the same tax basis and holding period in the exchange notes as the holder had in the outstanding notes immediately before exchange.

U.S. HOLDERS

   INTEREST

      Interest on the notes will be taxed to a U.S. Holder as ordinary interest income at the time it accrues or is received, in accordance with the U.S. Holder's regular method of accounting for federal income tax purposes.

   AMORTIZABLE BOND PREMIUM

      If a U.S. Holder purchases a note in a secondary market transaction for an amount in excess of, in general, the note's principal amount, such U.S. Holder will be considered to have purchased such note with "amortizable bond premium" equal in amount to such excess. Generally, a U.S. Holder may elect to amortize such premium as an offset to interest income, using a constant yield method. The premium amortization is calculated assuming that we will exercise redemption rights in a manner that maximizes the U.S. Holder's yield. A U.S. Holder that elects to amortize bond premium must reduce its tax basis in the note by the amount of the premium used to offset interest income as set forth above. An election to amortize bond premium applies to all taxable debt obligations held during or after the taxable year for which the election is made and may be revoked only with the consent of the Internal Revenue Service (the "IRS").

   MARKET DISCOUNT

      If a U.S. Holder acquires a note in a secondary market transaction for an amount that is less than, in general, the note's principal amount, the amount of such difference is treated as "market discount" for federal income tax purposes, unless such difference is considered to be de minimis as described in section 1278(a)(2)(C) of the Code. Under the market discount rules of the Code, a U.S. Holder is required to treat any principal payment on, or any gain on the sale, exchange, retirement or other disposition of, a note as ordinary income to the extent of the accrued market discount that has not previously been included in income. In general, the amount of market discount that has accrued is determined on a ratable basis although in certain circumstances an election may be made to accrue market discount on a constant interest basis. A U.S. Holder may not be allowed to deduct immediately a portion of the interest expense on any indebtedness incurred or continued to purchase or to carry notes with market discount. A U.S. Holder may elect to include market discount in income currently as it accrues, in which case the interest deferral rule set forth in the preceding sentence will not apply. Such an election will apply to all debt instruments acquired by the U.S. Holder on or after the first day of the first taxable year to which such election applies and is irrevocable without the consent of the IRS. A U.S. Holder's tax basis in a note will be increased by the amount of market discount included in such U.S. Holder's income under such election. U.S. Holders of notes with market discount are urged to consult their tax advisors as to the tax consequences of ownership and disposition of the notes.

   DISPOSITION OF NOTES

      A U.S. Holder who disposes of a note by sale, exchange for other property or payment by us, generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale or other disposition (not including any amount attributable to accrued but unpaid interest) and the U.S. Holder's adjusted tax basis in the note. Any amount attributable to accrued but unpaid interest will be treated as a payment of interest and taxed in the manner described above under "-- U.S. Holders -- Interest." Any amount attributable to accrued market discount that has not previously been included in income will be taxed in the manner described above under "-- U.S. Holders -- Market Discount." In general, the U.S. Holder's adjusted tax basis in a note will be equal to the purchase price of the note paid by the U.S. Holder (excluding any amount attributable to accrued but unpaid interest) increased by the amount of market discount previously included in the U.S. Holder's income with respect to the note and reduced by any bond premium used to offset interest income as described above under "-- U.S. Holders -- Amortizable Bond Premium."

      Gain or loss realized on the sale, exchange or retirement of a note generally will be capital gain or loss (subject to the market discount rules described above under "-- U.S. Holders -- Market Discount"), and will be long-term capital gain or loss if at the time of sale, exchange or retirement the note has been held for more than one year. For individuals, the excess of net long-term capital gains over net short-term capital losses generally is taxed at a lower rate than ordinary income. The distinction between capital gain or loss and ordinary income or loss is also relevant for purposes of, among other things, limitations on the deductibility of capital losses.

NON-U.S. HOLDERS

   INTEREST AND DISPOSITION OF NOTES

      Subject to the discussion below concerning backup withholding, principal and interest payments (including payments of additional interest, if any) made on, and gains from the sale, exchange or other disposition of, a note will not be subject to the withholding of United States federal income tax, provided that, in the case of interest:

      - the Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of voting stock of the issuer;

      - the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to the issuer through stock ownership;

      -     the Non-U.S. Holder is not a bank receiving interest described in section 881(c)(3)(A) of the Code; and

      - the certification requirements under section 871(h) or section 881(c) of the Code and the Treasury Regulations thereunder, summarized below, are met.

      Sections 871(h) and 881(c) of the Code and Treasury Regulations thereunder require that, in order to obtain the exemption from withholding described above, either:

      - the beneficial owner of the note must certify, under penalties of perjury, to the withholding agent that such owner is a Non-U.S. Holder and must provide such owner's name, address and U.S. taxpayer identification number, if any, and otherwise satisfy documentary evidence requirements;

      - a financial institution that holds customers' securities in the ordinary course of business and holds a note must certify to the withholding agent that appropriate certification has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and generally furnish the withholding agent with a copy thereof; or

      - the Non-U.S. Holder must provide such certification to a "qualified intermediary" or a "withholding foreign partnership" and certain other conditions must be met.

      A Non-U.S. Holder may give the certification described above on IRS Form W-8BEN, which generally is effective (i) for the remainder of the year of signature plus three full calendar years, unless a change in circumstances makes any information on the form incorrect, if the Non-U.S. Holder's taxpayer identification number is not provided or (ii) until a change in circumstances makes any information on the form incorrect if the Non-U.S. Holder's taxpayer identification number is provided. Special rules apply to foreign partnerships. In general, a foreign non-withholding partnership will be required to provide a properly executed IRS Form W-8IMY and attach thereto an appropriate certification from each partner. Partners in foreign partnerships are urged to consult their tax advisors.

      Even if a Non-U.S. Holder does not meet the above requirements, interest payments will not be subject to the withholding of federal income tax if the Non-U.S. Holder certifies that either (i) an applicable tax treaty exempts, or provides for a reduction in, withholding or (ii) interest paid on a note is effectively connected with the holder's trade or business in the United States and therefore is not subject to withholding (as described in greater detail below).

      If a Non-U.S. Holder is engaged in a trade or business in the United States, and if interest on a note is effectively connected with the conduct of such trade or business, the Non-U.S. Holder, although exempt from withholding of federal income tax, will generally be subject to regular federal income tax on such interest in the same manner as if such holder were a U.S. Holder. In lieu of providing an IRS Form W-8BEN, such a Non-U.S. Holder will be required to provide the withholding agent with a properly executed IRS Form W-8ECI in order to claim an exemption from withholding. In addition, if such Non-U.S. Holder is a foreign corporation, it may be subject to branch profits tax equal to 30%, or such lower rate as may be provided by an applicable treaty, of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

      A Non-U.S. Holder will not be subject to federal income tax on any gain realized on the sale, exchange or disposition of a note (except to the extent that such gain is attributable to accrued but unpaid interest) unless the gain is effectively connected with such holder's trade or business in the United States or, if the holder is an individual, such holder is present in the United States for 183 days or more in the taxable year of the sale, exchange or disposition and certain other conditions are met. The branch profits tax described above may apply to gain effectively connected with a U.S. trade or business of a foreign corporation.

BACKUP WITHHOLDING AND INFORMATION REPORTING

      U.S. Holders. Information reporting requirements apply to interest and principal payments made to, and to the proceeds of sales before maturity by, certain non-corporate U.S. Holders. In addition, backup withholding is required unless a U.S. Holder furnishes a correct taxpayer identification number (which for an individual is the Social Security Number) and certifies, under penalties of perjury, that he or she is not subject to backup withholding on an IRS Form W-9 and otherwise complies with applicable requirements of the backup withholding rules. The current rate of backup withholding is 28% of the amount paid. Backup withholding does not apply with respect to payments made to certain exempt recipients, such as corporations and tax-exempt organizations. Any amounts withheld under the backup withholding rules may be allowed as a credit against the U.S. Holder's federal income tax liability, provided that the required information is furnished to the IRS.

      Non-U.S. Holders. Generally, backup withholding tax does not apply to payments of interest and principal made to, and the proceeds of sales before maturity by, a Non-U.S. Holder if such Non-U.S. Holder certifies (on Form IRS W-8BEN or other appropriate form) its Non-U.S. Holder status. However, information reporting on IRS Form 1042-S will generally apply to payments of interest made on the notes. Information reporting will also apply to payments made within the United States on the sale, exchange (other than an exchange of a note for a registered note), redemption, retirement or other disposition of a note. Information reporting may apply to payments made outside the United States on the sale, exchange, redemption, retirement or other disposition of a note, if payment is made by a payor that is, for federal income tax purposes (i) a U.S. person, (ii) a controlled foreign corporation, (iii) a U.S. branch of a foreign bank or foreign insurance company, (iv) a foreign partnership controlled by U.S. persons or engaged in a U.S. trade or business or (v) a foreign person, 50% or more of whose gross income is effectively connected with the conduct of a U.S. trade or business for a specified three-year period, unless such payor has in its records documentary evidence that the beneficial owner is not a U.S. Holder and certain other conditions are met or the beneficial owner otherwise establishes an exemption.

      Any amounts withheld under the backup withholding rules may be allowed as a credit against a noteholder's federal income tax liability, provided that the required information is furnished to the IRS.

      THE U.S. FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER'S PARTICULAR SITUATION. PROSPECTIVE PURCHASERS OF THE NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, ESTATE, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN U.S. OR OTHER TAX LAWS.

                              PLAN OF DISTRIBUTION

      Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until ____________, 200__, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

      We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

      For a period of 180 days after the expiration date, we will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the Holders of the Securities) other than commissions or concessions of any broker or dealers and will indemnify the Holders of the exchange notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                                  LEGAL MATTERS

      Certain legal matters with respect to the validity of the exchange notes offered hereby will be passed upon for us by Sidley Austin Brown & Wood LLP, Chicago, Illinois.

                                     EXPERTS

      The financial statements of CITGO Petroleum Corporation as of December 31, 2003 and for the year then ended, have been included herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, and insofar as they relate to LYONDELL-CITGO Refining LP, of PricewaterhouseCoopers LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firms as experts in accounting and auditing.

      The financial statements of CITGO Petroleum Corporation as of December 31, 2002, and for the years ended December 31, 2002 and 2001, included in this prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

      The financial statements of LYONDELL-CITGO Refining L.P. as of December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003, included in this prospectus, have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent registered public accounting firm, given on the authority of such firm as experts in auditing and accounting.

                       WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and current reports and other information with the SEC. These reports include as exhibits copies of material documents and agreements described in this prospectus, including our supply agreements with PDVSA. You may read and copy any document that we file with the SEC at the Public Reference Room of the SEC at 450 Fifth Street, N.W. Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public over the Internet on the SEC's web site at http://www.sec.gov. You can inspect reports and other information we file at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005. You may also obtain these reports at no cost by writing us at CITGO Petroleum Corporation, 1293 Eldridge Parkway, Houston, Texas 77077, Attention: Corporate Secretary (telephone: (832) 486-1489).

      Until    , 200 , all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                                     PAGE NO.
                                                                                                                     -------
Audited Financial Statements of CITGO Petroleum Corporation

Report of Independent Registered Public Accounting Firm...........................................................      F-2

Report of Independent Registered Public Accounting Firm...........................................................      F-3

Consolidated Balance Sheets as of December 31, 2003 and 2002......................................................      F-4

Consolidated Statements of Income and Comprehensive Income -- Each of the Three Years in the
     Period Ended December 31, 2003...............................................................................      F-5

Consolidated Statements of Shareholder's Equity -- Each of the Three Years in the Period Ended
     December 31, 2003............................................................................................      F-6

Consolidated Statements of Cash Flows -- Each of the Three Years in the Period Ended
     December 31, 2003............................................................................................      F-7

Notes to Consolidated Financial Statements........................................................................      F-8

Condensed Consolidated Balance Sheets as of September 30, 2004 and December 31, 2003 (Unaudited)..................     F-32

Condensed Consolidated Statements of Income and Comprehensive Income -- Nine Month Periods
     Ended September 30, 2004 and 2003 (Unaudited)................................................................     F-33

Condensed Consolidated Statements of Shareholder's Equity -- Nine Month Periods Ended September 30,
     2004 and 2003 (Unaudited)....................................................................................     F-34

Condensed Consolidated Statements of Cash Flows -- Nine Month Periods Ended September 30, 2004
     and 2003 (Unaudited).........................................................................................     F-35

Notes to Condensed Consolidated Financial Statements (Unaudited)..................................................     F-36

Audited Financial Statements of LYONDELL-CITGO Refining LP

Report of Independent Auditors....................................................................................     F-46

Statements of Income for the Years Ended December 31, 2003, 2002 and 2001.........................................     F-47

Balance Sheets as of December 31, 2003 and 2002...................................................................     F-48

Statements of Cash Flows for the Years Ended December 31, 2003, 2002 and 2001.....................................     F-49

Statements of Partners' Capital...................................................................................     F-50

Notes to Financial Statements.....................................................................................     F-51

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholder of CITGO Petroleum Corporation:

      We have audited the accompanying consolidated balance sheet of CITGO Petroleum Corporation and subsidiaries ("the Company") as of December 31, 2003, and the related consolidated statements of income and comprehensive income, shareholder's equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. We did not audit the financial statements of LYONDELL-CITGO Refining LP ("LCR"), a 41.25 percent owned investee company. The Company's investment in LCR at December 31, 2003 was $455 million, and its equity in earnings of LCR was $84 million for the year then ended. The financial statements of LCR were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for LCR, is based solely on the report of the other auditors.

      We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit and the report of the other auditors provide a reasonable basis for our opinion.

      In our opinion, based on our audit and the report of the other auditors, the financial statements referred to above present fairly, in all material respects, the financial position of CITGO Petroleum Corporation and subsidiaries as of December 31, 2003, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

                                                /s/  KPMG LLP

Tulsa, Oklahoma
March 11, 2004

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholder of CITGO Petroleum Corporation:

      We have audited the accompanying consolidated balance sheet of CITGO Petroleum Corporation and subsidiaries as of December 31, 2002, and the related consolidated statements of income and comprehensive income, shareholder's equity and cash flows for the years ended December 31, 2002 and 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of CITGO Petroleum Corporation and subsidiaries at December 31, 2002, and the results of their operations and their cash flows for the years ended December 31, 2002 and 2001 in conformity with accounting principles generally accepted in the United States of America.

/s/  DELOITTE & TOUCHE LLP

Tulsa, Oklahoma
February 14, 2003

                           CITGO PETROLEUM CORPORATION

                           CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                                                                 DECEMBER 31,
                                                                         ------------------------------
                                                                             2003             2002
                                                                         -------------    -------------
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents ..........................................   $     202,008    $      33,025
  Accounts receivable, net ...........................................       1,060,333          905,178
  Due from affiliates ................................................          71,336           93,615
  Inventories ........................................................       1,017,613        1,090,915
  Prepaid expenses and other .........................................          28,003           64,767
                                                                         -------------    -------------
    Total current assets .............................................       2,379,293        2,187,500
  PROPERTY, PLANT AND EQUIPMENT -- Net ...............................       3,907,203        3,750,166
  RESTRICTED CASH ....................................................           6,886           23,486
  INVESTMENTS IN AFFILIATES ..........................................         647,649          716,469
  OTHER ASSETS .......................................................         332,462          309,291
                                                                         -------------    -------------
                                                                         $   7,273,493    $   6,986,912
                                                                         =============    =============
LIABILITIES AND SHAREHOLDER'S EQUITY
CURRENT LIABILITIES:
  Accounts payable ...................................................   $     766,331    $     830,769
  Payables to affiliates .............................................         486,058          417,634
  Taxes other than income ............................................         173,932          229,072
  Other ..............................................................         255,953          308,198
  Current portion of long-term debt ..................................          31,364          190,664
  Current portion of capital lease obligation ........................           2,336           22,713
                                                                         -------------    -------------
    Total current liabilities ........................................       1,715,974        1,999,050
LONG-TERM DEBT .......................................................       1,442,100        1,109,861
CAPITAL LEASE OBLIGATION .............................................          25,969           24,251
POSTRETIREMENT BENEFITS OTHER THAN PENSIONS ..........................         319,911          247,762
OTHER NONCURRENT LIABILITIES .........................................         308,248          211,950
DEFERRED INCOME TAXES ................................................         959,807          834,880
COMMITMENTS AND CONTINGENCIES (Note 13)
SHAREHOLDER'S EQUITY:
  Common stock -- $1.00 par value, 1,000 shares authorized, issued and
       outstanding ...................................................               1                1
  Additional capital .................................................       1,659,698        1,659,698
  Retained earnings ..................................................         863,093          925,114
  Accumulated other comprehensive loss ...............................         (21,308)         (25,655)
                                                                         -------------    -------------
       Total shareholder's equity ....................................       2,501,484        2,559,158
                                                                         -------------    -------------
                                                                         $   7,273,493    $   6,986,912
                                                                         =============    =============

                See notes to consolidated financial statements.

                           CITGO PETROLEUM CORPORATION

           CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
          EACH OF THE THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 2003
                             (DOLLARS IN THOUSANDS)

                                                                        2003           2002            2001
                                                                    ------------   ------------    ------------
REVENUES:
  Net sales .....................................................   $ 24,829,305   $ 19,080,845    $ 19,343,263
  Sales to affiliates ...........................................        387,055        277,477         257,905
                                                                    ------------   ------------    ------------
                                                                      25,216,360     19,358,322      19,601,168
  Equity in earnings of affiliates ..............................        118,268        101,326         108,915
  Insurance recoveries ..........................................        146,165        406,570          52,868
  Other income (expense), net ...................................         14,965        (19,735)        (58,103)
                                                                    ------------   ------------    ------------
                                                                      25,495,758     19,846,483      19,704,848
                                                                    ------------   ------------    ------------
COST OF SALES AND EXPENSES:
  Cost of sales and operating expenses (including purchases of
     $9,109,938, $6,779,798 and $6,558,203 from affiliates) .....     24,390,943     19,211,316      18,734,652
  Selling, general and administrative expenses ..................        295,597        284,871         292,127
  Interest expense, excluding capital lease .....................        119,737         67,394          69,164
  Capital lease interest charge .................................          5,271          7,017           9,128
  Minority interest .............................................             --             --           1,971
                                                                    ------------   ------------    ------------
                                                                      24,811,548     19,570,598      19,107,042
                                                                    ------------   ------------    ------------
INCOME BEFORE INCOME TAXES AND CUMULATIVE
   EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE .....................        684,210        275,885         597,806
INCOME TAXES ....................................................        245,436         95,873         206,222
                                                                    ------------   ------------    ------------
INCOME BEFORE CUMULATIVE EFFECT OF CHANGE
  IN ACCOUNTING PRINCIPLE .......................................        438,774        180,012         391,584
CUMULATIVE EFFECT, ACCOUNTING FOR
  DERIVATIVES, NET OF RELATED INCOME TAXES OF
  $7,977 ........................................................             --             --          13,600
                                                                    ------------   ------------    ------------
NET INCOME ......................................................        438,774        180,012         405,184
OTHER COMPREHENSIVE INCOME (LOSS):
  Cash flow hedges:
    Cumulative effect, accounting for derivatives, net of
       related income taxes of $(850) ...........................             --             --          (1,450)
    Less: reclassification adjustment for derivative losses
       included in net income, net of related income taxes of
       $172 in 2003, $182 in 2002 and $265 in 2001 ..............            304            310             469
                                                                    ------------   ------------    ------------
                                                                             304            310            (981)
  Foreign currency translation gain (loss), net of related income
    taxes of $168 in 2003, and $(78) in 2002 ....................            302           (172)             --
  Minimum pension liability adjustment, net of deferred taxes
    of $2,151 in 2003, $12,835 in 2002 and $69 in 2001 ..........          3,741        (22,328)           (119)
                                                                    ------------   ------------    ------------
           Total other comprehensive income (loss) ..............          4,347        (22,190)         (1,100)
                                                                    ------------   ------------    ------------
COMPREHENSIVE INCOME ............................................   $    443,121   $    157,822    $    404,084
                                                                    ============   ============    ============

                See notes to consolidated financial statements.

                           CITGO PETROLEUM CORPORATION

                 CONSOLIDATED STATEMENTS OF SHAREHOLDER'S EQUITY
          EACH OF THE THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 2003
                        (DOLLARS AND SHARES IN THOUSANDS)

                                                                                    ACCUMULATED OTHER
                                                                               COMPREHENSIVE INCOME (LOSS)
                                                                       -------------------------------------------
                                 COMMON STOCK                           MINIMUM      FOREIGN      CASH                  TOTAL
                                --------------  ADDITIONAL  RETAINED    PENSION      CURRENCY     FLOW               SHAREHOLDER'S
                                SHARES  AMOUNT   CAPITAL    EARNINGS   LIABILITY   TRANSLATION   HEDGES    TOTAL        EQUITY
                                ------  ------  ----------  ---------  ---------   -----------   ------   --------   -------------
BALANCE, JANUARY 1, 2001 .....       1  $    1  $1,659,698  $ 818,818  $  (2,365)  $        --   $   --   $ (2,365)  $   2,476,152
  Net income .................      --      --          --    405,184         --            --       --         --         405,184
  Other comprehensive loss ...      --      --          --         --       (119)           --     (981)    (1,100)         (1,100)
  Dividend paid to parent, PDV
     America .................      --      --          --   (478,900)        --            --       --         --        (478,900)
                                ------  ------  ----------  ---------  ---------   -----------   ------   --------   -------------
BALANCE, DECEMBER 31, 2001 ...       1       1   1,659,698    745,102     (2,484)           --     (981)    (3,465)      2,401,336
  Net income .................      --      --          --    180,012         --            --       --         --         180,012
  Other comprehensive (loss)
     income ..................      --      --          --         --    (22,328)         (172)     310    (22,190)        (22,190)
                                ------  ------  ----------  ---------  ---------   -----------   ------   --------   -------------
BALANCE, DECEMBER 31, 2002 ...       1       1   1,659,698    925,114    (24,812)         (172)    (671)   (25,655)      2,559,158
  Net income .................      --      --          --    438,774         --            --       --         --         438,774
  Other comprehensive income..      --      --          --         --      3,741           302      304      4,347           4,347
  Dividends paid to parent,
     PDV America .............      --      --          --   (500,795)        --            --       --         --        (500,795)
                                ------  ------  ----------  ---------  ---------   -----------   ------   --------   -------------
BALANCE, DECEMBER 31, 2003 ...       1  $    1  $1,659,698  $ 863,093  $ (21,071)  $       130   $ (367)  $(21,308)  $   2,501,484
                                ======  ======  ==========  =========  =========   ===========   ======   ========   =============

                 See notes to consolidated financial statements.

                           CITGO PETROLEUM CORPORATION

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
          EACH OF THE THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 2003
                             (DOLLARS IN THOUSANDS)

                                                                                        2003         2002       2001
                                                                                      ---------   ---------   ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income ......................................................................  $ 438,774   $ 180,012   $ 405,184
   Adjustments to reconcile net income to net cash provided by operating activities:
      Depreciation and amortization ................................................    333,626     298,686     288,882
      Provision for losses on accounts receivable ..................................     15,066      17,458       6,239
      Deferred income taxes ........................................................    159,791      37,642     115,025
      Distributions in excess of equity in earnings of affiliates ..................    100,071      22,313      44,521
      Other adjustments ............................................................     18,329       3,992      24,680
      Changes in operating assets and liabilities:
        Accounts receivable and due from affiliates ................................   (155,126)    (40,009)    427,771
        Inventories ................................................................     73,302      18,431      42,960
        Prepaid expenses and other current assets ..................................      6,478      62,465     (84,280)
        Accounts payable and other current liabilities .............................    (68,508)    315,266    (625,313)
        Other assets ...............................................................    (98,568)   (128,466)    (90,984)
        Other liabilities ..........................................................    171,794      30,483      29,802
                                                                                      ---------   ---------   ---------
           Total adjustments .......................................................    556,255     638,261     179,303
                                                                                      ---------   ---------   ---------
           Net cash provided by operating activities ...............................    995,029     818,273     584,487
                                                                                      ---------   ---------   ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Capital expenditures ............................................................   (413,704)   (711,834)   (253,465)
   Proceeds from sales of property, plant and equipment ............................      4,015         919       3,866
   Decrease (increase) in restricted cash ..........................................     16,600     (23,486)         --
   Investments in LYONDELL-CITGO Refining LP .......................................    (21,208)    (32,000)    (31,800)
   Investments in and advances to other affiliates .................................     (3,800)    (22,484)    (11,435)
                                                                                      ---------   ---------   ---------
           Net cash used in investing activities ...................................   (418,097)   (788,885)   (292,834)
                                                                                      ---------   ---------   ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Net repayments of short-term bank loans .........................................         --          --     (37,500)
   Net (repayments of) proceeds from revolving bank loans ..........................   (279,300)   (112,200)    391,500
   Proceeds from senior notes due 2011 .............................................    546,590          --          --
   Proceeds from senior secured term loan ..........................................    200,000          --          --
   Repurchase of senior notes due 2006 .............................................    (47,500)         --          --
   (Payments on) proceeds from loans from affiliates ...............................    (39,000)     39,000          --
   Payments on private placement senior notes ......................................    (11,364)    (11,364)    (39,935)
   Payments of master shelf agreement notes ........................................    (50,000)    (25,000)         --
   Payments on taxable bonds .......................................................    (90,000)    (31,000)    (28,000)
   (Payments on) proceeds from issuance of tax-exempt bonds ........................    (93,400)     68,502      28,000
   Payments of capital lease obligations ...........................................    (23,601)    (20,358)    (26,649)
   Repayments of other debt ........................................................         --      (8,305)    (14,845)
   Dividends paid to parent, PDV America ...........................................   (500,795)         --    (478,900)
   Debt issuance costs .............................................................    (19,579)         --          --
                                                                                      ---------   ---------   ---------
           Net cash used in financing activities ...................................   (407,949)   (100,725)   (206,329)
                                                                                      ---------   ---------   ---------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS ...................................  $ 168,983   $ (71,337)  $  85,324

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD .....................................     33,025     104,362      19,038
                                                                                      ---------   ---------   ---------
CASH AND CASH EQUIVALENTS, END OF PERIOD ...........................................  $ 202,008   $  33,025   $ 104,362


SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
   Cash paid during the period for:
      Interest, net of amounts capitalized .........................................  $ 100,492   $  72,970   $  83,972
                                                                                      =========   =========   =========
      Income taxes, net of refunds of $45,794 in 2003 and $50,733 in 2002 ..........  $ 110,965   $ (45,745)  $ 296,979
                                                                                      =========   =========   =========
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING ACTIVITIES:
   Investment in LYONDELL-CITGO Refining LP (Note 3) ...............................  $  (6,840)  $      --   $      --
                                                                                      =========   =========   =========

                 See notes to consolidated financial statements.

                           CITGO PETROLEUM CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          EACH OF THE THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 2003

      1.    SIGNIFICANT ACCOUNTING POLICIES

      Description of Business -- CITGO Petroleum Corporation ("CITGO") is a subsidiary of PDV America, Inc. ("PDV America"), an indirect wholly owned subsidiary of Petroleos de Venezuela, S.A. ("PDVSA"), the national oil company of the Bolivarian Republic of Venezuela.

      CITGO manufactures or refines and markets transportation fuels as well as lubricants, refined waxes, petrochemicals, asphalt and other industrial products. CITGO owns and operates three crude oil refineries (Lake Charles, Louisiana, Corpus Christi, Texas, and Lemont, Illinois) and two asphalt refineries (Paulsboro, New Jersey, and Savannah, Georgia) with a combined aggregate rated crude oil refining capacity of 756 thousand barrels per day ("MBPD"). CITGO also owns a minority interest in LYONDELL-CITGO Refining LP, a limited partnership that owns and operates a refinery in Houston, Texas, with a rated crude oil refining capacity of 265 MBPD. CITGO's consolidated financial statements also include accounts relating to a lubricant and wax plant, pipelines, and equity interests in pipeline companies and petroleum storage terminals.

      CITGO's transportation fuel customers include CITGO branded wholesale marketers, convenience stores and airlines located mainly east of the Rocky Mountains. Asphalt is generally marketed to independent paving contractors on the East and Gulf Coasts and the Midwest of the United States. Lubricants are sold principally in the United States to independent marketers, mass marketers and industrial customers. Petrochemical feedstocks and industrial products are sold to various manufacturers and industrial companies throughout the United States. Petroleum coke is sold primarily in international markets. CITGO also sells lubricants, gasoline and distillates in various Latin American markets including Puerto Rico, Brazil, Ecuador and Mexico.

      Principles of Consolidation -- The consolidated financial statements include the accounts of CITGO and its subsidiaries (collectively referred to as the "Company"). All subsidiaries are wholly owned. All material intercompany transactions and accounts have been eliminated.

      The Company's investments in less than majority-owned affiliates are accounted for by the equity method. The excess of the carrying value of the investments over the equity in the underlying net assets of the affiliates is amortized on a straight-line basis over 40 years, which is based upon the estimated useful lives of the affiliates' assets.

      Estimates, Risks and Uncertainties -- The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      CITGO's operations can be influenced by domestic and international political, legislative, regulatory and legal environments. In addition, significant changes in the prices or availability of crude oil and refined products could have a significant impact on CITGO's results of operations for any particular year.

      Impairment of Long-Lived Assets -- The Company periodically evaluates the carrying value of long-lived assets to be held and used when events and circumstances warrant such a review. The carrying value of a long-lived asset is considered impaired when the separately identifiable anticipated undiscounted net cash flow from such asset is less than its carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the long-lived asset. Fair value is determined primarily using the anticipated net cash flows discounted at a rate commensurate with the risk involved. Losses on long-lived assets to be disposed of are determined in a similar manner, except that fair values are reduced for disposal costs.

      Revenue Recognition -- Revenue is generated from the sale of refined petroleum products to bulk purchasers, wholesale purchasers and final consumers. CITGO's transportation fuel customers include CITGO branded

                           CITGO PETROLEUM CORPORATION
wholesale marketers, convenience stores and airlines located mainly east of the Rocky Mountains. Asphalt is generally marketed to independent paving contractors on the East and Gulf Coasts and the Midwest of the United States. Lubricants are sold principally in the United States to independent marketers, mass marketers and industrial customers. Petrochemical feedstocks and industrial products are sold to various manufacturers and industrial companies throughout the United States. Petroleum coke is sold primarily in international markets. CITGO also sells lubricants, gasoline and distillates in various Latin American markets including Puerto Rico, Brazil, Ecuador and Mexico.

      Revenue recognition occurs at the point that title to the refined petroleum product is transferred to the customer. That transfer is determined from the delivery terms of the customer's contract. In the case of bulk purchasers, delivery and title transfer may occur while the refined petroleum products are in transit, if agreed by the purchaser; or may occur when the hydrocarbons are transferred into a storage facility at the direction of the purchaser. In the case of wholesale purchasers, delivery and title transfer generally occurs when the refined petroleum products are transferred from a storage facility to the transport truck. Direct sales to the final consumer make up an immaterial portion of revenue recognized by CITGO.

      Supply and Marketing Activities -- The Company engages in the buying and selling of crude oil to supply its refineries. The net results of this activity are recorded in cost of sales. The Company also engages in the buying and selling of refined products to facilitate the marketing of its refined products. The results of this activity are recorded in cost of sales and sales.

      Refined product exchange transactions that do not involve the payment or receipt of cash are not accounted for as purchases or sales. Any resulting volumetric exchange balances are accounted for as inventory in accordance with the Company's last-in, first-out ("LIFO") inventory method. Exchanges that are settled through payment or receipt of cash are accounted for as purchases or sales.

      Excise Taxes -- The Company collects excise taxes on sales of gasoline and other motor fuels. Excise taxes of approximately $3.5 billion, $3.2 billion, and $3.3 billion were collected from customers and paid to various governmental entities in 2003, 2002, and 2001, respectively. Excise taxes are not included in sales revenue.

      Cash and Cash Equivalents -- Cash and cash equivalents consist of highly liquid short-term investments and bank deposits with initial maturities of three months or less.

      Inventories -- Crude oil and refined product inventories are stated at the lower of cost or market and cost is determined using the LIFO method. Materials and supplies are valued using the average cost method.

      Property, Plant and Equipment -- Property, plant and equipment is reported at cost, less accumulated depreciation. Depreciation is based upon the estimated useful lives of the related assets using the straight-line method. Depreciable lives are generally as follows: buildings and leaseholds -- 10 to 24 years; machinery and equipment -- 5 to 24 years; and vehicles -- 3 to 10 years.

      Upon disposal or retirement of property, plant and equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized.

      The Company capitalizes interest on projects when construction entails major expenditures over extended time periods. Such interest is allocated to property, plant and equipment and amortized over the estimated useful lives of the related assets. Interest capitalized totaled $9 million, $4 million, and $2 million, during 2003, 2002, and 2001, respectively.

      Restricted Cash -- The Company has restricted cash consisting of highly liquid investments held in trust accounts in accordance with tax exempt revenue bonds due 2032. Funds are released solely for financing the qualified capital expenditures as defined in the bond agreement.

      Commodity and Interest Rate Derivatives -- The Company uses futures, forwards, swaps and options primarily to reduce its exposure to market risk. The Company also enters into various interest rate swap agreements to manage its risk related to interest rate change on its debt.

                           CITGO PETROLEUM CORPORATION

      The Company adopted Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133"), on January 1, 2001. Certain of the derivative instruments identified at January 1, 2001 under the provisions of SFAS No. 133 had been previously designated in hedging relationships that addressed the variable cash flow exposure of forecasted transactions; under the transition provisions of SFAS No. 133, on January 1, 2001 the Company recorded an after-tax, cumulative-effect-type transition charge of $1.5 million to accumulated other comprehensive income related to these derivatives. Certain of the derivative instruments identified at January 1, 2001, under the provisions of SFAS No. 133 had been previously designated in hedging relationships that addressed the fair value of certain forward purchase and sale commitments; under the transition provisions of SFAS No. 133, on January 1, 2001 the Company recorded fair value adjustments to the subject derivatives and related commitments resulting in the recording of a net after-tax, cumulative-effect-type transition charge of $0.2 million to net income. The remaining derivatives identified at January 1, 2001 under the provisions of SFAS No. 133, consisting of certain forward purchases and sales, had not previously been considered derivatives under accounting principles generally accepted in the United States of America; under the transition provisions of SFAS No. 133, on January 1, 2001 the Company recorded an after-tax, cumulative-effect-type benefit of $13.8 million to net income related to these derivatives. The Company did not elect prospective hedge accounting for derivatives existing at the date of adoption of SFAS No. 133.

      Effective January 1, 2001, fair values of derivatives are recorded in other current assets or other current liabilities, as applicable, and changes in the fair value of derivatives not designated in hedging relationships are recorded in income. Effective January 1, 2001, the Company's policy is to elect hedge accounting only under limited circumstances involving derivatives with initial terms of 90 days or greater and notional amounts of $25 million or greater.

      Refinery Maintenance -- Costs of major refinery turnaround maintenance are charged to operations over the estimated period between turnarounds. Turnaround periods range approximately from one to seven years. Unamortized costs are included in other assets. Amortization of refinery turnaround costs is included in depreciation and amortization expense. Amortization was $88 million, $75 million, and $69 million for 2003, 2002, and 2001, respectively. Ordinary maintenance is expensed as incurred.

      The American Institute of Certified Public Accountants ("AICPA") has issued a Statement of Position ("SOP") exposure draft on cost capitalization that is expected to require companies to expense the non-capital portion of major maintenance costs as incurred. The statement is expected to require that any existing unamortized deferred non-capital major maintenance costs be expensed immediately. The exposure draft indicates that this change will be required to be adopted for fiscal years beginning after June 15, 2003, and that the effect of expensing existing unamortized deferred non-capital major maintenance costs will be reported as a cumulative effect of an accounting change in the consolidated statement of income. Currently, the AICPA is re-deliberating its proposed SOP and expects to send a draft of the final SOP to the Financial Accounting Standards Board ("FASB") in the second quarter of 2004 for its review. The final accounting requirements and timing of required adoption are not known at this time. At December 31, 2003, the Company had included turnaround costs of $169 million in other assets. Company management has not determined the amount, if any, of these costs that could be capitalized under the provisions of the exposure draft.

      Environmental Expenditures -- Environmental expenditures that relate to current or future revenues are expensed or capitalized as appropriate. Expenditures that relate to an existing condition caused by past operations and that do not contribute to current or future revenue generation are expensed. Liabilities are recorded when environmental assessments and/or cleanups are probable and the costs can be reasonably estimated. Environmental liabilities are not discounted to their present value and are recorded without consideration of potential recoveries from third parties. Subsequent adjustments to estimates, to the extent required, may be made as more refined information becomes available.

      Income Taxes -- The Company is included in the consolidated U.S. federal income tax return filed by PDV Holding, Inc., the direct parent of PDV America. The Company's current and deferred income tax expense has been computed on a stand-alone basis using an asset and liability approach.

      New Accounting Standards -- On January 1, 2003 the Company adopted Statement of Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligations" ("SFAS No. 143") which addresses financial

                           CITGO PETROLEUM CORPORATION
accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. It applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and/or the normal operation of a long-lived asset, except for certain obligations of lessees. The Company has identified certain asset retirement obligations that are within the scope of the standard, including obligations imposed by certain state laws pertaining to closure and/or removal of storage tanks, contractual removal obligations included in certain easement and right-of-way agreements associated with the Company's pipeline operations, and contractual removal obligations relating to a refinery processing unit located within a third-party entity's facility. The Company cannot currently determine a reasonable estimate of the fair value of its asset retirement obligations due to the fact that the related assets have indeterminate useful lives which preclude development of assumptions about the potential timing of settlement dates. Such obligations will be recognized in the period in which sufficient information exists to estimate a range of potential settlement dates. Accordingly, the adoption of SFAS No. 143 did not impact the Company's financial position or results of operations.

      In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities" ("FIN 46"), which clarifies the application of Accounting Research Bulletin No. 51, "Consolidated Financial Statements." FIN 46 defines variable interest entities and how an enterprise should assess its interests in a variable interest entity to decide whether to consolidate that entity. In December 2003, the FASB issued a revision of FIN 46 (FIN 46R), primarily to clarify the required accounting for investments in variable interest entities. This standard replaces FIN 46. For CITGO, which meets the definition of a nonpublic enterprise for purposes of applying FIN 46R, application is required immediately for variable interest entities created after December 31, 2003 and for variable interest entities in which an interest is acquired after that date, and to all entities that are subject to FIN 46R by January 1, 2005. The interpretation requires certain minimum disclosures with respect to variable interest entities in which an enterprise holds significant variable interest but which it does not consolidate. FIN 46R may be applied prospectively with a cumulative-effect adjustment as of the date on which it is first applied or by restating previously issued financial statements for one or more years with a cumulative-effect adjustment as of the beginning of the first year restated. CITGO expects that the application of FIN 46R will not have a material impact on its financial position or results of operations.

      In April 2003, the FASB issued Statement of Financial Accounting Standards No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities" ("SFAS No. 149"). The changes in SFAS No. 149 improve financial reporting by requiring that contracts with comparable characteristics be accounted for similarly. Those changes will result in more consistent reporting of contracts as either derivatives or hybrid instruments. SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003, except for certain issues from SFAS No. 133 which have been effective for fiscal quarters that began prior to June 15, 2003 and for hedging relationships designated after June 30, 2003. In addition, all provisions of SFAS No. 149 should be applied prospectively. The changes in principle effective with the adoption of SFAS No. 149 did not have a material effect on the Company's statements of financial position and results of operations.

      The FASB's Emerging Issues Task Force Abstract No. 01-8, "Determining Whether an Arrangement Contains a Lease" ("EITF 01-8") requires that when CITGO makes an evaluation of whether an arrangement contains a lease within the scope of Statement of Financial Accounting Standards No. 13, "Accounting for Leases", such an assessment should be based on the substance of the arrangement and should be made at inception of the arrangement based on all of the facts and circumstances. A reassessment of whether the arrangement contains a lease after the inception of the arrangement shall be made only if (a) there is a change in the contractual terms, (b) a renewal option is exercised or an extension is agreed to by the parties to the arrangement, (c) there is a change in the determination as to whether or not fulfillment is dependent on specified property, plant, or equipment, or (d) there is a substantial physical change to the specified property, plant, or equipment. A reassessment of an arrangement should be based on the facts and circumstances as of the date of reassessment, including the remaining term of the arrangement. The consensus in EITF 01-8 should be applied to (a) arrangements agreed to or committed to, if earlier, after the beginning of an entity's next reporting period beginning after May 28, 2003, (b) arrangements modified after the beginning of an entity's next reporting period beginning after May 28, 2003, and (c) arrangements acquired in business combinations initiated after the beginning of an entity's next reporting period beginning after May 28, 2003. There was no material impact upon adoption.

                           CITGO PETROLEUM CORPORATION

      In December 2003, the FASB issued Statement of Financial Accounting Standards No. 132 (revised 2003), which revises employers' disclosures about pension plans and other postretirement benefit plans. It does not change the measurement of those plans required by FASB Statements No. 87, "Employers' Accounting for Pensions", No. 88, "Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits", and No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions". It retains the disclosure requirements contained in FASB Statement No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits", which it replaces. It requires additional disclosures to those in the original Statement No. 132 about assets, obligations, cash flows and net periodic benefit cost of defined benefit pension plans and other defined benefit postretirement plans. (See Note 11).

2.    REFINERY AGREEMENTS

      An affiliate of PDVSA has a 50 percent equity interest in a joint venture that owns and operates a refinery in St. Croix, U.S. Virgin Islands ("HOVENSA") and has the right under a product sales agreement to assign periodically to CITGO, or other related parties, its option to purchase 50 percent of the refined products produced by HOVENSA (less a certain portion of such products that HOVENSA will market directly in the local and Caribbean markets). In addition, under the product sales agreement, the PDVSA affiliate has appointed CITGO as its agent in designating which of its affiliates shall from time to time take deliveries of the refined products available to it. The product sales agreement will be in effect for the life of the joint venture, subject to termination events based on default or mutual agreement (Note 4). Pursuant to the above arrangement, CITGO acquired approximately 149 MBPD, 100 MBPD, and 106 MBPD of refined products from HOVENSA during 2003, 2002, and 2001, respectively, approximately one-half of which was gasoline.

3.    INVESTMENT IN LYONDELL-CITGO REFINING LP

      LYONDELL-CITGO Refining LP ("LYONDELL-CITGO") owns and operates a 265 MBPD refinery in Houston, Texas and is owned by subsidiaries of CITGO (41.25%) and Lyondell Chemical Company (58.75%) ("the Owners"). This refinery processes heavy crude oil supplied by PDVSA under a long-term supply contract that expires in 2017. CITGO purchases substantially all of the gasoline, diesel and jet fuel produced at the refinery under a long-term contract (Note 4).

      As of December 31, 2003, CITGO has a note receivable from LYONDELL-CITGO of $35 million. The note bears interest at market rates, which were approximately 1.9 percent, 2.4 percent, and 2.2 percent at December 31, 2003, 2002 and 2001. Principal and interest are due in March 2005. Accordingly, the note and related accrued interest is included in the balance sheet caption other assets in the accompanying consolidated balance sheets. In addition, during 2003, CITGO converted $6.8 million of accrued interest related to this note to investments in LYONDELL-CITGO.

      CITGO accounts for its investment in LYONDELL-CITGO using the equity method of accounting and records its share of the net earnings of LYONDELL-CITGO based on allocations of income agreed to by the Owners which differ from participation interests. Cash distributions are allocated to the Owners based on participation interest. Information on CITGO's investment in LYONDELL-CITGO follows:

                           CITGO PETROLEUM CORPORATION

                                                                                 DECEMBER 31,
                                                                     ------------------------------------
                                                                        2003         2002         2001
                                                                     ----------   ----------   ----------
                                                                                (000S OMITTED)
Carrying value of investment ......................................  $  454,679   $  518,279   $  507,940
Notes receivable ..................................................      35,278       35,278       35,278
Participation interest ............................................          41%          41%          41%
Equity in net income ..............................................  $   83,503   $   77,902   $   73,983
Cash distributions received .......................................     177,799       88,663      116,177
Summary of LYONDELL-CITGO's financial position:
     Current assets ...............................................  $  316,000   $  357,000   $  227,000
     Noncurrent assets ............................................   1,321,000    1,400,000    1,434,000
     Current liabilities:
        Current portion of long-term debt .........................          --           --       50,000
        Distributions payable to partners .........................      36,000      181,000       29,000
        Other .....................................................     350,000      333,000      298,000
     Noncurrent liabilities (including debt of $450,000 at December
     31, 2003, 2002 and 2001) .....................................     828,000      840,000      776,000
     Partners' capital ............................................     423,000      403,000      508,000
Summary of operating results:
     Revenue ......................................................  $4,162,000   $3,392,000   $3,284,000
     Gross profit .................................................     320,000      299,000      317,000
     Net income ...................................................     228,000      213,000      203,000

      LYONDELL-CITGO has a $450 million credit facility and a $70 million working capital revolving credit facility, both of which expire in June 2004. Management of LYONDELL-CITGO and the Owners are pursuing a refinancing of these facilities and expect to complete the refinancing before they expire. On March 11, 2004, LYONDELL-CITGO entered into an agreement with a major financial institution to refinance the facilities on a long-term basis, with interest of LIBOR plus 3%, but in no event more than LIBOR plus 8%, and with other terms substantially similar to the current facilities. The closing of the new facility is subject to normal conditions of closing, as well as the maintenance of certain financial and operating ratios. Based on this agreement, the $450 million term bank loan amount has been classified by LYONDELL-CITGO in its balance sheet as long-term debt at December 31, 2003.

4.    RELATED PARTY TRANSACTIONS

      The Company purchases approximately one-half of the crude oil processed in its refineries from subsidiaries of PDVSA under long-term supply agreements. These supply agreements extend through the year 2006 for the Lake Charles refinery, 2010 for the Paulsboro refinery, 2012 for the Corpus Christi refinery and 2013 for the Savannah refinery. The Company purchased $4.2 billion, $3.3 billion, and $3.0 billion of crude oil, feedstocks and other products from wholly owned subsidiaries of PDVSA in 2003, 2002, and 2001, respectively, under these and other purchase agreements. At December 31, 2003 and 2002, $335 million and $262 million, respectively, were included in payables to affiliates as a result of these transactions.

      These crude oil supply agreements require PDVSA to supply minimum quantities of crude oil and other feedstocks to CITGO. The supply agreements differ somewhat for each refinery but generally incorporate formula prices based on the market value of a slate of refined products deemed to be produced from each particular grade of crude oil or feedstock, less (i) specified deemed refining costs; (ii) specified actual costs, including transportation charges, actual cost of natural gas and electricity, import duties and taxes; and (iii) a deemed margin, which varies according to the grade of crude oil or feedstock delivered. Under each supply agreement, deemed margins and

                           CITGO PETROLEUM CORPORATION
deemed costs are adjusted periodically by a formula primarily based on the rate of inflation. Because deemed operating costs and the slate of refined products deemed to be produced for a given barrel of crude oil or other feedstock do not necessarily reflect the actual costs and yields in any period, the actual refining margin earned by CITGO under the various supply agreements will vary depending on, among other things, the efficiency with which CITGO conducts its operations during such period.

      The price CITGO pays for crude oil purchased under these crude oil supply agreements is not directly related to the market price of any other crude oil. However, the intention of the pricing mechanism in the crude supply agreements was to reflect market pricing over long periods of time, but there may be periods in which the price paid for crude oil purchased under those agreements may be higher or lower than the price that might have been paid in the spot market. Internal estimates indicate that the pricing mechanism is working as intended to reflect market prices over long periods of time.

      The Company also purchases refined products from various other affiliates including LYONDELL-CITGO and HOVENSA, under long-term contracts. These agreements incorporate various formula prices based on published market prices and other factors. Such purchases totaled $4.9 billion, $3.5 billion, and $3.4 billion for 2003, 2002, and 2001, respectively. At December 31, 2003 and 2002, $148 million and $110 million, respectively, were included in payables to affiliates as a result of these transactions.

      The Company had refined product, feedstock, and other product sales to affiliates, primarily at market-related prices, of $387 million, $277 million, and $248 million in 2003, 2002, and 2001, respectively. At December 31, 2003 and 2002, $71 million and $94 million, respectively, was included in due from affiliates as a result of these and related transactions.

      Under a separate guarantee of rent agreement, PDVSA has guaranteed payment of rent, stipulated loss value and terminating value due under the lease of the Corpus Christi refinery facilities described in Note 14. The Company has also guaranteed debt of certain affiliates (Note 13).

      In August 2002, three affiliates entered into agreements to advance cash to CITGO from time to time under demand notes for amounts of up to a maximum of $10 million with PDV Texas, Inc. ("PDV Texas"), $30 million with PDV America and $10 million with PDV Holding, Inc. ("PDV Holding"). The notes bear interest at rates equivalent to 30-day LIBOR plus 0.875%, payable quarterly. There were no amounts outstanding on these notes at December 31, 2003. Amounts outstanding on these notes at December 31, 2002 were $5 million, $30 million and $4 million due to PDV Texas, PDV America and PDV Holding, respectively and are included in payables to affiliates in the accompanying 2002 consolidated balance sheet.

      The Company and PDV Holding are parties to a tax allocation agreement that is designed to provide PDV Holding with sufficient cash to pay its consolidated income tax liabilities. PDV Holding appointed CITGO as its agent to handle the payment of such liabilities on its behalf. As such, CITGO calculates the taxes due, allocates the payments among the members according to the agreement and bills each member accordingly. Each member records its amounts due from or payable to CITGO in a related party payable account. At December 31, 2003 and 2002, CITGO had net related party receivables related to federal income taxes of $35 million and $25 million, respectively.

      Prior to the formation of PDV Holding as the common parent in the 1997 tax year, the Company and PDV America were parties to a tax allocation agreement. In 1998, $8 million due from CITGO to PDV America under this agreement for the 1997 tax year was classified as a noncash contribution of capital. In 1999, $11 million due from PDV America to CITGO under this agreement for the 1998 tax year was classified as a noncash dividend. Amendment No. 2 to the Tax Allocation Agreement was executed during 2000; this amendment eliminated the provisions of the agreement that provided for these noncash contribution and dividend classifications effective with the 1997 tax year. Consequently, the classifications made in the prior two years were reversed in 2000. In the event that CITGO should cease to be part of the consolidated federal income tax group, any amounts included in shareholder's equity under this agreement are required to be settled between the parties in cash (net $2 million payable to PDV America at December 31, 2003 and 2002).

                           CITGO PETROLEUM CORPORATION

      At December 31, 2003 and 2002, CITGO has federal income taxes payable of $5 million and $20 million, respectively, included in other current liabilities.

5.    ACCOUNTS RECEIVABLE

                                             2003          2002
                                          -----------   -----------
                                              (000S OMITTED)
Trade .................................   $   972,534   $   766,824
Credit card ...........................        93,830       116,246
Other .................................        18,468        39,313
                                          -----------   -----------
                                            1,084,832       922,383
Allowance for uncollectible accounts...       (24,499)      (17,205)
                                          -----------   -----------
                                          $ 1,060,333   $   905,178
                                          ===========   ===========

      Sales are made on account, based on pre-approved unsecured credit terms established by CITGO management. The Company also has a proprietary credit card program which allows commercial customers to purchase fuel at CITGO branded outlets. Allowances for uncollectible accounts are established based on several factors that include, but are not limited to, analysis of specific customers, historical trends, current economic conditions and other information.

      The Company has a limited purpose consolidated subsidiary, CITGO Funding Corporation ("CITGO Funding"), which established a non-recourse agreement to sell an undivided interest in specified trade accounts receivables ("pool") to independent third parties. Under the terms of the agreement, new receivables are added to the pool as collections (administered by CITGO) reduce previously sold receivables. CITGO pays specified fees related to its sale of receivables under the program. The amount sold to third-parties at any one time under the trade accounts receivable sales agreement is limited to a maximum of $275 million (increased from $200 million through an amendment in November 2003).

      As of December 31, 2003 and 2002, $652 million and $765 million, respectively, of CITGO's accounts receivable comprised the designated pool of trade receivables owned by CITGO Funding. The pool of receivables had a weighted average life of 4.7 and 5.0 days at December 31, 2003 and 2002, respectively. As of December 31, 2003, none of the receivables in the designated pool had been sold to the third party and the entire amount was retained by CITGO Funding. As of December 31, 2002, $125 million of the receivables in the designated pool were sold to the third party and the remaining amount was retained by CITGO Funding. This retained interest, which is included in receivables, net in the consolidated balance sheets, is recorded at fair value. Due to (i) a short average collection cycle for such trade receivables, (ii) CITGO's positive collection history, and (iii) the characteristics of such trade accounts receivables, the fair value of CITGO's retained interest approximates the total amount of trade accounts receivable reduced by the amount of trade accounts receivable sold to the third-party under the facility.

      CITGO recorded no gains or losses associated with the sales in the years ended December 31, 2003 and 2002 other than the fees incurred by CITGO related to this facility, which were included in other income (expense), net in the consolidated statements of income. Such fees were $6 million, $3 million and $8 million for the years ended December 31, 2003, 2002 and 2001, respectively. The third party's interests in CITGO trade accounts receivables were never in excess of the sales facility limits at any time under this program.

      CITGO is responsible for servicing the transferred receivables for which it receives a monthly servicing fee equal to 1% per annum times the average outstanding amount of receivables in the program for the prior month. Because the servicing fee is an intercompany obligation from CITGO Funding to CITGO, CITGO does not believe that it incurs incremental costs associated with the activity. CITGO has not, on a consolidated basis, recorded any servicing assets or liabilities related to this servicing activity.

                           CITGO PETROLEUM CORPORATION

6.    INVENTORIES

                                                               2003             2002
                                                            ----------       ----------
                                                                   (000S OMITTED)
Refined product .....................................       $  686,483       $  781,495
Crude oil ...........................................          239,974          221,422
Materials and supplies ..............................           91,156           87,998
                                                            ----------       ----------
                                                            $1,017,613       $1,090,915
                                                            ==========       ==========

      At December 31, 2003 and 2002, estimated net market values exceeded historical cost by approximately $707 million and $572 million, respectively.

      The reduction of hydrocarbon LIFO inventory quantities resulted in a liquidation of prior years' LIFO layers and decreased cost of goods sold by $66 million and $29 million in 2003 and 2002, respectively.

7.    PROPERTY, PLANT AND EQUIPMENT

                                                       2003               2002
                                                    -----------        -----------
                                                            (000S OMITTED)
Land ........................................       $   137,010        $   138,156
Buildings and leaseholds ....................           442,765            431,899
Machinery and equipment .....................         4,985,068          4,532,889
Vehicles ....................................            35,209             24,597
Construction in process .....................           300,361            384,869
                                                    -----------        -----------
                                                      5,900,413          5,512,410
Accumulated depreciation and amortization ...        (1,993,210)        (1,762,244)
                                                    -----------        -----------
                                                    $ 3,907,203        $ 3,750,166
                                                    ===========        ===========

      Depreciation expense for 2003, 2002, and 2001 was $237 million, $223 million, and $220 million, respectively.

      Net losses on disposals and retirements of property, plant and equipment were approximately $3 million, $5 million, and $24 million in 2003, 2002, and 2001, respectively.

8.    INVESTMENTS IN AFFILIATES

      In addition to LYONDELL-CITGO, the Company's investments in affiliates consist of equity interests of 6.8 percent to 50 percent in joint interest pipelines and terminals, including a 15.79 percent interest in Colonial Pipeline Company; a 49.5 percent partnership interest in Nelson Industrial Steam Company ("NISCO"), which is a qualified cogeneration facility; a 49 percent partnership interest in Mount Vernon Phenol Plant; and a 25 percent interest in The Needle Coker Company. The carrying value of these investments exceeded the Company's equity in the underlying net assets by approximately $125 million and $138 million at December 31, 2003 and 2002, respectively.

      At December 31, 2003 and 2002, NISCO had a partnership deficit. CITGO's share of this deficit, as a general partner, was $31 million and $34 million at December 31, 2003 and 2002, respectively, which is included in other noncurrent liabilities in the accompanying consolidated balance sheets.

                          CITGO PETROLEUM CORPORATION

      Information on the Company's investments, including LYONDELL-CITGO, follows:

                                                                             DECEMBER 31,
                                                                   --------------------------------------
                                                                     2003           2002           2001
                                                                   --------       --------       --------
                                                                               (000S OMITTED)
Company's investments in affiliates (excluding NISCO) ......       $647,649       $716,469       $700,701
Company's equity in net income of affiliates ...............        118,268        101,326        108,915
Dividends and distributions received from affiliates .......        218,338        123,639        153,435

Selected financial information provided by the affiliates is summarized as follows:

                                                                                     DECEMBER 31,
                                                                     --------------------------------------------
                                                                        2003             2002             2001
                                                                     ----------      ------------      ----------
                                                                                    (000S OMITTED)
Summary of financial position:
  Current assets ................................................    $  636,379       $  740,019       $  566,204
  Noncurrent assets .............................................     3,372,509        3,396,209        3,288,950
  Current liabilities (including debt of $43,902, $52,417 and
    $685,089 at December 31, 2003, 2002, and
    2001, respectively) .........................................       778,974          846,623        1,240,391
  Noncurrent liabilities (including debt of $2,121,018,
    $2,185,502 and $1,460,196 at December 31, 2003, 2002, and
    2001, respectively) .........................................     2,830,317        2,863,505        2,082,573
Summary of operating results:
  Revenues ......................................................    $5,909,974       $4,906,397       $4,603,136
  Gross profit ..................................................       918,327          879,907          781,630
  Net income ....................................................       504,548          449,779          397,501

9.    SHORT-TERM BANK LOANS

      As of December 31, 2003, the Company had no short-term borrowing facilities. As of December 31, 2002, the Company had established $90 million of uncommitted, unsecured, short-term borrowing facilities with various banks. Interest rates on these facilities were determined daily based upon the federal funds' interest rates, and maturity options varied up to 30 days. The weighted average interest rate actually incurred under these facilities in 2002 was 2.5 percent. The Company had no borrowings outstanding under these facilities at December 31, 2002.

10.   LONG-TERM DEBT AND FINANCING ARRANGEMENTS

                                                                                         2003               2002
                                                                                     -----------        -----------
                                                                                             (000S OMITTED)
Revolving bank loans .........................................................       $        --        $   279,300
Senior Secured Term Loan, due 2006 with variable interest rate ...............           200,000                 --
Senior Notes, $200 million face amount, due 2006 with interest rate of
  7-7/8% .....................................................................           149,946            199,898
Senior Notes, $550 million face amount, due 2011 with interest rate of
  11-3/8% ....................................................................           546,949                 --

                          CITGO PETROLEUM CORPORATION

Private Placement Senior Notes, due 2004 to 2006 with an interest rate of
9.30% ........................................................................            34,091             45,455
Master Shelf Agreement Senior Notes, due 2004 to 2009 with interest rates
from 7.17% to 8.94% ..........................................................           185,000            235,000
Tax-Exempt Bonds, due 2004 to 2033 with variable and fixed interest rates.....           332,478            425,872
Taxable Bonds, due 2026 to 2028 with variable interest rates .................            25,000            115,000
                                                                                     -----------        -----------
                                                                                       1,473,464          1,300,525
Current portion of long-term debt ............................................           (31,364)          (190,664)
                                                                                     -----------        -----------
                                                                                     $ 1,442,100        $ 1,109,861
                                                                                     ===========        ===========

      Revolving Bank Loans -- The Company has a $260 million, three-year, unsecured revolving bank loan maturing in December 2005. There was no outstanding balance under this credit agreement at December 31, 2003. The Company also had a $260 million, 364-day, revolving bank facility at December 31, 2002. This bank facility matured in December 2003 and was not renewed.

      Senior Secured Term Loan -- The Company has outstanding a senior secured term loan under an agreement with a syndication of banks. The senior loan is secured by our equity interest in two pipeline companies. Interest is paid quarterly and is based on a floating rate which was 8.25% at December 31, 2003. Principal is due and payable February 27, 2006.

      Shelf Registration -- Senior Notes -- In February 2003, the Company issued $550 million aggregate principal amount of 11-3/8% unsecured senior notes due February 1, 2011. In connection with this debt issuance, CITGO redeemed $50 million principal amount of its 7-7/8% senior notes due 2006.

      In April 1996, the Company filed a registration statement with the Securities and Exchange Commission relating to the shelf registration of $600 million of debt securities. In May 1996, CITGO issued $200 million aggregate principle amount of 7-7/8% unsecured senior notes due 2006. Due to CITGO's credit ratings, the shelf registration is not presently available.

      Private Placement -- At December 31, 2003, the Company has outstanding approximately $34 million of privately placed, unsecured Senior Notes. Principal amounts are payable in annual installments in November and interest is payable semiannually in May and November.

      Master Shelf Agreement -- At December 31, 2003, the Company has outstanding $185 million of privately-placed senior notes under an unsecured Master Shelf Agreement with an insurance company. The notes have various fixed interest rates and maturities.

      Covenants -- The various debt agreements above contain certain covenants that, depending upon the level of the Company's capitalization and earnings, could impose limitations on the Company's ability to pay dividends, incur additional debt, place liens on property, and sell fixed assets. The Company's debt instruments described above do not contain any covenants that trigger prepayment or increased costs as a result of a change in its debt ratings. The Company was in compliance with the debt covenants at December 31, 2003.

      Tax-Exempt Bonds -- At December 31, 2003, through state entities, CITGO has outstanding $42 million of industrial development bonds for certain Lake Charles and Lemont port facilities and pollution control equipment and $290 million of environmental revenue bonds to finance a portion of the Company's environmental facilities at its Lake Charles and Corpus Christi refineries and at the LYONDELL-CITGO refinery. The bonds bear interest at various fixed and floating rates, which ranged from 2.1 percent to 8.3 percent at December 31, 2003 and ranged from 2.1 percent to 8.0 percent at December 31, 2002. Additional credit support for the variable rate bonds is provided through letters of credit.

      Taxable Bonds -- At December 31, 2003, through a state entity, the Company has outstanding $25 million of taxable environmental revenue bonds to finance a portion of the environmental facilities at the LYONDELL-CITGO refinery. Such bonds are secured by letter of credit and have a floating interest rate (2.3 percent at December 31,

                          CITGO PETROLEUM CORPORATION

2003 and 2.5 percent at December 31, 2002). At the option of the Company and upon the occurrence of certain specified conditions, all or any portion of such taxable bonds may be converted to tax-exempt bonds. During 2003, 2002 and 2001, $-0-, $31 million and $28 million of originally issued taxable bonds were converted to tax-exempt bonds.

     Debt Maturities -- Future maturities of long-term debt as of December 31, 2003, are: 2004 -- $31.4 million, 2005 -- $11.3 million, 2006 -- $401.3 million,
2007 -- $50.0 million, 2008 -- $44.9 million and $934.6 million thereafter.

     Interest Rate Swap Agreements -- The Company has entered into the following interest rate swap agreements to reduce the impact of interest rate changes on its variable interest rate debt:

                                                          NOTIONAL PRINCIPAL
                                                                AMOUNT
                                          FIXED RATE    ---------------------
VARIABLE RATE INDEX     EXPIRATION DATE      PAID         2003          2002
-------------------     ---------------   ----------    -------       -------
                                                           (000S OMITTED)
J.J. Kenny ....          February 2005       5.30%      $12,000       $12,000
J.J. Kenny ....          February 2005       5.27%       15,000        15,000
J.J. Kenny ....          February 2005       5.49%       15,000        15,000
                                                        -------       -------
                                                        $42,000       $42,000
                                                        =======       =======

      Effective January 1, 2001, changes in the fair value of these agreements are recorded in other income (expense). The fair value of these agreements at December 31, 2003, based on the estimated amount that CITGO would receive or pay to terminate the agreements as of that date and taking into account current interest rates, was a loss of $2 million, the offset of which is recorded in the balance sheet caption other current liabilities.

11.   EMPLOYEE BENEFIT PLANS

      Employee Savings -- CITGO sponsors three qualified defined contribution retirement and savings plans covering substantially all eligible salaried and hourly employees. Participants make voluntary contributions to the plans and CITGO makes contributions, including matching of employee contributions, based on plan provisions. CITGO expensed $22 million, $23 million and $20 million related to its contributions to these plans in 2003, 2002 and 2001, respectively.

      PDV Midwest Refining, L.L.C. ("PDVMR") is a subsidiary of CITGO. It sponsors a defined contribution plan. This plan was frozen as of May 1, 1997 and no further contributions to the plan could be made after that date and there will be no new participants in the plan.

      Pension Benefits -- CITGO sponsors three qualified noncontributory defined benefit pension plans, two covering eligible hourly employees and one covering eligible salaried employees. CITGO also sponsors three nonqualified defined benefit plans for certain eligible employees.

      In 2003, CITGO offered an enhanced retirement program to eligible salaried and hourly employees. Approximately $21 million of incremental pension benefits were expensed under this program.

      PDVMR sponsors a qualified and a nonqualified plan, frozen at their current levels on April 30, 1997. The plans cover former employees of the partnership who were participants in the plans as of April 30, 1997.

      Postretirement Benefits Other Than Pensions -- In addition to pension benefits, CITGO also provides certain health care and life insurance benefits for eligible salaried and hourly employees at retirement. These benefits are subject to deductibles, copayment provisions and other limitations and are primarily funded on a pay-as-you-go basis. CITGO reserves the right to change or to terminate the benefits at any time.

                           CITGO PETROLEUM CORPORATION

      Obligations and funded status -- December 31, 2003 is the measurement date used to determine pension and other post retirement benefit measurements for the plans. The following sets forth the changes in benefit obligations and plan assets for the CITGO and PDVMR pension and the CITGO postretirement plans for the years ended December 31, 2003 and 2002, and the funded status of such plans reconciled with amounts reported in the Company's consolidated balance sheets:

                                                               PENSION BENEFITS               OTHER BENEFITS
                                                          --------------------------    --------------------------
                                                             2003             2002         2003             2002
                                                          ---------        ---------    ---------        ---------
                                                                (000S OMITTED)                (000S OMITTED)
CHANGE IN BENEFIT OBLIGATION:
Benefit obligation at beginning of year ...............   $ 449,655        $ 390,507    $ 334,151        $ 260,696
Service cost ..........................................      19,901           17,171        8,800            7,191
Interest cost .........................................      29,330           27,881       22,223           18,603
Amendments ............................................      (8,764)              30       (4,020)              --
Actuarial liability loss ..............................      39,183           28,449       62,320           55,654
Plan merger/acquisitions ..............................       5,337               --           --               --
Benefits paid .........................................     (18,742)         (14,383)      (8,949)          (7,993)
                                                          ---------        ---------    ---------        ---------
Benefit obligation at end of year .....................     515,900          449,655      414,525          334,151
                                                          ---------        ---------    ---------        ---------
CHANGE IN PLAN ASSETS:
Fair value of plan assets at beginning of year ........     290,594          324,241        1,182            1,115
Actual return on plan assets ..........................      59,519          (28,552)          (9)              67
Plan merger/acquisitions ..............................       4,594               --           --               --
Employer contribution .................................      23,747            9,288        8,949            7,993
Benefits paid .........................................     (18,742)         (14,383)      (8,949)          (7,993)
Enhanced retirement program benefits paid .............     (16,371)              --           --               --
                                                          ---------        ---------    ---------        ---------
Fair value of plan assets at end of year ..............     343,341          290,594        1,173            1,182
                                                          ---------        ---------    ---------        ---------
Funded status .........................................    (172,559)        (159,061)                     (332,969)
                                                                                         (413,352)
Unrecognized net actuarial loss (gain) ................      89,564           90,860       87,461           75,206
Unrecognized prior service cost .......................      (6,070)           1,973       (4,020)              --
Unrecognized net obligation (asset) ...................        (104)            (207)          --               --
                                                          ---------        ---------    ---------        ---------
Net amount recognized .................................   $ (89,169)       $ (66,435)   $(329,911)       $(257,763)
                                                          =========        =========    =========        =========

Amounts recognized in the
  Company's consolidated balance sheets consist of:
  Accrued benefit liability ...........................   $(114,250)       $ (97,126)   $(329,911)       $(257,763)
  Intangible asset ....................................                        2,308           --               --
  Accumulated other comprehensive income ..............      25,081           28,383           --               --
                                                          ---------        ---------    ---------        ---------
Net amount recognized .................................   $ (89,169)       $ (66,435)   $(329,911)       $(257,763)
                                                          =========        =========    =========        =========

      The accumulated benefit obligation for all defined benefit plans was $435 million and $368 million at December 31, 2003 and 2002, respectively.

                           CITGO PETROLEUM CORPORATION

    COMPONENTS OF NET PERIODIC BENEFIT COST

                                                         PENSION BENEFITS                           OTHER BENEFITS
                                              --------------------------------------    --------------------------------------
                                                2003           2002           2001        2003           2002           2001
                                              --------       --------       --------    --------       --------       --------
                                                          (000S OMITTED)                            (000S OMITTED)
Components of net periodic benefit cost:
  Service cost ...........................    $ 19,901       $ 17,171       $ 15,680    $  8,800       $  7,191       $  5,754
  Interest cost ..........................      29,330         27,880         25,732      22,223         18,603         15,708
  Expected return on plan
    assets ...............................     (26,254)       (30,293)       (30,586)        (71)           (67)           (63)
  Amortization of prior service
    cost .................................        (766)           350            351          --             --             --
  Amortization of net gain at
    date of adoption .....................        (152)          (268)          (268)         --             --             --
  Recognized net actuarial loss
    (gain) ...............................       3,224            534         (3,018)     50,145         11,288
                                              --------       --------       --------    --------       --------       --------
Net periodic benefit cost ................    $ 25,283       $ 15,374       $  7,891    $ 81,097       $ 37,015       $ 21,399
                                              ========       ========       ========    ========       ========       ========

      Actuarial gains (or losses) related to the postretirement benefit obligation are recognized as a component of net postretirement benefit cost by the amount the beginning of year unrecognized net gain (or loss) exceeds 7.5 percent of the accumulated postretirement benefit obligation.

    ADDITIONAL INFORMATION

                                                                         PENSION                 OTHER
                                                                         BENEFITS               BENEFITS
                                                                      --------------         --------------
                                                                      2003      2002         2003      2002
                                                                      ----      ----         ----      ----
WEIGHTED-AVERAGE ASSUMPTIONS USED TO DETERMINE BENEFIT
  OBLIGATIONS AT DECEMBER 31:
  Discount rate ............................................          6.25%     6.75%        6.25%     6.75%
  Rate of compensation increase ............................          4.46%     5.00%          --        --


                                                                             PENSION                 OTHER
                                                                            BENEFITS                BENEFITS
                                                                        ----------------        ----------------
                                                                        2003        2002        2003        2002
                                                                        ----        ----        ----        ----
WEIGHTED-AVERAGE ASSUMPTIONS USED TO DETERMINE NET PERIODIC
  BENEFIT COSTS FOR THE YEARS ENDED DECEMBER 31:
  Discount rate ..............................................          6.75%       7.25%       6.75%       7.25%
  Expected long-term return on plan assets ...................          8.50%       9.00%       8.50%       9.00%
  Rate of compensation increase ..............................          5.00%       5.00%         --          --

      CITGO's expected long-term rate of return on plan assets is intended to generally reflect the historical returns of the assets in its investment portfolio. The weighted average return at December 31, 2003 on indices representing CITGO's investment portfolio is 7.94% over the past 10 years and 8.84% over the past 15 years.

      For measurement purposes, a 10 percent pre-65 and an 11 percent post-65 annual rate of increase in the per capita cost of covered health care benefits was assumed for 2003. These rates are assumed to decrease 1 percent per year to an ultimate level of 5 percent by 2009 for pre-65 and 2010 for post-65 participants, and to remain at that level thereafter.

                          CITGO PETROLEUM CORPORATION

      Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one-percentage-point change in assumed health care cost trend rates would have the following effects:

                                                                             1-PERCENTAGE-       1-PERCENTAGE-
                                                                             POINT INCREASE      POINT DECREASE
                                                                             --------------      --------------
                                                                                       (000S OMITTED)
Increase (decrease) in total of service and interest cost components ...        $  5,789            $ (4,578)
Increase (decrease) in postretirement benefit obligation ...............          69,283             (55,471)

      On December 8, 2003, the Medicare Prescription Drug, Improvement and Modernization Act of 2003 ("the Act") was signed into law. The Act introduces a prescription drug benefit under Medicare (Medicare Part D) as well as a federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least actuarially equivalent to Medicare Part D. On January 12, 2004, the FASB Staff issued FASB Staff Position No. FAS 106-1, "Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003". This Staff Position permits a sponsor of a postretirement health care plan that provides a prescription drug benefit to make a one-time election to defer accounting for the effects of the Act. The Company has elected to defer accounting for the effects of the Act. As a result, measures of the accumulated postretirement benefit cost and net periodic postretirement benefit cost do not reflect the effects of the Act. Specific authoritative guidance from the FASB on the accounting for the federal subsidy is pending and that guidance, when issued, could require the Company to change previously reported information.

    PLAN ASSETS

      The CITGO qualified plans' assets include:

                                                 PERCENTAGE OF PLAN
                                                   ASSETS AS OF
                                                    DECEMBER 31,
                                   TARGET       -------------------
                                 ALLOCATION      2003         2002
                                 ----------     ------       ------
ASSET CATEGORY:
  Domestic equity ..........         40%         40.10%       33.94%
  International equity .....         20%         20.10%       18.22%
  Fixed income .............         40%         39.20%       46.73%
  Cash .....................         --           0.60%        1.11%
                                    ---         ------       ------
    Total ..................        100%        100.00%      100.00%
                                    ===         ======       ======

      The PDVMR qualified plan's assets include:

                                                                          PERCENTAGE OF PLAN
                                                                             ASSETS AS OF
                                                                             DECEMBER 31,
                                                             TARGET      -------------------
                                                           ALLOCATION     2003         2002
                                                           ----------    -------      ------

ASSET CATEGORY:
  Domestic equity ....................................         60%        60.00%       49.48%
  International equity ...............................         10%        12.30%       12.27%
  Fixed income .......................................         30%        27.20%       36.15%
  Cash ...............................................         --          0.50%        2.10%
                                                              ---        ------       ------
    Total ............................................        100%       100.00%      100.00%
                                                              ===        ======       ======

                           CITGO PETROLEUM CORPORATION

      The investment return objective for these assets is to achieve returns that meet or exceed the actuarial discount rate over time. This is to be accomplished using a well-diversified portfolio structure. The Company periodically reviews the asset allocation to determine whether it remains appropriate for achieving the investment return objective.

      Contributions -- CITGO's policy is to fund the qualified pension plans in accordance with applicable laws and regulations and not to exceed the tax deductible limits. CITGO estimates that it will contribute $58 million to these plans in 2004. The nonqualified plans are funded as necessary to pay retiree benefits. The plan benefits for each of the qualified pension plans are primarily based on an employee's years of plan service and compensation as defined by each plan.

      CITGO's policy is to fund its postretirement benefits other than pensions obligation on a pay-as-you-go basis. CITGO estimates that it will contribute $10 million to these plans in 2004.

12.   INCOME TAXES

      The provisions for income taxes are comprised of the following:

                    2003               2002             2001
                  ---------          --------         ---------
                                  (000S OMITTED)
Current:
  Federal .....   $  86,139          $ 47,087         $  84,960
  State .......       1,924               751             5,686
  Foreign .....          70               222                --
                  ---------          --------         ---------
                     88,133            48,060            90,646
Deferred ......     157,303            47,813           115,576
                  ---------          --------         ---------
                  $ 245,436          $ 95,873         $ 206,222
                  =========          ========         =========

The federal statutory tax rate differs from the effective tax rate due to the following:

                                            2003      2002     2001
                                           ------    ------   ------
Federal statutory tax rate ...........     35.0%     35.0%    35.0%
State taxes, net of federal benefit ..      1.3%      2.4%     0.9%
Dividend exclusions ..................     (1.4)%    (3.0)%   (1.2)%
Other ................................      1.0%      0.4%    (0.2)%
                                           ----      ----      ----
Effective tax rate ...................     35.9%     34.8%     34.5%
                                           ====      ====      ====

                           CITGO PETROLEUM CORPORATION

      Deferred income taxes reflect the net tax effects of (i) temporary differences between the financial and tax bases of assets and liabilities, and
(ii) loss and tax credit carryforwards. The tax effects of significant items comprising the Company's net deferred tax liability as of December 31, 2003 and 2002 are as follows:

                                                                                   2003                2002
                                                                                ----------          ----------
                                                                                        (000S OMITTED)
Deferred tax liabilities:
  Property, plant and equipment ......................................          $  779,481          $  754,990
  Inventories ........................................................              95,495              81,912
  Investments in affiliates ..........................................             192,458             173,603
  Other ..............................................................             155,646              95,886
                                                                                ----------          ----------
                                                                                 1,223,080           1,106,391
                                                                                ----------          ----------
Deferred tax assets:
  Postretirement benefit obligations .................................             124,272              99,234
  Employee benefit accruals ..........................................              58,345              58,002
  Alternative minimum tax credit carryforwards .......................               8,812              64,687
  Net operating loss carryforwards ...................................               5,752              25,997
  Marketing and promotional accruals .................................               4,652               4,815
  Other ..............................................................              56,065              48,275
                                                                                ----------          ----------
                                                                                   257,898             301,010
                                                                                ----------          ----------
Netdeferred tax liability (of which $5,375 is included in current liabilities at December 31, 2003 and $29,499 is included in current
   assets at December 31, 2002.) .....................................          $  965,182          $  805,381
                                                                                ==========          ==========

      The Company's alternative minimum tax credit carryforwards are available to offset regular federal income taxes in future years without expiration, subject to certain alternative minimum tax limitations.

13.   COMMITMENTS AND CONTINGENCIES

      Litigation and Injury Claims -- Various lawsuits and claims arising in the ordinary course of business are pending against the Company. The Company records accruals for potential losses when, in management's opinion, such losses are probable and reasonably estimable. If known lawsuits and claims were to be determined in a manner adverse to the Company, and in amounts greater than the Company's accruals, then such determinations could have a material adverse effect on the Company's results of operations in a given reporting period. The most significant lawsuits and claims are discussed below.

      In September 2002, a Texas court ordered CITGO to pay property owners and their attorneys approximately $6 million based on an alleged settlement of class action property damage claims as a result of alleged air, soil and groundwater contamination from emissions released from CITGO's Corpus Christi, Texas refinery. CITGO has appealed the ruling to the Texas Court of Appeals.

   MTBE LITIGATION

      CITGO is a defendant in a number of federal and state lawsuits alleging contamination of private and public water supplies by methyl tertiary butyl ether ("MTBE"), a gasoline additive. In general, the plaintiffs claim that MTBE renders the water not potable. In addition to compensatory and punitive damages, plaintiffs seek injunctive relief to abate the contamination. The Company intends to defend all of the MTBE lawsuits vigorously.

   State Court Litigation

      - New York: Four actions are currently pending against the Company and others in New York state courts. Two have been filed by individual property owners, one has been filed by a public water supplier, and one is a purported class action on behalf of private well owners in two New York communities. Dispositive

                          CITGO PETROLEUM CORPORATION
            motions are pending in all except the public water supplier case. The defendants' motion to dismiss has been denied and the parties are negotiating a scheduling order in that case. Discovery has not commenced and a trial date has not been set.

      - Illinois: The Company is defending two actions pending in Illinois state court (Madison County). One is a purported class action on behalf of Illinois private well owners. The other case was filed by the Village of East Alton alleging contamination of its public water supplies. Both cases are scheduled for trial in the fall of 2004.

   Federal Court Litigation

      Fifty-two MTBE lawsuits have been filed in state courts in Illinois, New York, New Hampshire, New Jersey, Connecticut, Massachusetts, Vermont, Florida, Iowa, Indiana, Louisiana, Virginia, Pennsylvania, Kansas and California since September 30, 2003. To date, CITGO has been served in approximately 32 of these cases in California, Connecticut, New Hampshire, Illinois, Indiana, Pennsylvania, Vermont and New York. Most of the lawsuits were filed on behalf of public water suppliers and allege MTBE contamination of public drinking water sources. The New Hampshire case was filed by the New Hampshire State Attorney General to protect the state's water resources. The lawsuit seeks restoration and remediation, monitoring and testing of all public and private water supplies in the state, as well as compensatory and punitive damages and fines. All cases are being removed to federal court, concurrent federal declaratory judgment actions are being filed by certain of the defendants in those federal courts, and Tag-Along Notices have been filed with the federal Judicial Panel on Multidistrict Litigation ("JPML") requesting transfer and consolidation of all of the cases to the Southern District of New York as part of MDL 1358, which was created in October 2000 to coordinate similar litigation (now settled) and which remains administratively open. On December 19, 2003, Judge Shira Scheindlin, to whom MDL 1358 was previously assigned, entered an order requesting that all MTBE cases, other than those pending before her, be stayed until a decision is made by the JPML whether to transfer and consolidate the cases as part of MDL 1358. Since that time, all other recently filed cases have been stayed or are expected to be stayed. Plaintiffs have moved or will move to remand each of the removed cases. Briefing of the remand motions filed in two of the cases pending before Judge Scheindlin has been completed but no decision has been entered. Briefing of the remand motions filed in the actions that have been stayed will not go forward unless and until the stay orders are lifted. No discovery has commenced.

      In August 1999, the U.S. Department of Commerce rejected a petition filed by a group of independent oil producers to apply antidumping measures and countervailing duties against imports of crude oil from Venezuela, Iraq, Mexico and Saudi Arabia. The petitioners appealed this decision before the U.S. Court of International Trade based in New York. On September 19, 2000, the Court of International Trade remanded the case to the Department of Commerce with instructions to reconsider its August 1999 decision. The Department of Commerce was required to make a revised decision as to whether or not to initiate an investigation within 60 days. The Department of Commerce appealed to the U.S. Court of Appeals for the Federal Circuit, which dismissed the appeal as premature on July 31, 2001. The Department of Commerce issued its revised decision, which again rejected the petition, in August 2001. The revised decision was affirmed by the Court of International Trade on December 17, 2002. In February 2003, the independent oil producers appealed the decision of the Court of International Trade. On January 30, 2004, the U.S. Court of Appeals for the Federal Circuit affirmed the decision of the Court of International Trade.

      CITGO has been named as a defendant in approximately 150 asbestos lawsuits pending in state and federal courts, primarily in Louisiana, Texas and Illinois. These cases, most of which involve multiple defendants, are brought by former employees or contractor employees seeking damages for asbestos related illnesses allegedly caused, at least in part, from exposure at refineries owned or operated by CITGO in Lake Charles, Louisiana, Corpus Christi, Texas and Lemont, Illinois. In many of these cases, the plaintiffs' alleged exposure occurred over a period of years extending back to a time before CITGO owned or operated the premises at issue. In some cases, CITGO is indemnified by or has the right to seek indemnification for losses and expenses that CITGO may incur from prior owners of the refineries or employers of the claimants. In other cases, CITGO's involvement arises not from having been sued directly but because prior owners of the CITGO refineries have asserted indemnification rights against CITGO.

      CITGO is a defendant in several cases involving employees and contractor employees allegedly seriously injured at CITGO's refineries due to CITGO's alleged negligence. CITGO is vigorously defending these cases.

                          CITGO PETROLEUM CORPORATION

      At December 31, 2003, CITGO's balance sheet included an accrual for lawsuits and claims of $27 million compared with $23 million at December 31, 2002. The increase in the accrual is due primarily to a revision in the estimated cost to CITGO in resolving various lawsuits and claims. In addition, CITGO estimates that an additional loss of $5 million is reasonably possible in connection with such lawsuits and claims.

      Environmental Compliance and Remediation -- CITGO is subject to the federal Clean Air Act ("CAA") which includes the New Source Review ("NSR") program as well as the Title V air permitting program; the federal Clean Water Act which includes the National Pollution Discharge Elimination System program; the Toxic Substances Control Act; and the federal Resource Conservation and Recovery Act and their equivalent state programs. CITGO is required to obtain permits under all of these programs and believes it is in material compliance with the terms of these permits. CITGO does not have any material Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") liability because the former owners of many of CITGO's assets have by explicit contractual language assumed all or the material portion of CERCLA obligations related to those assets. This includes the Lake Charles refinery and the Lemont refinery.

      The U.S. refining industry is required to comply with increasingly stringent product specifications under the 1990 Clean Air Act Amendments for reformulated gasoline and low sulphur gasoline and diesel fuel that required additional capital and operating expenditures, and altered significantly the U.S. refining industry and the return realized on refinery investments. Also, regulatory interpretations by the United States Environmental Protection Agency ("U.S. EPA") regarding "modifications" to refinery equipment under the NSR provisions of the CAA have created uncertainty about the extent to which additional capital and operating expenditures will be required and administrative penalties imposed.

      In addition, CITGO is subject to various other federal, state and local environmental laws and regulations which may require CITGO to take additional compliance actions and also actions to remediate the effects on the environment of prior disposal or release of petroleum, hazardous substances and other waste and/or pay for natural resource damages. Maintaining compliance with environmental laws and regulations could require significant capital expenditures and additional operating costs. Also, numerous other factors affect the Company's plans with respect to environmental compliance and related expenditures.

      CITGO's accounting policy establishes environmental reserves as probable site restoration and remediation obligations become reasonably capable of estimation. CITGO believes the amounts provided in its consolidated financial statements, as prescribed by generally accepted accounting principles, are adequate in light of probable and estimable liabilities and obligations. However, there can be no assurance that the actual amounts required to discharge alleged liabilities and obligations and to comply with applicable laws and regulations will not exceed amounts provided for or will not have a material adverse affect on its consolidated results of operations, financial condition and cash flows.

      In 1992, the Company reached an agreement with the Louisiana Department of Environmental Quality ("LDEQ") to cease usage of certain surface impoundments at the Lake Charles refinery by 1994. A mutually acceptable closure plan was filed with the LDEQ in 1993. The Company and the former owner of the refinery are participating in the closure and sharing the related costs based on estimated contributions of waste and ownership periods. The remediation commenced in December 1993. In 1997, the Company presented a proposal to the LDEQ revising the 1993 closure plan. In 1998 and 2000, the Company submitted further revisions as requested by the LDEQ. The LDEQ issued an administrative order in June 2002 that addressed the requirements and schedule for proceeding to develop and implement the corrective action or closure plan for these surface impoundments and related waste units. Compliance with the terms of the administrative order has begun. CITGO has incurred remediation costs to date related to these surface impoundments of approximately $45 million. Based on currently available information and proposed remedial approach, CITGO currently anticipates closure and post-closure costs related to these surface impoundments and related solid waste management units to range from $36 million to $41 million.

      The Company's Corpus Christi, Texas refinery is being investigated by state and federal agencies for alleged criminal violations of federal environment statutes and regulations, including the CAA and the Migratory Bird Act. The Company is cooperating with the investigation by producing requested documents and arranging for the interview of current and former employees. The Company understands that the investigation may continue for

                          CITGO PETROLEUM CORPORATION
several months at which time the government will make a final decision as to whether to seek authority to file any criminal charges. The Company believes that it has defenses to any such charges. At this time, the Company cannot predict the outcome of, or the amount or range of any potential loss that would ensue from, any such charges. The Company has entered into a settlement with the Texas Commission on Environmental Quality ("TCEQ"), which was approved by the TCEQ on February 11, 2004, regarding civil charges under applicable laws relating to a portion of these alleged violations and including all issues which have been subject of prior, pending, and threatened enforcement proceedings by the TCEQ. That settlement called for a $1.74 million payment by the Company, of which $870,000 was paid in December 2003 and the balance was paid in March 2004. Further, the settlement will require the capital expenditures by the Company which will range up to an aggregate of $21 million to be incurred over a period of years. In addition, the Company is in settlement discussions with the U.S. EPA related to civil claims under the NSR and other provisions of the CAA, which, if finalized, would also address a portion of the alleged violations of federal law discussed in this paragraph. At this time, the Company cannot predict the final outcome of these negotiations.

      In June 1999, CITGO and numerous other industrial companies received notice from the U.S. EPA that the U.S. EPA believes these companies have contributed to contamination in the Calcasieu Estuary, near Lake Charles, Louisiana and are potentially responsible parties ("PRPs") under the CERCLA. The U.S. EPA made a demand for payment of its past investigation costs from CITGO and other PRPs and since 1999 has been conducting a remedial investigation/feasibility study ("RI/FS") under its CERCLA authority. The U.S. EPA released the draft of the remedial investigation phase of the report in May 2003. CITGO and other PRPs may be potentially responsible for the costs of the RI/FS, subsequent remedial actions and natural resource damages. Although CITGO is still reviewing the recent remedial investigation phase of the report and its implications, CITGO submitted initial comments on the report in July 2003. Also, the EPA and the LDEQ issued a memorandum of understanding in June 2003 assigning the primary areas of responsibility between the agencies related to the Calcasieu Estuary. While the Company disagrees with many of the U.S. EPA's earlier allegations and conclusions, the Company and other industrial companies signed in December 2003, a Cooperative Agreement with the LDEQ on issues relative to the Bayou D'Inde tributary section of the Calcasieu Estuary. The Company will continue to deal separately with the LDEQ on issues relative to its refinery operations on another section of the Calcasieu Estuary. The Company still intends to contest this matter if necessary.

      In January and July 2001, CITGO received notices of violation ("NOVs") from the U.S. EPA alleging violations of the CAA. The NOVs are an outgrowth of an industry-wide and multi-industry U.S. EPA enforcement initiative alleging that many refineries and electric utilities modified air emission sources without obtaining permits or installing new control equipment under the NSR provisions of the CAA. The NOVs followed inspections and formal information requests regarding the Company's Lake Charles, Louisiana, Corpus Christi, Texas and Lemont, Illinois refineries. Since mid-2002, CITGO has been engaged in global settlement negotiations with the United States. The settlement negotiations have focused on different levels of air pollutant emission reductions and the merits of various types of control equipment to achieve those reductions. No settlement agreement, or agreement in principal, has been reached. Based primarily on the costs of control equipment reported by the United States and other petroleum companies and the types and number of emission control devices that have been agreed to in previous petroleum companies' NSR settlements with the United States, CITGO estimates that the capital costs of a settlement with the United States could be approximately $200 million. Any such capital costs would be incurred over a period of years, anticipated to be from 2004 to 2008. Also, this cost estimate range, while based on current information and judgment, is dependent on a number of subjective factors, including the types of control devices installed, the emission limitations set for the units the year the technology may be installed, and possible future operational changes. CITGO also may be subject to possible penalties. If settlement discussions fail, CITGO is prepared to contest the NOVs. If CITGO is found to have violated the provisions cited in the NOVs, it estimates the capital expenditures and penalties that might result could range up to $290 million, to be incurred over a period of years.

      In June 1999, an NOV was issued by the U.S. EPA alleging violations of the National Emission Standards for Hazardous Air Pollutants regulations covering benzene emissions from wastewater treatment operations at the Company's Lemont, Illinois refinery. CITGO is in settlement discussions with the U.S. EPA. The Company believes this matter will be consolidated with the matters described in the previous paragraph.

                          CITGO PETROLEUM CORPORATION

      In June 2002, a Consolidated Compliance Order and Notice of Potential Penalty was issued by the LDEQ alleging violations of the Louisiana air quality regulations at the CITGO's Lake Charles, Louisiana refinery during 2001. The majority of the alleged violations related to the leak detection and repair program. The Company is in settlement discussions with the LDEQ. The LDEQ believes this matter will be consolidated with the matters described in the previous paragraph related to the EPA's NSR enforcement initiative.

      At December 31, 2003, CITGO's balance sheet included an environmental accrual of $63 million. Results of operations reflect a decline in the accrual of $5 million during 2003 due primarily to a revision of the Company's estimated share of costs related to a site which is still under investigation by the U.S. EPA. CITGO estimates that an additional loss of $20 million is reasonably possible in connection with environmental matters.

      Various regulatory authorities have the right to conduct, and from time to time do conduct, environmental compliance audits of CITGO and its subsidiaries' facilities and operations. Those audits have the potential to reveal matters that those authorities believe represent non-compliance in one or more respects with regulatory requirements and for which those authorities may seek corrective actions and/or penalties in an administrative or judicial proceeding. Based upon current information, CITGO is not aware that any such audits or their findings have resulted in the filing of such a proceeding or is the subject of a threatened filing with respect to such a proceeding, nor does CITGO believe that any such audit or their findings will have a material adverse effect on its future business and operating results, other than matters described above.

      Conditions which require additional expenditures may exist with respect to the Company's various sites including, but not limited to, its operating refinery complexes, former refinery sites, service stations and crude oil and petroleum product storage terminals. Based on currently available information, CITGO cannot determine the amount of any such future expenditures.

      Increasingly stringent environmental regulatory provisions and obligations periodically require additional capital expenditures. During 2003, CITGO spent approximately $253 million for environmental and regulatory capital improvements in its operations. Management currently estimates that CITGO will spend approximately $785 million for environmental and regulatory capital projects over the five-year period 2004-2008. These estimates may vary due to a variety of factors.

      Supply Agreements -- The Company purchases the crude oil processed at its refineries and also purchases refined products to supplement the production from its refineries to meet marketing demands and resolve logistical issues. In addition to supply agreements with various affiliates (Notes 2 and 4), the Company has various other crude oil, refined product and feedstock purchase agreements with unaffiliated entities with terms ranging from monthly to annual renewal. The Company believes these sources of supply are reliable and adequate for its current requirements.

      Throughput Agreements -- The Company has throughput agreements with certain pipeline affiliates (Note 8). These throughput agreements may be used to secure obligations of the pipeline affiliates. Under these agreements, the Company may be required to provide its pipeline affiliates with additional funds through advances against future charges for the shipping of petroleum products. The Company currently ships on these pipelines and has not been required to advance funds in the past. At December 31, 2003, the Company has no fixed and determinable, unconditional purchase obligations under these agreements.

      Commodity Derivative Activity -- As of December 31, 2003 the Company's petroleum commodity derivatives included exchange traded futures contracts, forward purchase and sale contracts, exchange traded and over-the-counter options, and over-the-counter swaps. At December 31, 2003, the balance sheet captions other current assets and other current liabilities include $16 million and $6 million, respectively, related to the fair values of open commodity derivatives.

      Guarantees -- As of December 31, 2003, the Company has guaranteed the debt of others in a variety of circumstances including letters of credit issued for an affiliate, bank debt of an affiliate, bank debt of an equity investment, bank debt of customers and customer debt related to the acquisition of marketing equipment and financing debt incurred by an equity investment as shown in the following table:

                          CITGO PETROLEUM CORPORATION

                                                           EXPIRATION
                                                              DATE
                                                           ----------
                                       (000S OMITTED)
Letters of credit .............          $  32,981          2004-2005
Bank debt
 Equity investment ............              5,500               2004
 Customers ....................              2,301          2005-2009
Financing debt of customers
 Customer equipment acquisition               1001          2004-2007
 Equipment acquisition -- NISCO             11,303               2008
                                         ---------
Total .........................          $  53,086
                                         =========

      In each case, if the debtor fails to meet its obligation, CITGO could be obligated to make the required payment. The Company has not recorded any amounts on the Company's balance sheet relating to these guarantees.

      In the event of debtor default on the letters of credit, CITGO has been indemnified by PDV Holding, Inc., the direct parent of PDV America. In the event of debtor default on the equity investment bank debt, CITGO has no recourse. In the event of debtor default on customer bank debt, CITGO generally has recourse to personal guarantees from principals or liens on property. In the event of debtor default on financing debt incurred by customers, CITGO would receive an interest in the equipment being financed after making the guaranteed debt payment. In the event of debtor default on financing debt incurred by an equity investee, CITGO has no recourse.

      CITGO has granted indemnities to the buyers in connection with past sales of product terminal facilities. These indemnities provide that CITGO will accept responsibility for claims arising from the period in which CITGO owned the facilities. Due to the uncertainties in this situation, the Company is not able to estimate a liability relating to these indemnities.

      The Company has not recorded a liability on its balance sheet relating to product warranties because historically, product warranty claims have not been significant.

      Other Credit and Off-Balance Sheet Risk Information as of December 31, 2003 -- The Company has outstanding letters of credit totaling approximately $225 million, which includes $221 million related to CITGO's tax-exempt and taxable revenue bonds (Note 10).

      The Company has also acquired surety bonds totaling $72 million primarily due to requirements of various government entities. The Company does not expect liabilities to be incurred related to such letters of credit or surety bonds.

      Neither the Company nor the counterparties are required to collateralize their obligations under interest rate swaps or over-the-counter derivative commodity agreements. The Company is exposed to credit loss in the event of nonperformance by the counterparties to these agreements. The Company does not anticipate nonperformance by the counterparties, which consist primarily of major financial institutions.

      Management considers the credit risk to the Company related to its commodity and interest rate derivatives to be insignificant during the periods presented.

14.   LEASES

      The Company leases certain of its Corpus Christi refinery facilities under a capital lease. The basic term of the lease expired on January 1, 2004; however, the Company renewed the lease for a two year term and may continue to renew the lease until January 31, 2011, the date of its option to purchase the facilities for a nominal amount. A portion of an operating unit at the Corpus Christi refinery is also considered a capital lease. The basic term of the lease expires on February 1, 2009 at which time the Company may purchase the leased unit for a nominal amount. Capitalized costs included in property, plant and equipment related to the leased assets were approximately $215 million at December 31, 2003 and $209 million at December 31, 2002. Accumulated amortization related to the

                          CITGO PETROLEUM CORPORATION
leased assets was approximately $143 million and $134 million at December 31, 2003 and 2002, respectively. Amortization is included in depreciation expense.

      The Company also has various noncancelable operating leases, primarily for product storage facilities, office space, computer equipment, vessels and vehicles. Rent expense on all operating leases totaled $116 million in 2003, $102 million in 2002, and $77 million in 2001. Future minimum lease payments for the capital lease and noncancelable operating leases are as follows:

                                                  CAPITAL          OPERATING
YEAR                                               LEASE             LEASES            TOTAL
----                                             ---------         ---------         ---------
                                                                 (000S OMITTED)
2004 ..................................          $  5,956          $ 105,312         $ 111,268
2005 ..................................             5,956             61,450            67,406
2006 ..................................             5,956             42,189            48,145
2007 ..................................             5,956             20,912            26,868
2008 ..................................             5,956             15,401            21,357
Thereafter ............................            11,157             15,603            26,760
                                                 --------          ---------         ---------
Total minimum lease payments ..........            40,937          $ 260,867         $ 301,804
                                                                   =========         =========
Amount representing interest ..........           (12,632)
                                                 --------
Present value of minimum lease payments            28,305
Current portion .......................            (2,336)
                                                 --------
                                                 $ 25,969
                                                 ========

15.   FAIR VALUE INFORMATION

      The following estimated fair value amounts have been determined by the Company, using available market information and appropriate valuation methodologies. However, considerable judgment is necessarily required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

      The carrying amounts of cash equivalents approximate fair values. The carrying amounts and estimated fair values of the Company's other financial instruments are as follows:

                                                        2003                                       2002
                                          ---------------------------------          --------------------------------
                                            CARRYING              FAIR                 CARRYING              FAIR
                                             AMOUNT               VALUE                 AMOUNT               VALUE
                                          -----------          -----------           -----------          -----------
                                                   (000S OMITTED)                             (000S OMITTED)
LIABILITIES:
   Long-term debt ..............          $ 1,473,464          $ 1,605,835           $ 1,300,524          $ 1,285,795
DERIVATIVE AND OFF-BALANCE
   SHEET FINANCIAL
   INSTRUMENTS -- UNREALIZED
   LOSSES:
   Interest rate swap agreements               (2,106)              (2,106)               (3,450)              (3,450)
   Guarantees of debt ..........                   --               (1,805)                   --               (2,012)
   Letters of credit ...........                   --               (7,664)                   --               (6,548)
   Surety bonds ................                   --                 (422)                   --                 (303)

                           CITGO PETROLEUM CORPORATION

      Short-term bank loans and long-term debt -- The fair value of short-term bank loans and long-term debt is based on interest rates that are currently available to the Company for issuance of debt with similar terms and remaining maturities.

      Interest rate swap agreements -- The fair value of these agreements is based on the estimated amount that the Company would receive or pay to terminate the agreements at the reporting dates, taking into account current interest rates and the current creditworthiness of the counterparties.

      Guarantees, letters of credit and surety bonds -- The estimated fair value of contingent guarantees of third-party debt, letters of credit and surety bonds is based on fees currently charged for similar one-year agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting dates.

      The fair value estimates presented herein are based on pertinent information available to management as of the reporting dates. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date, and current estimates of fair value may differ significantly from the amounts presented herein.

16.   INSURANCE RECOVERIES

      On August 14, 2001, a fire occurred at the crude oil distillation unit of the Lemont refinery. A new crude unit was operational at the end of May 2002.

      On September 21, 2001, a fire occurred at the hydrocracker unit of the Lake Charles refinery. Operations at the hydrocracker resumed on November 22, 2001.

      The Company recognizes property damage insurance recoveries in excess of the amount of recorded losses and related expenses, and business interruption insurance recoveries when such amounts are realized. During the years ended December 31, 2003 and 2002, the Company recorded $146 million and $407 million, respectively, of insurance recoveries primarily related to these fires. The Company received cash proceeds of $146 million and $442 million during the years ended December 31, 2003 and 2002, respectively. In July 2003, the Company received the final payment related to the Lemont fire.

                           CITGO PETROLEUM CORPORATION

                      CONDENSED CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)
                                   (UNAUDITED)

                                                                                            SEPTEMBER 30      DECEMBER 31,
                                                                                                2004              2003
                                                                                            -----------       -----------
                                                                                            (UNAUDITED)
ASSETS
CURRENT ASSETS:
   Cash and cash equivalents .........................................................      $   469,954       $   202,008
   Accounts receivable, net ..........................................................        1,440,053         1,060,333
   Due from affiliates ...............................................................          109,532            71,336
   Inventories .......................................................................        1,001,353         1,017,613
   Prepaid expenses and other ........................................................           48,875            28,003
                                                                                            -----------       -----------
     Total current liabilities .......................................................        3,069,767         2,379,293
PROPERTY, PLANT AND EQUIPMENT -- Net .................................................        3,960,810         3,907,203
RESTRICTED CASH ......................................................................            2,310             6,886
INVESTMENTS IN AFFILIATES ............................................................          580,886           647,649
OTHER ASSETS .........................................................................          356,874           332,462
                                                                                            -----------       -----------
                                                                                            $ 7,970,647       $ 7,273,493
                                                                                            ===========       ===========
LIABILITIES AND SHAREHOLDER'S EQUITY
CURRENT LIABILITIES:
   Accounts payable ..................................................................      $   758,800       $   766,331
   Payables to affiliates ............................................................          722,001           486,058
   Taxes other than income ...........................................................          238,798           173,932
   Other .............................................................................          380,698           255,953
   Current portion of long-term debt .................................................           11,364            31,364
   Current portion of capital lease obligation .......................................            3,403             2,336
                                                                                            -----------       -----------
     Total current liabilities .......................................................        2,115,064         1,715,974
LONG-TERM DEBT .......................................................................        1,279,244         1,442,100
CAPITAL LEASE OBLIGATION .............................................................           46,285            25,969
POSTRETIREMENT BENEFITS OTHER THAN PENSIONS ..........................................          349,868           319,911
OTHER NONCURRENT LIABILITIES .........................................................          315,730           308,248
DEFERRED INCOME TAXES ................................................................          931,280           959,807
COMMITMENTS AND CONTINGENCIES (Note 8)
SHAREHOLDER'S EQUITY:
   Common stock -- $1.00 par value, 1,000 shares authorized, issued and
      outstanding ....................................................................                1                 1
   Additional capital ................................................................        1,659,698         1,659,698
   Retained earnings .................................................................        1,293,403           863,093
   Accumulated other comprehensive loss ..............................................          (19,926)          (21.308)
                                                                                            -----------       -----------
     Total shareholder's equity ......................................................        2,933,176         2,501,484
                                                                                            -----------       -----------
                                                                                            $ 7,970,647       $ 7,273,493
                                                                                            ===========       ===========

           See notes to condensed consolidated financial statements.

                           CITGO PETROLEUM CORPORATION

      CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
                             (DOLLARS IN THOUSANDS)
                                   (UNAUDITED)

                                                                                   THREE MONTHS                  NINE MONTHS
                                                                                ENDED SEPTEMBER 30,           ENDED SEPTEMBER 30,
                                                                            --------------------------   --------------------------
                                                                                2004           2003          2004          2003
                                                                            ------------  ------------   ------------  ------------
REVENUES:
   Net sales .............................................................  $  8,749,338  $  6,430,568   $ 23,292,869  $ 18,595,453
   Sales to affiliates ...................................................       129,952        71,763        306,832       303,627
                                                                            ------------  ------------   ------------  ------------
                                                                               8,879,290     6,502,331     23,599,701    18,899,080
   Equity in earnings of affiliates ......................................        71,036        35,398        166,229        79,973
   Insurance recoveries ..................................................            --         1,863             --       146,165
   Other income (expense) -- net .........................................         1,560         1,208          2,135        16,899
                                                                            ------------  ------------   ------------  ------------
                                                                               8,951,886     6,540,800     23,768,065    19,142,117
COST OF SALES AND EXPENSES:
   Cost of sales and operating expenses (including purchases of
     $3,554,449, $2,450,149, $9,201,366, and $6,680,122 from affiliates)..     8,532,015     6,267,004     22,792,607    18,284,027
   Selling, general and administrative expenses ..........................        78,165        80,788        218,813       218,115
   Interest expense, excluding capital lease .............................        28,493        31,264         98,736        87,124
   Capital lease interest charge .........................................           955         1,011          2,481         3,806
                                                                            ------------  ------------   ------------  ------------
                                                                               8,639,628     6,380,067     23,112,637    18,593,072
                                                                            ------------  ------------   ------------  ------------
INCOME BEFORE INCOME TAXES ...............................................       312,258       160,733        655,428       549,045
INCOME TAXES .............................................................       107,248        57,864        225,118       197,656
                                                                            ------------  ------------   ------------  ------------
NET INCOME ...............................................................       205,010       102,869        430,310       351,389
                                                                            ------------  ------------   ------------  ------------
OTHER COMPREHENSIVE INCOME:
   Cash flow hedges:
     Reclassification adjustment for derivative losses included in net
        income, net of related income taxes of $38, $39, $123 and $127 ...            79            70            236           225
   Foreign currency translation (loss) gain, net of related income
     taxes of $(5), $(83), $375 and $591 .................................           (11)         (147)           718         1,050
   Minimum pension liability adjustment, net of deferred taxes of $241 ...            --            --            428            --
                                                                            ------------  ------------   ------------  ------------
OTHER COMPREHENSIVE INCOME ...............................................            68           (77)         1,382         1,275
                                                                            ------------  ------------   ------------  ------------
COMPREHENSIVE INCOME .....................................................  $    205,078  $    102,792   $    431,692  $    352,664
                                                                            ============  ============   ============  ============

           See notes to condensed consolidated financial statements.

                           CITGO PETROLEUM CORPORATION

            CONDENSED CONSOLIDATED STATEMENT OF SHAREHOLDER'S EQUITY
                        (DOLLARS AND SHARES IN THOUSANDS)
                                   (UNAUDITED)

                                                                                                        ACCUMULATED
                                                 COMMON STOCK                                              OTHER
                                      ----------------------------      ADDITIONAL       RETAINED      COMPREHENSIVE
                                        SHARES           AMOUNT          CAPITAL         EARNINGS      INCOME (LOSS)        TOTAL
                                      -----------      -----------     -----------     -----------     -------------     -----------
BALANCE, DECEMBER 31, 2003 ........             1      $         1     $ 1,659,698     $   863,093      $   (21,308)     $ 2,501,484
Net income ........................            --               --              --         430,310               --          430,310
Other comprehensive income (loss)..            --               --              --              --            1,382            1,382
                                      -----------      -----------     -----------     -----------      -----------      -----------
BALANCE, SEPTEMBER 30, 2004 .......             1      $         1     $ 1,659,698     $ 1,293,403      $   (19,926)     $ 2,933,176
                                      ===========      ===========     ===========     ===========      ===========      ===========

           See notes to condensed consolidated financial statements.

                           CITGO PETROLEUM CORPORATION

                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)
                                   (UNAUDITED)

                                                                                                NINE MONTHS ENDED
                                                                                                  SEPTEMBER 30,
                                                                                        ---------------------------------
                                                                                            2004                 2003
                                                                                        ------------         ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income ..................................................................        $    430,310         $    351,389
   Depreciation and amortization ...............................................             270,220              245,397
   Other adjustments to reconcile net income to net cash provided
     by operating activities....................................................              88,872              180,203
   Changes in operating assets and liabilities .................................             (92,425)              69,373
                                                                                        ------------         ------------
     Net cash provided by operating activities .................................             696,977              846,362
                                                                                        ------------         ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Capital expenditures ........................................................            (226,549)            (315,105)
   Proceeds from sales of property, plant and equipment ........................                 539                3,845
   Decrease (increase) in restricted cash ......................................               4,576               (1,162)
   Investments in LYONDELL-CITGO Refining LP. ..................................             (19,511)             (17,083)
   Investments in and advances to other affiliates .............................              (1,554)              (2,537)
                                                                                        ------------         ------------
     Net cash used in investing activities .....................................            (242,499)            (332,042)
                                                                                        ------------         ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Proceeds from senior notes due 2011 .........................................                  --              546,590
   (Payment of) proceeds from senior secured term loan .........................            (200,000)             200,000
   Net repayments of revolving bank loans ......................................                  --             (279,300)
   Repurchase of senior notes due 2006 .........................................                  --              (47,500)
   Payments on master shelf agreement senior notes .............................             (20,000)             (50,000)
   Proceeds from (payments on) tax-exempt bonds ................................              61,800             (126,050)
   Payments on taxable bonds ...................................................             (25,000)             (90,000)
   Payments on loans from affiliates ...........................................                  --              (39,000)
   Payments of capital lease obligations .......................................              (2,604)             (11,860)
   Dividend Paid ...............................................................                  --             (500,000)
   Debt issuance costs .........................................................                (728)             (19,136)
                                                                                        ------------         ------------
     Net cash (used in) provided by financing activities .......................            (186,532)            (416,256)
                                                                                        ------------         ------------
INCREASE IN CASH AND CASH EQUIVALENTS ..........................................             267,946               98,064
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD .................................             202,008               33,025
                                                                                        ------------         ------------
CASH AND CASH EQUIVALENTS, END OF PERIOD .......................................        $    469,954         $    131,089
                                                                                        ============         ============
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
   Cash paid during the period for:
     Interest, net of amounts capitalized ......................................        $    111,643         $     66,578
                                                                                        ============         ============
     Income taxes (net of refunds of $231 in 2004 and $47,769 in 2003) .........        $    137,554         $     45,305
                                                                                        ============         ============

           See notes to condensed consolidated financial statements.

                           CITGO PETROLEUM CORPORATION

            NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)
                  NINE-MONTHS ENDED SEPTEMBER 30, 2004 AND 2003

1.    BASIS OF PRESENTATION

      CITGO Petroleum Corporation ("CITGO" or the "Company") and its subsidiaries are engaged in the refining, marketing and transportation of petroleum products including gasoline, diesel fuel, jet fuel, petrochemicals, lubricants, asphalt and refined waxes, mainly within the continental United States east of the Rocky Mountains. The Company does not own any crude oil reserves or crude oil exploration or production facilities. It operates as a single segment. It is an indirect wholly owned subsidiary of Petroleos de Venezuela, S.A. ("PDVSA", which may also be used herein to refer to one or more of its subsidiaries), the national oil company of the Bolivarian Republic of Venezuela.

      The financial information for CITGO subsequent to December 31, 2003 and with respect to the interim three-month and nine-month periods ended September 30, 2004 and 2003 is unaudited. In management's opinion, such interim information contains all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of such periods. The results of operations for the three-month and nine-month periods ended September 30, 2004 and 2003 are not necessarily indicative of the results to be expected for the full year. Reference is made to CITGO's Annual Report for the fiscal year ended December 31, 2003 on Form 10-K.

2.    NEW ACCOUNTING PRONOUNCEMENTS

      In January 2003, the Financial Accounting Standards Board ("FASB") issued Interpretation No. 46, "Consolidation of Variable Interest Entities" ("FIN 46"), which clarifies the application of Accounting Research Bulletin No. 51, "Consolidated Financial Statements." FIN 46 defines variable interest entities and how an enterprise should assess its interests in a variable interest entity to decide whether to consolidate that entity. In December 2003, the FASB issued a revision of FIN 46 (FIN 46R), primarily to clarify the required accounting for investments in variable interest entities. This standard replaces FIN 46. For CITGO, which meets the definition of a nonpublic enterprise for purposes of applying FIN 46R, application is required immediately for variable interest entities created after December 31, 2003 and for variable interest entities in which an interest is acquired after that date, and to all entities that are subject to FIN 46R by January 1, 2005. The interpretation requires certain minimum disclosures with respect to variable interest entities in which an enterprise holds significant variable interest but which it does not consolidate. FIN 46R may be applied prospectively with a cumulative-effect adjustment as of the date on which it is first applied or by restating previously issued financial statements for one or more years with a cumulative-effect adjustment as of the beginning of the first year restated. The applicable provisions of FIN 46R had no impact on financial position or results of operations for the nine-month period ended September 30, 2004 and CITGO expects that the application of FIN 46R will not have a material impact on its financial position or results of operations in the future.

3.    ACCOUNTS RECEIVABLE

      The Company has a limited purpose consolidated subsidiary, CITGO Funding Corporation ("CITGO Funding"), which established a non-recourse agreement to sell an undivided interest in specified trade accounts receivables ("pool") to independent third parties. Under the terms of the agreement, new receivables are added to the pool as collections (administered by CITGO) reduce previously sold receivables. CITGO pays specified fees related to its sale of receivables under the program. The amount sold to third-parties at any one time under the trade accounts receivable sales agreement is limited to a maximum of $275 million.

      As of September 30, 2004, none of the receivables in the designated pool had been sold to the third party and the entire amount was retained by CITGO Funding.

4.    INVENTORIES

      Inventories, primarily at LIFO, consist of the following:

                                 SEPTEMBER 30,             DECEMBER 31,
                                      2004                    2003
                                ---------------          ---------------
                                             (000S OMITTED)
                                  (UNAUDITED)
Refined products ........       $       746,535          $       686,483
Crude oil ...............               162,775                  239,974
Materials and supplies...                92,043                   91,156
                                ---------------          ---------------
                                $     1,001,353          $     1,017,613
                                ===============          ===============

5.    RESTRICTED CASH

      CITGO issued $30 million of tax-exempt environmental facilities revenue bonds in June 2002 and $39 million in May 2003. The proceeds from these bonds are being used for spending on qualified projects at the Lemont and Corpus Christi refineries. Restricted cash of approximately $2 million at September 30, 2004 represents highly liquid investments held in trust accounts in accordance with these bond agreements. Funds may be released solely to finance the qualified capital expenditures as defined in the related bond agreements.

6.    LONG-TERM DEBT AND FINANCING ARRANGEMENTS

      Long-term debt consists of the following:

                                                                                        SEPTEMBER 30,          DECEMBER 31,
                                                                                            2004                   2003
                                                                                        ------------           ------------
                                                                                                   (000S OMITTED)
                                                                                         (UNAUDITED)
Senior Secured Term Loan, due 2006 with variable interest rate ...............          $         --           $    200,000
Senior Notes, $150 million face amount, due 2006 with interest rate of
     7-7/8% ..................................................................               149,964                149,946
Senior Notes, $550 million face amount, due 2011 with interest rate of
     11-3/8% .................................................................               547,272                546,949
Private Placement Senior Notes, due 2004 to 2006 with an interest rate
     of 9.30% ................................................................                34,091                 34,091
Master Shelf Agreement Senior Notes, due 2006 to 2009 with interest rates from
     7.17% to 8.94 % .........................................................               165,000                185,000
Tax-Exempt Bonds, due 2007 to 2031 with variable and fixed interest
     rates ...................................................................               394,281                332,478
Taxable Bonds, due 2028 with variable interest rate ..........................                    --                 25,000
                                                                                        ------------           ------------
                                                                                           1,290,608              1,473,464
Current portion of long-term debt ............................................               (11,364)               (31,364)
                                                                                        ------------           ------------
                                                                                        $  1,279,244           $  1,442,100
                                                                                        ============           ============

      CITGO has a $260 million unsecured revolving credit facility maturing in December 2005. There was no outstanding balance under this credit facility at September 30, 2004.

      The Company had a senior secured term loan under an agreement with a syndicate of various lenders. The senior loan was secured by CITGO's equity interest in two pipeline companies. CITGO retired the senior loan on June 25, 2004. The costs to retire the senior loan prior to the maturity date of February 2006 included a prepayment charge of $4 million.

      In February 2003, CITGO issued $550 million aggregate principal amount of 11 3/8% unsecured senior notes due February 1, 2011. In connection with this debt issuance, CITGO repurchased $50 million principal amount of its 7 7/8% senior notes due 2006.

      In May 1996, CITGO issued $200 million aggregate principle amount of 7?% unsecured senior notes due 2006. These notes were issued under a shelf-registration statement covering $600 million of debt securities that was filed with the Securities and Exchange Commission. Due to CITGO's credit ratings, the shelf registration statement is not presently available.

      Approximately $247 million of the outstanding tax-exempt bonds are supported by letters of credit issued by various banks. In February 2004, CITGO reissued $11.8 million of tax-exempt revenue bonds due 2007 which had been repurchased by the Company during 2003 due to lack of letter of credit support. In September 2004, Citgo reissued $25 million of tax-exempt revenue bonds due 2031 which had been repurchased by the Company during 2003 due to lack of letter of credit support.

      On May 3, 2004, CITGO issued $25 million of tax-exempt environmental revenue bonds due 2032 through a governmental issuer that refunded $25 million of taxable environmental revenue bonds due 2028 previously issued through that issuer. The tax-exempt bonds are supported by a letter of credit issued by a bank.

      Our various debt instruments require maintenance of a specified minimum net worth and impose restrictions on our ability to: incur additional debt unless we meet specified interest coverage and debt to capitalization ratios; place liens on our property, subject to specified exceptions; sell assets, subject to specified exceptions; make restricted payments, including dividends, repurchases of capital stock and specified investments; and merge, consolidate or transfer assets. Various of our debt agreements, including the agreements governing the Private Placement Senior Notes and the Master Shelf Agreement Senior Notes and the reimbursement agreements relating to various letters of credit that provide liquidity support for our tax-exempt bonds, contain provisions requiring that we equally and ratably secure those instruments if we issue secured debt other than as permitted by those instruments. CITGO is in compliance with its covenants under its debt financing arrangements at September 30, 2004.

7.    INVESTMENT IN LYONDELL-CITGO REFINING LP

      LYONDELL-CITGO Refining LP ("LYONDELL-CITGO") owns and operates a 265 thousand barrels per day refinery in Houston, Texas and is owned by subsidiaries of CITGO (41.25%) and Lyondell Chemical Company (58.75%) ("the Owners"). This refinery processes heavy crude oil supplied by PDVSA under a long-term supply contract that expires in 2017. CITGO purchases substantially all of the gasoline, diesel and jet fuel produced at the refinery under a long-term contract.

      As of September 30, 2004, CITGO has a note receivable from LYONDELL-CITGO of $35 million. The note bears interest at market rates, which was approximately
1.8 percent at September 30, 2004. Principal and interest are due January 1, 2008. Accordingly, the note and related accrued interest are included in the balance sheet caption other assets, noncurrent, in the accompanying consolidated balance sheets.

      CITGO accounts for its investment in LYONDELL-CITGO using the equity method of accounting and records its share of the net earnings of LYONDELL-CITGO based on allocations of income agreed to by the Owners which differ from participation interests. Cash distributions are allocated to the Owners based on participation interest. Information on CITGO's investment in LYONDELL-CITGO follows:

                                                                  SEPTEMBER 30,        DECEMBER 31,
                                                                      2004                 2003
                                                                  -------------        ------------
                                                                            (000S OMITTED)
                                                                   (UNAUDITED)
Carrying value of investment ............................          $  392,831           $  454,679
Notes receivable ........................................              35,278               35,278
Participation interest ..................................                  41%                  41%
Summary of LYONDELL-CITGO's financial position:
  Current assets ........................................          $  409,000           $  316,000
  Non current assets ....................................           1,271,000            1,321,000
  Current liabilities ...................................             662,000              386,000
  Noncurrent liabilities ................................             814,000              828,000
  Partners' capital .....................................             204,000              423,000

                                                                 NINE MONTHS ENDED
                                                                   SEPTEMBER 30,
                                                                 -----------------
                                                                 2004           2003
                                                              ----------     ----------
                                                                    (UNAUDITED)
Equity in net income ....................................     $  133,910     $   56,552
Cash distribution received ..............................        215,944        150,904
Summary of LYONDELL-CITGO's operating results:
  Revenue ...............................................     $4,038,659     $3,117,794
  Gross profit ..........................................        409,970        224,145
  Net income ............................................        341,292        155,360

      On May 21, 2004, LYONDELL-CITGO closed on a three-year, $550 million credit facility to replace its expiring $520 million credit facility. The new credit facility is comprised of a $450 million term loan and a $100 million revolver, both with an interest rate of the London Interbank Offered Rate ("LIBOR") plus 2.5 percent. The facility is secured by substantially all of the assets of LYONDELL-CITGO and contains covenants that require LYONDELL-CITGO to maintain specified financial ratios. In September 2004, LYONDELL-CITGO obtained an amendment to the new facility which reduces the interest rate to LIBOR plus 2 percent and eases certain financial covenants, including the debt to total capitalization ratio. There was no outstanding balance under the working capital revolving credit facility at September 30, 2004.

8.    COMMITMENTS AND CONTINGENCIES

      Litigation and Injury Claims -- Various lawsuits and claims arising in the ordinary course of business are pending against CITGO. CITGO records accruals for potential losses when, in management's opinion, such losses are probable and reasonably estimable. If known lawsuits and claims were to be determined in a manner adverse to CITGO, and in amounts greater than CITGO's accruals, then such determinations could have a material adverse effect on CITGO's results of operations in a given reporting period. The most significant lawsuits and claims are discussed below.

      In September 2002, a Texas court ordered CITGO to pay property owners and their attorneys approximately $6 million based on an alleged settlement of class action property damage claims as a result of alleged air, soil and groundwater contamination from emissions released from CITGO's Corpus Christi, Texas refinery. CITGO has appealed the ruling to the Texas Court of Appeals.

      CITGO, along with most of the other major oil companies, is a defendant in a number of federal and state lawsuits alleging contamination of private and public water supplies by methyl tertiary butyl ether ("MTBE"), a gasoline additive. In general, the plaintiffs claim that MTBE renders the water not potable. In addition to compensatory and punitive damages, plaintiffs seek injunctive relief to abate the contamination. CITGO intends to defend all of the MTBE lawsuits vigorously. CITGO's MTBE litigation can be divided into two categories -- pre and post-September 30, 2003 litigation. In the six pre-September 30, 2003 cases, CITGO is defending itself in Madison County, Illinois state court and in two New York county state courts. In several of the New York cases, the judge on March 26, 2004, granted CITGO's Motion for Summary Judgment. As of early October 2004, settlements in principle had been reached in both Madison County, Illinois cases. There will be no effect on results of operations because the accrual for these cases was adequate. The post-September 30, 2003 cases were filed after new federal legislation was proposed that would have precluded plaintiffs from filing lawsuits based on the theory that gasoline with MTBE is a defective product. These approximately 60 cases, the majority of which were filed by municipal authorities, were removed to federal court and at the defendants' request consolidated in Multi-District Litigation ("MDL") 1358. On March 16, 2004, the judge in MDL 1358 denied the plaintiffs' motion to remand the cases to state court. The remaining New York state case has been removed to federal court and consolidated with the MDL 1358 cases and the judge has denied plaintiffs' motion to remand that case. It is not possible to estimate the loss or range of loss, if any, related to these cases.

      CITGO has been named as a defendant in approximately 150 asbestos lawsuits pending in state and federal courts. These cases, most of which involve multiple defendants, are brought by former employees or contractor employees seeking damages for asbestos related illnesses allegedly caused, at least in part, from exposure at refineries owned or operated by CITGO in Lake Charles, Louisiana, Corpus Christi, Texas and Lemont, Illinois. In many of these cases, the plaintiffs' alleged exposure occurred over a period of years extending back to a time before CITGO owned or operated the premises at issue. CITGO does not believe that the resolution of these cases will have a material adverse effect on its financial condition or results of operations.

      At September 30, 2004, CITGO's balance sheet included an accrual for lawsuits and claims of $24 million compared with $27 million at December 31, 2003. Unrelated to the reduction in the accrual, CITGO estimates that an additional loss of $17 million is reasonably possible in connection with such lawsuits and claims.

      Environmental Compliance and Remediation -- CITGO is subject to the federal Clean Air Act ("CAA"), which includes the New Source Review ("NSR") program as well as the Title V air permitting program; the federal Clean Water Act, which includes the National Pollution Discharge Elimination System program; the Toxic Substances Control Act; and the federal Resource Conservation and Recovery Act and their equivalent state programs. CITGO is required to obtain permits under all of these programs and believes it is in material compliance with the terms of these permits. CITGO does not have any material Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") liability because the former owners of many of CITGO's assets have by explicit contractual language assumed all or the material portion of CERCLA obligations related to those assets. This includes the Lake Charles refinery and the Lemont refinery.

      The U.S. refining industry is required to comply with increasingly stringent product specifications under the 1990 Clean Air Act Amendments for reformulated gasoline and low sulfur gasoline and diesel fuel that requires additional capital and operating expenditures, and alters significantly the U.S. refining industry and the return realized on refinery investments.

      In addition, CITGO is subject to various other federal, state and local environmental laws and regulations that may require CITGO to take additional compliance actions and also actions to remediate the effects on the environment of prior disposal or release of petroleum, hazardous substances and other waste and/or pay for natural resource damages. Maintaining compliance with environmental laws and regulations could require significant capital expenditures and additional operating costs. Also, numerous other factors affect CITGO's plans with respect to environmental compliance and related expenditures.

      CITGO's accounting policy establishes environmental reserves as probable site restoration and remediation obligations become reasonably capable of estimation. Environmental liabilities are not discounted to their present value and are recorded without consideration of potential recoveries from third parties. Subsequent adjustments to estimates, to the extent required, may be made as more refined information becomes available. CITGO believes the amounts provided in its consolidated financial statements, as prescribed by generally accepted accounting principles, are adequate in light of probable and estimable liabilities and obligations. However, there can be no assurance that the actual amounts required to discharge alleged liabilities and obligations and to comply with applicable laws and regulations will not exceed amounts provided for or will not have a material adverse affect on its consolidated results of operations, financial condition and cash flows.

      In 1992, CITGO reached an agreement with the Louisiana Department of Environmental Quality ("LDEQ") to cease usage of certain surface impoundments at the Lake Charles refinery by 1994. The remediation commenced in December 1993. CITGO is complying with a June 2002 LDEQ administrative order about the development and implementation of a corrective action or closure plan. Based on currently available information and proposed remedial approach, CITGO currently anticipates closure and post-closure costs related to these surface impoundments and related solid waste management units to range from $32 million to $37 million in addition to the approximately $49 million already expended. CITGO and the former owner of the refinery are participating in the closure and sharing the related costs based on estimated contributions of waste and ownership periods.

      CITGO's Corpus Christi, Texas refinery is being investigated by state and federal agencies for alleged criminal violations of federal environment statutes and regulations, including the CAA and the Migratory Bird Act. CITGO is cooperating with the investigation. CITGO believes that it has defenses to any such charges. At this time, CITGO cannot predict the outcome of or the amount or range of any potential loss that would ensue from any such charges.

      In June 1999, CITGO and numerous other industrial companies received notice from the U.S. EPA that the U.S. EPA believes these companies have contributed to contamination in the Calcasieu Estuary, near Lake Charles, Louisiana and are potentially responsible parties ("PRPs") under CERCLA. The U.S. EPA made a demand for payment of its past investigation costs from CITGO and other PRPs and since 1999 has been conducting a remedial investigation/feasibility study ("RI/FS") under its CERCLA authority. While CITGO disagrees with many of the U.S. EPA's earlier allegations and conclusions, CITGO and other industrial companies signed in December 2003, a Cooperative Agreement with the LDEQ on issues relative to the Bayou D'Inde tributary section of the Calcasieu Estuary, and the companies are proceeding with a Feasibility Study Work Plan. CITGO will continue to deal separately with the LDEQ on issues relative to its refinery operations on another section of the Calcasieu Estuary. The Company still intends to contest this matter if necessary.

      In January and July 2001, CITGO received notices of violation ("NOVs") from the U.S. EPA alleging violations of the CAA. The NOVs are an outgrowth of an industry-wide and multi-industry U.S. EPA enforcement initiative alleging that many refineries, electric utilities and other industrial sources modified air emission sources. Without admitting any violation CITGO reached a settlement with the United States and the states of Louisiana, New Jersey, and Georgia. The settlement has been memorialized in a Consent Decree lodged in the District Court for the Southern District of Texas on October 6, 2004. The Consent Decree requires the implementation of control equipment at CITGO's refineries and a Supplemental Environmental Project at CITGO's Corpus Christi, Texas refinery. CITGO estimates that the costs of the settlement could range up to $325 million which includes a civil penalty of $3.6 million, split between the U.S. EPA and the states. CITGO accrued for the civil penalty during 2003. The capital costs will be incurred over a period of time, primarily between 2004 and 2009.

      In June 1999, an NOV was issued by the U.S. EPA alleging violations of the National Emission Standards for Hazardous Air Pollutants regulations covering benzene emissions from wastewater treatment operations at CITGO's Lemont, Illinois refinery. CITGO is in settlement discussions with the U.S. EPA. This matter has been consolidated with the matters described in the previous paragraph.

      In June 2002, a Consolidated Compliance Order and Notice of Potential Penalty was issued by the LDEQ alleging violations of the Louisiana air quality regulations at CITGO's Lake Charles, Louisiana refinery during 2001. The majority of the alleged violations related to the leak detection and repair program. CITGO is in settlement discussions with the LDEQ. This matter has been consolidated with the matters described in the previous paragraph related to the U.S. EPA's enforcement initiative.

      In October 2004, the New Jersey Land Trust voted to reject the donation by us of a conservation easement covering the 365 acre Petty's Island, which is located in the Delaware River in Pennsauken, New Jersey and owned by CITGO. Petty's Island contains a CITGO closed petroleum terminal and other industrial facilities, but it is also the habitat for endangered species like the bald eagle. The City of Pennsauken through a private developer wants to condemn Petty's Island through eminent domain and to redevelop Petty's Island into residential and commercial uses. The granting of the conservation easement would have mitigated the amount of remediation that we would have to perform on Petty's Island. The ultimate outcome cannot be determined at this time.

      At September 30, 2004, CITGO's balance sheet included an environmental accrual of $65 million compared with $63 million at December 31, 2003. Results of operations reflect an increase in the accrual during 2004 due primarily to a revision of the Company's estimated share of costs related to two sites indicating higher costs offset in part, by spending on environmental projects. CITGO estimates that an additional loss of $36 million is reasonably possible in connection with environmental matters.

      Various regulatory authorities have the right to conduct, and from time to time do conduct, environmental compliance audits or inspections of CITGO and its subsidiaries' facilities and operations. Those audits have the potential to reveal matters that those authorities believe represent non-compliance in one or more respects with regulatory requirements and for which those authorities may seek corrective actions and/or penalties in an administrative or judicial proceeding. Based upon current information, CITGO does not believe that any such prior compliance audit or inspection or any resulting proceeding will have a material adverse effect on its future business and operating results, other than matters described above.

      Conditions which require additional expenditures may exist with respect to CITGO's various sites including, but not limited to, its operating refinery complexes, former refinery sites, service stations and crude oil and petroleum product storage terminals. Based on currently available information, CITGO cannot determine the amount of any such future expenditures.

      Derivative Commodity and Financial Instruments -- As of September 30, 2004, CITGO's petroleum commodity derivatives included exchange traded futures contracts, forward purchase and sale contracts, exchange traded and over-the-counter options and over-the-counter swaps. At September 30, 2004, the balance sheet captions prepaid expenses and other current assets and other current liabilities include $25 million and $22 million, respectively, related to the fair values of open commodity derivatives.

      CITGO has also entered into various interest rate swaps to manage the Company's risk related to interest rate changes on its debt. The fair value of the interest rate swap agreements in place at September 30, 2004, based on the estimated amount that the Company would receive or pay to terminate the agreements as of that date and taking into account current interest rates, was a loss of $1 million, the offset of which is recorded in the balance sheet caption other current liabilities. In connection with the determination of fair market value, the Company considered the creditworthiness of the counterparties, but no adjustment was determined to be necessary as a result.

      Guarantees -- As of September 30, 2004, the Company has guaranteed the debt of others in a variety of circumstances including letters of credit issued for an affiliate, bank debt of an equity investment, bank debt of customers, customer debt related to the acquisition of marketing equipment and financing debt incurred by an equity investment as shown in the following table:

                                                                                                                     EXPIRATION
                                                                                                                        DATE
                                                                                                                     ----------
                                                                                                 (000S OMITTED)
Letters of credit..........................................................................         $  32,981         2004-2005
Bank debt
  Equity investment........................................................................             5,500              none
  Customers................................................................................             1,729              2006
Financing debt of customers
  Customer equipment acquisition...........................................................               389         2004-2007
  Equipment acquisition -- NISCO...........................................................            10,047              2008
                                                                                                    ---------
  Total....................................................................................         $  50,646
                                                                                                    =========

      In each case, if the debtor fails to meet its obligation, CITGO could be obligated to make the required payment. The Company has not recorded any amounts on the Company's balance sheet relating to these guarantees.

      In the event of debtor default on the letters of credit, CITGO has been indemnified by PDV Holding, Inc., the direct parent of PDV America, which is CITGO's direct parent. In the event of debtor default on the equity investment bank debt, CITGO has no recourse. In the event of debtor default on customer bank debt, CITGO generally has recourse to personal guarantees from principals or liens on property. In the event of debtor default on financing debt incurred by customers, CITGO would receive an interest in the equipment being financed after making the guaranteed debt payment. In the event of debtor default on financing debt incurred by an equity investee, CITGO has no recourse.

      CITGO has granted indemnities to the buyers in connection with past sales of product terminal facilities. These indemnities provide that CITGO will accept responsibility for claims arising from the period in which CITGO owned the facilities. Due to the uncertainties in this situation, the Company is not able to estimate a liability relating to these indemnities.

      The Company has not recorded a liability on its balance sheet relating to product warranties because historically, product warranty claims have not been significant.

9. RELATED PARTY TRANSACTIONS

      CITGO purchases approximately one-half of the crude oil processed in its refineries from subsidiaries of PDVSA under long-term supply agreements. These supply agreements extend through the year 2006 for the Lake Charles refinery, 2010 for the Paulsboro refinery, 2012 for the Corpus Christi refinery and 2013 for the Savannah refinery. CITGO and PDVSA are evaluating possible changes to certain terms and conditions of these supply agreements, including the pricing mechanisms, volumes and term. If PDVSA and CITGO determine to pursue these changes and are able to successfully negotiate any related amendments to the supply agreements, the effectiveness of these amendments may require the consent of some of the holders of CITGO's outstanding debt.

      These crude supply agreements contain force majeure provisions that excuse the performance by either party of its obligations under the agreement under specified circumstances.

      Three affiliates entered into agreements to advance excess cash to the Company from time to time under demand notes for amounts of up to a maximum of $10 million with PDV Texas, Inc. ("PDV Texas"), $30 million with PDV America and $10 million with PDV Holding. The notes bear interest at rates equivalent to 30-day LIBOR plus 0.875% payable quarterly. At September 30, 2004 and December 31, 2003, there was no outstanding balance on these notes.

10. EMPLOYEE BENEFIT PLANS

 COMPONENTS OF NET PERIODIC BENEFIT COST

      For the three months ended September 30:

                                       PENSION BENEFITS        OTHER BENEFITS
                                     --------------------    --------------------
                                       2004        2003       2004         2003
                                     --------    --------    --------    --------
                                                     (000S OMITTED)
Service cost......................   $  5,743    $  4,975    $  2,285    $  2,200
Interest cost.....................      7,954       7,332       5,767       5,556
Expected return on plan assets....     (7,285)     (6,563)        (18)        (18)
Amortization of Transition Asset..        (12)        (38)         --          --
Amortization of prior service cost       (193)       (192)       (130)         --
Amortization of net loss..........        818         806       4,911      12,537
                                     --------    --------    --------    --------
Net periodic benefit cost.........   $  7,025    $  6,320    $ 12,815    $ 20,275
                                     ========    ========    ========    ========

      For the nine months ended September 30:

                                        PENSION BENEFITS        OTHER BENEFITS
                                     --------------------    --------------------
                                       2004        2003        2004       2003
                                     --------    --------    --------    --------
                                                    (000S OMITTED)
Service cost......................   $ 17,229    $ 14,925    $  6,855    $  6,600
Interest cost.....................     23,862      21,996      17,301      16,668
Expected return on plan assets....    (21,855)    (19,689)        (54)        (54)
Amortization of Transition
 Obligation (Asset)...............        (36)       (114)         --          --
Amortization of prior service cost       (579)       (576)       (390)         --
Amortization of net (gain) loss...      2,454       2,418      14,734      37,611
                                     --------    --------    --------    --------
Net periodic benefit cost.........   $ 21,075    $ 18,960    $ 38,446    $ 60,825
                                     ========    ========    ========    ========

EFFECT OF RECENT LEGISLATION ON OTHER BENEFITS COST

      In December 2003, the Medicare Prescription Drug, Improvement and Modernization Act of 2003 ("Medicare Reform") was signed into law. Medicare Reform introduces a prescription drug benefit under Medicare (Medicare Part D) as well as a federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least actuarially equivalent to Medicare Part
D. In May 2004, the FASB Staff issued FASB Staff Position No. FAS 106-2, "Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003." The Staff Position permits a sponsor to report the effects of Medicare Reform prospectively in the third quarter of 2004 or retrospectively to the measurement date following enactment of the legislation. CITGO has chosen to use the retrospective method to reflect Medicare Reform as of January 1, 2004. The effect of this legislation at that date was to reduce the benefit obligation by approximately $40 million. The service cost and interest cost components of that reduction total approximately $3 million. Under CITGO's accounting policy for recognizing actuarial gains, net periodic benefit cost for the third quarter and nine months ended September 30, 2004 have been reduced by $10 million and $30 million, respectively, related to this actuarial gain.

EMPLOYER CONTRIBUTIONS

      CITGO previously disclosed in its financial statements for the year ended December 31, 2003, that it expected to contribute $58 million to its pension plan in 2004. Through October 15, 2004, CITGO has contributed approximately $41 million to its pension plan in 2004.

11.  CORPORATE HEADQUARTERS RELOCATION

      In April 2004, CITGO announced its strategic decision to move its corporate headquarters from Tulsa, Oklahoma to Houston, Texas. The transfer of approximately 700 positions from a total of approximately 1,000 positions in Tulsa began in August 2004. At September 30, 2004, 106 positions have been transferred. The relocation is expected to be complete in July 2005.

                                                    AMOUNT       CUMULATIVE
                                   EXPECTED TOTAL   INCURRED       AMOUNT
                                      AMOUNT       THIS QUARTER   INCURRED
                                                ($ IN MILLIONS)
                                                ---------------
Relocation costs..............         $27            $ 7            $ 7
Severance and related costs...          21              3              3
Property and infrastructure
  costs.......................          33              1              1
                                       ---            ---            ---
  Total.......................         $81            $11            $11
                                       ===            ===            ===

      Relocation costs and severance related costs are included in CITGO's condensed consolidated statement of income and comprehensive income as a component of the caption selling, general and administrative expense. An accrual of $2 million related to relocation costs is included in CITGO's condensed consolidated balance sheet as a component of the caption current liabilities other. Costs related to property and infrastructure are included in CITGO's condensed consolidated balance sheet as a component of the caption property, plant and equipment.

      CITGO expects to spend approximately $36 million in the fourth quarter of 2004 related to this relocation.

12. SUBSEQUENT EVENT

      On October 22, 2004, CITGO issued $250 million of 6% unsecured senior notes due October 15, 2011. In connection with this transaction, CITGO repurchased approximately $540 million principal amount of its 11-3/8% senior notes due 2011 as part of a tender offer for such notes. CITGO will record, as charges to interest expense in the fourth quarter of 2004, a $121.9 million tender premium, $10.6 million unamortized fees and $2.7 million unamortized discounts. As a result of this transaction, CITGO's weighted average cost of fixed rate borrowing was reduced from 8.8% to 6.7%.

            REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Partnership Governance Committee
of LYONDELL-CITGO Refining LP:

In our opinion, the accompanying balance sheets and the related statements of income, of partners' capital and of cash flows present fairly, in all material respects, the financial position of LYONDELL-CITGO Refining LP (the "Partnership") at December 31, 2003 and 2002, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP
Houston, Texas
March 2, 2004, except for matters discussed in Note 2, as to which the date is March 11, 2004

                           LYONDELL-CITGO REFINING LP

                              STATEMENTS OF INCOME

                                                                     FOR THE YEAR ENDED DECEMBER 31,
                                                             -----------------------------------------------
MILLIONS OF DOLLARS                                            2003               2002                2001
-------------------                                          -------             -------             -------
SALES AND OTHER OPERATING REVENUES                           $ 4,162             $ 3,392             $ 3,284
OPERATING COSTS AND EXPENSES:
     Cost of sales:
          Crude oil and feedstock                              3,209               2,546               2,379
          Operating and other expenses                           633                 547                 588
     Selling, general and administrative expenses                 56                  53                  61
                                                             -------             -------             -------
                                                               3,898               3,146               3,028
                                                             -------             -------             -------
     Operating income                                            264                 246                 256
Interest expense                                                 (37)                (32)                (52)
Interest income                                                    1                 ---                   1
Other expense                                                    ---                  (1)                 (2)
                                                             -------             -------             -------
NET INCOME                                                   $   228             $   213             $   203
                                                             =======             =======             =======

                       See Notes to Financial Statements.

                           LYONDELL-CITGO REFINING LP

                                 BALANCE SHEETS

                                                                    DECEMBER 31,
                                                              ---------------------------
MILLIONS OF DOLLARS                                             2003               2002
-------------------                                           -------             -------
ASSETS
Current assets:
     Cash and cash equivalents                                $    43             $   101
     Accounts receivable:
            Trade, net                                             51                  47
             Related parties                                      121                 106
     Inventories                                                   98                  93
     Prepaid expenses and other current assets                      3                  10
                                                              -------             -------
        Total current assets                                      316                 357
                                                              -------             -------
Property, plant and equipment                                   2,495               2,392
Construction projects in progress                                  67                 159
Accumulated depreciation and amortization                      (1,322)             (1,239)
                                                              -------             -------
                                                                1,240               1,312
Other assets, net                                                  81                  88
                                                              -------             -------
       Total assets                                           $ 1,637             $ 1,757
                                                              =======             =======
LIABILITIES AND PARTNERS' CAPITAL
Current liabilities:
     Accounts payable:
           Trade                                              $    71             $    69
           Related parties and affiliates                         224                 212
     Distribution payable to Lyondell Partners                     21                 106
     Distribution payable to CITGO Partners                        15                  75
     Accrued liabilities                                           55                  52
                                                              -------             -------
        Total current liabilities                                 386                 514
                                                              -------             -------
Long-term debt                                                    450                 450
Loan payable to Lyondell Partners                                 229                 229
Loan payable to CITGO Partners                                     35                  35
Other liabilities                                                 114                 126
                                                              -------             -------
       Total long-term liabilities                                828                 840
                                                              -------             -------
Commitments and contingencies

Partners' capital:
     Partners' accounts                                           442                 432
     Accumulated other comprehensive loss                         (19)                (29)
                                                              -------             -------
        Total partners' capital                                   423                 403
                                                              -------             -------
           Total liabilities and partners' capital            $ 1,637             $ 1,757
                                                              =======             =======

                       See Notes to Financial Statements.

                           LYONDELL-CITGO REFINING LP

                            STATEMENTS OF CASH FLOWS

                                                                                FOR THE YEAR ENDED DECEMBER 31,
                                                                            -----------------------------------------
MILLIONS OF DOLLARS                                                         2003               2002             2001
-------------------                                                         -----             -----             -----
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net income                                                             $ 228             $ 213             $ 203
     Adjustments to reconcile net income to
          cash provided by operating activities:
          Depreciation and amortization                                       113               116               108
          Net loss (gain) on disposition of assets                             27                 1                (3)
          Other                                                               ---                 1                 2
    Changes in assets and liabilities that provided (used) cash:
          Accounts receivable                                                 (19)              (59)              113
          Inventories                                                          (5)               37               (40)
          Accounts payable                                                     14                70               (88)
          Other assets and liabilities                                         16               (18)              (15)
                                                                            -----             -----             -----
               Cash provided by operating activities                          374               361               280
                                                                            -----             -----             -----
CASH FLOWS FROM INVESTING ACTIVITIES:
     Expenditures for property, plant and equipment                           (46)              (65)             (109)
     Proceeds from sale of property, plant and equipment                      ---                 2                 8
     Other                                                                    ---                (3)                5
                                                                            -----             -----             -----
               Cash used in investing activities                              (46)              (66)              (96)
                                                                            -----             -----             -----
CASH FLOWS FROM FINANCING ACTIVITIES:
     Distributions to Lyondell Partners                                      (253)             (126)             (165)
     Distributions to CITGO Partners                                         (178)              (89)             (116)
     Contributions from Lyondell Partners                                      30                46                45
     Contributions from CITGO Partners                                         21                32                32
     Net (repayment) borrowing under lines of credit                          ---               (50)               30
     Payment of debt issuance costs                                            (6)              (10)               (8)
                                                                            -----             -----             -----
               Cash used in financing activities                             (386)             (197)             (182)
                                                                            -----             -----             -----
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                              (58)               98                 2
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                              101                 3                 1
                                                                            -----             -----             -----
CASH AND CASH EQUIVALENTS AT END OF PERIOD                                  $  43             $ 101             $   3
                                                                            =====             =====             =====

                       See Notes to Financial Statements.

                           LYONDELL-CITGO REFINING LP

                         STATEMENTS OF PARTNERS' CAPITAL

                                                      PARTNERS' ACCOUNTS                   ACCUMULATED
                                       ------------------------------------------             OTHER
                                       LYONDELL           CITGO                           COMPREHENSIVE     COMPREHENSIVE
MILLIONS OF DOLLARS                    PARTNERS          PARTNERS           TOTAL         INCOME (LOSS)     INCOME (LOSS)
-------------------                    --------          --------           -----         -------------     -------------
BALANCE AT JANUARY 1, 2001              $   3             $ 505             $ 508             $ ---

Net income                                129                74               203               ---             $ 203
Cash contributions                         45                32                77               ---               ---
Distributions to Partners                (165)             (116)             (281)              ---               ---
Other comprehensive (loss)-
  minimum pension liability                                                                     (15)              (15)
                                        -----             -----             -----             -----             -----
Comprehensive income                                                                                            $ 188
                                                                                                                =====
BALANCE AT DECEMBER 31, 2001               12               495               507               (15)

Net income                                135                78               213               ---             $ 213
Cash contributions                         46                32                78               ---               ---
Distributions to Partners                (215)             (151)             (366)              ---               ---
Other comprehensive (loss)-
   minimum pension liability                                                                    (14)              (14)
                                        -----             -----             -----             -----             -----
Comprehensive income                                                                                            $ 199
                                                                                                                =====
BALANCE AT DECEMBER 31, 2002              (22)              454               432               (29)

Net income                                144                84               228               ---             $ 228
Cash contributions                         30                21                51               ---               ---
Other contributions                        10                 7                17               ---               ---
Distributions to Partners                (168)             (118)             (286)              ---               ---
Other comprehensive income -
   minimum pension liability                                                                     10                10
                                        -----             -----             -----             -----             -----
Comprehensive income                                                                                            $ 238
                                                                                                                =====
BALANCE AT DECEMBER 31, 2003            $  (6)            $ 448             $ 442             $ (19)
                                        =====             =====             =====             =====

                       See Notes to Financial Statements.

                           LYONDELL-CITGO REFINING LP

                          NOTES TO FINANCIAL STATEMENTS

1. THE PARTNERSHIP

LYONDELL-CITGO Refining LP ("LCR" or the "Partnership") was formed on July 1, 1993 by subsidiaries of Lyondell Chemical Company ("Lyondell") and CITGO Petroleum Corporation ("CITGO") primarily in order to own and operate a refinery ("Refinery") located on the Houston Ship Channel in Houston, Texas.

Lyondell owns its interest in the Partnership through wholly owned subsidiaries, Lyondell Refining Partners, LP ("Lyondell LP") and Lyondell Refining Company ("Lyondell GP"). Lyondell LP and Lyondell GP together are known as Lyondell Partners. CITGO holds its interest through CITGO Refining Investment Company ("CITGO LP") and CITGO Gulf Coast Refining, Inc. ("CITGO GP"), both wholly owned subsidiaries of CITGO. CITGO LP and CITGO GP together are known as CITGO Partners. Lyondell Partners and CITGO Partners together are known as the Partners. LCR will continue in existence until it is dissolved under the terms of the Limited Partnership Agreement (the "Agreement").

The Partners have agreed to allocate cash distributions based on an ownership interest that was determined by certain contributions instead of allocating such amounts based on their capital account balances. Based upon these contributions, Lyondell Partners and CITGO Partners had ownership interests of approximately 59% and 41%, respectively, as of December 31, 2003. Net income as shown on the statements of partners' capital is made up of two components which are allocated to the partners on different bases: depreciation expense, which is allocated to each partner in proportion to contributed assets, and net income other than depreciation expense, which is allocated to each partner based on ownership interests.

2. SUBSEQUENT EVENT

At December 31, 2003, LCR had $450 million outstanding under an eighteen-month term bank loan facility and a $70 million working capital revolving credit facility (the "Facilities"), both of which expire in June 2004 (see Note 9). Management of LCR, Lyondell and CITGO are pursuing a refinancing of the Facilities and expect to complete the refinancing before the Facilities expire. On March 11, 2004, LCR entered into an agreement with a major financial institution to refinance the Facilities on a long-term basis, with interest of LIBOR plus 3%, but in no event more than LIBOR plus 8%, and with other terms substantially similar to the current Facilities. The closing of the new facility is subject to normal conditions of closing, as well as the maintenance of certain financial and operating ratios. Based on this agreement, the $450 million term bank loan amount has been classified in the balance sheet as long-term debt at December 31, 2003.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Revenue Recognition - Revenue from product sales is recognized as risk and title to the product transfer to the customer, which usually occurs when shipment is made. Under the terms of a long-term product sales agreement, CITGO buys all of the gasoline, jet fuel, low sulfur diesel, heating oils, coke and sulfur produced at the Refinery, which represents over 70% of LCR revenues, at market-based prices.

Cash and Cash Equivalents -- Cash equivalents consist of highly liquid debt instruments such as certificates of deposit, commercial paper and money market accounts. Cash equivalents include instruments with maturities of three months or less when acquired. Cash equivalents are stated at cost, which approximates fair value. The Partnership's policy is to invest cash in conservative, highly rated instruments and to limit the amount of credit exposure to any one institution.

Accounts Receivable -- The Partnership sells its products primarily to CITGO and to other industrial concerns in the petrochemical and refining industries. The Partnership performs ongoing credit evaluations of its customers' financial condition and in certain circumstances, requires letters of credit from them. The Partnership's allowance

                           LYONDELL-CITGO REFINING LP
for doubtful accounts receivable, which is reflected in the Balance Sheets as a reduction of accounts receivable-trade, totaled $25,000 at both December 31, 2003 and 2002.

Inventories -- Inventories are stated at the lower of cost or market. Cost is determined using the last-in, first-out ("LIFO") method for substantially all inventories, except for materials and supplies, which are valued using the average cost method.

Inventory exchange transactions, which involve fungible commodities and do not involve the payment or receipt of cash, are not accounted for as purchases and sales. Any resulting volumetric exchange balances are accounted for as inventory in accordance with the normal LIFO valuation policy.

Property, Plant and Equipment -- Property, plant and equipment are recorded at cost. Depreciation is computed using the straight-line method over the estimated useful asset lives, generally, 24 years for major manufacturing equipment, 24 to 30 years for buildings, 5 to 10 years for light equipment and instrumentation, 10 years for office furniture and 5 years for information system equipment. Upon retirement or sale, LCR removes the cost of the asset and the related accumulated depreciation from the accounts and reflects any resulting gain or loss in the Statement of Income. LCR's policy is to capitalize interest cost incurred on debt during the construction of major projects exceeding one year.

Long-Lived Asset Impairment -- LCR evaluates long-lived assets for impairment whenever events or changes in circumstances indicate that a carrying amount of an asset may not be recoverable. When it is probable that undiscounted future cash flows will not be sufficient to recover an asset's carrying amount, the asset is written down to its estimated fair value. Long-lived assets to be disposed of are reported at the lower of carrying amount or estimated fair value less costs to sell the assets.

Turnaround Maintenance and Repair Costs -- Costs of maintenance and repairs exceeding $5 million incurred in connection with turnarounds of major units at the Refinery are deferred and amortized using the straight-line method over the period until the next planned turnaround, generally 4 to 6 years. These costs are necessary to maintain, extend and improve the operating capacity and efficiency rates of the production units.

Identifiable Intangible Assets -- Costs to purchase and to develop software for internal use are deferred and amortized on a straight-line basis over periods of 3 to 10 years. Other intangible assets are carried at amortized cost and primarily consist of deferred debt issuance costs. These assets are amortized using the straight-line method over their estimated useful lives or the term of the related agreement, if shorter.

Environmental Remediation Costs -- Anticipated expenditures related to investigation and remediation of contaminated sites, which include operating facilities and waste disposal sites, are accrued when it is probable a liability has been incurred and the amount of the liability can reasonably be estimated. Estimated expenditures have not been discounted to present value.

Income Taxes -- The Partnership is not subject to federal income taxes as income is reportable directly by the individual partners; therefore, there is no provision for federal income taxes in the accompanying financial statements.

Use of Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Accounting and Reporting Changes -- Effective January 1, 2003, LCR implemented Statement of Financial Accounting Standards ("SFAS") No. 145, Rescission of FASB Statement No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections. The primary impact of the statement on LCR is the classification of gains or losses that result from the early extinguishment of debt as an element of income before extraordinary items. Previously, such gains and losses were classified as extraordinary items. The Income Statement reflects these

                           LYONDELL-CITGO REFINING LP
changes for all periods presented. LCR incurred losses on early extinguishment of debt of $1 million and $2 million for the years ended December 31, 2002 and 2001, respectively.

Effective December 31, 2003, LCR adopted the disclosure requirements of SFAS No. 132 (Revised 2003), Employers' Disclosures about Pensions and Other Postretirement Benefits, issued by the Financial Accounting Standards Board ("FASB") in December 2003, and requiring more details about pension plan assets, benefit obligations, cash flows, benefit costs and related information (see note
12).

In January 2004, the FASB issued FASB Staff Position ("FSP") FAS 106-1, Accounting and Disclosure Requirements Related to the Medicare Prescription Drug Improvement and Modernization Act of 2003. The FSP permits a sponsor of retiree health benefit plan to make a one-time election to defer recognition of the effects of the new Medicare legislation in accounting for its plans under SFAS No. 106, Employers Accounting for Postretirement Benefits Other Than Pensions, or in making disclosures related to its plans required by SFAS No. 132 (Revised
2003), Employers' Disclosures about Pensions and Other Postretirement Benefits, until the FASB develops and issues authoritative guidance on accounting for subsidies provided by the Act. Such FASB guidance could require a change in currently reported information. LCR elected to make the one-time deferral and is currently evaluating the effect of FSP FAS 106-1.

Effective January 1, 2003, LCR adopted SFAS No. 143, Accounting for Asset Retirement Obligations, which address obligations associated with retirement of tangible long-lived assets, and SFAS No. 146, Accounting for Exit or Disposal Activities, which address the recognition, measurement and recording of costs associated with exit and disposal activities, including restructuring activities and facility closings. LCR's adoption of the provisions of SFAS No. 143 and SFAS No. 146 had no material impact on its financial statements.

In December 2003, the FASB issued FASB Interpretation No. 46 (Revised December
2003), Consolidation of Variable Interest Entities ("FIN 46R"), primarily to clarify the required accounting for interests in variable interest entities ("VIEs"). This standard replaces FASB Financial Interpretation No. 46, Consolidation of Variable Interest Entities, that was issued in January 2003 to address certain situations in which a company should include in its financial statements the assets, liabilities and activities of another entity. LCR's application of FIN 46R, has no material impact on its financial statements.

Reclassifications -- Certain previously reported amounts have been reclassified to conform to classifications adopted in 2003.

4. RELATED PARTY TRANSACTIONS

LCR is party to agreements with the following related parties:

      -     CITGO

      -     CITGO Partners

      - Equistar Chemicals, LP ("Equistar"), in which Lyondell holds a 70.5% interest

      -     Lyondell

      -     Lyondell Partners

      -     PDVSA

      -     PDVSA Oil

      -     Petrozuata Financial, Inc.

      -     TCP Petcoke Corporation

LCR buys a substantial portion of its crude oil supply at deemed product-based prices, adjusted for certain indexed items (see Note 13), from PDVSA Oil under the terms of a long-term crude oil supply agreement ("Crude Supply Agreement").

                           LYONDELL-CITGO REFINING LP

Under the terms of a long-term product sales agreement, CITGO buys all of the finished gasoline, jet fuel, low sulfur diesel, heating oils, coke and sulfur produced at the Refinery at market-based prices.

LCR is party to a number of raw materials, product sales and administrative service agreements with Lyondell, CITGO and Equistar. These include a hydrogen take-or-pay contract with Equistar (see Note 13). In addition, a processing agreement provides for the production of alkylate and methyl tertiary butyl ether for the Partnership at Equistar's Channelview, Texas petrochemical complex.

Under the terms of a lubricant facility operating agreement, CITGO operates the lubricant blending and packaging facility in Birmingport, Alabama while the Partnership retained ownership. During 2003, a decision was made to discontinue the lubes blending and packaging operations at the facility in Birmingport, Alabama and the facility was permanently shut down. Lubes blending and packaging operations are now conducted at CITGO or other locations. Under the terms of the lubricant sales agreements, CITGO buys paraffinic lubricants base oil, naphthenic lubricants, white mineral oils and specialty oils from the Partnership.

Related party transactions are summarized as follows:

                                                             FOR THE YEAR ENDED DECEMBER 31,
                                                         ------------------------------------------

MILLIONS OF DOLLARS                                       2003              2002              2001
-------------------                                      ------            ------            ------
LCR billed related parties for the following:
  Sales of products:
    CITGO                                                $3,010            $2,488            $2,309
    Equistar                                                227               217               203
    Lyondell                                                ---                 1               ---
    TCP Petcoke Corporation                                  33                17                40
  Services and cost sharing arrangements:
    Equistar                                                ---                 1                 2
    Lyondell                                                  1                 1                 3

Related parties billed LCR for the following:
  Purchase of products:
    CITGO                                                   201                78                80
    Equistar                                                445               324               359
    Lyondell                                                  4                 1               ---
    PDVSA                                                 1,742             1,259             1,474
    Petrozuata                                              ---                22               ---
  Transportation charges:
    CITGO                                                     1                 1                 1
    Equistar                                                  4                 3                 3
    PDVSA                                                   ---                 3                 3
  Services and cost sharing arrangements:
    CITGO                                                     6                 8                 3
    Equistar                                                 21                17                19
    Lyondell                                                  2                 3                 3

   See Note 9 for information regarding LCR master notes payable to Lyondell Partners and CITGO Partners.

5. SUPPLEMENTAL CASH FLOW INFORMATION

At December 31, 2003, 2002 and 2001, construction in progress included approximately $5 million, $6 million and $11 million, respectively, of non-cash additions which related to accounts payable accruals.

                           LYONDELL-CITGO REFINING LP

During 2003, 2002 and 2001, LCR paid interest of $20 million, $26 million and $38 million, respectively. No interest costs were capitalized in 2003, 2002 or 2001.

In June 2003, the Partners agreed to contribute part of the outstanding accrued interest payable to the respective Partners' capital accounts based on their relative ownership interests of approximately 59% for Lyondell Partners and 41% for CITGO Partners. Accordingly, $10 million and $7 million of Lyondell Partners and CITGO Partners accrued interest, respectively, was reclassified to the respective Partners' capital accounts.

6. INVENTORIES

Inventories consisted of the following components at December 31:

MILLIONS OF DOLLARS                     2003           2002
-------------------                     ----           ----
Finished goods                           $16            $29
Raw materials                             69             51
Materials and supplies                    13             13
                                         ---            ---
            Total inventories            $98            $93
                                         ===            ===

In 2003 and 2002, all inventory, excluding materials and supplies, were valued using the LIFO method. The excess of replacement cost of inventories over the carrying value was approximately $163 million at December 31, 2003.

7. OTHER ASSETS

The components of other assets, at cost, and the related accumulated amortization were as follows at December 31:

                                                        2003                                             2002
                                        -------------------------------------            -------------------------------------
                                                     ACCUMULATED                                     ACCUMULATED
MILLIONS OF DOLLARS                     COST        AMORTIZATION          NET            COST        AMORTIZATION          NET
-------------------                     ----        ------------          ---            ----        ------------          ---
Intangible assets:
  Turnaround costs                      $ 58            $(27)            $ 31            $ 58            $(16)            $ 42
  Software costs                          38             (21)              17              38             (19)              19
  Debt issuance costs                     16             (11)               5              10              (1)               9
  Catalyst costs                          11              (6)               5              16             (12)               4
  Other                                    2             - -                2               3             - -                3
                                        ----            ----             ----            ----            ----             ----
Total intangible assets                 $125            $(65)              60            $125            $(48)              77
                                        ====            ====             ====            ====            ====             ====
Company-owned life insurance                                                5                                                5
Other                                                                      16                                                6
                                                                         ----                                             ----
Total other assets                                                       $ 81                                             $ 88
                                                                         ====                                             ====

Scheduled amortization of these intangible assets for the next five years is estimated at $20 million in 2004, $15 million in 2005, $12 million in 2006, $3 million in 2007 and $3 million in 2008.

                           LYONDELL-CITGO REFINING LP

Depreciation and amortization expense is summarized as follows:

                                                      FOR THE YEAR ENDED DECEMBER 31,
                                                    ------------------------------------
MILLIONS OF DOLLARS                                 2003            2002            2001
-------------------                                 ----            ----            ----
Property, plant and equipment                       $ 90            $ 89            $ 83
Turnaround costs                                      12              13              11
Software costs                                         5               5               6
Other                                                  6               9               8
                                                    ----            ----            ----
     Total depreciation and amortization            $113            $116            $108
                                                    ====            ====            ====

In addition to the depreciation and amortization shown above, amortization of debt issuance costs of $11 million, $5 million and $8 million in 2003, 2002 and 2001, respectively, is included in interest expense in the Statements of Income.

8. ACCRUED LIABILITIES

Accrued liabilities consisted of the following components at December 31:

MILLIONS OF DOLLARS                      2003           2002
-------------------                      ----           ----
Payroll and benefits                      $25            $22
Taxes other than income                    25             23
Interest                                    2              3
Other                                       3              4
                                          ---            ---
     Total accrued liabilities            $55            $52
                                          ===            ===

9. FINANCING ARRANGEMENTS

In December 2002, LCR completed a refinancing of its credit facilities with a new $450 million term bank loan facility and a $70 million working capital revolving credit facility that mature in June 2004. The December 2002 refinancing replaced an eighteen-month credit facility consisting of a $450 million term loan and a $70 million revolving credit facility with a group of banks, that would have expired in January 2003. The facilities are secured by substantially all of the assets of LCR. At December 31, 2003 and 2002, $450 million was outstanding under the bank term loan facility with weighted-average interest rates of 4.1% and 4.5%, respectively. Interest for this facility was determined by base rates or eurodollar rates at the Partnership's option. The $70 million working capital revolving credit facility is utilized for general business purposes and for letters of credit. At December 31, 2003, no amounts were outstanding under this facility. At December 31, 2003, LCR had outstanding letters of credit totaling $13 million.

Both facilities contain covenants that require LCR to maintain a minimum net worth and maintain certain financial ratios defined in the agreements. The facilities also contain other customary covenants which limit the Partnership's ability to modify certain significant contracts, incur significant additional debt or liens, dispose of assets, make restricted payments as defined in the agreements or merge or consolidate with other entities. LCR was in compliance with all such covenants at December 31, 2003.

Also during the December 2002 refinancing, the Partners and LCR agreed to renew and extend a number of existing notes due to Lyondell Partners and CITGO Partners with master notes to each Partner. The master notes extended the due date from July 1, 2003 to December 7, 2004, and are subordinate to the two bank credit facilities. At December 31, 2003 and 2002, Lyondell Partners and CITGO Partners loans were $229 million and $35 million, respectively, and both loans had weighted-average interest rates of 2.2%, which were based on eurodollar rates.

                           LYONDELL-CITGO REFINING LP

Interest to both Partners was paid at the end of each calendar quarter through June 30, 1999, but is now deferred in accordance with the restrictions included in the $450 million term bank loan facility. Subsequent to December 31, 2003, the due date of the master notes was extended to March 31, 2005. Accordingly, these amounts have been reflected as long-term liabilities in the Balance Sheet at December 31, 2003.

10. LEASE COMMITMENTS

LCR leases crude oil storage facilities, computer equipment, office equipment and other items under noncancelable operating lease arrangements for varying periods. As of December 31, 2003, future minimum lease payments for the next five years and thereafter, relating to all noncancelable operating leases with terms in excess of one year were as follows:

MILLIONS OF DOLLARS
-------------------
2004                                                                 $  73
2005                                                                    37
2006                                                                    34
2007                                                                    28
2008                                                                    18
       Thereafter                                                      104
                                                                     -----
Total minimum lease payments                                         $ 294
                                                                     =====

Operating lease net rental expenses for 2003, 2002 and 2001 were approximately $63 million, $34 million and $32 million, respectively.

11. FINANCIAL INSTRUMENTS

The fair value of all financial instruments included in current assets and current liabilities, including cash and cash equivalents, accounts receivable and accounts payable, approximated their carrying value due to their short maturity. The fair value of long-term loans payable approximated their carrying value because of their variable interest rates.

12. PENSION AND OTHER POSTRETIREMENT BENEFITS

LCR has defined benefit pension plans, which cover full-time regular employees. Retirement benefits are based on years of service and the employee's highest three consecutive years of compensation during the last ten years of service. LCR funds the plans through periodic contributions to pension trust funds as required by applicable law. LCR also has one unfunded supplemental nonqualified retirement plan, which provides pension benefits for certain employees in excess of the tax-qualified plans' limit. In addition, LCR sponsors unfunded postretirement benefit plans other than pensions, which provide medical and life insurance benefits. The postretirement medical plan is contributory, while the life insurance plan is noncontributory. The measurement date for LCR's pension and other postretirement benefit plans is December 31, 2003.

                           LYONDELL-CITGO REFINING LP

The following table provides a reconciliation of benefit obligations, plan assets and the funded status of the plans:

                                                                                OTHER POSTRETIREMENT
                                               PENSION BENEFITS                       BENEFITS
                                           -----------------------             -----------------------
MILLIONS OF DOLLARS                        2003              2002              2003              2002
-------------------                        -----             -----             -----             -----
CHANGE IN BENEFIT OBLIGATION:
Benefit obligation, January 1              $ 124             $  97             $  35             $  31
Service cost                                   6                 6                 1                 1
Interest cost                                  7                 8                 2                 2
Plan amendments                              ---                 1               ---               ---
Actuarial (gain) loss                         (3)               15                 3                 3
Benefits paid                                 (9)               (3)               (2)               (2)
                                           -----             -----             -----             -----
Benefit obligation, December 31              125               124                39                35
                                           -----             -----             -----             -----

CHANGE IN PLAN ASSETS:
Fair value of plan assets, January 1          49                39
Actual return on plan assets                  10                (5)
Partnership contributions                      1                18
Benefits paid                                 (9)               (3)
                                           -----             -----
Fair value of plan assets, December 31        51                49
                                           -----             -----
Funded status                                (74)              (75)              (39)              (35)
Unrecognized actuarial and investment loss    46                59                16                14
Unrecognized prior service cost (benefit)      2                 3               (16)              (19)
                                           -----             -----             -----             -----
Net amount recognized                      $ (26)            $ (13)            $ (39)            $ (40)
                                           =====             =====             =====             =====

AMOUNTS RECOGNIZED IN THE
   BALANCE SHEET CONSIST OF:
Accrued benefit liability                  $ (47)            $ (45)            $ (39)            $ (40)
Intangible asset                               2                 3               ---               ---
Accumulated other comprehensive income        19                29               ---               ---
                                           -----             -----             -----             -----
Net amount recognized                      $ (26)            $ (13)            $ (39)            $ (40)
                                           =====             =====             =====             =====
ADDITIONAL INFORMATION
Accumulated benefit obligation for defined
   benefit plans, December 31              $  98             $  93
Increase (decrease) in minimum liability
   included in other comprehensive income    (10)               14

Pension plans with projected and accumulated benefit obligations and accumulated benefit obligations in excess of the fair value of assets are summarized as follows at December 31:

MILLIONS OF DOLLARS                        2003            2002
-------------------                        ----            ----
Projected benefit obligations              $125            $124
Accumulated benefit obligations              98              93
Fair value of assets                         51              49

Net periodic pension and other postretirement benefit costs included the following components:

                           LYONDELL-CITGO REFINING LP

                    NOTES TO FINANCIAL STATEMENTS-(CONTINUED)

                                                                           OTHER POSTRETIREMENT
                                               PENSION BENEFITS                    BENEFITS
                                            ------------------------      ------------------------
                                            2003      2002      2001      2003      2002      2001
                                            ----      ----      ----      ----      ----      ----
MILLIONS OF DOLLARS
COMPONENTS OF NET PERIODIC
  BENEFIT COST:
    Service cost                            $  7      $  6      $  5      $  1      $  1      $  1
    Interest cost                              7         8         6         2         2         2
    Actual (gain) loss on plan assets        (10)        5         3       ---       ---       ---
    Less unrecognized gain (loss)              6        (9)       (7)      ---       ---       ---
                                            ----      ----      ----      ----      ----      ----
    Recognized gain on plan assets            (4)       (4)       (4)      ---       ---       ---
    Amortization of prior service costs      ---       ---       ---        (3)       (3)       (3)
    Actuarial loss amortization                4         3         2         1         1         1
                                            ----      ----      ----      ----      ----      ----
    Net periodic benefit cost               $ 14      $ 13      $  9      $  1      $  1      $  1
                                            ====      ====      ====      ====      ====      ====

The weighted-average assumptions used in determining net benefit liabilities were as follows at December 31:

                                          PENSION      OTHER POSTRETIREMENT
                                          BENEFITS          BENEFITS
                                     --------------    --------------------
                                      2003     2002      2003      2002
                                      ----     ----      ----      ----
Discount rate                        6.25%     6.50%     6.25%     6.50%
Rate of compensation increase        4.50%     4.50%      ---       ---

The weighted-average assumptions used in determining net periodic benefit cost were as follows:

                                                                  OTHER POSTRETIREMENT
                                          PENSION BENEFITS              BENEFITS
                                      ------------------------   ------------------------
                                      2003      2002      2001   2003      2002      2001
                                      ----      ----      ----   ----      ----      ----
Discount rate                         6.50%     6.50%     7.00%  6.50%     6.50%     7.00%
Expected return on plan assets        8.00%     9.50%     9.50%   ---       ---       ---
Rate of compensation increase         4.50%     4.50%     4.50%   ---       ---       ---

Management's goal is to manage pension investments over the long term to achieve optimal returns with an acceptable level of risk and volatility. Targeted assets allocations of 55% U.S. equity securities, 15% non-U.S. equity securities and 30% fixed income securities were adopted in 2003 for the plans based on recommendations by LCR's independent pension investment advisor. Investment policies prohibit investments in securities issued by an affiliate, such as Lyondell, or investment in speculative, derivative instruments. The investments are marketable securities that provide sufficient liquidity to meet expected benefit obligation payments.

Prior to 2003, LCR's expected long-term rate of return on plan assets of 9.5% had been based on the average level or earnings that its independent pension investment advisor had advised could be expected to be earned over time, using the expected returns for the above-noted asset allocations that had been recommended by the advisor, and had

                           LYONDELL-CITGO REFINING LP
been adopted for the plans. Over the three-year period ended December 31, 2003, LCR's actual return on plan assets was averaging 2% per year. In 2003, LCR reviewed its asset allocation and expected long-term rate of return assumptions and obtained an updated asset allocation study from the independent pension investment advisor, including updated expectations for long-term market earnings rates for various classes of investments. Based on this review, LCR reduced its expected long-term rate of return on plan assets to 8% and did not significantly change its plan asset allocations.

LCR's pension plan weighted-average asset allocations by asset category were as follows at December 31:

ASSET CATEGORY                     2003 POLICY        2003           2002
--------------                     -----------        ----           ----
U.S. equity securities                 55%             53%             48%
Non-U.S. equity securities             15%             18%             20%
Fixed income securities                30%             29%             32%
                                      ---             ---             ---
   Total                              100%            100%            100%
                                      ===             ===             ===

LCR expects to contribute approximately $7 million to its pension plans in 2004.

As of December 31, 2003, future expected benefit payments, which reflect expected future service, as appropriate, were as follows:

                                                                           PENSION               OTHER
MILLIONS OF DOLLARS                                                        BENEFITS            BENEFITS
-------------------                                                        --------            --------
  2004                                                                       $  6                 $ 2
  2005                                                                          6                   2
  2006                                                                          8                   2
  2007                                                                          9                   3
  2008                                                                         10                   3
  2009 through 2013                                                            78                  15
                                                                             ----                 ---
Total                                                                        $117                 $27
                                                                             ====                 ===

The assumed annual rate of increase in the per capita cost of covered health care benefits as of December 31, 2003 was 10% for 2004, 7% for 2005 through 2007 and 5% thereafter. The health care cost trend rate assumption does not have a significant effect on the amounts reported due to limits on LCR's maximum contribution level to the medical plan. To illustrate, increasing or decreasing the assumed health care cost trend rates by one percentage point in each year would not change the accumulated postretirement benefit liability as of December 31, 2003 and would not have a material effect on the aggregate service and interest cost components of the net periodic postretirement benefit cost for the year then ended.

LCR also maintains voluntary defined contribution savings plans for eligible employees. Contributions to the plans by LCR were $5 million in each of the three years ended December 31, 2003.

13. COMMITMENTS AND CONTINGENCIES

Commitments -- LCR has various purchase commitments for materials, supplies and services incident to the ordinary conduct of business, generally for quantities required for LCR's business and at prevailing market prices. LCR is party to various unconditional purchase obligation contracts as a purchaser for products and services, principally take-or-pay contracts for hydrogen, electricity and steam. At December 31, 2003, future minimum payments under

                           LYONDELL-CITGO REFINING LP
these contracts with noncancelable contract terms in excess of one year and fixed minimum payments were as follows:

MILLIONS OF DOLLARS
-------------------
2004                                                                $    50
2005                                                                     53
2006                                                                     48
2007                                                                     46
2008                                                                     46
Thereafter through 2021                                                 385
                                                                    -------
   Total minimum contract payments                                  $   628
                                                                    =======

Total LCR purchases under these agreements were $107 million, $68 million and $94 million during 2003, 2002 and 2001, respectively. A substantial portion of the future minimum payments and purchases were related to a hydrogen take-or-pay agreement with Equistar (see Note 4).

Crude Supply Agreement -- Under the Crude Supply Agreement ("CSA"), which will expire on December 31, 2017, PDVSA Oil is required to sell, and LCR is required to purchase 230,000 barrels per day of extra heavy Venezuelan crude oil, which constitutes approximately 86% of the Refinery's refining capacity of 268,000 barrels per day of crude oil (see Note 4). Since April 1998, PDVSA Oil has, from time to time, declared itself in a force majeure situation and subsequently reduced deliveries of crude oil. Such reductions in deliveries were purportedly based on announced OPEC production cuts. At such times, PDVSA Oil informed LCR that the Venezuelan government, through the Ministry of Energy and Mines, had instructed that production of certain grades of crude oil be reduced. In certain circumstances, PDVSA Oil made payments under a different provision of the CSA in partial compensation for such reductions.

In January 2002, PDVSA Oil again declared itself in a force majeure situation and beginning in March 2002, reduced deliveries of crude oil to LCR. Although deliveries increased to contract levels of 230,000 barrels per day during the third quarter 2002, PDVSA Oil did not revoke its January 2002 force majeure declaration during 2002. A national work stoppage in Venezuela began in early December 2002 and disrupted deliveries of crude oil to LCR under the CSA. PDVSA Oil again declared a force majeure and reduced deliveries of crude oil to LCR. In March 2003, PDVSA Oil notified LCR that the force majeure had been lifted with respect to CSA crude oil.

LCR has consistently contested the validity of the reductions in deliveries by PDVSA Oil's and PDVSA under the CSA. The parties have different interpretations of the provisions of the contracts concerning the delivery of crude oil. The contracts do not contain dispute resolution procedures and the parties have been unable to resolve their commercial dispute. As a result, in February 2002, LCR filed a lawsuit against PDVSA and PDVSA Oil in connection with the force majeure declarations, which LCR is continuing to litigate.

From time to time, Lyondell and PDVSA have had discussions covering both a restructuring of the CSA and a broader restructuring of the LCR partnership. LCR is unable to predict whether changes in either arrangement will occur. There are various possible outcomes associated with these matters. One possible outcome is that they will be settled through the ongoing negotiations of the parties involved, leading to agreements of mutual benefit. A negotiated settlement of these issues between the parties may or may not include monetary payments.

Subject to the consent of the other partner and rights of first offer and first refusal, the Partners each have a right to transfer their interest in LCR to unaffiliated third parties in certain circumstances.

Depending on then-current market conditions, any breach or termination of the CSA, or reduction in supply thereunder, would require LCR to purchase all or a portion of its crude oil in the merchant market, could subject

                           LYONDELL-CITGO REFINING LP

LCR to significant volatility and price fluctuations and could adversely affect the Partnership. There can be no assurance that alternative crude oil supplies with similar margins would be available for purchase by LCR. Environmental Remediation -- With respect to liabilities associated with the Refinery, Lyondell generally has retained liability for events that occurred prior to July 1, 1993 and certain ongoing environmental projects at the Refinery under the Contribution Agreement, retained liability section. LCR generally is responsible for liabilities associated with events occurring after June 30, 1993 and ongoing environmental compliance inherent to the operation of the Refinery.

LCR's policy is to be in compliance with all applicable environmental laws. LCR is subject to extensive national, state and local environmental laws and regulations concerning emissions to the air, discharges onto land or waters and the generation, handling, storage, transportation, treatment and disposal of waste materials. Many of these laws and regulations provide for substantial fines and potential criminal sanctions for violations. Some of these laws and regulations are subject to varying and conflicting interpretations. In addition, the Partnership cannot accurately predict future developments, such as increasingly strict environmental laws, inspection and enforcement policies, as well as higher compliance costs therefrom, which might affect the handling, manufacture, use, emission or disposal of products, other materials or hazardous and non-hazardous waste. Some risk of environmental costs and liabilities is inherent in particular operations and products of the Partnership, as it is with other companies engaged in similar businesses, and there is no assurance that material costs and liabilities will not be incurred. In general, however, with respect to the capital expenditures and risks described above, the Partnership does not expect that it will be affected differently than the rest of the refining industry where LCR is located.

LCR estimates that it has a liability of approximately $1 million at December 31, 2003 related to future assessment and remediation costs. Lyondell has a contractual obligation to reimburse LCR for approximately half of this liability. Accordingly, LCR has reflected a current liability for the remaining portion of this liability that will not be reimbursed by Lyondell. In the opinion of management, there is currently no material estimable range of loss in excess of the amount recorded. However, it is possible that new information associated with this liability, new technology or future developments such as involvement in investigations by regulatory agencies, could require LCR to reassess its potential exposure related to environmental matters.

Clean Air Act -- The eight-county Houston/Galveston region has been designated a severe non-attainment area for ozone by the U.S. Environmental Protection Agency ("EPA"). Emission reduction controls for nitrogen oxides ("NOx") must be installed at the Refinery located in the Houston/Galveston region during the next several years. Revised rules adopted by the regulatory agencies changed the required NOx reduction levels from 90% to 80%. Under the revised 80% standard, LCR estimates that incremental capital expenditures would range between $50 million and $55 million. However, this estimate could be affected by increased costs for stricter proposed controls over highly reactive, volatile organic compounds ("HRVOC"). LCR is still assessing the impact of the proposed HRVOC revisions and there can be no guarantee as to the ultimate capital cost of implementing any final plan developed to ensure ozone attainment by the 2007 deadline. The timing and amount of these expenditures are also subject to regulatory and other uncertainties, as well as obtaining the necessary permits and approvals.

The Clean Air Act also specified certain emissions standards for vehicles, and in 1998, the EPA concluded that additional controls on gasoline and diesel fuel were necessary. New standards for gasoline were finalized in 1999 and will require refiners to produce a low sulfur gasoline by 2004, with final compliance by 2006. A new "on-road" diesel standard was adopted in January 2001 and will require refiners of on-road diesel fuel to produce 80% as ultra low sulfur diesel ("ULSD") by June 2006 and 100% by the end of 2009, with less stringent standards for "off-road" diesel fuel. To date, the "off-road" diesel fuel standards have not been finalized. These gasoline and diesel fuel standards will result in increased capital investment for LCR.

In 2003, LCR developed alternative approaches to complying with the low sulfur gasoline standard and the new diesel fuel standard that will lead to an approximate $300 million reduction in overall estimated capital expenditures for these projects. As a result, LCR recognized impairment of value of $25 million of project costs incurred to date. The revised estimated spending for these projects, excluding the $25 million charge, totaled between $165 million and $205 million. LCR significantly reduced the estimated costs for implementing the new diesel standards as a result of its ability to retrofit current production units. The revised estimated costs for implementing the new diesel

                           LYONDELL-CITGO REFINING LP
standards also reflects LCR's implementation strategy for producing and marketing ULSD and "off-road" diesel. LCR has spent approximately $23 million, excluding the $25 million charge, as of December 31, 2003 for both the gasoline and diesel fuel standard projects. In addition, these standards could result in higher operating costs for LCR.

General - LCR is involved in various lawsuits and proceedings. Subject to the uncertainty inherent in all litigation, management believes the resolution of these proceedings will not have a material adverse effect on the financial position, liquidity or results of operations of LCR.

In the opinion of management, any liability arising from the matters discussed in this note is not expected to have a material adverse effect on the financial position or liquidity of LCR. However, the adverse resolution in any reporting period of one or more of these matters discussed in this note could have a material impact on LCR's results of operations for that period which may be mitigated by contribution or indemnification obligations of others, or by any insurance coverage that may be available.

                                  [CITGO LOGO]

                           CITGO PETROLEUM CORPORATION

                               Exchange Offer for

                                  $250,000,000
                                 6% Senior Notes
                                    due 2011

                              --------------------

                                   PROSPECTUS

                                __________, 200__

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      The Registrant was organized under the laws of the State of Delaware and is subject to the Delaware General Corporation Law (the "Code"). Section 145 of the Code provides that officers and directors may receive indemnification from their corporations for certain actual or threatened lawsuits. The Code sets out the standard of conduct which the officers and directors must meet in order to be indemnified, the parties who are to determine whether the standard has been met and the types of expenditures which will be indemnified. The Code further provides that a corporation may purchase indemnification insurance, with such insurance providing indemnification for the officers or directors whether or not the corporation would have the power to indemnify them against such liability under the provisions of the Code.

      The Registrant's Restated Certificate of Incorporation provides that the Registrant may indemnify all persons whom it may indemnify pursuant to the Code to the full extent permitted by Section 145. In addition, the Registrant's Restated Certificate of Incorporation provides, as permitted by the Code, that directors shall not be personally liable for monetary damages for breach of fiduciary duty as a director, except (i) for breaches of their duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) under Section 174 of the Code, or (iv) for any transaction from which a director derived an improper personal benefit.

      The Registrant maintains liability insurance policies which indemnify the Registrant's directors and officers and the directors and officers of subsidiaries of the Registrant against loss arising from claims by reason of their legal liability for acts as such directors, officers or trustees, subject to limitations and conditions as set forth in the policies.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENTS INDEX.

      (a) Exhibits: Certain of the following exhibits are incorporated herein by reference under Rule 12b-32 of the Securities and Exchange Act of 1934, as amended. Certain other instruments which would otherwise be required to be listed below have not been so listed because such instruments do not authorize securities in an amount which exceeds 10% of the total assets of the applicable registrant and its subsidiaries on a consolidated basis and the relevant registrant agrees to furnish a copy of any such instrument to the Commission upon request.

Exhibits No.                        Description
------------                        -----------
1.1*              Purchase Agreement, dated as of October 15, 2004, among the
                  Company and the Initial Purchasers.

3.1               Restated Certificate of Incorporation of CITGO Petroleum
                  Corporation, incorporated by reference to Exhibit 3.1 to the Registration Statement on Form 10 of the Registrant (File No.
                  333-3226) filed with the SEC on April 4, 1996.

3.2 Bylaws of CITGO Petroleum Corporation, incorporated by reference to Exhibit 3.1(i) to the Registrant's Form 10-K
                  (File No. 1-14380) filed with the SEC on March 24, 2003.

4.1*              Indenture dated October 22, 2004 between CITGO Petroleum
                  Corporation and J.P. Morgan Trust Company, National
                  Association.

4.2*              Registration Rights Agreement dated October 22, 2004 among
                  CITGO and the representatives of the Initial Purchasers.

4.3* Form of Exchange Note (attached as Exhibit II to the Indenture filed as Exhibit 4.1 hereto).

5.1*              Opinion of Sidley Austin Brown & Wood LLP.

8.1*              Opinion of Sidley Austin Brown & Wood LLP.

10.1              Crude Supply Agreement between CITGO Petroleum Corporation and
                  Petroleos de Venezuela, S.A., dated as of September 30, 1986
                  (incorporated by reference to PDV America, Inc.'s Registration
                  Statement on Form F-1, File No. 33-63742, Exhibit 10.1 filed with the Commission on June 2, 1993).

10.2              Supplemental Crude Supply Agreement dated as of September 30,
                  1986 between CITGO Petroleum Corporation and Petroleos de
                  Venezuela, S.A (incorporated by reference to PDV America,
                  Inc.'s Registration Statement on Form F-1, File No. 33-63742,
                  Exhibit 10.2 filed with the Commission on June 2, 1993).

10.3              Crude Oil and Feedstock Supply Agreement dated as of March 31,
                  1987 between Champlin Refining Company and Petroleos de
                  Venezuela, S.A (incorporated by reference to PDV America,
                  Inc.'s Registration Statement on Form F-1, File No. 33-63742,
                  Exhibit 10.3 filed with the Commission on June 2, 1993).

10.4 Supplemental Crude Oil and Feedstock Supply Agreement dated as of March 31, 1987 between Champlin Refining Company and
                  Petroleos de Venezuela, S.A. (incorporated by reference to PDV
                  America, Inc.'s Registration Statement on Form F-1, File No.
                  33-63742, Exhibit 10.4 filed with the Commission on June 2,
                  1993).

10.5 Contract for the Purchase/Sale of Boscan Crude Oil dated as of June 2, 1993 between Tradecal, S.A. and CITGO Asphalt Refining
                  Company (incorporated by reference to PDV America, Inc.'s
                  Registration Statement on Form F-1, File No. 33-63742, Exhibit
                  10.1 filed with the Commission on June 2, 1993).

10.6              Restated Contract for the Purchase/Sale of Heavy/Extra Heavy
                  Crude Oil dated December 28, 1990 among Maraven, S.A.,
                  Lagoven, S.A. and Seaview Oil Company (incorporated by reference to PDV America, Inc.'s Registration Statement on
                  Form F-1, File No. 33-63742, Exhibit 10.6 filed with the
                  Commission on June 2, 1993).

10.7              Sublease Agreement dated as of March 31, 1987 between Champlin
                  Petroleum Company, Sublessor, and Champlin Refining Company,
                  Sublessee (incorporated by reference to PDV America, Inc.'s
                  Registration Statement on Form F-1, File No. 33-63742, Exhibit
                  10.7 filed with the Commission on June 2, 1993).

10.8              Amended and Restated Limited Liability Company Regulations of
                  LYONDELL-CITGO Refining Company, Ltd., dated July 1, 1993
                  (incorporated by reference to PDV America, Inc.'s Registration
                  Statement on Form F-1, File No. 33-63742, Exhibit 10.9 filed with the Commission on June 2, 1993).

10.9 Contribution Agreement among Lyondell Petrochemical Company and LYONDELL-CITGO Refining Company, Ltd. and Petroleos de
                  Venezuela, S.A (incorporated by reference to PDV America,
                  Inc.'s Registration Statement on Form F-1, File No. 33-63742,
                  Exhibit 10.10 filed with the Commission on June 2, 1993).

10.10             Crude Oil Supply Agreement between LYONDELL-CITGO Refining
                  Company, Ltd. and Lagoven, S.A. dated as of May 5, 1993
                  (incorporated by reference to PDV America, Inc.'s Registration
                  Statement on Form F-1, File No. 33-63742, Exhibit 10.11 filed with the Commission on June 2, 1993).

10.11             Supplemental Supply Agreement dated as of May 5, 1993 between
                  LYONDELL-CITGO Refining Company, Ltd. and Petroleos de
                  Venezuela, S.A (incorporated by reference to PDV America,
                  Inc.'s Registration Statement on Form F-1, File No. 33-63742,
                  Exhibit 10.12 filed with the Commission on June 2, 1993).

10.12             Tax Allocation Agreement dated as of June 24, 1993 among PDV
                  America, Inc., VPHI Midwest, Inc., CITGO Petroleum Corporation and PDV USA, Inc., as amended (incorporated by reference to PDV America, Inc.'s Registration Statement on Form F-1, File
                  No. 33-63742, Exhibit 10.13 filed with the Commission on June
                  2, 1993).

10.13             Second Amendment to the Tax Allocation Agreement among PDV
                  America, Inc., VPHI Midwest, Inc., CITGO Petroleum Corporation and PDV USA, Inc., dated as of January 1, 1997 (incorporated by reference to Registrant's 2001 Form 10-K, File No. 1-14380,
                  Exhibit 10.13(i) filed with the Commission on March 28, 2002).

10.14             Master Shelf Agreement (1994) by and between Prudential
                  Insurance Company of America and CITGO Petroleum Corporation
                  ($100,000,000), dated March 4, 1994 (incorporated by reference to the Registrant's Registration Statement on Form 10, File
                  No. 333-3226, Exhibit 10.16 filed with the Commission on April
                  4, 1996).

10.15             Letter Agreement by and between the Company and Prudential
                  Insurance Company of America, dated March 4, 1994
                  (incorporated by reference to the Registrant's Registration
                  Statement on Form 10, File No. 333-3226, Exhibit 10.17(i) filed with the Commission on April 4, 1996).

10.16             Letter Amendment No. 1 to Master Shelf Agreement with
                  Prudential Insurance Company of America, dated November 14,
                  1994 (incorporated by reference to the Registrant's
                  Registration Statement on Form 10, File No. 333-3226, Exhibit
                  10.17(ii) filed with the Commission on April 4, 1996).

10.17 CITGO Senior Debt Securities (1991) Agreement (incorporated by reference to PDV America, Inc.'s Registration Statement on
                  Form F-1, File No. 33-63742, Exhibit 10.18 filed with the
                  Commission on June 2, 1993).

10.18             Selling Agency Agreement dated as of October 28, 1997 among
                  CITGO Petroleum Corporation, Salomon Brothers Inc. and Chase
                  Securities Inc. (incorporated by reference to Registrant's
                  Report on Form 8-K, Exhibit 99.1 filed with the Commission on
                  November 18, 1997).

10.19 Limited Partnership Agreement of LYONDELL-CITGO Refining LP, dated December 31, 1998 (incorporated by reference to the Registrant's 1998 Form 10-K, File No. 1-14380, Exhibit 10.24 filed with the Commission on March 17, 1999).

10.20             $260,000,000 Three-Year Credit Agreement dated as of December
                  11, 2002 among CITGO Petroleum Corporation, Bank of America,
                  N.A., as Administrative Agent, JP Morgan Chase Bank, as
                  Syndication Agent, Societe Generale, as Documentation Agent and the other lenders party thereto (incorporated by reference to the Registrant's 2002 Form 10-K, File No. 1-14380, Exhibit
                  10.22 filed with the Commission on March 24, 2003).

10.21             First Amendment to Three-Year Credit Agreement entered into
                  January 29, 2003, but effective as of December 11, 2002, among
                  CITGO Petroleum Corporation, Bank of America, N.A., as
                  Administrative Agent and the other lenders party thereto
                  (incorporated by reference to the Registrant's 2002 Form 10-K,
                  File No. 1-14380, Exhibit 10.23 filed with the Commission on
                  March 24, 2003).

10.22 Purchase and Sale Agreement dated as of February 28, 2003 between CITGO Petroleum Corporation and CITGO Funding Company,
                  L.L.C. (incorporated by reference to the Registrant's 2003
                  Form 10-K, File No. 1-14380, Exhibit 10.23 filed with the
                  Commission on March 30, 2004).

10.23             Amendment No. 1 dated as of November 26, 2003 to Purchase and
                  Sale Agreement dated as of February 28, 2003 (incorporated by reference to the Registrant's 2003 Form 10-K, File No.
                  1-14380, Exhibit 10.24 filed with the Commission on March 30,
                  2004).

10.24 Receivables Purchase Agreement dated as of February 28, 2003 among CITGO Funding Company, L.L.C., CITGO Petroleum
                  Corporation, Asset One Securitization, LLC and Societe
                  Generale (incorporated by reference to the Registrant's 2003
                  Form 10-K, File No. 1-14380, Exhibit 10.25 filed with the
                  Commission on March 30, 2004).

10.25             Amendment No. 1 dated as of November 26, 2003 to Receivables
                  Purchase Agreement dated as of February 28, 2003 (incorporated by reference to the Registrant's 2003 Form 10-K, File No.
                  1-14380, Exhibit 10.26 filed with the Commission on March 30,
                  2004).

12.1 Statement regarding computation of ratio of earnings to fixed charges (incorporated by reference to the Registrant's 2003
                  Form 10-K, File No. 1-14380, Exhibit 12.1 filed with the
                  Commission on March 30, 2004).

16.1 Letter regarding change in certifying accountant (incorporated by reference to the Registrant's June 25, 2003 Form 8-K, File
                  No. 1-14380, Exhibit 16 filed with the Commission on June 30,
                  2003).

21.1 Subsidiaries of the Registrant (incorporated by reference to the Registrant's 2003 Form 10-K, File No. 1-14380, Exhibit
                  12.1 filed with the Commission on March 30, 2004).

23.1*             Consent of KPMG LLP.

23.2*             Consent of Deloitte & Touche LLP.

23.3*             Consent of PricewaterhouseCoopers LLP.

24.1*             Power of Attorney.

25.1*             Statement regarding eligibility of Trustee on Form T-1 of J.P.
                  Morgan Trust Company, National Association.

99.1*             Form of Letter of Transmittal.

99.2*             Form of Notice of Guaranteed Delivery.

99.3*             Form of our Client's Letter.

99.4*             Form of Letter to Brokers, Dealers, Commercial Banks, Trust
                  Companies and Other Nominees.

--------
* Filed herewith.

(b) Financial Schedules:

         None

ITEM 22. UNDERTAKINGS.

      The undersigned Registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

            (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

            (4) That insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Houston, State of Texas, on the 17th day of January, 2005.

                                                 CITGO PETROLEUM CORPORATION

                                                 By:       /s/ Larry E. Krieg
                                                          ----------------------
                                                 Name:    Larry E. Krieg
                                                 Title:   Vice President Finance

                                POWER OF ATTORNEY

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

     Signature                                     Title                                       Date
--------------------------          ------------------------------------        ---------------------------
           *                        President, Chief Executive Officer and      January 17, 2005
--------------------------          Director (principal executive officer)
      Luis E. Marin

           *                        Vice President Finance                      January 17, 2005
--------------------------          (principal financial officer)
    Larry E. Krieg

           *                        Controller (principal accounting            January 17, 2005
--------------------------          officer)
     Paul Largess

          *                         Director and Chairman                       January 17, 2005
--------------------------
     Ivan Hernandez

          *                         Director                                    January 17, 2005
--------------------------
    Asdrubal Chavez

          *                         Director                                    January 17, 2005
--------------------------
    Jesus Luongo

          *                         Director                                    January 17, 2005
--------------------------
    Nelson Martinez

          *                         Director                                    January 17, 2005
--------------------------
     Luis Vierma


*By:  /s/ Larry E. Krieg
      ----------------------
      Larry E. Krieg
      Pursuant to power of attorney
      dated January 14, 2005

                                INDEX TO EXHIBITS

Exhibits No.                        Description
------------                        -----------
1.1*              Purchase Agreement, dated as of October 15, 2004, among the
                  Company and the Initial Purchasers.

3.1               Restated Certificate of Incorporation of CITGO Petroleum
                  Corporation, incorporated by reference to Exhibit 3.1 to the Registration Statement on Form 10 of the Registrant (File No.
                  333-3226) filed with the SEC on April 4, 1996.

3.2 Bylaws of CITGO Petroleum Corporation, incorporated by reference to Exhibit 3.1(i) to the Registrant's Form 10-K
                  (File No. 1-14380) filed with the SEC on March 24, 2003.

4.1*              Indenture dated October 22, 2004 between CITGO Petroleum
                  Corporation and J.P. Morgan Trust Company, National
                  Association.

4.2*              Registration Rights Agreement dated October 22, 2004 among
                  CITGO and the representatives of the Initial Purchasers.

4.3* Form of Exchange Note (attached as Exhibit II to the Indenture filed as Exhibit 4.1 hereto).

5.1*              Opinion of Sidley Austin Brown & Wood LLP.

8.1*              Opinion of Sidley Austin Brown & Wood LLP.

10.1              Crude Supply Agreement between CITGO Petroleum Corporation and
                  Petroleos de Venezuela, S.A., dated as of September 30, 1986
                  (incorporated by reference to PDV America, Inc.'s Registration
                  Statement on Form F-1, File No. 33-63742, Exhibit 10.1 filed with the Commission on June 2, 1993).

10.2              Supplemental Crude Supply Agreement dated as of September 30,
                  1986 between CITGO Petroleum Corporation and Petroleos de
                  Venezuela, S.A (incorporated by reference to PDV America,
                  Inc.'s Registration Statement on Form F-1, File No. 33-63742,
                  Exhibit 10.2 filed with the Commission on June 2, 1993).

10.3              Crude Oil and Feedstock Supply Agreement dated as of March 31,
                  1987 between Champlin Refining Company and Petroleos de
                  Venezuela, S.A (incorporated by reference to PDV America,
                  Inc.'s Registration Statement on Form F-1, File No. 33-63742,
                  Exhibit 10.3 filed with the Commission on June 2, 1993).

10.4 Supplemental Crude Oil and Feedstock Supply Agreement dated as of March 31, 1987 between Champlin Refining Company and
                  Petroleos de Venezuela, S.A. (incorporated by reference to PDV
                  America, Inc.'s Registration Statement on Form F-1, File No.
                  33-63742, Exhibit 10.4 filed with the Commission on June 2,
                  1993).

10.5 Contract for the Purchase/Sale of Boscan Crude Oil dated as of June 2, 1993 between Tradecal, S.A. and CITGO Asphalt Refining
                  Company (incorporated by reference to PDV America, Inc.'s
                  Registration Statement on Form F-1, File No. 33-63742, Exhibit
                  10.1 filed with the Commission on June 2, 1993).

10.6              Restated Contract for the Purchase/Sale of Heavy/Extra Heavy
                  Crude Oil dated December 28, 1990 among Maraven, S.A.,
                  Lagoven, S.A. and Seaview Oil Company (incorporated by reference to PDV America, Inc.'s Registration Statement on
                  Form F-1, File No. 33-63742, Exhibit 10.6 filed with the
                  Commission on June 2, 1993).

10.7              Sublease Agreement dated as of March 31, 1987 between Champlin
                  Petroleum Company, Sublessor, and Champlin Refining Company,
                  Sublessee (incorporated by reference to PDV America, Inc.'s
                  Registration Statement on Form F-1, File No. 33-63742, Exhibit
                  10.7 filed with the Commission on June 2, 1993).

10.8              Amended and Restated Limited Liability Company Regulations of
                  LYONDELL-CITGO Refining Company, Ltd., dated July 1, 1993
                  (incorporated by reference to PDV America, Inc.'s Registration
                  Statement on Form F-1, File No. 33-63742, Exhibit 10.9 filed with the Commission on June 2, 1993).

10.9 Contribution Agreement among Lyondell Petrochemical Company and LYONDELL-CITGO Refining Company, Ltd. and Petroleos de
                  Venezuela, S.A (incorporated by reference to PDV America,
                  Inc.'s Registration Statement on Form F-1, File No. 33-63742,
                  Exhibit 10.10 filed with the Commission on June 2, 1993).

10.10             Crude Oil Supply Agreement between LYONDELL-CITGO Refining
                  Company, Ltd. and Lagoven, S.A. dated as of May 5, 1993
                  (incorporated by reference to PDV America, Inc.'s Registration
                  Statement on Form F-1, File No. 33-63742, Exhibit 10.11 filed with the Commission on June 2, 1993).

10.11             Supplemental Supply Agreement dated as of May 5, 1993 between
                  LYONDELL-CITGO Refining Company, Ltd. and Petroleos de
                  Venezuela, S.A (incorporated by reference to PDV America,
                  Inc.'s Registration Statement on Form F-1, File No. 33-63742,
                  Exhibit 10.12 filed with the Commission on June 2, 1993).

10.12             Tax Allocation Agreement dated as of June 24, 1993 among PDV
                  America, Inc., VPHI Midwest, Inc., CITGO Petroleum Corporation and PDV USA, Inc., as amended (incorporated by reference to PDV America, Inc.'s Registration Statement on Form F-1, File
                  No. 33-63742, Exhibit 10.13 filed with the Commission on June
                  2, 1993).

10.13             Second Amendment to the Tax Allocation Agreement among PDV
                  America, Inc., VPHI Midwest, Inc., CITGO Petroleum Corporation and PDV USA, Inc., dated as of January 1, 1997 (incorporated by reference to Registrant's 2001 Form 10-K, File No. 1-14380,
                  Exhibit 10.13(i) filed with the Commission on March 28, 2002).

10.14             Master Shelf Agreement (1994) by and between Prudential
                  Insurance Company of America and CITGO Petroleum Corporation
                  ($100,000,000), dated March 4, 1994 (incorporated by reference to the Registrant's Registration Statement on Form 10, File
                  No. 333-3226, Exhibit 10.16 filed with the Commission on April
                  4, 1996).

10.15             Letter Agreement by and between the Company and Prudential
                  Insurance Company of America, dated March 4, 1994
                  (incorporated by reference to the Registrant's Registration
                  Statement on Form 10, File No. 333-3226, Exhibit 10.17(i) filed with the Commission on April 4, 1996).

10.16             Letter Amendment No. 1 to Master Shelf Agreement with
                  Prudential Insurance Company of America, dated November 14,
                  1994 (incorporated by reference to the Registrant's
                  Registration Statement on Form 10, File No. 333-3226, Exhibit
                  10.17(ii) filed with the Commission on April 4, 1996).

10.17 CITGO Senior Debt Securities (1991) Agreement (incorporated by reference to PDV America, Inc.'s Registration Statement on
                  Form F-1, File No. 33-63742, Exhibit 10.18 filed with the
                  Commission on June 2, 1993).

10.18             Selling Agency Agreement dated as of October 28, 1997 among
                  CITGO Petroleum Corporation, Salomon Brothers Inc. and Chase
                  Securities Inc. (incorporated by reference to Registrant's
                  Report on Form 8-K, Exhibit 99.1 filed with the Commission on
                  November 18, 1997).

10.19 Limited Partnership Agreement of LYONDELL-CITGO Refining LP, dated December 31, 1998 (incorporated by reference to the Registrant's 1998 Form 10-K, File No. 1-14380, Exhibit 10.24 filed with the Commission on March 17, 1999).

10.20             $260,000,000 Three-Year Credit Agreement dated as of December
                  11, 2002 among CITGO Petroleum Corporation, Bank of America,
                  N.A., as Administrative Agent, JP Morgan Chase Bank, as
                  Syndication Agent, Societe Generale, as Documentation Agent and the other lenders party thereto (incorporated by reference to the Registrant's 2002 Form 10-K, File No. 1-14380, Exhibit
                  10.22 filed with the Commission on March 24, 2003).

10.21             First Amendment to Three-Year Credit Agreement entered into
                  January 29, 2003, but effective as of December 11, 2002, among
                  CITGO Petroleum Corporation, Bank of America, N.A., as
                  Administrative Agent and the other lenders party thereto
                  (incorporated by reference to the Registrant's 2002 Form 10-K,
                  File No. 1-14380, Exhibit 10.23 filed with the Commission on
                  March 24, 2003).

10.22 Purchase and Sale Agreement dated as of February 28, 2003 between CITGO Petroleum Corporation and CITGO Funding Company,
                  L.L.C. (incorporated by reference to the Registrant's 2003
                  Form 10-K, File No. 1-14380, Exhibit 10.23 filed with the
                  Commission on March 30, 2004).

10.23             Amendment No. 1 dated as of November 26, 2003 to Purchase and
                  Sale Agreement dated as of February 28, 2003 (incorporated by reference to the Registrant's 2003 Form 10-K, File No.
                  1-14380, Exhibit 10.24 filed with the Commission on March 30,
                  2004).

10.24 Receivables Purchase Agreement dated as of February 28, 2003 among CITGO Funding Company, L.L.C., CITGO Petroleum
                  Corporation, Asset One Securitization, LLC and Societe
                  Generale (incorporated by reference to the Registrant's 2003
                  Form 10-K, File No. 1-14380, Exhibit 10.25 filed with the
                  Commission on March 30, 2004).

10.25             Amendment No. 1 dated as of November 26, 2003 to Receivables
                  Purchase Agreement dated as of February 28, 2003 (incorporated by reference to the Registrant's 2003 Form 10-K, File No.
                  1-14380, Exhibit 10.26 filed with the Commission on March 30,
                  2004).

12.1 Statement regarding computation of ratio of earnings to fixed charges (incorporated by reference to the Registrant's 2003
                  Form 10-K, File No. 1-14380, Exhibit 12.1 filed with the
                  Commission on March 30, 2004).

16.1 Letter regarding change in certifying accountant (incorporated by reference to the Registrant's June 25, 2003 Form 8-K, File
                  No. 1-14380, Exhibit 16 filed with the Commission on June 30,
                  2003).

21.1*             Subsidiaries of the Registrant.

23.1*             Consent of KPMG LLP.

23.2*             Consent of Deloitte & Touche LLP.

23.3*             Consent of PricewaterhouseCoopers LLP.

24.1*             Power of Attorney.

25.1*             Statement regarding eligibility of Trustee on Form T-1 of J.P.
                  Morgan Trust Company, National Association.

99.1*             Form of Letter of Transmittal.

99.2*             Form of Notice of Guaranteed Delivery.

99.3*             Form of our Client's Letter.

99.4*             Form of Letter to Brokers, Dealers, Commercial Banks, Trust
                  Companies and Other Nominees.

--------
* Filed herewith.

                                     II - 3